As filed with the Securities and Exchange Commission on April 5, 1999
                                                         Registration No.  333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                             -----------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                                EXXON CORPORATION
             (Exact name of Registrant as specified in its charter)

   New Jersey                         2911                      13-5409005
(State or Other            (Primary Standard Industrial      (I.R.S. Employer
Jurisdiction of            Classification Code Number)    Identification Number)
Incorporation or
 Organization)

                           5959 Las Colinas Boulevard
                            Irving, Texas 75039-2298
                                 (972) 444-1000
    (Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                             -----------------------

                               Charles W. Matthews
                                Exxon Corporation
                           5959 Las Colinas Boulevard
                            Irving, Texas 75039-2298
                                 (972) 444-1000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                             -----------------------

                                   copies to:

   George R. Bason, Jr.        Samuel H. Gillespie III                   Roger S. Aaron
  Davis Polk & Wardwell           Mobil Corporation         Skadden, Arps, Slate, Meagher & Flom LLP
   450 Lexington Avenue           3225 Gallows Road                     919 Third Avenue
 New York, New York 10017    Fairfax, Virginia 22037-0001              New York, NY 10022
      (212) 450-4000                (703) 846-3000                       (212) 735-3000

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of a wholly-owned subsidiary of the Registrant with and into Mobil Corporation as described in the Agreement and Plan of Merger dated as of December 1, 1998.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. []

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

                             -----------------------

                         CALCULATION OF REGISTRATION FEE

                                                            Proposed Maximum     Proposed Maximum       Amount of
   Title of each Class of                  Amount to be    Offering Price Per   Aggregate Offering     Registration
Securities to be Registered                 Registered            Unit               Price (2)            Fee(3)
---------------------------                -----------     ------------------   ------------------     ------------

Common Stock, without par value..........     (1)                N/A             $72,757,343,750      $20,226,541.56

----------
(1) The maximum number of shares of Exxon common stock issuable in connection with the merger in exchange for shares of Mobil common stock, based on (i) the maximum number of shares of Mobil common stock exchangeable in the merger (833,000,000 shares) and (ii) the exchange ratio applicable in the merger (1.32015 shares of Exxon common stock for each share of Mobil common stock).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the market value of the Mobil shares to be received by Exxon in the merger, as established by the average of the high and low sales prices of Mobil common stock on April 1, 1999 on the consolidated tape, which was $87.34375.

(3) This fee has been calculated pursuant to Section 6(b) of the Securities Act, as .0278 of one percent of $72,757,343,750. In accordance with Rule 457 under the Securities Act, the fee of $14,003,550 paid by the Registrant and Mobil pursuant to Rule 14a-6(i)(1) under the Securities Exchange Act upon the filing of their preliminary proxy material relating to the merger has been credited against the registration fee payable in connection with this filing. The balance of the fee payable with this filing is therefore $6,222,991.56.

                             -----------------------


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                EXXON CORPORATION
                              CROSS REFERENCE SHEET

                      ITEM NUMBER                                          LOCATION IN JOINT PROXY
                      IN FORM S-4                                           STATEMENT/PROSPECTUS
-------------------------------------------------------------------------------------------------------------------

A.   INFORMATION ABOUT THE
     TRANSACTION

1.   Forepart of Registration Statement
     and Outside Front Cover Page of Prospectus......     Facing Page of the Registration Statement; Outside Front
                                                          Cover Page of Joint Proxy Statement/Prospectus

2.   Inside Front and Outside Back Cover Pages
     of Prospectus...................................     Where You Can Find More Information; Table of Contents;
                                                          Comparative Per Share Data; Where You Can Find More
                                                          Information

3.   Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information...................     Outside Front Cover Page of Prospectus; Summary;
                                                          Interests of Certain Persons in the Merger; Selected
                                                          Historical Financial Data; Selected Historical and Pro
                                                          Forma Financial Data; The Merger Transaction;
                                                          Comparative Per Share Market Price and Dividend
                                                          Information; Chapter Two - Information About the
                                                          Meetings and Voting

4.   Terms of the Transaction........................     Outside Front Cover Page of Prospectus; Summary; The
                                                          Merger Transaction; Opinions of Financial Advisors; The
                                                          Merger Agreement; Chapter Two - Information About the
                                                          Meetings and Voting; Chapter Three - Certain Legal
                                                          Information.

5.   Pro Forma Financial Information.................     Unaudited Pro Forma Condensed Combined Financial
                                                          Statements; Notes to Unaudited Pro Forma Condensed
                                                          Combined Financial Statements.

6.   Material Contacts with the Company Being
     Acquired........................................     Summary; The Merger Transaction; The Merger
                                                          Agreement.

7.   Additional Information Required for
     Reoffering by Persons and Parties Deemed
     to be Underwriters..............................     *

8.   Interests of Named Experts and Counsel..........     *

9.   Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities.....................................     *




B.   INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3 Registrants.....     *

11.  Incorporation of Certain Information by

     Reference.......................................     Where You Can Find More Information

12.  Information with Respect to S-2 and S-3
     Registrants.....................................     Summary; The Merger Transaction; Where You Can Find
                                                          More Information

13.  Incorporation of Certain Information by
     Reference.......................................     *

14.  Information with Respect to Registrants
     Other Than S-3 or S-2 Registrants...............     *

C.   INFORMATION ABOUT THE COMPANY
     BEING ACQUIRED

15.  Information with Respect to S-3
     Companies.......................................     *

16. Information with Respect to S-2 or S-3
    Companies........................................     Summary; The Merger Transaction; Where You Can Find
                                                          More Information

17.  Information with Respect to Companies
     Other Than S-2 or S-3 Companies.................     *

D.   VOTING AND MANAGEMENT
     INFORMATION

18.  Information if Proxies, Consents or
     Authorizations are to be Solicited..............     Outside Front Cover Page of Joint Proxy
                                                          Statement/Prospectus; Summary; Interests of Certain
                                                          Persons in the Merger; The Merger Agreement; The Stock
                                                          Option Agreement; Chapter Two - Information About the
                                                          Meetings and Voting; Chapter Three - Certain Legal
                                                          Information;  Where You Can Find More Information

19.  Information if Proxies, Consents or
     Authorizations are not to be Solicited
     or in an Exchange Offer.........................     *

-------------------
*    Omitted because the Item is inapplicable or the answer is negative.

      [PRELIMINARY DRAFT DATED APRIL 5, 1999, SUBJECT TO COMPLETION]

EXXON logo                                                          Mobil logo

              MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of Exxon Corporation and Mobil Corporation have approved a merger agreement which provides for the combination of the two companies. We believe the combined company will be able to create substantially more shareholder value than could be achieved by the companies individually.

Our combined company would be named Exxon Mobil Corporation, with its headquarters in Irving, Texas. Sometimes in this booklet we will refer to the combined company as "Exxon Mobil".

If the merger is completed, holders of Mobil common stock will receive, for each Mobil share, 1.32015 shares of Exxon Mobil common stock, and each share of Mobil ESOP preferred stock will be converted into an equivalent share of a newly created class of Exxon Mobil preferred stock. Exxon shareholders will continue to own their existing shares after the merger. Sometimes in this booklet we refer to Exxon stock after the closing of the merger as "Exxon Mobil stock".

Exxon Mobil will issue approximately 1.03 billion shares of Exxon Mobil common stock to Mobil shareholders in the merger, based on outstanding shares on March 1, 1999. These shares will represent approximately 30% of the outstanding Exxon Mobil common stock after the merger. Exxon shares held by Exxon shareholders before the merger will represent approximately 70% of the outstanding Exxon Mobil shares after the merger.

We are asking shareholders of Exxon to approve the merger and related matters and to vote on the election of Exxon directors and other Exxon annual meeting matters described in this booklet.

We are asking shareholders of Mobil to approve the merger agreement and the merger and to vote on the election of Mobil directors and other Mobil annual meeting matters described in this booklet. If the merger is completed, these Mobil annual meeting matters will, as a result, be superseded.

We cannot complete the merger unless shareholders of both companies approve it. Approval of the other annual meeting matters is not a condition of the merger.

The dates, times and places of the meetings are:

   For Exxon shareholders:

       Thursday, May 27, 1999
       10:00 a.m., Central Time
       Trinity Conference Center
       Wyndham Anatole Hotel
       2201 Stemmons Freeway
       Dallas, Texas

   For Mobil shareholders:

       Thursday, May 27, 1999
       10:00 a.m., Central Time
       Regency Ballroom of the Fairmont Hotel
       1717 North Akard Street
       Dallas, Texas


/s/ Lee R. Raymond         /s/ Lucio A. Noto

Lee R. Raymond             Lucio A. Noto
 Chairman of the Board       Chairman of the Board and Chief Executive Officer
 Exxon Corporation           Mobil Corporation

------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulators have approved the Exxon Mobil stock to be issued under this
Joint Proxy Statement/Prospectus or determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
------------------------------------------------------------------------------

Joint Proxy Statement/Prospectus dated _____ __, 1999, and first mailed to shareholders on April 9, 1999.

[Note: Page for Exxon Booklet only.]

                                                                    EXXON logo

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF EXXON CORPORATION

Time:
   10:00 a.m., Central Time

Date:
   May 27, 1999

Place:
   Trinity Conference Center
   Wyndham Anatole Hotel
   2201 Stemmons Freeway
   Dallas, Texas

Purpose:
      o Vote on the proposed merger of Exxon and Mobil and related matters
      o Elect directors
      o Ratify appointment of independent accountants
      o Vote on four shareholder proposals
      o Conduct other business if properly raised

      Only shareholders of record on March 29, 1999 may vote at the meeting. Only shareholders or their proxy holders and Exxon guests may attend the meeting.

      Your vote is important. Please complete, sign, date and return your proxy card in the enclosed envelope promptly, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or using the internet as described in the instructions included with your proxy card.



/s/ T.P. Townsend
T.P. Townsend
Secretary

April 9, 1999

[Note: Page for Mobil Booklet only.]

                                                                    Mobil logo

NOTICE OF ANNUAL MEETING
TO BE HELD ON MAY 27, 1999


To the Shareholders of Mobil Corporation:

The annual meeting of shareholders of Mobil Corporation will be held on Thursday, May 27, 1999, at 10:00 a.m., at the Regency Ballroom of the Fairmont Hotel, 1717 North Akard Street, Dallas, Texas, for the following purposes:

   1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 1, 1998, among Mobil, Exxon Corporation and a subsidiary of Exxon, and the merger, as described in the attached joint proxy statement/prospectus;

   2. To elect four members to the Board of Directors of Mobil;

   3. To approve and ratify the appointment of Ernst & Young LLP as Mobil's independent auditors for 1999;

   4. To vote upon two shareholder proposals; and

   5. To transact such other business as may properly come before the meeting or any adjournment or postponement.

Holders of record of Mobil common stock and of Mobil ESOP preferred stock at the close of business on March 29, 1999, will be entitled to vote at the Mobil meeting or any adjournment or postponement. A list of shareholders entitled to vote will be kept at Mobil Place at 3000 Pegasus Park Drive, Dallas, Texas 75247, for ten days before the meeting.

If you attend the meeting, you must register before entering. We will give priority seating to shareholders of record, beneficial owners who have evidence of ownership, or their authorized representatives, and guests of management. You may bring one guest.

Please do not send any certificates for your stock at this time.


/s/ Carole J. Yaley
Carole J. Yaley
Secretary

April 9, 1999

Your vote is important. Whether or not you plan to attend the Mobil meeting, please complete, date and return your proxy card in the enclosed envelope promptly or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or using the internet by following the instructions included with your proxy card.

                             TABLE OF CONTENTS

CHAPTER ONE - THE MERGER

 QUESTIONS AND ANSWERS ABOUT THE
   MERGER.............................................................I-1

 SUMMARY..............................................................I-2
   The Companies......................................................I-2
   Reasons for the Merger.............................................I-2
   Merger Recommendations to Shareholders.............................I-2
   The Merger.........................................................I-2
   Other Exxon Annual Meeting Matters.................................I-6
   Other Mobil Annual Meeting Matters.................................I-6

 SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA.....................I-7

 SELECTED HISTORICAL FINANCIAL DATA...................................I-8
   Selected Historical Financial Data of Exxon........................I-8
   Selected Historical Financial Data of Mobil........................I-9
   Selected Unaudited Pro Forma Combined Financial
      Data...........................................................I-10
   Comparative Per Share Data........................................I-11

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
   STATEMENTS........................................................I-12

 YEAR 2000 ISSUE.....................................................I-13

 THE MERGER TRANSACTION..............................................I-14
   General...........................................................I-14
   Background of the Merger..........................................I-14
   Our Reasons for the Merger........................................I-19
   Exxon Mobil's Senior Management Team..............................I-22
   Factors Considered by, and Recommendation of,
     the Exxon Board.................................................I-22
   Factors Considered by, and Recommendation of, the Mobil
      Board..........................................................I-24
   Accounting Treatment..............................................I-26
   Material Federal Income Tax Consequences of the
      Merger.........................................................I-27
   Regulatory Matters................................................I-28
   Appraisal Rights..................................................I-29
   Federal Securities Laws Consequences; Stock Transfer Restriction
      Agreements.....................................................I-29

 COMPARATIVE PER SHARE MARKET PRICE
   AND DIVIDEND INFORMATION..........................................I-30
   Effect of Merger on Mobil Dividend Reinvestment Plan..............I-31
 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
   STATEMENTS........................................................I-32

 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
   STATEMENTS........................................................I-37

  OPINIONS OF FINANCIAL ADVISORS.....................................I-39
    Opinion of Exxon Financial Advisor...............................I-39
    Opinion of Mobil Financial Advisor...............................I-44

 INTERESTS OF CERTAIN PERSONS IN THE MERGER..........................I-49
   Board of Directors................................................I-49
   Indemnification; Directors' and
      Officers' Insurance............................................I-49
   Employee Severance Plan...........................................I-49
   Incentive Compensation and Stock
      Ownership Plans................................................I-51
   Management Retention Plan.........................................I-52
   Rabbi Trust.......................................................I-52
   Application of Past Practices.....................................I-52

 THE MERGER AGREEMENT................................................I-54
   Structure of the Merger...........................................I-54
   Timing of Closing.................................................I-54
   Merger Consideration..............................................I-54
   Treatment of Mobil Stock Options;
     Other Mobil Stock-Based Awards..................................I-54
   Exchange of Shares................................................I-54
   Exxon Mobil Board and Related Matters.............................I-55
   Certain Covenants.................................................I-55
   Representations and Warranties....................................I-58
   Conditions to the Completion of
     the Merger......................................................I-58
   Termination of the Merger
     Agreement.......................................................I-59
   Other Expenses....................................................I-60
   Amendments; Waivers...............................................I-61
   Stock Option Agreement............................................I-61

CHAPTER TWO- INFORMATION ABOUT THE MEETINGS AND VOTING

   Matters Relating to the Meetings..................................II-1
   Vote Necessary to Approve Exxon and
     Mobil Proposals.................................................II-4
     Proxies.........................................................II-5
     Other Business; Adjournments....................................II-7

CHAPTER THREE - CERTAIN LEGAL INFORMATION

 COMPARISON OF SHAREHOLDER RIGHTS...................................III-1
   Summary of Material Differences Between Current
     Rights of Mobil Shareholders and Rights Those
     Shareholders Will Have as Exxon Mobil Shareholders
     Following the Merger...........................................III-1

 DESCRIPTION OF EXXON CAPITAL STOCK.................................III-8
   Authorized Capital Stock.........................................III-8
   Exxon Common Stock...............................................III-8
   Exxon Preferred Stock............................................III-8
   Amendment of Exxon Charter......................................III-10
   Transfer Agent and Registrar....................................III-11
   Stock Exchange Listing; Delisting and
     Deregistration of Mobil Common Stock..........................III-11

 LEGAL MATTERS.....................................................III-11
 EXPERTS...........................................................III-11

CHAPTER FOUR - OTHER EXXON ANNUAL MEETING PROPOSALS

CHAPTER FIVE - OTHER MOBIL ANNUAL MEETING PROPOSALS

CHAPTER SIX - ADDITIONAL INFORMATION FOR SHAREHOLDERS

 FUTURE SHAREHOLDER PROPOSALS........................................VI-1

 WHERE YOU CAN FIND MORE INFORMATION.................................VI-1

ANNEXES
 Annex A..................Agreement and Plan of Merger
 Annex B..................Stock Option Agreement
 Annex C..................Opinion of J.P. Morgan Securities Inc.
 Annex D..................Opinion of Goldman, Sachs & Co.

                                   CHAPTER ONE
                                   THE MERGER

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: When and where are the shareholder meetings?

A: Each company's meeting will take place on May 27, 1999 in Dallas, Texas. The address of each meeting is on page II-1.

Q: What do I need to do now?

A: Just mail your signed proxy card in the enclosed return envelope or vote by telephone or the internet, as soon as possible, so that your shares may be represented at your meeting. In order to assure that your vote is obtained, please give your proxy as instructed on your proxy card even if you currently plan to attend a meeting in person. The Board of Directors of each of Exxon and Mobil recommends that its shareholders vote in favor of the merger.

Q: What do I do if I want to change my vote?

A: Just send in a later-dated, signed proxy card to your company's Secretary or vote again by telephone or the internet before your meeting. Or, you can attend your meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to your company's Secretary at the address under "The Companies" on page I-2.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or internet voting.

If you are an Exxon shareholder and do not give voting instructions to your broker, you will not be counted as voting for purposes of the merger vote unless you appear in person at the Exxon meeting.

If you are a Mobil shareholder and do not give voting instructions to your broker, you will, in effect, be voting against the merger unless you appear in person at the Mobil meeting and vote in favor of the merger.

Q: Should I send in my stock certificates now?

A: No. If the merger is completed, we will send Mobil shareholders written instructions for exchanging their share certificates. Exxon shareholders will keep their existing certificates.

Q: What happens to my future dividends?

A: We expect no changes in Exxon's or Mobil's dividend policies before the merger. We expect that Exxon Mobil will continue to pay quarterly dividends on Exxon Mobil common stock after the merger. The payment of dividends by Exxon Mobil in the future, however, will depend on business conditions, Exxon Mobil's financial condition and earnings, and other factors. To compare dividends paid by each of Exxon and Mobil, see page I-30.

Q: When do you expect the merger to be completed?

A: We are working towards completing the merger as quickly as possible. In addition to shareholder approvals, we must also obtain regulatory approvals. We hope to complete the merger by mid-year, 1999.

Q: Who do I call if I have questions about the meetings or the merger?

A: Exxon shareholders may call 1-800-628-8536.
   Mobil shareholders may call 1-800-300-3610.

Chapter One - The Merger


                                     SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read this document and the documents we have referred you to carefully. See "Where You Can Find More Information" on page VI-1.

The Companies

Exxon Corporation
5959 Las Colinas Boulevard
Irving, Texas 75039-2298
(972) 444-1000

Exxon's principal business is energy, involving exploration for, and production of, crude oil and natural gas, manufacturing of petroleum products and transportation and sale of crude oil, natural gas and petroleum products. Exxon is also a major manufacturer and marketer of petrochemicals, including olefins, aromatics, polyethylene and polypropylene plastics, and a wide array of specialty products. Exxon also engages in exploration for, and mining and sale of, coal, copper and other minerals, and has interests in electric power generation. Exxon affiliates support our businesses with extensive research programs.

Mobil Corporation
3225 Gallows Road
Fairfax, Virginia 22307-0001
(703) 846-3000

Mobil's principal business involves crude oil, natural gas and petroleum products. Mobil is also a manufacturer and marketer of petrochemicals, packaging films and specialty chemical products. Mobil operates a worldwide oil and gas exploration and producing business, a global marketing and refining complex, a network of pipelines and tankers linking these worldwide oil and gas businesses, a worldwide chemical business and a sophisticated research and engineering operation.

Reasons for the Merger

We believe the combined Exxon Mobil can be run more efficiently and can use its capital more profitably than either company on its own. As a result, we believe the merger will create substantial long-term value for the shareholders of both companies. Of course, these benefits depend on our ability to obtain the necessary approvals for the merger, to integrate the businesses of Exxon and Mobil successfully after the merger, and on other uncertainties described on page I-12.

To review the reasons for the merger in greater detail, see pages I-19 through I-26.

Merger Recommendations to Shareholders

To Exxon Shareholders:

The Exxon Board believes that the merger is fair to you and in your best interest and recommends that you vote FOR the merger, including the related issuance of common stock and the related amendments to Exxon's charter described on page III-10.

To Mobil Shareholders:

The Mobil Board believes that the merger is fair to you and in your best interest and recommends that you vote FOR the approval of the merger agreement and the merger.

The Merger

The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

What Mobil Shareholders Will Receive (see page I-54)

As a result of the merger, Mobil shareholders will receive, for each share of Mobil common stock, 1.32015 shares of Exxon Mobil common stock.

                                                      Chapter One - The Merger


Exxon Mobil will not issue any fractional shares. Mobil shareholders will receive a check in the amount of the proceeds from the sale of their fractional shares in the market.

Example:

  o   If you currently own 1,000 shares of
      Mobil common stock, then after the
      merger you will receive 1,320 shares
      of Exxon Mobil common stock and a
      check for the sale proceeds for .15 of
      one share of Exxon Mobil common
      stock, rounded to the nearest one cent.
      The value of the stock that you will
      receive will fluctuate as the price of
      Exxon Mobil common stock changes
      after the merger.

  o   On April 1, 1999 the last per share
      price of Exxon common stock on the
      Consolidated Tape was $70 1/8.
      Applying the 1.32015 exchange ratio
      to the Exxon last reported price on
      that date, each holder of Mobil
      common stock would be entitled to
      receive Exxon Mobil common stock
      with a market value of approximately
      $92.58 for each share of Mobil
      common stock.  However, the market
      prices for Mobil and Exxon common
      stock are likely to change between
      now and the merger.  You are urged
      to obtain current price quotes for
      Mobil and Exxon common stock.

Comparative Per Share Market Price Information

Exxon and Mobil common stock are both listed on the New York Stock Exchange. On November 25, 1998, the last full trading day before Exxon and Mobil issued a joint release confirming that they were in discussions concerning a possible combination, Exxon common stock closed at $72 11/16 and Mobil common stock closed at $78 3/8. On November 30, 1998, the last full trading day prior to the public announcement of the proposed merger, Exxon closed at $75 and Mobil closed at $86. On April 1, 1999, Exxon closed at $70 1/8 and Mobil closed at $87 3/8.

Listing of Exxon Mobil Common Stock

The shares of Exxon Mobil common stock will be listed on the New York Stock Exchange under the ticker symbol "XOM".

Ownership of Exxon Mobil After the Merger

Exxon Mobil will issue approximately 1.03 billion shares of Exxon Mobil common stock to Mobil shareholders in the merger. The shares of Exxon Mobil common stock to be issued to Mobil shareholders in the merger will represent approximately 30% of the outstanding Exxon Mobil common stock after the merger. This information is based on the number of Exxon and Mobil shares outstanding on March 1, 1999 and does not take into account stock options or other equity-based awards.

Shareholder Vote Required to Approve the Merger

For Exxon shareholders: Approval of the merger and related matters described on page I-14 requires a majority of the votes cast by holders of Exxon common stock and Exxon Class A preferred stock, voting as a single class.

For Mobil shareholders: Approval of the merger requires a majority of the total votes represented by the outstanding shares of Mobil common stock and Mobil ESOP preferred stock, voting as a single class.

Appraisal Rights (see page I-29)

The holders of Exxon and Mobil common stock do not have any right to an appraisal of the value of their shares in connection with the merger. We provide on page I-29 in the section captioned "The Merger Transaction--Appraisal Rights" information regarding the appraisal rights available in connection with the merger to the trustee of the Mobil ESOP, the sole record holder of Mobil ESOP preferred stock.

Board of Directors of Exxon Mobil and Related Matters After the Merger

Following the merger, the board of directors of Exxon Mobil will have 19 members, including the 13 current Exxon directors plus six directors designated by Mobil. These designees are named below (see page I-55). Mr. Lucio A. Noto, Chairman of Mobil, will become the Vice-Chairman of Exxon Mobil. In addition, one Mobil designee will be appointed to each of Exxon Mobil's Audit Committee and Compensation Committee. (see page I-55.)

Chapter One - The Merger


Interest of Officers and Directors in the Merger

When you consider the Mobil Board's recommendation that Mobil shareholders vote in favor of the merger, you should be aware that a number of Mobil officers and directors may have interests in the merger that may be different from, or in addition to, yours (see page I-49).

Accounting Treatment

We expect the merger to qualify as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. As described on page I-26, we have each received letters from our independent accounting firms concurring with our conclusions that the merger should be accounted for as a pooling of interests.

Material Federal Income Tax Consequences of the Merger (see page I-27)

The merger has been structured as a "tax-free reorganization" for federal income tax purposes. Accordingly, holders of Mobil common stock or Mobil ESOP preferred stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their Mobil stock for Exxon Mobil stock in the merger, except for any gain or loss recognized in connection with the receipt of cash instead of a fractional share of Exxon Mobil common stock. The companies themselves, as well as holders of Exxon stock, will not recognize gain or loss as a result of the merger. It is a condition to the obligations of Mobil and Exxon to complete the merger that each receive a legal opinion from its outside counsel that the merger will be a tax-free reorganization for federal income tax purposes.

The federal income tax consequences described above may not apply to some holders of Mobil stock, including some types of holders specifically referred to on page I-27. Your tax consequences will depend upon your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Conditions to the Completion of the Merger (see page I-58)

The completion of the merger depends upon meeting a number of conditions, including the following:

   o  approval of the shareholders of Exxon and Mobil;

   o expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Act;

   o  approval by the European Commission of the merger;

   o  absence of any law or court order prohibiting the merger;

   o receipt of letters from the independent public accountants of Exxon and Mobil reconfirming their concurrence that "pooling of interests" accounting treatment for the merger is appropriate;

   o receipt of opinions of Exxon's and Mobil's counsel that the merger will qualify as a tax-free reorganization;

   o absence of a material adverse effect on Exxon or Mobil during the period from December 1, 1998 until the closing of the merger; and

   o material accuracy as of closing of the representations and warranties made by the other party.

In addition, Exxon's obligation to complete the merger is subject to

 (1) there being no proceeding seeking to limit Exxon's ownership of Mobil or to compel divestiture of assets, in either case to an extent that could reasonably be expected to result in a substantial detriment to Exxon and Mobil taken as a whole; and

 (2) all regulatory approvals for the merger being obtained on terms that are not reasonably likely to result in such a substantial detriment.

                                                      Chapter One - The Merger


Regulatory Approvals

Pursuant to the Hart-Scott-Rodino Act, the merger cannot be completed until after we have given certain information and materials to the Federal Trade Commission and a required waiting period has expired or been terminated. The companies submitted pre-merger notification and report forms during the week of December 14, 1998. On January 15, 1999, the FTC issued a request for additional information and other materials to Exxon and Mobil. The merger may not be completed until 20 days after both parties have substantially complied with this request or unless the waiting period is terminated earlier. The FTC has the authority to challenge the merger on antitrust grounds by seeking a federal court order enjoining the transaction pending an administrative hearing.

The merger is also subject to review under the competition laws of the European Union. We informally notified the European Commission of the merger on December 1, 1998, and expect to make the required formal pre-merger filing by the end of April 1999.

The merger may also be subject to regulatory review in jurisdictions other than the U.S. and the EU.

Exxon and Mobil are working to obtain the required regulatory approvals and consents. However, we can give no assurance as to when or whether any of these approvals and consents will be obtained or the terms and conditions that may be imposed.

As described beginning on page I-58, Exxon and Mobil are not required to close unless the regulatory conditions to completion of the merger are satisfied.

Termination of the Merger Agreement (see page I-59)

Either Exxon or Mobil can terminate the merger agreement if any of the following occurs:

 (1) we do not complete the merger by December 1, 1999 -- however, that date becomes June 30, 2000 if the reason for not closing by December 1, 1999 is that the regulatory conditions specified in the merger agreement have not been satisfied by that date;

 (2)  Exxon or Mobil shareholders do not give the required approvals;

 (3)  a law or court order permanently prohibits the merger; or

 (4) the Mobil Board changes, in a manner adverse to Exxon, its recommendation of the merger. An adverse change would include the Mobil Board withdrawing or qualifying its recommendation or changing the recommendation to support another transaction. However, Mobil may not terminate for the reasons laid out in this paragraph (4) unless three conditions are met:

        o Mobil has received an offer that is superior to the merger with Exxon and intends to enter into an agreement with respect to the superior offer,

        o Exxon, within a specified time period, does not make an offer that is as favorable to Mobil's shareholders as the superior offer, and

        o Mobil has, prior to termination, paid to Exxon the termination fee described below.

In addition, Mobil can terminate the merger agreement if the Exxon Board changes its recommendation of the merger in a manner adverse to Mobil.

Neither Exxon nor Mobil can terminate the merger agreement for the reasons described in paragraph (1) above if it is in material breach of its obligations under the merger agreement.

Finally, Exxon and Mobil can mutually agree to terminate the merger agreement.

Termination Fees (see page I-60)

Mobil must pay Exxon a termination fee of $1.5 billion in cash if:

 (1) the merger agreement is terminated as described in paragraph (4) above, unless Exxon is in material breach of the merger agreement, or

Chapter One - The Merger


 (2)  the merger agreement is terminated in circumstances where

        o   Mobil's shareholders do not vote
            in favor of the merger,

        o   a third party has made a proposal
            for an alternative transaction, and

       o    within twelve months of the
            termination of the merger
            agreement Mobil enters into an
            agreement for an alternative
            transaction with that third party,
            or with another third party at a
            value per Mobil share higher
            than $95.96.

Exxon must pay Mobil a termination fee of $1.5 billion in cash if the merger agreement is terminated by Mobil because the Exxon Board changes, in a manner adverse to Mobil, its recommendation in favor of the merger, unless Mobil is in material breach of the merger agreement.

Stock Option Agreement

In connection with the merger agreement, Exxon and Mobil entered into a stock option agreement under which Mobil granted to Exxon an option to purchase approximately 14.9% of Mobil's outstanding common stock, at a price of $95.96 per share which is adjustable in certain events. The option is exercisable under the same circumstances in which Mobil is required to pay to Exxon the $1.5 billion termination fee referred to above. The stock option agreement is attached as Annex B. We encourage you to read this agreement.

Opinions of Financial Advisors (see pages I-39 and I-44)

In deciding to approve the merger, each Board considered the opinion of its financial advisor. Exxon received an opinion from J.P. Morgan Securities Inc. as to the fairness from a financial point of view of the consideration to be paid by Exxon in the merger as of December 1, 1998, and Mobil received an opinion from Goldman, Sachs & Co. as to the fairness from a financial point of view of the exchange ratio as of December 1, 1998. These opinions were reaffirmed as of April 2, 1999 and are attached as Annex C and Annex D. We encourage you to read these opinions.

Other Exxon Annual Meeting Matters

At the Exxon meeting, Exxon is also asking its shareholders to:

   o   elect directors to the Exxon Board;

   o   ratify the appointment of Exxon's independent accountants;

   o   vote on four Exxon shareholder proposals; and

   o   conduct other business if properly presented.

Approval by Exxon shareholders of these other annual meeting proposals is not a condition to completion of the merger. Approval of the merger is not a condition to approval of these other annual meeting proposals.

The Exxon Board recommends that you vote FOR the election of directors and the ratification of the appointment of Exxon's independent accountants, and that you vote AGAINST the Exxon shareholder proposals.

Other Mobil Annual Meeting Matters

At the Mobil meeting, Mobil is also asking its shareholders to:

   o   elect directors to the Mobil Board;

   o   ratify the appointment of Mobil's independent auditors;

   o   vote on two Mobil shareholder proposals; and

   o   conduct other business if properly presented.

Approval by Mobil shareholders of these other annual meeting proposals is not a condition to completion of the merger. Approval of the merger is not a condition to approval of these other annual meeting proposals. If the merger is completed, these other annual meeting proposals will, as a result, be superseded.

The Mobil Board recommends that you vote FOR the election of directors and the ratification of the appointment of Mobil's independent auditors, and that you vote AGAINST the Mobil shareholder proposals.

                                                      Chapter One - The Merger


                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

   How We Prepared the Financial Statements

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements of Exxon for the years 1994 through 1998 and from the audited financial statements of Mobil for the years 1994 through 1998. The information is only a summary and you should read it together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page VI-1.

   Pooling of Interests Accounting Treatment

     We expect that the merger will be accounted for as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been combined. For a more detailed description of pooling of interests accounting, see "The Merger Transaction--Accounting Treatment" on page I-26.

     We have presented unaudited pro forma condensed combined financial information that reflects the pooling of interests method of accounting to give you a better picture of what our businesses might have looked like had they been combined since January 1, 1996. We prepared the pro forma condensed combined statements of income and pro forma condensed combined balance sheet by adding or combining the historical amounts of each company. The accounting policies of Exxon and Mobil are substantially comparable. Consequently, we did not make adjustments to the unaudited pro forma condensed combined financial statements to conform the accounting policies of the combining companies. The companies may have performed differently had they always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that we would have had or the future results that we will experience after the merger. See "Unaudited Pro Forma Condensed Combined Financial Statements" on page I-32.

   Merger-Related Expenses

     We estimate that merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges, will be approximately $90 million. See note 5 on pages I-37 and I-38.

   Integration-Related Expenses

     We estimate that costs of approximately $2.0 billion will be incurred for severance and other integration-related expenses, including the elimination of duplicate facilities and excess capacity, operational realignment and related workforce reductions. These expenditures are necessary to reduce costs and operate efficiently. These costs will be charged to operations in the relevant period and therefore are not reflected in the unaudited pro forma condensed combined financial statements. See note 5 on pages I-37 and I-38.

   Periods Covered

     The unaudited pro forma condensed combined statements of income combine Exxon's results for the years 1998, 1997 and 1996 with Mobil's results for the years 1998, 1997 and 1996, giving effect to the merger as if it had occurred on January 1, 1996. The unaudited pro forma condensed combined balance sheet combines the balance sheets of Exxon and Mobil as of December 31, 1998, giving effect to the merger as if it had occurred on December 31, 1998.

Chapter One - The Merger


                       SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Financial Data of Exxon

     The following selected historical financial data for each of the years ended December 31, 1994 through 1998 has been derived from Exxon's audited consolidated financial statements. This information is only a summary and you should read it together with Exxon's historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page VI-1.

                                                              Years Ended December 31,
                                      ---------------------------------------------------------------------------
                                        1998            1997             1996             1995             1994
                                      --------        --------         --------         --------         --------
                                                  (millions of dollars, except per share amounts)
Sales and operating revenues......    $115,417         $135,142         $131,543         $121,804         $112,128

Net income
  Before change in accounting
   principle......................       6,440            8,460            7,510            6,470            5,100
  Cumulative effect of
   accounting change..............         (70)               0                0                0                0
                                      --------         --------         --------         --------         --------
  Net income......................       6,370            8,460            7,510            6,470            5,100

Net income per common share
  Before change in accounting
   principle......................        2.64             3.41             3.01             2.59             2.04
  Cumulative effect of
   accounting change..............       (0.03)            0.00             0.00             0.00             0.00
                                      --------         --------         --------         --------         --------
  Net income......................        2.61             3.41             3.01             2.59             2.04

Net income per common
 share--assuming dilution
  Before change in accounting
   principle......................        2.61             3.37             2.99             2.58             2.03
  Cumulative effect of
   accounting change..............       (0.03)            0.00             0.00             0.00             0.00
                                      --------         --------         --------         --------         --------
  Net income......................        2.58             3.37             2.99             2.58             2.03

Cash dividends per common share...       1.640            1.625            1.560            1.500            1.455
Total assets......................      92,630           96,064           95,527           91,296           87,862
Long-term debt....................       4,530            7,050            7,236            7,778            8,831

                                                      Chapter One - The Merger


Selected Historical Financial Data of Mobil

     The following selected historical financial data for each of the years ended December 31, 1994 through 1998 has been derived from Mobil's audited consolidated financial statements. This information is only a summary and you should read it together with Mobil's historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page VI-1.

                                                                             Years Ended December 31,
                                                         -----------------------------------------------------------
                                                            1998          1997        1996        1995        1994
                                                         ---------     ---------   ---------   ---------   ---------
                                                                  (millions of dollars, except per share amounts)

Sales and operating revenues(1).........................   $  51,893   $  64,028   $  79,944   $  73,047   $  66,423

Net income
   Before change in accounting principle................       1,704       3,272       2,964       2,376       1,759
   Cumulative effect of accounting change...............           0           0           0           0        (680)
                                                          ----------  ----------  ----------  ----------  ----------
   Net income...........................................       1,704       3,272       2,964       2,376       1,079

Net income per common share
   Before change in accounting principle................        2.12        4.10        3.69        2.93        2.14
   Cumulative effect of accounting change...............        0.00        0.00        0.00        0.00       (0.86)
                                                          ----------  ----------  ----------  ----------  ----------
   Net income...........................................        2.12        4.10        3.69        2.93        1.28

Net income per common share--assuming dilution
   Before change in accounting principle................        2.10        4.01        3.62        2.88        2.12
   Cumulative effect of accounting change...............        0.00        0.00        0.00        0.00       (0.83)
                                                          ----------  ----------  ----------  ----------  ----------
   Net income...........................................        2.10        4.01        3.62        2.88        1.29

Cash dividends per common share.........................       2.280       2.120       1.963       1.813       1.700
Total assets............................................      42,754      43,559      46,408      42,138      41,542
Long-term debt..........................................       3,719       3,670       4,450       4,629       4,714

-------------------
(1)  Certain revenues have been reclassified.  See note 2 on page I-37.

Chapter One - The Merger


Selected Unaudited Pro Forma Combined Financial Data

     The following selected unaudited pro forma combined financial data has been derived from and should be read with the Unaudited Pro Forma Condensed Combined Financial Statements and related notes on page I-32 through page I-38. This information is based on the historical consolidated balance sheets and related historical consolidated statements of income of Exxon and Mobil giving effect to the merger using the pooling of interests method of accounting for business combinations. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                                     Years Ended December 31,
                                                         -----------------------------------------------
                                                               1998            1997           1996
                                                         --------------   -----------   ----------------
                                                         (millions of dollars, except per share amounts)
Sales and operating revenues..............................  $   164,640   $   195,155   $    207,888

Net income
   Before change in accounting principle..................        8,144        11,732         10,474
   Cumulative effect of accounting change.................          (70)            0              0
                                                            -----------   -----------    -----------
   Net income.............................................        8,074        11,732         10,474

Net income per common share
   Before change in accounting principle..................         2.33          3.32           2.95
   Cumulative effect of accounting change.................        (0.02)         0.00           0.00
                                                            -----------   -----------    -----------
   Net income.............................................         2.31          3.32           2.95

Net income per common share--assuming dilution
   Before change in accounting principle..................         2.30          3.28           2.91
   Cumulative effect of accounting change.................        (0.02)         0.00           0.00
                                                            -----------   -----------    -----------
   Net income.............................................         2.28          3.28           2.91

Cash dividends per common share...........................        1.666         1.619          1.538

Total assets..............................................      139,544

Long-term debt............................................        8,532

                                                      Chapter One - The Merger


Comparative Per Share Data

     Set forth below are the net income, cash dividends and book value per common share data separately for Exxon and Mobil on a historic basis, for Exxon Mobil on a pro forma combined basis and on a pro forma combined basis per Mobil equivalent share. The exchange ratio for the business combination is 1.32015 shares of Exxon Mobil common stock for each share of Mobil common stock.

     The Exxon Mobil pro forma data was derived by combining the historic consolidated financial information of Exxon and Mobil using the pooling of interests method of accounting for business combinations as described under "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page I-32.

     The Mobil equivalent share pro forma information shows the effect of the merger from the perspective of an owner of Mobil common stock. The information was computed by multiplying the Exxon Mobil pro forma information by the exchange ratio of 1.32015.

     You should read the information below together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page VI-1. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                                                     Years Ended December 31,
                                                                                -----------------------------------
                                                                                 1998          1997          1996
                                                                                ------      --------      ---------
Exxon Historic per Common Share Data:
   Net income.................................................................  $  2.61     $  3.41       $  3.01
   Net income--assuming dilution..............................................     2.58        3.37          2.99
   Cash dividends.............................................................    1.640       1.625         1.560
   Book value.................................................................    18.02

Exxon Mobil Pro Forma Combined per Exxon Mobil Common Share Data:
   Net income.................................................................  $  2.31     $  3.32       $  2.95
   Net income--assuming dilution..............................................     2.28        3.28          2.91
   Cash dividends.............................................................    1.666       1.619         1.538
   Book value.................................................................    17.91

Mobil Historic per Common Share Data:
   Net income.................................................................  $  2.12     $  4.10       $  3.69
   Net income--assuming dilution..............................................     2.10        4.01          3.62
   Cash dividends.............................................................    2.280       2.120         1.963
   Book value.................................................................    23.31

Exxon Mobil Pro Forma Combined per Mobil Equivalent Common Share Data:
   Net income.................................................................  $  3.05     $  4.38       $  3.89
   Net income--assuming dilution..............................................     3.01        4.33          3.84
   Cash dividends.............................................................    2.199       2.137         2.030
   Book value.................................................................    23.64

Chapter One - The Merger


                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information in this document regarding:

   synergies                            capital spending
   efficiencies                         oil and natural gas production
   cost savings                         asset portfolios
   revenue enhancements                 oil and natural gas resource potential of Exxon
   capital productivity                    Mobil after the closing,
   returns on capital employed          the timetable for closing the merger

     The sections of this document which contain forward-looking statements include "Questions and Answers About the Merger," * "Summary," *
"Selected Historical and Pro Forma Financial Data--Merger-Related Expenses," * "Selected Historical and Pro Forma Financial Data-- Integration Related Expenses," * "The Merger Transaction--Background of the Merger," * "The Merger Transaction--Our Reasons for the Merger," * "Unaudited Pro Forma Condensed Combined Financial Statements" and * "Opinions of Financial Advisors". Our forward-looking statements are also identified by words such as "believes," "expects," "anticipates," "intends," "estimates" or similar expressions.

     For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of Exxon and Mobil, and of Exxon Mobil after the closing, and could cause those results or other outcomes to differ materially from those expressed in our forward-looking statements:

Economic and Industry Conditions                           Political/Governmental Factors

o   materially adverse changes in economic or industry     o   political stability in relevant areas of the world
    conditions generally or in the markets served by       o   political developments and laws and regulations,
    our companies                                              such as forced divestiture of assets, restrictions on
o   supply and demand for and pricing of crude oil,            production, imports or exports, price controls, tax
    natural gas and petrochemicals                             increases and retroactive tax claims, expropriation of
o   changes in demographics and consumer                       property, cancellation of contract rights, and
    preferences                                                environmental regulations

Project/Technology Advances                                Operating Factors

o   oil, natural gas and petrochemical project             o   supply disruptions
    advancement                                            o   technical difficulties
o   the development and use of new technology              o   changes in operating conditions and costs
                                                           o   weather

                                                      Chapter One - The Merger


Transaction or Commercial Factors                          Competitive Factors

o   the outcome of negotiations with partners,             o   the competitiveness of alternative energy
    governments, suppliers, customers or others                sources or product substitutes

o   our ability to integrate the businesses of Exxon and   o   the actions of competitors
    Mobil successfully after the merger

o the challenges inherent in diverting management's focus and resources from other strategic opportunities and from operational matters during the integration process

o the process of, or conditions imposed in connection with, obtaining regulatory approvals for the merger

                                 YEAR 2000 ISSUE

     Exxon and Mobil are each engaged in major company-wide efforts to address the year 2000 issue. This issue relates to the inability of some computer programs and computer chips embedded in operating equipment to properly recognize dates in and after the year 2000. This could result in system failures or miscalculations that could cause disruptions to various business activities and operations. The efforts to address this issue generally include:

               (1) the identification and assessment from a year 2000 standpoint of all business-critical software systems and operating equipment and the remediation of those that are not year 2000 compliant;

               (2) the assessment of the year 2000 readiness of business-critical third parties such as suppliers, customers, joint venture companies and governments; and

               (3) the development of contingency plans for mitigating the impact of failures for year 2000 reasons of business-critical systems, operating equipment or relationships with third parties.

     Exxon and Mobil expect to complete their efforts to address the year 2000 issue in advance of December 31, 1999, and each is planning to take steps to deal with possible year 2000 issues that may arise around that date. Each company's effort is designed to address the company's unique systems, embedded computer chips and third-party relationships, and each effort is well advanced. Accordingly, irrespective of when the merger is completed, each company's effort will continue as planned to completion. There will be no major integration of the companies' computer systems that would delay either company's year 2000 compliance efforts.

Chapter One - The Merger


                             THE MERGER TRANSACTION

General

     Exxon's Board is using this joint proxy statement/prospectus to solicit proxies from the holders of Exxon common stock and Exxon Class A preferred stock for use at the Exxon meeting. Mobil's Board is also using this document to solicit proxies from the holders of Mobil common stock and Mobil ESOP preferred stock for use at the Mobil meeting.

     Exxon Proposals

     At the Exxon meeting, holders of Exxon common stock and Exxon Class A preferred stock will be asked to vote upon:

               (1) approval of the proposed merger pursuant to an Agreement and Plan of Merger dated as of December 1, 1998 among Exxon, Mobil and a wholly owned Exxon subsidiary, including the related issuance of Exxon Mobil common stock,

               (2) approval of the amendment of Exxon's certificate of incorporation to increase the number of authorized shares of Exxon common stock to 4.5 billion, to change Exxon's name to "Exxon Mobil Corporation" and to eliminate Exxon's Class B preferred stock, none of which is outstanding, and

               (3) certain other Exxon annual meeting proposals described under "Other Exxon Annual Meeting Proposals" in Chapter Four of this booklet.

     The merger will not be completed and the Exxon charter amendments will not be effected unless each is approved by Exxon shareholders. We sometimes refer to
(1) and (2) collectively as the "Exxon Merger Proposals".

     Mobil Proposals

     At the Mobil meeting, holders of Mobil common stock and Mobil ESOP preferred stock will be asked to vote upon:

               (1) approval and adoption of the merger agreement and the merger, and

               (2) certain other Mobil annual meeting proposals described under "Other Mobil Annual Meeting Proposals" in Chapter Five of this booklet.

Background of the Merger

     The management of each of Exxon and Mobil continually review their company's respective positions in light of the changing competitive environment of the oil and gas industry with the objective of determining what alternatives are available to further enhance shareholder value. While both companies believe they have positive future prospects on a stand-alone basis, in recent years, the managements of both Exxon and Mobil have had conversations with a number of other companies regarding a range of options to improve their competitive positions, including acquisitions or dispositions of assets, possible partnerships, alliances or other significant transactions.

     On June 16, 1998, Mr. Lee R. Raymond, Exxon's Chairman and Chief Executive Officer, met with Mr. Lucio A. Noto, Mobil's Chairman and Chief Executive Officer, at Mobil's headquarters in Fairfax, Virginia. At the meeting, among other things, Mr. Raymond and Mr. Noto had preliminary discussions about the possibility of a combination of the two companies and touched on what each company could contribute to the combination in both

                                                      Chapter One - The Merger


the near- and longer-term, including areas where the companies' businesses are complementary or redundant, and on the possible allocation of management responsibilities and Board composition. They agreed that Mr. Raymond would serve as sole CEO of any combined entity that might result from the discussions. They agreed to further consider separately the possibility of such a transaction. On June 23, 1998, Mr. Noto telephoned Mr. Raymond to continue the discussions from their meeting the previous week. At the regular meeting of the Mobil Board on June 26, 1998, Mr. Noto informed the Mobil Board of his meeting with Mr. Raymond.

     On July 1, 1998, Mr. Raymond and Mr. Charles W. Matthews, Exxon's general counsel, met with Mr. Noto and Mr. Samuel H. Gillespie III, senior vice president and general counsel of Mobil, at Exxon's headquarters in Irving, Texas to continue the preliminary discussions concerning the possibility of a transaction. The discussions focused on the need to identify, in the context of the near- and longer-term benefits, a mutually acceptable range for the possible relative ownerships by Exxon and Mobil shareholders of the combined company after the merger, before proceeding to discuss other transaction terms or to involve a significant number of other employees or outside advisors. Later that day, Mr. Noto notified the Mobil Board of the discussions between Mobil and Exxon. During the course of the month of July, Mr. Raymond and Mr. Noto had several further telephone conversations in which they continued to discuss their views on the benefits to shareholders of a possible combination transaction and an acceptable relative ownership range.

     At the regular meeting of the Mobil Board on July 24, 1998, Mr. Noto briefed the Mobil Board on the preliminary discussions with Exxon regarding a possible combination transaction. Mr. Noto discussed with the Mobil Board recent developments in the oil industry and the potential benefits of a combination transaction between Exxon and Mobil. The Mobil Board indicated its support of initiatives to enhance shareholder value and authorized Mr. Noto to continue to pursue the possibility of a combination transaction between Mobil and Exxon.

     At the regular meeting of the Exxon Board on July 29, 1998, Mr. Raymond briefed the Exxon Board on the preliminary discussions with Mr. Noto regarding the possibility of a combination transaction between Exxon and Mobil. Mr. Raymond reviewed with the Board recent developments in the oil industry and his preliminary views on the potential near- and longer-term benefits and operating and capital synergies of such a combination transaction and some of the terms on which such a transaction might occur. The Exxon Board indicated its support for the objectives and opportunities to further enhance shareholder value described by Mr. Raymond and encouraged Mr. Raymond to continue to explore the possibility of a transaction which would achieve these objectives.

     In early August 1998, Mr. Raymond and Mr. Noto continued telephone discussions on a number of important aspects of a possible merger, including possible relative ownership ranges. Not having identified a mutually acceptable range, in a conversation on August 5, Messrs. Raymond and Noto mutually agreed to discontinue discussions. On August 6, Mr. Noto notified the Mobil Board of the discontinuation of discussions between Exxon and Mobil.

     On August 11, 1998, The British Petroleum Company p.l.c. and Amoco Corporation announced the terms of their merger agreement. In any negotiation, price information from recent, comparable deals helps the parties identify a benchmark price range for their transaction. Before BP/Amoco was announced, Exxon and Mobil could only compare their proposed transaction with recent deals involving companies that were much smaller or in different industries. Pricing in these other deals varied widely and did not help Exxon and Mobil identify an appropriate range for their discussions. BP/Amoco, however, involved companies operating on a similar scale to Exxon and Mobil within the same industry. The transaction therefore provided Exxon and Mobil with a better reference point from which to discuss price and other key terms.

     Shortly thereafter, Mr. Raymond and Mr. Noto resumed their discussions taking into account this new pricing benchmark. They concluded that for discussions to progress, the parties would need to develop a better understanding of the potential near-term synergies and cost savings as well as longer-term capital efficiencies and strategic benefits that could be realized from a merger. They agreed to meet again in New Orleans on September 3, 1998.

Chapter One - The Merger


     In mid-August 1998, the management of Mobil asked Goldman Sachs to undertake an analysis of strategic alternatives available to Mobil. In late August and September 1998, Mobil management met with Goldman Sachs to discuss Goldman Sachs' analyses, which included a preliminary analysis of a possible merger with Exxon as well as other possible alternatives, including preliminary, hypothetical analyses of possible combinations and joint venture transactions with large publicly-traded oil companies other than Exxon. At that time, Mobil had not advised Goldman Sachs that Mobil was engaged in discussions with Exxon regarding a potential transaction.

     At the September 3 meeting, Messrs. Raymond and Matthews, together with Mr. Rene Dahan and Mr. Harry J. Longwell, senior vice presidents and directors of Exxon, met with Messrs. Noto and Gillespie and other senior executives of Mobil, including Mr. Eugene A. Renna, President, Chief Operating Officer and a director of Mobil. Discussions focused on Mobil's identification of potential near-term savings and longer-term benefits achievable from a potential merger. Mobil presented its preliminary analysis of the synergies which it believed would be achievable by the third anniversary of the closing. The scope of synergies discussed at this meeting included savings achievable through elimination of duplicative overheads at the corporate and operating levels; focusing the combined company's exploration and capital programs on high quality investments; and efficiencies resulting from economies of scale and sharing of best practices in, for example, refining operations, raw material purchasing, product transportation and handling of inventory. In addition, Mobil and Exxon agreed that achieving near-term cost reductions was not a sufficient reason to merge, and that it was essential that they also expect to achieve long-term benefits in order to justify merging. As examples of long-term benefits Exxon and Mobil discussed the ability of the combined company to use its capital more profitably than either company on its own and to compete more effectively with the scale and cost structure of the largest international firms. Exxon and Mobil acknowledged that these long-term benefits would be difficult to quantify.

     On September 14, 1998, Goldman Sachs presented to the Mobil Board its analyses regarding the various possible transactions that might be considered by Mobil, including a possible merger with Exxon. Following its presentation, Goldman Sachs was requested to consider additional hypothetically possible transactions with large publicly-traded oil companies. At that time, Mobil had not advised Goldman Sachs that Mobil was engaged in discussions with Exxon regarding a potential transaction. After Goldman Sachs was excused from the meeting, Mr. Noto briefed the Mobil Board on the recent developments in discussions between Mobil and Exxon.

     On September 16, 1998, Mr. Noto called Mr. Raymond to confirm that Mobil had provided Exxon with sufficient information for Exxon to perform its analysis regarding potential synergies. They discussed issues raised at the September 3 meeting, including the ability of the combined company to manage assets for a greater return than each company could achieve individually, and agreed to a further meeting at Exxon's headquarters on September 24. At this meeting, Messrs. Raymond and Matthews continued discussions with Messrs. Noto and Gillespie principally on mutually acceptable relative ownership ranges, and near- and longer-term benefits of the merger. After this meeting, Mobil advised Goldman Sachs that Mobil was engaged in discussions with Exxon regarding a potential transaction.

     At a regular meeting of the Mobil Board on September 25, 1998 at which Mobil's financial and legal advisors were present, Mr. Noto updated the Mobil Board on the status of the discussions between Exxon and Mobil. The Mobil Board discussed issues involving a possible merger with Exxon, including the two companies' differing views on the relative ownership by Mobil and Exxon shareholders of a combined company. The Mobil Board expressed its support for Mr. Noto's views in this regard. In addition, Goldman Sachs reviewed additional possible transactions with large publicly-traded oil companies that might be considered by Mobil.

     On September 30, 1998, at the regular meeting of the Exxon Board, Mr. Raymond updated the board on his discussions with Mr. Noto, including the differing views on relative ownership ranges. The Exxon Board expressed its support for Mr. Raymond's views in this regard and encouraged Mr. Raymond to continue the discussions. Discussions on possible ownership ranges continued between Messrs. Raymond and Noto over the next few weeks.

                                                      Chapter One - The Merger


     On October 15, 1998, Mr. Noto updated the Mobil Board on Mobil's strategic alternatives, the advantages of a combination with Exxon and the status of discussions between Mobil and Exxon regarding a possible merger. Other alternatives discussed by Mr. Noto included the possibility of Mobil remaining an independent company, the possibility of seeking an acquisition candidate, the possibility of pursuing one or more joint ventures, and the possibility of seeking to engage in a combination with a company other than Exxon. For the reasons contained in "Factors Considered by, and Recommendation of, the Mobil Board" beginning on page I-24 of this proxy statement/prospectus, including that a transaction with Exxon was more feasible and was expected to yield greater benefits than the potential alternatives reviewed by Mobil, the Mobil Board viewed a combination with Exxon as sufficiently superior to other alternatives to make it worthwhile to continue considering such a transaction. The Mobil Board discussed the issues regarding a possible merger and authorized Mr. Noto to continue to pursue discussions with Exxon.

     At a meeting on October 19, 1998 at Exxon's headquarters attended by Messrs. Raymond, Matthews, Noto and Gillespie, the parties reviewed the possible relative ownership ranges and expanded the discussions to include such issues as the representation of current Mobil directors on the board of the combined company; Mr. Noto's role in the management of the combined company; staffing and employee issues; the name and principal office locations of the combined company; and potential termination fees. Messrs. Raymond and Noto concluded that discussions should be further expanded to cover other terms of a possible transaction and should involve other senior employees and outside advisors.

     On October 27, 1998, at a regular meeting of the Exxon Board Compensation Committee to which all non-employee members of the Exxon Board were invited, Mr. Raymond updated the Exxon Board on the discussions with Mobil. On October 29, 1998, at the regular meeting of the Mobil Board, Mr. Noto updated the Mobil Board on discussions with Exxon regarding a possible merger.

     On October 28, 1998, Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Mobil, provided a memorandum to Davis Polk & Wardwell, counsel to Exxon, outlining certain merger agreement terms proposed by Mobil for the transaction. The Mobil proposal outlined, among other things: a stock for stock merger in which the parties would account for the transaction as a pooling of interests; the representation of Mobil directors on the Exxon board after the merger; matters relating to the benefits of Mobil employees following the merger; mechanisms designed to address integration issues; provisions limiting the conditions to the consummation of a possible transaction and providing for the payment of termination fees if the merger agreement was terminated or the transaction was not consummated.

       On November 4, 1998, Davis Polk provided a memorandum to Skadden outlining Exxon's responses to the proposal submitted by Mobil. On November 5, representatives of Exxon, Mobil and their counsel met in New York to discuss the merger agreement and open issues. Significant issues addressed included composition of the combined company's board and committees of such board, location of the combined company's headquarters, use of the Mobil brand name, the role of the transition committee, employee matters, conditions to closing, circumstances under which a termination fee would be payable, whether Mobil would grant a stock option to Exxon, and certain representations and warranties to be included in the merger agreement.

     On October 16, 1998, Exxon informed J.P. Morgan that Exxon was interested in engaging J.P. Morgan as its financial advisor if discussions with Mobil regarding a possible transaction reached a more advanced stage. On November 9, 1998, Exxon entered into an engagement letter relating to the retention of J.P. Morgan as Exxon's financial advisor for the proposed transaction with Mobil.

     During November 1998, Exxon and Mobil exchanged due diligence request lists and representatives of both companies and their advisors participated in a video conference and numerous telephone calls and meetings to conduct reciprocal legal, business, accounting and financial due diligence. A reciprocal confidentiality agreement was entered into on November 12.

Chapter One - The Merger


     On November 12, 1998, Davis Polk delivered a first draft of the merger agreement to Mobil and its counsel. On November 13, Mobil and its counsel provided written comments on this draft to Exxon and its counsel and in the following weeks, Exxon and Mobil and their counsel continued to negotiate the provisions of this agreement. On November 17, a first draft of the stock option agreement was provided to Mobil and its counsel.

     A meeting was held in Washington, D.C. on November 18, 1998, attended by Messrs. Raymond and Noto and other senior Exxon and Mobil officers, as well as outside counsel, to discuss regulatory issues as well as key open issues in the merger agreement, including closing conditions, payment of termination fees, employee matters, and the proposed grant by Mobil to Exxon of an option to buy Mobil stock.

     On November 19, 1998, Messrs. Longwell and Dahan of Exxon met with Mr. Renna of Mobil in Washington, D.C. to discuss organizational issues for the combined company, including a proposal to organize the combined company along functional business lines rather than on the basis of geography.

     Over the weekend of November 21, 1998, drafts of the merger agreement and the stock option agreement were delivered to the Mobil and Exxon Boards.

     On November 22, 1998, Mobil formalized its retention of Goldman Sachs as its financial advisor for the proposed transaction with Exxon by entering into an engagement letter with Goldman Sachs.

     On November 22, 1998, the Mobil Board held a special meeting at which it was briefed on the status of discussions between Exxon and Mobil and reviewed the relevant financial, accounting and legal considerations of the proposed transaction. At the meeting, Goldman Sachs made a preliminary financial presentation that was similar to the final presentation made at the December 1, 1998 meeting of the Mobil Board. Skadden reviewed the terms and conditions of the proposed merger agreement and stock option agreement, as well as remaining open issues, and reviewed with the Mobil Board its fiduciary duties under Delaware law. In addition, Hogan & Hartson and Linklaters & Alliance, Mobil's regulatory counsel, presented their analyses of regulatory matters and discussed related issues with the Mobil Board. Ernst & Young LLP also reviewed with the Mobil Board accounting matters relating to the proposed merger and issued a letter to the Mobil Board from E&Y concurring with Mobil's conclusion that the merger should be accounted for as a pooling of interests. At the conclusion of the November 22 meeting, the Mobil Board authorized Mobil management to continue discussions with Exxon regarding a possible merger.

     On November 23, 1998, Mr. Noto telephoned Mr. Raymond to discuss, among other things, open issues in the merger agreement and the stock option agreement.

     At the regular meeting of the Exxon Board on November 25, 1998, at which all of Exxon's directors were present, Exxon's directors were briefed on the objectives and strategic benefits, both near- and longer-term, from a merger with Mobil and the possibility of further enhancing shareholder value over what could be achieved on a stand alone basis, as well as on the status of the discussions with Mobil. J.P. Morgan presented its preliminary financial analysis of the merger. PricewaterhouseCoopers LLP discussed accounting matters relating to the merger and submitted to the Exxon Board a letter from PwC concurring with Exxon's conclusion that the merger should be accounted for as a pooling of interests. In addition, Covington & Burling, Exxon's regulatory counsel, presented its analysis of regulatory matters. Davis Polk reviewed the terms and conditions of the proposed merger agreement and stock option agreement as well as remaining open issues, and reviewed the Exxon Board's legal duties and responsibilities. The Exxon Board authorized Exxon management to continue discussions with Mobil and to move toward finalizing a merger agreement to achieve the objectives discussed.

     On November 26, 1998, Mr. Noto and Mr. Raymond spoke by telephone to discuss reports that had appeared in the media about a possible transaction between Exxon and Mobil. On November 27, 1998, prior to the opening of NYSE trading, Exxon and Mobil issued a joint statement confirming that the two companies were in discussions concerning a possible business combination.

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


                                                      Chapter One - The Merger


     Over the course of the weekend of November 27, 1998, Exxon and Mobil representatives and outside counsel continued discussions towards resolving open issues. On the evening of November 30, Messrs. Raymond and Noto met and reached agreement in principle, subject to Board approval, on the remaining unresolved terms of the merger, including the exchange ratio and the resulting exercise price in the stock option agreement.

     At a special meeting of the Exxon Board on December 1, 1998, Mr. Raymond reviewed the near- and longer-term strategic benefits of a merger with Mobil and the status of the transaction; J.P. Morgan delivered its fairness opinion to the Exxon Board; and Davis Polk made a presentation on the terms and conditions of the merger agreement and the stock option agreement and updated the Board on how remaining open issues had been resolved. After due consideration, the Exxon Board unanimously approved the merger agreement and the stock option agreement and the related merger matters described in this document.

     At a special meeting of the Mobil Board held on December 1, 1998 to consider the merger, the Mobil Board received a financial presentation from and the fairness opinion of Goldman Sachs. Skadden then reviewed the changes in the terms of the proposed merger agreement and stock option agreement since the November 22 meeting. Following these presentations, and a discussion regarding the strategic benefits of the proposed merger and of the terms and conditions of the merger agreement and the stock option agreement, the Mobil Board, with one director voting against, approved the merger agreement and the stock option agreement and determined to recommend that the Mobil shareholders approve the merger agreement and the merger.

     Following the approval of their Boards, Exxon and Mobil executed the merger agreement and the stock option agreement, and issued a joint press release immediately thereafter prior to the opening of NYSE trading.

Our Reasons for the Merger

     Exxon and Mobil each have a long history of being managed to enhance shareholder value. Individually, both companies have positive prospects for the future. However, we believe that by combining the two companies, we can create substantially more shareholder value than could be achieved by the companies on their own. This is the fundamental reason for the merger.

     Simply having a bigger company is not a reason for us to merge. To create shareholder value, the new company must be better. As we explain in more detail below, we believe that by combining the businesses of Exxon and Mobil we can save money, increase profits and returns, and reduce risk. We will also have greater financial, technological, and human resources. This will increase our ability to handle large, complex, and costly international energy projects.

     The scale and cost structure of the combined company will help us compete more effectively with the largest firms outside the U.S. These include other multi-national oil companies which have recently combined or formed joint ventures, as well as the very large state-owned oil companies which have been rapidly expanding outside their traditional areas.

     The benefits of the merger fall broadly in two categories: near-term operating synergies and capital productivity improvements. We believe these benefits depend on the merger and are not available to the companies on their own.

     Near-term Operating Synergies. We believe we can run the combined company more efficiently than either company on its own. Specifically, we expect the combined company to achieve about $2.8 billion in annual pre-tax benefits from operating synergies. By operating synergies we mean increases in production, sales, and efficiency, decreases in unit costs and overhead expense, and other benefits made possible by combining complementary operations.

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Chapter One - The Merger


          About two-thirds of these benefits should come from:

            o Streamlining the combined organization, which we can run with less administrative and overhead cost than two separate organizations; and

            o Eliminating excess capacity, duplicate facilities, and redundant operations.

          Additional synergy benefits should come from:

            o Exploring for oil and gas more efficiently in regions where the companies operate separately today;

            o Applying each company's best business practices across the worldwide operations of the combined company; and

            o Coordinating purchases of raw materials across the two companies'
              extensive supply, refining and chemicals networks.

          We expect to realize the full $2.8 billion in annual pre-tax synergy benefits by the third year after the merger. During the first two years, the benefits should begin to be realized but will be partly offset by one-time costs we estimate at $2 billion. These are non-recurring costs that we expect to incur to integrate the businesses. On a net basis, the earnings impact should be neutral in the first year after the merger and positive by the second year.

     Capital Productivity Improvements. We also believe the combined company can use its capital more profitably than either company on its own. As discussed below, Exxon Mobil will, by combining complementary assets, have a stronger presence in those regions of the world with the best potential for future oil and gas discoveries and production. We will also have an improved and more balanced presence in high-growth markets and businesses. This will provide a broader menu of capital investment opportunities from which to choose the best projects to advance. As a result, we believe the combined company will be able to maintain or improve earnings while spending less on capital projects overall. Additionally, we believe that many of our existing assets will perform better when combined due to efficiencies of scale, cost savings, and sharing of best management practices.

     The businesses and assets of Exxon and Mobil are highly complementary in key areas. As a result, the combined company should be a top competitor among international energy companies in all three of its main businesses: exploration and production, refining and marketing, and chemicals. In terms of both geography and areas of business, the combined company will also have a more diverse portfolio. Diversification helps us better spread and manage the risks inherent in our volatile industry. This means that a downturn in a particular country or business will have less impact on overall performance.

     Exploration and Production. The combined company will have an improved portfolio in key exploration and production areas of the world today. For example:

        o Exxon's leadership position in deepwater exploration in West Africa will combine with Mobil's existing production and exploration acreage in Nigeria and Equatorial Guinea;

        o In the Caspian, Exxon's strong presence in Azerbaijan will combine with Mobil's similar position in Kazakhstan, including its significant interest in the Tengiz field, and its presence in Turkmenistan;

        o Complementary exploration and production operations also exist in South America, Russia and Eastern Canada;

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                                                      Chapter One - The Merger


        o In the higher-growth natural gas business, the companies will combine their own leading technologies and large positions in several of the world's key markets, including North America, Europe and Asia-Pacific.

          On a worldwide basis, the combined company will have proved oil and natural gas reserves of 21 billion oil-equivalent barrels.

     Refining and Marketing. In refining operations, the combined company will have access to an expanded network of refineries for manufacturing high quality fuel products and feedstocks. Both companies have traditionally focused on maintaining highly efficient, technologically up-to-date refineries. These facilities have good locations and are integrated with lubricant or chemical manufacturing facilities, providing additional opportunities to improve efficiency.

          In retail marketing, the combined company will benefit from an expanded worldwide base of branded service stations, as well as Exxon's and Mobil's global brand recognition. By sharing expertise, we expect to enhance the combined company's offering of high-quality products and services and attractive, efficient store designs.

          In lubricants, Exxon's industry leading basestock manufacturing business will combine with Mobil's expertise in synthetic lubricants and leading position in worldwide finished product sales.

     Chemicals. On a worldwide basis, the combined company will have a greater olefin, polyolefin and paraxylene capacity. This will provide opportunities to save money through manufacturing efficiencies. We also believe that a common focus on efficiency, use of cost-effective raw materials, and further integration of fuels and chemicals operations at individual sites will improve overall performance.

     Proprietary Technologies. Exxon and Mobil have each invested in extensive research and development programs over the years. As a result, each company has its own exclusive patents on valuable technologies. The merger will let us share these proprietary technologies and apply them across the combined business. For example, in the exploration and production business, we will benefit from sharing deepwater, arctic, heavy oil and remote natural gas technologies. In the refining and marketing and chemicals businesses, we will benefit from sharing catalysis technologies and proprietary processes for manufacturing fuels, chemicals, and synthetic lubricants.

     Exxon and Mobil share a number of important long-term corporate values, including:

        o   A commitment to enhancing shareholder value;

        o An emphasis on efficiency, investment discipline and asset productivity;

        o   A focus on product quality and customer satisfaction; and

        o   A commitment to safety, health and environmental care.

     Both companies also benefit from talented and dedicated employees with a long-standing commitment to excellence. We believe these shared values will facilitate a relatively smooth integration of the two companies.

                                      I-21


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Chapter One - The Merger


Exxon Mobil's Senior Management Team

     Our senior management team is expected to consist of the six individuals named below. This team reflects that Exxon Mobil will be organized along business lines with three major business units: * exploration & production * refining and marketing and * chemicals. A transition committee consisting of Mr. Raymond and Mr. Noto is responsible for recommending to the Exxon Mobil Board the other senior officers.

                    Lee R. Raymond                Chairman and CEO
                    Lucio A. Noto                 Vice Chairman
                    Harry J. Longwell             Senior Vice President
                    Rene Dahan                    Senior Vice President
                    Eugene A. Renna               Senior Vice President
                    Robert E. Wilhelm             Senior Vice President

     Mr. Longwell will be responsible for exploration and production. Mr. Dahan will be responsible for chemicals. Mr. Renna will be responsible for refining and marketing. All six individuals will be on the Exxon Mobil Board.

Factors Considered by, and Recommendation of, the Exxon Board

     At a meeting of the Exxon Board held on December 1, 1998, after due consideration, the Exxon Board unanimously:

      (i) determined that the merger agreement, the merger, the stock option agreement, the amendments to Exxon's charter and the related transactions are fair to and in the best interests of Exxon and its shareholders,

     (ii) approved the merger agreement, the merger, the stock option agreement, the charter amendments and the related transactions, and

    (iii) determined to recommend that the shareholders of Exxon approve the merger, including the issuance of Exxon common stock in the merger, and the charter amendments. Accordingly, the Exxon Board recommends that the Exxon shareholders vote "FOR" the approval of the merger, including the issuance of Exxon common stock in the merger, and the charter amendments.

     In approving the transaction and making these recommendations, the Exxon Board consulted with Exxon's management as well as its outside legal counsel and financial advisor, and considered the following material factors:

          (1) all the reasons described above under "Our Reasons for the Merger", including the near- and longer-term synergies and productivity improvements expected to be available to the combined company;

          (2) the possibility, as alternatives to the merger, of pursuing an acquisition of or a business combination or joint venture with an entity other than Mobil and the Exxon Board's conclusion that a transaction with Mobil is more feasible, and is expected to yield greater benefits, than the likely alternatives. The Exxon Board reached this conclusion for reasons including Mobil's interest in pursuing a transaction with Exxon, Exxon's view that the transaction could be acceptably completed from a timing and regulatory standpoint, and Exxon management's assessment of the alternatives and the expected benefits of the merger and compatibility of the companies as described under "Our Reasons for the Merger" above;

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                                                      Chapter One - The Merger


          (3) the fact that Exxon shareholders would hold approximately 70% of the outstanding stock of the combined company after the merger;

          (4) comparisons of historical financial measures for Exxon and Mobil, including earnings, return on capital employed and cash flow, and comparisons of historical operational measures for Exxon and Mobil, including hydrocarbon reserve replacement, hydrocarbon production and refinery runs;

          (5) current industry, economic and market conditions, including current low prices for crude oil and refined products. The Exxon Board considered that, when oil prices and refining margins fall, companies must improve the performance of their internal operations to maintain profitability. The Exxon Board considered it likely that low prices would lead to further consolidation in the oil and gas industry because, as explained under "Our Reasons for the Merger," combining operations can help companies save money and operate more efficiently;

          (6) the intended accounting of the merger as a pooling of interests which results in combined financial statements prepared on a basis consistent with the underlying view that shareholder interests in the two companies have simply been combined, and in the preservation of the historical cost approach for both Exxon and Mobil. This will facilitate future comparison and benchmarking of Exxon Mobil against our key international competitors;

          (7) the ability to complete the merger as a tax-free reorganization for U.S. federal income tax purposes;

          (8) the terms and conditions of the merger agreement, including the conditions to closing and the termination fees payable under certain circumstances (see "The Merger Agreement--Conditions to the Completion of the Merger" and "The Merger Agreement--Termination of the Merger Agreement");

          (9) the grant to Exxon of an option to acquire Mobil stock exercisable under certain circumstances pursuant to the stock option agreement (see "The Merger Agreement--Stock Option Agreement");

         (10) the analyses and presentations of J.P. Morgan, and J.P. Morgan's written opinion to the effect that, as of December 1, 1998, and based upon and subject to the various considerations set forth in its opinion, the consideration proposed to be paid by Exxon in the merger was fair from a financial point of view to Exxon;

         (11) the role that Exxon's current management would play in the management of the combined company and the composition of the combined company's Board of Directors;

         (12) the challenges of combining the businesses of two major corporations of this size and the attendant risk of not achieving the expected cost savings and other benefits, as discussed under "Cautionary Statement Concerning Forward-Looking Statements", and of diverting management focus and resources from other strategic opportunities and operational matters for an extended period of time; and

         (13) that while the merger is likely to be completed, there are risks associated with obtaining necessary approvals, and as a result of certain conditions to the completion of the merger, it is possible that the merger may not be completed even if approved by shareholders (see "The Merger Agreement--Conditions to the Completion of the Merger").

     In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Exxon Board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The Exxon Board relied on the experience and expertise of J.P. Morgan, its financial advisor, for quantitative analysis of the financial terms of the merger. See "Opinions of

Chapter One - The Merger


Financial Advisors--Opinion of Exxon Financial Advisor". In addition, the Exxon Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the Exxon Board's ultimate determination, but rather the Exxon Board conducted an overall analysis of the factors described above, including through discussions with and questioning of Exxon's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Exxon Board may have given different weight to different factors.

     The Exxon Board considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination. However, the general view of the Exxon Board was that factors 12 and 13 were uncertainties or risks relating to the transaction, and that the other reasons and factors described above were generally considered favorable.

Factors Considered by, and Recommendation of, the Mobil Board

     At its December 1, 1998 meeting, the Mobil Board, with one director voting against, determined that the merger agreement and the related transactions, including the merger, are fair to and in the best interests of Mobil and Mobil's shareholders. Accordingly, the Mobil Board has adopted the merger agreement, with one director voting against such adoption, and the Mobil Board recommends that Mobil's shareholders vote "FOR" approval of the merger agreement and the merger.

     In the course of reaching its decision to adopt the merger agreement, the Mobil Board consulted with Mobil's management, as well as its outside legal counsel and its financial advisor, and considered the following material factors:

          (1) all the reasons described above under "Our Reasons for the Merger", including the near- and longer-term synergies and productivity improvements expected to be available to the combined company;

          (2) the risks and potential rewards associated with, as an alternative to the merger, continuing to execute Mobil's strategic plan as an independent entity. Such risks include, among others, the risks associated with remaining independent amidst industry-wide consolidation, and such rewards include, among others, the ability of existing Mobil shareholders to partake in the potential future growth and profitability of Mobil;

          (3) the possibility, as alternatives to the merger, of seeking to acquire another company, seeking to engage in one or more joint ventures or seeking to engage in a combination with a company other than Exxon and the Mobil Board's conclusion that a transaction with Exxon is more feasible, and is expected to yield greater benefits, than the likely alternatives. The Mobil Board concluded that a combination with Exxon was more feasible than the other alternatives it reviewed for reasons including the fact that Exxon was interested in pursuing a transaction with Mobil, and Mobil's view that the transaction could be acceptably completed from a timing and regulatory standpoint, and would yield greater benefits than the alternatives given Exxon's financial strength, and the ability of a combined company to fund a greater number of long-term growth projects and to compete effectively;

          (4) the value of the exchange ratio provided for in the merger agreement relative to the then-current market prices and historical trading prices of Mobil and Exxon shares over the past year and relative to the stock price premiums paid in mergers of comparable size as discussed in Goldman Sachs' selected transaction analysis, that the premium offered in the merger was within the range of premiums paid in comparable transactions, and that Mobil's shareholders would hold approximately 30% of the outstanding stock of the combined company after the merger;

          (5) comparisons of historical financial measures for Mobil and Exxon, including earnings, return on capital employed and cash flow, and comparisons of historical operational measures for Mobil and Exxon, including hydrocarbon reserve replacement, hydrocarbon production and refinery runs;

                                                      Chapter One - The Merger


          (6) the prospects of Mobil to compete effectively in the future, the prospects of Exxon based on Goldman Sachs' due diligence and its analysis of publicly available information including earnings estimates compiled by I/B/E/S and First Call, and Mobil management's view, based on its due diligence, of Exxon's prospects to compete effectively in the future;

          (7) current industry, economic and market conditions, including current low prices for crude oil and refined products. The Mobil Board considered that, when oil prices and refining margins fall, companies must improve the performance of their internal operations to maintain profitability. The Mobil Board considered it likely that low prices would lead to further consolidation in the oil and gas industry because, as explained under "Our Reasons for the Merger," combining operations can help companies save money and operate more efficiently;

          (8) the intended accounting of the merger as a pooling of interests which results in combined financial statements prepared on a basis consistent with the underlying view that shareholder interests in the two companies have simply been combined, and in the preservation of the historical cost approach for both Exxon and Mobil. This will facilitate future comparison and benchmarking of Exxon Mobil against our key international competitors;

          (9) the ability to complete the merger as a tax-free reorganization for U.S. federal income tax purposes;

         (10) the terms and conditions of the merger agreement, which include restrictions on the conduct of Mobil's business pending closing which permit Mobil generally to conduct its business in the ordinary course during that period (see "The Merger Agreement");

         (11) the potential effect of the terms of the merger agreement with respect to possible third-party proposals to acquire Mobil after execution of the merger agreement, including that if any third party made a superior proposal (as described under "The Merger Agreement--Termination of the Merger Agreement"), the Mobil Board could provide information to and engage in negotiations with such third party, subject to the terms and conditions of the merger agreement;

         (12) that while the termination payment provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination with Mobil and that the stock option agreement could prevent an alternative business combination with Mobil from being accounted for as a pooling of interests, these provisions would not preclude bona fide alternative proposals, and that the size of the termination fee was reasonable in light of the size and benefits of the transaction;

         (13) the analyses and presentations prepared by Goldman Sachs, and Goldman Sachs' written opinion to the effect that, as of December 1, 1998, and subject to the various considerations set forth in its opinion, the exchange ratio was fair from a financial point of view to Mobil's shareholders;

         (14) the role that Mobil's current management is expected to play in the management of the combined company, in particular Mobil management's participation in the transition and the intention of Exxon and Mobil to take advantage of the best management resources of both companies in Exxon Mobil;

         (15) that six of the Mobil Board's members would become directors of Exxon Mobil, as described under "The Merger Agreement--Exxon Mobil Board and Related Matters";

         (16) that while there would be the expected reduction of workforce affecting both Mobil and Exxon employees, Mobil employees would be given a fair opportunity to be considered for jobs in the combined company, and Mobil employees who were not offered positions in the combined company would be

Chapter One - The Merger


     entitled to receive severance benefits under the Mobil severance plan described under "Interests of Certain Persons in the Merger" that the Mobil Board believed to be fair;

         (17) the fact that while Exxon Mobil's corporate headquarters will be located in Irving, Texas, Exxon Mobil's downstream headquarters will be located in Fairfax, Virginia;

         (18) that while the merger is likely to be completed, there are risks associated with obtaining necessary approvals, and as a result of certain conditions to the completion of the merger, it is possible that the merger may not be completed even if approved by shareholders (see "The Merger Agreement--Conditions to the Completion of the Merger");

         (19) that although, pending completion of the proposed merger, Mobil's relationships with customers, governments and partners might be negatively affected because of uncertainty surrounding Mobil's future status and direction, the Mobil Board believed that any such effect would cease once the merger was completed; and

         (20) the interests that certain executive officers and directors of Mobil may have with respect to the merger in addition to their interests as shareholders of Mobil generally (see "Interests of Certain Persons in the Merger").

     In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Mobil Board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The Mobil Board relied on the experience and expertise of Goldman Sachs, its financial advisor, for quantitative analysis of the financial terms of the merger. See "Opinions of Financial Advisors--Opinion of Mobil Financial Advisor". In addition, the Mobil Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the Mobil Board's ultimate determination, but rather the Mobil Board conducted an overall analysis of the factors described above, including through discussions with and questioning of Mobil's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Mobil Board may have given different weight to different factors.

     The Mobil Board considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination. However, the general view of the Mobil Board was that factor 20 was part of the general mix of available information without being clearly favorable or unfavorable, that factors 12, 16, 18 and 19 were uncertainties, risks or drawbacks relating to the transaction, and that the other reasons and factors described above were generally considered favorable.

Accounting Treatment

     Exxon and Mobil intend for the merger to be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

     Exxon has received a letter regarding pooling dated November 25, 1998 from PwC, its independent accounting firm. The letter states that, as of its date, based on certain information provided to PwC by Exxon and based on the E&Y letter described below, PwC concurred with Exxon's conclusion that no conditions existed which would preclude Exxon from accounting for the merger as a pooling of interests.

     Mobil has received a letter regarding pooling dated November 22, 1998 from E&Y, its independent auditing firm. The letter states that, as of its date, E&Y concurred with Mobil's conclusion that no conditions existed relating to Mobil that would preclude Exxon from accounting for the merger as a pooling of interests.

                                                      Chapter One - The Merger


     The receipt of letters from PwC and E&Y dated as of the closing date of the merger reconfirming their concurrence with the conclusions of Exxon's and Mobil's managements as to the appropriateness of pooling of interests accounting treatment is a condition to the closing of the merger.

     Under the pooling of interests accounting method, the reported balance sheet amounts and results of operations of the separate companies for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined financial position and results of operations for Exxon Mobil. See "Unaudited Pro Forma Condensed Combined Financial Statements".

Material Federal Income Tax Consequences of the Merger

     The following discussion summarizes the opinions of Davis Polk & Wardwell and Skadden, Arps, Slate, Meagher & Flom LLP as to the material federal income tax consequences of the merger. We have filed these opinions with the SEC as exhibits to the registration statement related to this joint proxy statement/prospectus. See "Where You Can Find More Information" on page VI-1. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of federal income taxation that may be relevant to a shareholder in light of the shareholder's particular circumstances or to those Mobil shareholders subject to special rules, such as shareholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, shareholders who acquired their Mobil stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation or shareholders who hold their Mobil stock as part of a straddle or conversion transaction. This discussion assumes that Mobil shareholders hold their respective shares of Mobil stock as capital assets within the meaning of Section 1221 of the Code.

     It is a condition to the obligations of Mobil and Exxon to complete the merger that each receive a legal opinion from its counsel that the merger constitutes a tax-free reorganization, within the meaning of Section 368 of the Code, for federal income tax purposes. These legal opinions will assume the absence of certain changes in the existing facts and may rely on assumptions, representations and covenants made by Mobil, Exxon and others, including those contained in certificates of officers of Mobil and Exxon. If any of these factual assumptions is inaccurate, the tax consequences of the merger could differ from those described here. The opinions regarding the tax-free nature of the merger neither bind the IRS nor preclude the IRS from adopting a contrary position. Neither Mobil nor Exxon intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

     Federal Income Tax Consequences to Exxon Shareholders. Holders of Exxon stock will not recognize any gain or loss for federal income tax purposes as a result of the merger.

     Federal Income Tax Consequences to Mobil Shareholders. Except as provided below, holders of shares of Mobil stock will (1) not recognize any gain or loss for federal income tax purposes as a result of the exchange of their shares of Mobil stock for Exxon Mobil stock in the merger except with respect to cash received instead of a fractional share of Exxon Mobil common stock and (2) have a tax basis in the Exxon Mobil stock received in the merger equal to the tax basis of the Mobil stock surrendered in the merger less any tax basis of the Mobil stock surrendered that is allocable to a fractional share of Exxon Mobil common stock for which cash is received. The Mobil shareholders' holding period with respect to the Exxon Mobil stock received in the merger will include the holding period of the Mobil stock surrendered in the merger.

     To the extent that a holder of shares of Mobil common stock receives cash instead of a fractional share of Exxon Mobil common stock, the holder will be required to recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the holder's shares of Mobil common stock allocable to such fractional share of Exxon Mobil common stock. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the share of Mobil common stock exchanged for the fractional share of Exxon Mobil common stock was held for more than one year at the effective time of the merger.

Chapter One - The Merger


     Under the merger agreement, Mobil will pay any transfer taxes incurred as a result of a change in ownership of Mobil, including transfer taxes that under applicable law may be the primary liability of the holders of Mobil stock. Although the matter is not free from doubt (because of the absence of legislative, judicial or other authority directly on point), Mobil's payment of transfer taxes for which the Mobil shareholders are primarily liable, if any, may be taxable as a dividend to the Mobil shareholders for federal income tax purposes.

     Federal Income Tax Consequences to Mobil, Exxon and the Merger Subsidiary. None of Exxon, Mobil, or the merger subsidiary will recognize gain or loss for federal income tax purposes as a result of the merger.

     WE INTEND THIS DISCUSSION TO PROVIDE ONLY A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. WE DO NOT INTEND THAT IT BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, WE DO NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, EXCEPT FOR THE DISCUSSION OF TRANSFER TAXES ABOVE, WE DO NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, WITH RESPECT TO YOUR INDIVIDUAL CIRCUMSTANCES.

Regulatory Matters

     U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules the merger may not be completed until notifications have been given, certain information has been furnished to the FTC and specified waiting period requirements have been satisfied. During the week of December 14, 1998 Exxon and Mobil each filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division of the United States Department of Justice. On January 15, 1999, the FTC issued a request for additional information and other documentary materials to Exxon and Mobil relating to the merger. The merger may not be completed until 20 days following substantial compliance with this request by both parties, unless the waiting period is terminated earlier. If it believes that the merger would violate the federal antitrust law by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC has the authority to challenge the merger on antitrust grounds by seeking a federal court order temporarily enjoining the transaction pending conclusion of an administrative hearing. The FTC may also proceed with an administrative proceeding if the injunction is denied, and if the merger is found to be anticompetitive, challenge it after the fact. We can give no assurance that a challenge to the merger will not be made or, if such a challenge is made, that it would be unsuccessful. In addition, a number of state attorneys general have indicated their intent to review the proposed merger and to coordinate that review with the FTC. Expiration or termination of the HSR Act waiting period is a condition to the merger. See "The Merger Agreement--Conditions to the Completion of the Merger" on page I-58.

     European Union. Under Council Regulation No. 4064/89 of the European Commission and accompanying regulations, the merger is subject to review by the European Commission. Exxon and Mobil informally notified the EC of the merger on December 1, 1998 and expect to file formal notifications with the EC of the merger agreement by the end of April 1999. Completion of review under the EC merger regulation is a condition to the merger. See "The Merger Agreement--Conditions to the Completion of the Merger" on page I-58.

     Other Laws. Exxon and Mobil conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. Exxon and Mobil are currently in the process of reviewing whether other filings or approvals may be required or desirable in these other jurisdictions. We recognize that some of these filings may not be completed before the closing, and that some of these approvals, which are not as a matter of practice required to be obtained prior to effectiveness of a merger transaction, may not be obtained prior to the closing.

     General. It is possible that governmental entities having jurisdiction over Exxon and Mobil may seek regulatory concessions as conditions for granting approval of the merger. If any regulatory body's approval contains terms or imposes conditions or restrictions relating or applying to, or requiring changes in or limitations

                                                      Chapter One - The Merger


on, the operation or ownership of any asset or business of Exxon, Mobil or any of their subsidiaries, or on Exxon Mobil's ownership of Mobil or requiring asset divestitures, which could reasonably be expected to result in a substantial detriment to Exxon, Mobil and their subsidiaries, taken as a whole, after the closing, Exxon can decline to close under the merger agreement. We can give no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to closing of the merger or within the time frame contemplated by Exxon and Mobil. See "The Merger Agreement--Conditions to the Completion of the Merger" on page I-58.

Appraisal Rights

     Holders of Exxon common stock are not entitled to dissenters' appraisal rights under New Jersey law in connection with the merger. Holders of Mobil common stock do not have dissenters' appraisal rights under Delaware law in connection with the merger because the shares of Exxon Mobil common stock that such holders will be entitled to receive in the merger will be listed on the New York Stock Exchange at the closing. See "Chapter Three--Comparison of Shareholder Rights--Appraisal Rights". Dissenters' appraisal rights are available in connection with the merger to the trustee of the Mobil ESOP, the sole record holder of Mobil ESOP preferred stock, if the trustee complies with the procedural requirements of the Delaware dissenters' rights statute.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

     This joint proxy statement/prospectus does not cover any resales of the Exxon Mobil common stock to be received by the shareholders of Mobil upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

     All shares of Exxon Mobil common stock received by Mobil shareholders in the merger will be freely transferable, except that shares of Exxon Mobil common stock received by persons who are deemed to be "affiliates" of Mobil under the Securities Act of 1933, as amended, at the time of the Mobil meeting may be resold by them only in transactions permitted by Rule 145 under the 1933 Act or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of Mobil for such purposes generally include individuals or entities that control, are controlled by or are under common control with Mobil and include directors and executive officers of Mobil. The merger agreement requires Mobil to use its reasonable best efforts to cause each of such affiliates to execute a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any of the shares of Exxon Mobil common stock issued to them in the merger in violation of the 1933 Act or the related SEC rules.

     In addition, each of the directors and some of the executive officers of Exxon and Mobil have executed written agreements prohibiting them from selling, transferring or otherwise disposing of, or acquiring or selling any options or other securities relating to, securities of Exxon or Mobil that would be intended to reduce the individual's risk relative to, any shares of Exxon common stock or Mobil common stock beneficially owned by him or her during the period beginning 30 days prior to the closing and ending at such time as financial results covering at least 30 days of combined operations of Exxon and Mobil have been publicly released by Exxon Mobil after the merger.

Chapter One - The Merger


           COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Exxon common stock and Mobil common stock are each listed on the NYSE. Exxon's ticker symbol on the NYSE is "XON" and Mobil's ticker symbol on the NYSE is "MOB". The following table shows, for the periods indicated, the high and low of the last reported closing prices per share of Exxon common stock and Mobil common stock, as reported on the Consolidated Tape, and the dividends per share.

                                         Exxon Common Stock(1)                    Mobil Common Stock(2)
                              -------------------------------------      -------------------------------------
                                 High          Low        Dividend           High         Low        Dividend
                              ---------    ----------    ----------      ----------   ----------   -----------
1997
   First Quarter............  $  55.625    $  48.250      $  0.395       $  68.000    $  60.625     $  0.530
   Second Quarter...........     65.125       49.875         0.410          72.250       60.000        0.530
   Third Quarter............     67.250       58.625         0.410          78.000       69.625        0.530
   Fourth Quarter...........     66.875       54.750         0.410          77.500       66.438        0.530

1998
   First Quarter............  $  70.000    $  56.625      $  0.410       $  83.813    $  63.750     $  0.570
   Second Quarter...........     76.000       65.375         0.410          82.813       73.438        0.570
   Third Quarter............     73.813       62.000         0.410          80.000       62.438        0.570
   Fourth Quarter...........     77.313       69.438         0.410          91.250       71.000        0.570

1999
   First Quarter............  $  76.375    $  64.313      $  0.410       $  95.875    $  80.063     $  0.570
   Second Quarter (through
      April 1)..............     70.375       69.438         0.000          88.063       86.625        0.000

-------------------
 (1) Exxon prior period share prices and dividends restated for a two-for-one stock split effective March 14, 1997.

 (2) Mobil prior period share prices and dividends restated for a two-for-one stock split effective May 20, 1997.

     On November 25, 1998, the last full trading day before Exxon and Mobil issued a joint press release confirming that they were in discussions concerning a possible combination, the last reported per share closing price was $72.688 for Exxon common stock and $78.375 for Mobil common stock. On November 30, 1998, the last full trading day before the public announcement of the proposed merger, the last reported closing price was $75.000 for Exxon common stock and $86.000 for Mobil common stock. On April 1, 1999, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the last reported closing price was $70.125 for Exxon common stock and $87.375 for Mobil common stock. We urge you to obtain current market quotations prior to making any decision with respect to the merger.

     Following the merger, Exxon Mobil common stock will be traded on the NYSE under the ticker symbol "XOM".

     The merger agreement permits Exxon and Mobil to pay, prior to the closing, regular quarterly cash dividends to holders. The parties have agreed in the merger agreement to coordinate declaring dividends and the related record dates and payment dates so that Mobil shareholders do not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Mobil shares and the Exxon Mobil shares to be received by them in the merger.

                                                      Chapter One - The Merger


     Exxon Mobil expects to continue to pay quarterly dividends on Exxon Mobil common stock after completion of the merger. The payment of dividends by Exxon Mobil in the future, however, will depend on business conditions, Exxon Mobil's financial condition and earnings and other factors.

Effect of Merger on Mobil Dividend Reinvestment Plan

     Upon completion of the merger, Mobil's Stock Purchase and Dividend Reinvestment Plan (the "Mobil DRIP") will terminate and participants in the plan will be automatically enrolled in Exxon Mobil's Shareholder Investment Program (the "Exxon Mobil SIP"). Exxon Mobil shares issued in exchange for Mobil DRIP shares will be held in book-entry form by the administrator of the Exxon Mobil SIP and cash dividends paid by Exxon Mobil on those shares will be reinvested in additional Exxon Mobil shares. Participants in the Exxon Mobil SIP can obtain certificates for their plan shares, change dividend reinvestment levels, or withdraw from the plan by following specified procedures. Mobil DRIP participants will receive more information on the Exxon Mobil SIP as soon as practicable after completion of the merger.

Chapter One - The Merger


           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of income of Exxon and Mobil giving effect to the merger using the pooling of interests method of accounting for a business combination.

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements of Exxon for the years 1998, 1997 and 1996 and from the audited financial statements of Mobil for the years 1998, 1997 and 1996. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page VI-1.

     The unaudited pro forma condensed combined statements of income for the years ended December 31, 1998, 1997 and 1996 assume the merger was effected on January 1, 1996. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on December 31, 1998. The accounting policies of Exxon and Mobil are substantially comparable. Consequently, we did not make adjustments to the unaudited pro forma condensed combined financial statements to conform the accounting policies of the combining companies.

     The unaudited pro forma combined financial information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                      Chapter One - The Merger


              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             AS OF DECEMBER 31, 1998

                                                                        Historic
                                                                 -----------------------      Pro Forma          Pro Forma
                                                                   Exxon(2)     Mobil(2)      Adjustments        Combined
                                                                 -----------    --------      -----------        --------
                                                                                     (millions of dollars)
Assets
Current assets
      Cash and cash equivalents..............................    $   1,441      $    714    $     63  (6A)      $    2,218
      Other marketable securities............................           20            17         182  (6A)             219
      Notes and accounts receivable, less estimated doubtful
        accounts.............................................        9,512         5,518      (1,000) (4)
                                                                                               2,229  (6A)          16,259
      Inventories
        Crude oil, products and merchandise..................        4,896         1,545       1,096  (6A)           7,537
        Materials and supplies...............................          709           366          81  (6A)           1,156
      Prepaid taxes and expenses.............................        1,015           571          50  (6A)           1,636
                                                                 ---------      --------    --------            ----------
         Total current assets................................       17,593         8,731       2,701                29,025
Investments and advances.....................................        6,434         8,490      (1,203) (6A)          13,721
Property, plant and equipment, at cost, less accumulated
 depreciation and depletion..................................       65,199        24,727       2,656  (6A)          92,582
Other assets, including intangibles, net.....................        3,404           806           6  (6A)           4,216
                                                                 ---------      --------    --------            ----------
         Total assets........................................    $  92,630      $ 42,754    $  4,160            $  139,544
                                                                 ---------      --------    --------            ----------
Liabilities
Current liabilities
      Notes and loans payable................................    $   4,248      $  3,982    $    377  (6A)      $    8,607
      Accounts payable and accrued liabilities...............       13,825         8,167      (1,000) (4)
                                                                                                  90  (5)
                                                                                               2,269  (6A)          23,351
      Income taxes payable...................................        1,339           797           7  (6A)           2,143
                                                                 ---------      --------    --------            ----------
         Total current liabilities...........................       19,412        12,946       1,743                34,101
Long-term debt...............................................        4,530         3,719         283  (6A)           8,532
Annuity reserves and accrued liabilities.....................        9,514         3,071         402  (6A)          12,987
Deferred income tax liabilities..............................       13,142         3,254         354  (6A)          16,750
Deferred credits.............................................          475         1,021          22  (6A)           1,518
Equity of minority and preferred shareholders in affiliated
 companies...................................................        1,807           373       1,446  (6A)           3,626
                                                                 ---------      --------    --------            ----------
         Total liabilities...................................       48,880        24,384       4,250                77,514
                                                                 ---------      --------    --------            ----------
Shareholders' Equity
Preferred stock..............................................          105           641                               746
Benefit plan related balances................................         (125)         (668)                             (793)
Common stock.................................................        2,323           898        (117) (6B)           3,104
Capital surplus..............................................                      1,649      (1,649) (6B)
Earnings reinvested..........................................       54,575        20,534         (90) (5)
                                                                                              (1,860) (6B)          73,159
Accumulated other nonowner changes in equity
 Cumulative foreign exchange translation adjustment..........         (641)         (932)                           (1,573)
 Minimum pension liability adjustment........................         (282)         (126)                             (408)
Common stock held in treasury................................      (12,205)       (3,626)      3,626  (6B)         (12,205)
                                                                 ---------      --------    --------            ----------
         Total shareholders' equity..........................       43,750        18,370         (90)               62,030
                                                                 ---------      --------    --------            ----------
         Total liabilities and shareholders' equity..........    $  92,630      $ 42,754    $  4,160            $  139,544
                                                                 =========      ========    ========            ==========

                  See Accompanying Notes to Unaudited Pro Forma
                    Condensed Combined Financial Statements

Chapter One - The Merger


        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                     FOR YEAR ENDED DECEMBER 31, 1998

                                                                 Historic
                                                          -----------------------      Pro Forma          Pro Forma
                                                             Exxon       Mobil(2)      Adjustments        Combined
                                                          -----------    --------    ---------------    --------------
                                                                          (millions of dollars)
Revenue
  Sales and other operating revenue, including
     excise taxes....................................... $  115,417     $   51,893    $  (10,300) (4)
                                                                                           7,630  (6A)   $ 164,640
  Earnings from equity interests and other revenue......      2,355          1,638           (18) (6A)       3,975
                                                         ----------     ----------    ----------         ---------
       Total revenue....................................    117,772         53,531        (2,688)          168,615
                                                         ==========     ==========    ==========         =========
Costs and other deductions
  Crude oil and product purchases.......................     45,020         27,687       (10,300) (4)
                                                                                           5,947  (6A)      68,354
  Operating expenses....................................     11,540          5,222           852  (6A)      17,614
  Selling, general and administrative expenses..........      8,372          3,708           285  (6A)      12,365
  Depreciation and depletion............................      5,340          2,831           170  (6A)       8,341
  Exploration expenses, including dry holes.............        863            643                           1,506
  Interest expense......................................        100            451            14  (6A)         565
  Excise taxes..........................................     14,720          5,853                          20,573
  Other taxes and duties................................     22,576          4,029           342  (6A)      26,947
  Income applicable to minority and preferred interests.        185             47            34  (6A)         266
                                                         ----------     ----------    ----------         ---------
       Total costs and other deductions.................    108,716         50,471        (2,656)          156,531
                                                         ==========     ==========    ==========         =========
Income before income taxes..............................      9,056          3,060           (32)           12,084
  Income taxes..........................................      2,616          1,356           (32) (6A)       3,940
                                                         ----------     ----------    ----------         ---------
Income before cumulative effect of accounting change....      6,440          1,704             0             8,144
  Cumulative effect of accounting change................        (70)             0                             (70)
                                                         ----------     ----------    ----------         ---------
Net income.............................................. $    6,370     $    1,704    $        0         $   8,074
                                                         ==========     ==========    ==========         =========
Net income per common share (dollars)
  Before cumulative effect of accounting change......... $     2.64     $     2.12                       $    2.33  (3)
  Cumulative effect of accounting change................      (0.03)          0.00                           (0.02) (3)
                                                         ----------     ----------                       ---------
  Net income............................................ $     2.61     $     2.12                       $    2.31  (3)
                                                         ==========     ==========                       =========
Net income per common share--assuming dilution (dollars)
  Before cumulative effect of accounting change......... $     2.61     $     2.10                       $    2.30  (3)
  Cumulative effect of accounting change................      (0.03)          0.00                           (0.02) (3)
                                                         ----------     ----------                       ---------
  Net income............................................      $2.58     $     2.10                       $    2.28  (3)
                                                         ==========     ==========                       =========

Average number common shares outstanding
  (millions)............................................      2,440            779                           3,468  (3)
Average number common shares
  outstanding--assuming dilution (millions).............      2,468            807                           3,533  (3)

Dividends per common share (dollars).................... $    1.640     $    2.280                       $   1.666  (3)

                  See Accompanying Notes to Unaudited Pro Forma
                    Condensed Combined Financial Statements

                                                      Chapter One - The Merger


           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1997

                                                                 Historic
                                                          -----------------------      Pro Forma          Pro Forma
                                                             Exxon       Mobil(2)      Adjustments        Combined
                                                          -----------    --------    ---------------    --------------
                                                                               (millions of dollars)
Revenue
   Sales and other operating revenue, including
      excise taxes...................................   $   135,142    $   64,028  $    (13,600)(4)
                                                                                          9,585 (6A)  $    195,155
   Earnings from equity interests and other
      revenue........................................         2,100         1,878           (81)(6A)         3,897
                                                        -----------    ----------- ------------       ------------
        Total revenue................................       137,242        65,906        (4,096)           199,052
                                                        ===========    =========== ============       ============

Costs and other deductions
   Crude oil and product purchases...................        57,971        35,784       (13,600)(4)
                                                                                          7,308 (6A)        87,463
   Operating expenses................................        13,045         5,413         1,046 (6A)        19,504
   Selling, general and administrative expenses......         8,406         4,334           319 (6A)        13,059
   Depreciation and depletion........................         5,474         2,554           178 (6A)         8,206
   Exploration expenses, including dry holes.........           753           499                            1,252
   Interest expense..................................           415           428             4 (6A)           847
   Excise taxes......................................        14,863         5,928                           20,791
   Other taxes and duties............................        23,111         4,578           390 (6A)        28,079
   Income applicable to minority and preferred
      interests......................................           406            23            84 (6A)           513
                                                        -----------   -----------  ------------       ------------
        Total costs and other deductions.............       124,444        59,541        (4,271)           179,714
                                                        ===========   ===========  ============       ============

Income before income taxes...........................        12,798         6,365           175             19,338
   Income taxes......................................         4,338         3,093           175 (6A)         7,606
                                                        -----------   -----------  ------------       ------------
Net income...........................................   $     8,460   $     3,272  $          0       $     11,732
                                                        ===========   ===========  ============       ============
Net income per common share (dollars)................   $      3.41   $      4.10                     $       3.32 (3)
Net income per common share--assuming
   dilution (dollars)................................   $      3.37   $      4.01                     $       3.28 (3)

Average number common shares outstanding
   (millions)........................................         2,473           786                            3,511 (3)
Average number common shares
   outstanding--assuming dilution (millions).........         2,505           815                            3,581 (3)

Dividends per common share (dollars).................   $     1.625   $     2.120                     $      1.619 (3)

                  See Accompanying Notes to Unaudited Pro Forma
                    Condensed Combined Financial Statements

Chapter One - The Merger

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1996

                                                                 Historic
                                                          -----------------------      Pro Forma          Pro Forma
                                                             Exxon       Mobil(2)      Adjustments        Combined
                                                          -----------    --------    ---------------    --------------
                                                                           (millions of dollars)
Revenue

   Sales and other operating revenue, including
      excise taxes...................................   $   131,543   $    79,944   $   (14,000)(4)
                                                                                         10,401 (6A)  $   207,888
   Earnings from equity interests and other
      revenue........................................         2,706         1,559           (42)(6A)        4,223
                                                        -----------   -----------   -----------       -----------
        Total revenue................................       134,249        81,503        (3,641)          212,111
                                                        ===========   ===========   ===========       ===========

Costs and other deductions

   Crude oil and product purchases...................        56,406        41,831       (14,000)(4)
                                                                                          8,022 (6A)       92,259
   Operating expenses................................        13,255         5,659         1,048 (6A)       19,962
   Selling, general and administrative expenses......         7,961         5,157           465 (6A)       13,583
   Depreciation and depletion........................         5,329         2,725           187 (6A)        8,241
   Exploration expenses, including dry holes.........           763           512                           1,275
   Interest expense..................................           464           455             6 (6A)          925
   Excise taxes......................................        14,815         9,236                          24,051
   Other taxes and duties............................        22,956         9,787           470 (6A)       33,213
   Income applicable to minority and preferred
      interests......................................           384            30            46 (6A)          460
                                                        -----------   -----------   -----------       -----------
        Total costs and other deductions.............       122,333        75,392        (3,756)          193,969
                                                        ===========   ===========   ===========       ===========

Income before income taxes...........................        11,916         6,111           115            18,142
   Income taxes......................................         4,406         3,147           115 (6A)        7,668
                                                        -----------   -----------   -----------       -----------
Net income...........................................   $     7,510   $     2,964   $         0       $    10,474
                                                        ===========   ===========   ===========       ===========

Net income per common share (dollars)................   $      3.01   $      3.69                     $      2.95 (3)
Net income per common share--assuming
   dilution (dollars)................................   $      2.99   $      3.62                     $      2.91 (3)

Average number common shares outstanding
   (millions)........................................         2,484           788                           3,525 (3)
Average number common shares
   outstanding--assuming dilution (millions).........         2,512           816                           3,588 (3)

Dividends per common share (dollars).................   $     1.560   $     1.963                     $     1.538 (3)


                  See Accompanying Notes to Unaudited Pro Forma
                    Condensed Combined Financial Statements

                                                      Chapter One - The Merger


      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1.   Basis of Presentation

     The unaudited pro forma condensed combined statements of income are based on the consolidated financial statements of Exxon and Mobil for the years ended December 31, 1998, 1997 and 1996. The unaudited pro forma condensed combined balance sheet is based on the consolidated financial statements of Exxon and Mobil at December 31, 1998.

     Exxon and Mobil consolidated financial statements are prepared in conformity with generally accepted accounting principles and require Exxon and Mobil management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. In the opinion of Exxon and Mobil, the unaudited pro forma condensed combined financial statements include all adjustments necessary to present fairly the results of the periods presented. Actual results are not expected to differ materially from these estimates.

Note 2.   Accounting Policies and Financial Statement Classifications

     The accounting policies of Exxon and Mobil are substantially comparable. Consequently, we did not make adjustments to the unaudited pro forma condensed combined financial statements to conform the accounting policies of the combining companies.

     Certain revenues, costs and other deductions in the consolidated statements of income for Mobil have been reclassified to conform to the line item presentation in the pro forma condensed combined statements of income. Certain assets and liabilities in the consolidated balance sheets for Exxon and Mobil have been reclassified to conform to the line item presentation in the pro forma condensed combined balance sheet.

Note 3.   Pro Forma Earnings Per Share and Dividends Per Share

     The pro forma combined net income per common share is based on net income less preferred stock dividends and the weighted average number of outstanding common shares. Net income per common share--assuming dilution includes the dilutive effect of incentive program stock options and convertible preferred stock. The weighted average number of outstanding common shares has been adjusted to reflect the exchange ratio of 1.32015 shares of Exxon Mobil common stock for each share of Mobil common stock.

     The pro forma combined dividends per share reflect the sum of the dividends paid by Exxon and Mobil divided by the number of shares that would have been outstanding for the periods, after adjusting the Mobil shares for the exchange ratio of 1.32015 shares of Exxon Mobil common stock.

Note 4.   Intercompany Transactions

     Intercompany sales and purchase transactions have been eliminated in the unaudited pro forma condensed combined statements of income. Intercompany amounts receivable and payable have been eliminated in the unaudited pro forma condensed combined balance sheet.

Note 5.   Merger-Related and Integration-Related Expenses

     Merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges, are estimated to be approximately $90 million. These fees and expenses have been reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 1998. These charges are not reflected in the unaudited pro forma condensed combined statements of income or the pro forma combined per share data.

Chapter One - The Merger


     We estimate that costs of approximately $2.0 billion ($1.3 billion after-tax) will be incurred for severance and other integration-related expenses, including the elimination of duplicate facilities and excess capacity, operational realignment and related workforce reductions. These expenditures are necessary to reduce costs and operate efficiently. The unaudited pro forma condensed combined financial statements reflect neither the impact of these charges nor the benefits from the expected synergies. The costs for severance and other integration-related expenses will be charged to operations in the periods the obligations occur.

Note 6.   Other Pro Forma Adjustments

      (A) A pro forma adjustment has been made to consolidate the accounts of certain refining, marketing and chemicals operations that are jointly controlled by the combining companies and which were accounted for by Exxon and Mobil as separate companies using the equity method.

      (B) A pro forma adjustment has been made to reflect the cancellation of Mobil common stock accounted for as treasury stock and the assumed issuance of approximately 1.0 billion shares of Exxon Mobil common stock in exchange for all of the outstanding Mobil common stock (based on the exchange ratio of 1.32015). The actual number of shares of Exxon Mobil common stock to be issued in connection with the merger will be based on the number of shares of Mobil common stock issued and outstanding at the effective time.

                                                      Chapter One - The Merger


                         OPINIONS OF FINANCIAL ADVISORS

     We each retained our own financial advisor to assist us and our Boards in our consideration of valuation, financial and other matters relating to the merger. Exxon retained J.P. Morgan Securities Inc. as its financial advisor and Mobil retained Goldman, Sachs & Co. as its financial advisor.

Opinion of Exxon Financial Advisor

     At the December 1, 1998 meeting of the Exxon Board, J.P. Morgan gave its opinion to the Exxon Board that, as of such date and based upon and subject to the various considerations set forth in its opinion, the consideration to be paid by Exxon in connection with the proposed merger was fair from a financial point of view to Exxon. J.P. Morgan has reaffirmed its December 1, 1998 opinion in its written opinion to the Exxon Board dated as of April 2, 1999.

     The full text of the updated opinion of J.P. Morgan, which sets forth among other things the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex C and is incorporated by reference with the consent of J.P. Morgan. This opinion should be read carefully and in its entirety. J.P. Morgan's opinion is addressed to the Exxon Board, is directed only to the fairness of the consideration to be paid in the merger, does not address any other aspect of the merger and does not constitute a recommendation to any Exxon shareholder as to how to vote with respect to the merger. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

     In rendering its opinions, J.P. Morgan reviewed:

        o  the merger agreement;

        o  in the case of its updated opinion, this document;

        o certain publicly available information concerning the business of Mobil and of certain other companies engaged in businesses that J.P. Morgan deemed comparable to those of Mobil, and the reported market prices for the securities of certain other companies that J.P. Morgan deemed comparable;

        o publicly available terms of certain transactions involving companies comparable to Mobil and the consideration received for such companies;

        o current and historical market prices of the Exxon common stock and the Mobil common stock;

        o the audited financial statements of Exxon and Mobil for the fiscal year ended December 31, 1997, and the unaudited condensed financial statements of Exxon and Mobil for the period ended September 30, 1998;

        o in the case of its updated opinion, the audited financial statements of Exxon and Mobil for the fiscal year ended December 31, 1998;

        o certain presentations made by Exxon and Mobil in 1998 to equity analysts regarding the performance of their respective businesses;

        o certain internal financial analyses of potential synergies that may be realized from the merger prepared by Exxon and Mobil and their respective managements; and

        o the terms of other business combinations that J.P. Morgan deemed relevant.

Chapter One - The Merger


     In addition, J.P. Morgan participated in discussions with certain members of the management of Exxon and Mobil with respect to certain aspects of the merger, the past and current business operations of Exxon and Mobil, the financial condition and future prospects and operations of Exxon and Mobil, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry. J.P. Morgan reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

     In giving its opinion, J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to it by Exxon and Mobil or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any evaluation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses provided to it of potential synergies that may be realized from the merger, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of Exxon as to such potential synergies. J.P. Morgan has also assumed that the merger will have the tax consequences and pooling of interests accounting treatment described in the merger agreement and this document, and that the transactions contemplated by the merger agreement will be consummated as described in the merger agreement and this document. J.P. Morgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

     J.P. Morgan's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect its opinion, and J.P. Morgan does not have any obligation to update, or revise or reaffirm such opinion. J.P. Morgan expressed no opinion as to the price at which Exxon common stock will trade at any future time.

     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its December 1, 1998 opinion. J.P. Morgan utilized substantially the same types of analyses in connection with providing its updated opinion.

     The elements of J.P. Morgan's analyses included:

        o assessing the potential value creation as a result of the merger (paragraphs 1-3);

        o assessing the sharing of the combined pro forma entity given the historical and forecast contributions of each company, and the sharing of the potential value creation (paragraphs 4-6);

        o testing the results on pro-forma Exxon earnings per share for the potential accretion/dilution of earnings for the next 3 years (paragraph 7); and

        o checking the premium to be paid by Exxon in the merger against market precedent (paragraph 8).

       1. Comparable Return on Capital Employed. J.P. Morgan reviewed and analyzed the return on capital employed ("ROCE") of both Exxon and Mobil since 1993. J.P. Morgan observed that Exxon's ROCE has consistently been 2-3% above that of Mobil. J.P. Morgan's analysis indicated that if Mobil were to be merged with Exxon, the combined entity's capital productivity would eventually be higher than the pro forma capital productivity of Exxon and Mobil. J.P. Morgan indicated that it would be reasonable to assume that the benefits of this capital productivity increase would occur within three years of the closing of the merger. J.P. Morgan pointed out, however, that its views in this respect were based on discussions with senior management at Exxon and that there could be no assurance that this increase in capital productivity would be realized.

       2. Comparable P/E Analysis. J.P. Morgan performed an analysis comparing Exxon's price to earnings multiples with Mobil's price to earnings multiples for the past five years. The source for these price to earnings multiples was the one and two year prospective price to earnings multiple estimates by I/B/E/S International Inc. and First Call, organizations which compile brokers' earnings estimates on public companies. Such analysis

                                                      Chapter One - The Merger


indicated that Mobil has been trading in the recent past at an 8% to 15% discount to Exxon. J.P. Morgan's analysis indicated that if Mobil were to be valued at price to earnings multiples comparable to those of Exxon, there would be an enhancement of value to its shareholders of approximately $11 billion. Finally, this analysis suggested that the combined company might enjoy an overall increase in its price to earnings multiple due to the potential for improved capital productivity and the expected strategic benefits of the merger. According to J.P. Morgan's analysis, a price to earnings multiple increase of 1 for Exxon Mobil would result in an enhancement of value to shareholders of approximately $10 billion. J.P. Morgan pointed out, however, that there could be no assurance that these values would be realized.

       3. Annual Pre-Tax Synergies. J.P. Morgan reviewed and analyzed the future synergies expected to result from the merger, estimated by management at $2.8 billion annually on a pre-tax basis. J.P. Morgan also analyzed stock-for-stock merger transactions over the past three years where the market capitalization of the smaller entity pre-announcement was greater than $5 billion. The analysis indicated that for industrially logical mergers, the market granted a post-announcement value pick-up to the companies of 6-9 times the anticipated synergy benefits identified by management on a pre-tax basis. In cases where management also had a good track record of cost cutting, J.P. Morgan indicated that the market might be expected to capitalize synergies at a multiple of 8-9 times on a pre-tax basis. Based on the estimated synergies of $2.8 billion expected to result from the merger, this suggested a potential value creation in the short term of approximately $22-25 billion.

     J.P. Morgan also indicated that the value of the potential synergies for the combined company could be greater in the long term if management achieved its stated objectives and the expected synergies were demonstrated to the market. On this basis, J.P. Morgan estimated that as much as $11 billion in value could be created in excess of the short term impact, in addition to the potential enhancement of value described in paragraph 2 above.

     In addition to expressing no opinion as to the potential future trading price of the Exxon common stock, J.P. Morgan also pointed out that there could be no assurance that either these short-term or long-term values would be realized.

       4. Sharing of Future Benefits of the Merger. J.P. Morgan reviewed the elements of potential value creation, which were:

     o  immediate value pick-up based on estimated pre-tax synergies; and
     o  additional long-term value pick-up that could result from the possible
        o  realization of anticipated synergies,
        o  price to earnings multiple re-rating for Mobil, and
        o  price to earnings multiple re-rating for the combined company.

J.P. Morgan's review suggested that over the long term, the potential for value creation from these elements could be as much as $47-57 billion. Since Exxon's market capitalization is significantly larger than Mobil's, Exxon's shareholders would enjoy a greater proportion of the value creation if no premium were paid by Exxon in the merger. By offering a premium to Mobil's shareholders, this potential value creation was instead shared in approximately equal proportions between the companies' shareholders and such sharing was deemed to be a reasonable allocation of value creation.

Chapter One - The Merger


     5. Historical Contribution Analysis. J.P. Morgan reviewed and analyzed the relative historical contribution of both Exxon and Mobil to the combined pro forma entity.

     The following table illustrates the historical relative market capitalization contribution by Exxon to a combined Exxon Mobil entity:

At closing on November 20, 1998.......................................   74.7%
Average for the one month prior to November 20, 1998..................   74.9%
Average for the three months prior to November 20, 1998...............   74.3%
Average for the six months prior to November 20, 1998.................   74.4%
Average for the twelve months prior to November 20, 1998..............   73.8%

     The source for the table above was Datastream, an organization which compiles share prices for public companies.

     The following table illustrates the historical relative contribution by Exxon to a combined Exxon Mobil entity for the different financial and physical performance measures that were reviewed:

                                                                                                          9 months to
                                    1992        1993        1994        1995        1996        1997     Sep 30, 1998
                                    ----        ----        ----        ----        ----        ----     ------------
Firm value........................                                                              71.3%        73.0%
Total revenues....................                                                              67.6%        68.7%
After tax earnings before change
   in accounting principles.......  78.6%       71.7%       74.4%       73.1%       71.7%       72.1%        72.6%
Pre-tax earnings before interest
   and pre-extraordinary items....  70.5%       67.3%       67.9%       69.8%       66.0%       66.7%        68.4%
Earnings before interest, tax,
   depreciation and amortization
   pre-extraordinary items........  68.1%       66.5%       65.6%       65.9%       66.1%       67.1%        68.6%
Dividends distributed.............  73.4%       73.4%       72.8%       72.2%       71.5%       70.5%        69.2%
After tax operating cash flow.....  69.6%       69.1%       68.1%       68.3%       68.5%       69.1%        71.5%
Capital employed..................  65.3%       65.2%       66.8%       67.1%       66.4%       67.2%        66.3%
Pre tax earnings before interest,
   depreciation and amortization
   and exploration expense pre-
   extraordinary items............                                                              66.8%
Net fixed assets..................                                                              73.0%
Oil and gas reserves..............                                                              66.6%
Refinery capacity.................                                                              65.7%
Marketing sales...................                                                              61.9%
Production........................                                                              61.2%
SEC-10............................                                                              63.1%

     J.P. Morgan observed that the relative contribution by Exxon to a combined Exxon Mobil entity in the most recent full year of Exxon would have been between 61% and 73% depending on the measure used. J.P. Morgan compared this range of relative contribution with the approximately 70% continuing ownership stake that Exxon's shareholders would have in the combined company following the merger. Sources for the historical financial information used in connection with the ratios were Exxon's and Mobil's annual reports for the years 1992-1997, inclusive, and first nine months results of 1998 as announced by both companies.

       6. Forecast Contribution Analysis. J.P. Morgan reviewed and analyzed the then most current First Call earnings and after-tax operating cash flow forecasts for 1998, 1999 and 2000. J.P. Morgan observed that Exxon was forecast to contribute between 70% and 73% of the future earnings and cash flow of a combined Exxon Mobil

                                                      Chapter One - The Merger


entity. J.P. Morgan compared this range of forecasted contribution with the approximately 70% continuing ownership stake that Exxon's shareholders would have in the combined company following the merger.

       7. Exxon Pro Forma Merger Analysis. J.P. Morgan analyzed the then-current pro forma Exxon earnings per share forecasts for 1999, 2000 and 2001 based on First Call estimates. The analysis showed, assuming $2.8 billion in synergies phased in over three years, on an equivalent share basis, that the merger would be accretive from 1999 to Exxon's shareholders, excluding non-recurring integration-related costs.

       8. Analysis of Selected Comparable Transactions. J.P. Morgan reviewed 38 recently announced or closed large capitalization stock-for-stock transactions. J.P. Morgan then compared the implied premiums resulting from the smaller company's share of the pro forma combined company resulting from the transaction as compared with the smaller company's market capitalization relative to the combined market capitalization of the companies prior to announcement of the transaction.

     J.P. Morgan's analysis showed that for transactions involving smaller companies with a relative market capitalization comparable to that of Mobil pre-announcement, a premium of 15% to 25% matched market precedent. The analysis indicated that, based on the closing share prices on November 30, 1998, the day prior to announcement of the merger, the implied premium paid to Mobil shareholders would be approximately 10%. The analysis also indicated that, based on closing share prices on November 24, 1998, two trading days before Exxon and Mobil issued a joint press release confirming that they were in discussions concerning a possible merger, the implied premium paid to Mobil shareholders would be approximately 20%.

     The summary set forth above is not a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, J.P. Morgan considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, J.P. Morgan believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, J.P. Morgan may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuation resulting from any particular analysis described should not be taken as J.P. Morgan's view of the actual value of Exxon or Mobil. In performing its analyses, J.P. Morgan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Exxon and Mobil. Any estimates contained in J.P. Morgan's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Exxon and to deliver a fairness opinion with respect to the merger on the basis of such experience and its familiarity with Exxon.

     Pursuant to a letter agreement dated November 9, 1998, Exxon engaged J.P. Morgan as its exclusive financial advisor in connection with the merger. Pursuant to the terms of the J.P. Morgan engagement letter, Exxon has agreed to pay J.P. Morgan a fee equal to (i) $100,000 per month and (ii) $8,000,000 payable upon the consummation of the merger or acquisition of a majority of the common stock or assets of Mobil by Exxon, with up to $2,400,000 of the fees paid pursuant to clause (i) above to be creditable to any fees that become payable pursuant to clause (ii) above. In addition, Exxon has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan's engagement, including liabilities under the federal securities laws. The SEC has taken the position that such indemnification under the federal securities laws may not be enforceable if it is found to be against public policy.

Chapter One - The Merger


     J.P. Morgan has in the past provided financial advisory services to a subsidiary of Exxon, and in the past has provided financial advisory and other services to Mobil. In addition, Mr. Raymond has been a member of J.P. Morgan's board of directors since 1987. As a result, a potential conflict of interest could be deemed to exist. The Exxon Board did not consider this potential conflict to be significant either to the selection of J.P. Morgan as financial advisor or to relying on J.P. Morgan's opinion. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Exxon or Mobil for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Opinion of Mobil Financial Advisor

     On December 1, 1998, Goldman Sachs delivered its written opinion to the Mobil Board that, as of the date of such opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Mobil common stock. Goldman Sachs reconfirmed its December 1, 1998 opinion by delivery of its written opinion dated as of April 2, 1999.

     The full text of the written opinion of Goldman Sachs, dated April 2, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex D and is incorporated by reference. Mobil shareholders are urged to, and should, read such opinion in its entirety.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

        o   the merger agreement;

        o   the stock option agreement;

        o Annual Reports to Stockholders and Annual Reports on Form 10-K of Mobil and Exxon for the five years ended December 31, 1997 and, in the case of its reconfirmed opinion, the Annual Reports on Form 10-K of Mobil and Exxon for the year ended December 31, 1998 and this document;

        o certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Mobil and Exxon;

        o certain other communications from Mobil and Exxon to their respective shareholders;

        o certain internal financial analyses and forecasts for Mobil prepared by its management; and

        o certain cost savings and operating synergies projected by the managements of Mobil and Exxon to result from the merger.

     Goldman Sachs also held discussions with members of the senior management of Mobil regarding the strategic rationale for, and the potential benefits of, the merger and Mobil's past and current business operations, financial condition and future prospects. Goldman Sachs reviewed forecasts regarding selected measures of future operating and financial performance of Exxon in summary form prepared by management of Mobil based on its discussions with management of Exxon. Internal financial analyses and forecasts prepared by Exxon were not otherwise made available for review by Goldman Sachs. In addition, Goldman
Sachs:

        o reviewed the reported price and trading activity for Mobil common stock and Exxon common stock;

        o compared certain financial and stock market information for Mobil and Exxon with similar information for certain other companies the securities of which are publicly traded;

        o reviewed the financial terms of certain recent business combinations; and

                                                      Chapter One - The Merger


        o performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of the Mobil Board, that the synergies were reasonably prepared on a basis reflecting the best available estimates and judgments of Mobil and Exxon as of the date of its opinion. Goldman Sachs also assumed, with the consent of the Mobil Board, that the merger will be accounted for as a pooling of interests under generally accepted accounting principles. Goldman Sachs also has assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any meaningful adverse effect on Mobil or Exxon. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Mobil or Exxon or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. The opinion of Goldman Sachs was provided for the information and assistance of the Mobil Board in connection with its consideration of the merger and is not a recommendation as to how any holder of shares of Mobil common stock should vote.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its written opinion to the Mobil Board on December 1, 1998. Goldman Sachs utilized substantially the same types of financial analyses in connection with providing its opinion dated April 2, 1999.

       1. Historical Stock Trading Analysis. Goldman Sachs reviewed the average historical trading prices for the shares of Mobil common stock. In addition, Goldman Sachs analyzed the consideration to be received by holders of Mobil common stock pursuant to the merger agreement in relation to the average per share closing price of Mobil common stock for the one week, one month, three month, six month, one year, three year, five year and ten year periods ended November 24, 1998 and in relation to the closing price of Mobil common stock on November 24, 1998 and November 30, 1998. November 24, 1998 was chosen as a reference date because it was the last trading day prior to public reports that Mobil and Exxon were discussing a potential business combination transaction.

     This analysis was based on the exchange ratio of 1.32015 and the per share price of Exxon common stock of $75.00 on November 30, 1998, the last trading day prior to the announcement of the execution of the merger agreement. The analysis indicated that the consideration per share of Mobil common stock to be received by holders of Mobil common stock pursuant to the merger agreement:

        o in relation to the average closing price for the one week, one month, three month, six month and one year periods ending November 24, 1998, represented a premium of 33.4%, 33.6%, 31.5%, 32.5% and 33.4%, respectively;

        o in relation to the closing price of Mobil common stock on November 24, 1998 and November 30, 1998, represented a premium of 32.1% and 15.1%, respectively; and

        o in relation to the closing price of Mobil common stock on May 1, 1998, the date of Mobil's all time high closing stock price prior to November 25, 1998, represented a premium of 19.9%.

       2. Exchange Ratio Analysis. Goldman Sachs calculated the average of the historical daily exchange ratios of Exxon common stock to Mobil common stock based on the closing prices of Exxon common stock and Mobil common stock for the one week, one month, three month, six month and one year periods ended November 24, 1998. Such analysis indicated:

        o that the average exchange ratios over such periods were 1.041, 1.035, 1.064, 1.059 and 1.096, respectively, compared to the exchange ratio of 1.32015 pursuant to the merger agreement;

        o that the average exchange ratio since the closing price of Mobil common stock on May 1, 1998, the date of Mobil's all time high closing price prior to November 25, 1998, was 1.092; and

Chapter One - The Merger


        o an exchange ratio of 1.147 for the closing price of Exxon common stock to Mobil common stock on November 30, 1998, as compared to the exchange ratio of 1.32015 pursuant to the merger agreement.

       3. Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information, including, among other things, equity market value, levered value, total assets, shareholders' equity, earnings before interest, taxes, depreciation and amortization ("EBITDA"), net income and discretionary cash flow for Exxon, Mobil and the pro forma combined company resulting from the merger. Levered value is market value of equity plus book value of debt less cash. Discretionary cash flow is net income plus depreciation, depletion, amortization, deferred taxes and exploration expenses. This analysis indicated that, excluding shares of Mobil common stock held in trust pursuant to the Trust Agreement, dated June 29, 1992, as amended, between Mobil and Bankers Trust (Delaware), holders of Mobil common stock would receive 30% of the outstanding common equity of the pro forma combined company after the merger based on the exchange ratio of 1.32015 and contribute 25%, 26%, 31% and 34% of the equity market value, levered value, total assets and 1997 EBITDA of the pro forma combined company, respectively.

     Goldman Sachs also analyzed the relative income statement contribution of Mobil and Exxon to the pro forma combined company resulting from the merger, before taking into account any of the possible benefits that may be realized following the merger, for 1997 and estimated years 1998, 1999 and 2000, based on I/B/E/S International Inc. estimates of earnings and cash flows.

     The results of these analyses are as follows:

                                                 Contribution of Mobil
                                           to the Pro Forma Combined Company
                                           ---------------------------------
                                           1997    1998E     1999E     2000E
                                           ----    -----     -----     -----
Net Income..............................    29%      27%      29%       30%
Discretionary Cash Flow.................    32%      29%      31%       33%

       4. Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples relating to Mobil to corresponding financial information, ratios and public market multiples for the following six publicly traded companies:

        o   British Petroleum Company plc,

        o   Chevron Corporation,

        o   Exxon,

        o   Royal Dutch Petroleum Company,

        o   Shell Transport & Trading Co. plc, and

        o   Texaco Inc.

     The selected companies were chosen because they are publicly traded companies that for purposes of analysis may be considered similar to Mobil.

     Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of Mobil were calculated using a price of $74.94 per share, the closing price of Mobil common stock on November 24, 1998, the last trading day prior to public reports that Mobil and Exxon were discussing a potential business combination. The multiples and ratios for Mobil and for each of the selected companies were based on the most recent publicly available information.

                                                      Chapter One - The Merger


     The results of these analyses are as follows:

                                                     The Selected Companies                 Mobil
                                              ---------------------------------       -----------------
                                                1998E range       1999E range         1998E      1999E
                                              --------------     --------------       -----      -----
Price/earnings ratio........................   26.4x - 29.6x     19.3x - 23.8x        25.0x      20.1x
Price/cash flow ratio.......................   10.0x - 13.6x      8.5x - 12.5x        10.9x       9.6x

     The review also indicated that the dividend yield of the selected companies ranged from 2.22% to 3.12%, compared to 3.04% for Mobil.

       5. Pro Forma Merger Analysis. Goldman Sachs prepared a pro forma analysis of the financial impact of the merger. Using I/B/E/S International Inc. earnings estimates for 1999 and 2000, Goldman Sachs compared the earnings per share of Mobil common stock on a stand-alone basis and Exxon common stock on a stand-alone basis, to the earnings per share of the common stock of the pro forma combined company. Goldman Sachs performed this analysis based on the exchange ratio of 1.32015 and under three scenarios reflecting cost savings and operating synergies projected by the management of Mobil and Exxon to result from the merger:

       o   Scenario I - assuming no synergies;

       o Scenario II - assuming $950 million in pre-tax synergies are realized in 1999 and $1,820 million in pre-tax synergies are realized in 2000; and

       o Scenario III - assuming $2,800 million in pre-tax synergies are realized in each of 1999 and 2000.

     This analysis indicated that:

        o assuming Scenario I, the merger would be dilutive - that is, would represent a reduction - to both 1999 and 2000 earnings per share of Exxon common stock on a stand-alone basis and would be accretive-that is, would represent an addition - to 1999 and 2000 earnings per share of Mobil common stock on a stand-alone basis; and

        o assuming Scenario II or Scenario III, the merger would be accretive in 1999 and 2000 to the earnings per share of Exxon common stock on a stand-alone basis and the earnings per share of Mobil common stock on a stand-alone basis.

       6. Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the proposed transaction in relation to certain publicly available information for 28 stock-for-stock transactions, substantially all of which were in excess of $10 billion. Such analysis indicated that for the selected transactions the premiums paid in such transactions as compared to:

        o the target's price one day prior to the announcement of the transaction, ranged from a low of (5.8)% to a high of 58.8%, with a median of 12.1% and a mean of 17.0%, as compared to 15.1% for the proposed merger;

        o the target's price one day prior to the date of any disclosure of the possible transaction (the "Disclosure Date"), ranged from a low of (5.2%) to a high of 70.5%, with a median of 20.7% and a mean of 24.1%, as compared to 32.1% for the proposed transaction;

        o the target's 30-day average price prior to the Disclosure Date, ranged from a low of (1.8)% to a high of 76.0%, with a median of 18.6% and a mean of 28.1%, as compared to 33.6% for the proposed transaction;

Chapter One - The Merger


        o the target's 90-day average price prior to the Disclosure Date, ranged from a low of (6.8)% to a high of 82.8%, with a median of 21.9% and a mean of 28.7%, as compared to 31.5% for the proposed transaction; and

        o the average of the daily exchange ratios for the 90-day period prior to the Disclosure Date, ranged from a low of (8.8)% to a high of 53.6%, with a median of 16.9% and a mean of 18.6%, as compared to 24.1% for the proposed transaction.

     The analysis further indicated that for the selected transactions, the premium resulting from the target's share of the pro forma combined company resulting from the transaction as compared with the target's market capitalization relative to the combined market capitalization of the target and the acquirer one day prior to the Disclosure Date ranged from a low of (4.4)% to a high of 45.0%, with a median of 9.0% and a mean of 13.0%, as compared to 22.4% for the proposed transaction.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Mobil or Exxon or the contemplated transaction.

     The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Mobil Board as to the fairness from a financial point of view of the exchange ratio to the holders, other than Exxon or any of its subsidiaries or affiliates, of the outstanding shares of Mobil common stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Mobil, Exxon, Goldman Sachs nor any other person assumes responsibility if future results are materially different from those forecast.

     As described above, Goldman Sachs' opinion to the Mobil Board was one of many factors taken into consideration by the Mobil Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs in connection with such opinion and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex D.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Mobil selected Goldman Sachs to render its opinion because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Goldman Sachs is familiar with Mobil having provided certain investment banking services to Mobil from time to time, including having acted as dealer on Mobil's commercial paper program; having acted as agent on Mobil's stock repurchase program and medium term note program; and having acted as lead-managing underwriter of a public offering of Mobil Corporation Pass Through Certificates, Series 1997-A in May 1997. Goldman Sachs also has provided certain investment banking services to Exxon from time to time, and may provide investment banking services to Exxon in the future.

     Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Mobil or Exxon for its own account and for the accounts of customers.

                                                      Chapter One - The Merger


     Pursuant to a letter agreement dated November 22, 1998, Mobil engaged Goldman Sachs to render its opinion in connection with the merger. Pursuant to the terms of the Goldman Sachs engagement letter, Mobil has agreed to pay Goldman Sachs a fee equal to (i) $100,000 per month beginning on November 30, 1998 and (ii) $8,000,000 payable upon the consummation of the merger or acquisition of a majority of the common stock or assets of Mobil by Exxon, with up to $2,400,000 of the fees paid pursuant to clause (i) above to be creditable to any fees that become payable pursuant to clause (ii) above. From time to time, Goldman Sachs has also provided other financial advisory services to Mobil. Payment for certain of these services would be accelerated if the merger is consummated. Mobil has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws. The SEC has taken the position that such indemnification under the federal securities laws may not be enforceable if it is found to be against public policy.


                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Mobil Board with respect to the merger agreement, shareholders should be aware that certain members of the management of Mobil and the Mobil Board have interests in the merger that may be different from, or in addition to, the interests of the other shareholders of Mobil generally.

Board of Directors

     Exxon has agreed that, as of the closing, it will cause Mr. Noto and Mr. Renna and four other persons who immediately prior to the closing were directors but not employees of Mobil, to be elected to the Exxon Mobil Board. See "The Merger Agreement--Exxon Mobil Board and Related Matters" on page I-55. It is expected that Donald V. Fites, Charles A. Heimbold, Jr., Helene L. Kaplan and J. Richard Munro will be the non-employee directors of Mobil who will be elected to the Exxon Mobil Board as of the closing. For information about the benefits received by Exxon directors, see "Chapter Four--Board of Directors Proposal:
Election of Directors--Director Compensation" on page IV-6.

Indemnification; Directors' and Officers' Insurance

     For seven years after the closing, Exxon has agreed to indemnify, to the extent provided under Mobil's charter and by-laws in effect on December 1, 1998, the individuals who on or before the closing were officers, directors and employees of Mobil or its subsidiaries with respect to all acts or omissions before the closing by these individuals in these capacities. Exxon has further agreed to cause Mobil to honor all its indemnification agreements, including under Mobil's by-laws, in effect on December 1, 1998. Exxon has also agreed to provide, for seven years after the closing, directors' and officers' liability insurance in respect of acts or omissions occurring before the closing covering each person currently covered by Mobil's directors' and officers' liability insurance policy. Exxon can discharge this obligation by providing an insurance policy underwritten by a wholly-owned subsidiary of Exxon. See "The Merger Agreement--Certain Covenants--Indemnification and Insurance of Mobil Directors and Officers" on page I-57.

Employee Severance Plan

     On September 25, 1998, upon the recommendation of the Management Compensation and Organization Committee of the Mobil Board (the "MCOC"), the Mobil Board revoked Mobil's prior severance arrangements in the event of a change in control of Mobil and adopted a cash-based employee severance plan. Generally, all Mobil employees on the U.S. payroll who work a regular schedule of at least 20 hours per week are eligible to participate in the severance plan. However, temporary employees, employees represented by a collective bargaining agent or subject to a collective bargaining agreement, leased employees, employees of Mobil-owned and operated service stations and any person retained pursuant to a written contract are not eligible to participate in the severance plan.

Chapter One - The Merger


     Tier 1 employees comprising 19 senior executives, including Messrs. Noto, Renna, Thomas C. DeLoach, Jr., Harold R. Cramer and Stephen D. Pryor and all other executive officers of Mobil, as well as approximately 112 Tier 2 employees, approximately 1,329 Tier 3 employees and approximately 10,801 Tier 4 employees are eligible to receive severance benefits in the event of a qualifying termination of their employment on or within two years following a change in control, as such term is defined in the severance plan. In the following discussion, we refer collectively to the employees listed in the previous sentence as the covered employees and to Messrs. Noto, Renna, DeLoach, Cramer and Pryor collectively as the Mobil named executive officers. A qualifying termination of employment under the severance plan means (1) a termination by the employer other than for "cause" (as defined in the severance plan) or (2) a termination by the covered employee for "good reason" (as defined in the severance plan). A termination by the covered employee for good reason under the severance plan, in respect of a Tier 1, Tier 2 or Tier 3 employee means:

        o a reduction in the covered employee's base salary or incentive compensation opportunity in effect immediately prior to the change in control,

        o the assignment to the covered employee of duties that in the aggregate are inconsistent with the covered employee's level of responsibility immediately before the change in control or any decline in the nature or status of the covered employee's responsibilities from those in effect immediately before the change in control and including, in the case of a Tier 1 or Tier 2 employee who was, immediately before the change in control, an executive officer, that employee ceasing to be an executive officer of a public company, or

        o the relocation of the covered employee's principal place of employment to a location more than 50 miles from that employee's principal place of employment immediately before the change in control.

     A covered Tier 1, Tier 2 or Tier 3 employee who incurs a qualifying termination of employment will be entitled to receive a cash lump sum severance payment equal to:

        o the sum of his or her annual base salary, plus the highest annual bonus received in the three years immediately before the change in control, plus the value of contributions or allocations made, as applicable, by Mobil on that employee's behalf to the employees savings plan of Mobil Oil Corporation and the supplemental savings benefit plan of Mobil Oil Corporation in the calendar year before the change in control,

       o   multiplied by 3 for Tier 1 employees, 2.5 for Tier 2 employees and
           2.0 for Tier 3 employees.

     A Tier 1, Tier 2 or Tier 3 employee who incurs a qualifying termination of employment will also be provided with welfare benefits as if that employee had continued to be employed by Mobil until the earlier to occur of:

        o two years from the date of the qualifying termination of employment and

        o that employee obtaining employment providing substantially similar welfare benefits.

     Under the severance plan, Mobil is required, if necessary, to make an additional gross-up payment to any covered employee to offset fully the effect of any excise tax imposed by Section 4999 of the Internal Revenue Code on any excess parachute payment, whether made to that employee under the severance plan or otherwise. In general, Section 4999 imposes an excise tax on the recipient of any excess parachute payment equal to 20% of that payment. A parachute payment is any payment that is contingent on a change in control. Excess parachute payments consist of the excess of parachute payments over an individual's average taxable compensation received by him from the employer during the five taxable years preceding the year in which the change in control occurs. If the individual has been employed for fewer than five taxable years, the individual's entire period of employment will be used to calculate the excess parachute payment.

                                                      Chapter One - The Merger


     The merger will constitute a change in control under the severance plan. If the closing had occurred on March 1, 1999 and if each of Messrs. Noto, Renna, DeLoach, Cramer and Pryor had incurred a qualifying termination of employment immediately following that date, the approximate amount of the cash severance payment payable to each of the named executive officers would have been $7,850,424 to Mr. Noto; $5,213,610 to Mr. Renna; $2,959,290 to Mr. DeLoach;
$2,352,000 to Mr. Cramer; and $2,342,190 to Mr. Pryor and the gross-up payment payable would not be expected to exceed $5,712,767 to Mr. Noto; $3,413,624 to Mr. Renna; $2,256,999 to Mr. DeLoach; $1,823,450 to Mr. Cramer; and $1,802,655
to Mr. Pryor.

Incentive Compensation and Stock Ownership Plans

     At the effective time, each outstanding option granted by Mobil to purchase shares of Mobil common stock will be assumed by Exxon Mobil and will, after the effective time, constitute an option to acquire, on the same terms and conditions as applied to the Mobil stock option prior to the effective time, the number, rounded down to the nearest whole number, of shares of Exxon Mobil common stock determined by multiplying:

        o the number of shares of Mobil common stock subject to the option immediately before the effective time by

        o  the exchange ratio.

The exercise price of each of these options will be a price per share of Exxon Mobil common stock, rounded up to the nearest cent, equal to:

        o the per share exercise price for Mobil common stock that otherwise could have been purchased under the Mobil stock option divided by

        o  the exchange ratio.

     Under the merger agreement, each other stock-based award granted by Mobil under its employee or director plans or arrangements maintained as of December 1, 1998 will be converted, as of the effective time, into a similar Exxon Mobil stock-based award, adjusted as appropriate to preserve the award's inherent value.

     The other terms and conditions of these other stock-based awards, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms and conditions as these terms and conditions have been interpreted and applied by Mobil in accordance with its past practice.

     Upon a change in control, with respect to long-term conditional performance shares previously granted to Mobil employees under Mobil's 1995 incentive compensation and stock ownership plan and predecessor and successor plans, Exxon Mobil will assume that all long-term incentive award performance factors have been achieved at a 100% level. With respect to each employee and former employee who has been granted performance shares relating to performance cycles in which the change in control occurs, Exxon Mobil will calculate a prorated number of the performance shares originally granted with respect to each performance cycle. This number will be prorated for the number of months completed in each performance cycle, to the date of the change in control. Exxon Mobil will also calculate all notional dividends accrued to the date of the change in control relating to all performance shares originally granted with respect to each performance cycle. Similarly, Exxon Mobil will calculate any notional dividends which are or may be accrued from the date of the change in control relating to performance shares and notional dividends calculated as provided above. Unless the employee, including a Mobil named executive officer, before the end of the applicable performance cycle, is terminated for cause, engages in willful misconduct, or voluntarily terminates his or her employment to join a competitor, Exxon Mobil will pay the employee a cash amount in respect of the performance shares and notional dividends calculated as provided above in respect of the performance cycle at the same time and in the same manner as would have been the case in the absence of a change in control. The merger will constitute a change in control under the incentive plans.

Chapter One - The Merger


     In addition, upon a change in control, current and former Mobil employees, including the Mobil named executive officers, who are eligible to receive annual short-term incentive cash awards granted under incentive plans with respect to a year in which a change in control occurs will receive an immediate payment of that award for the year in which the change in control occurs, prorated for the number of months completed in the year before the date of the change in control. The award will be calculated by using the most current year information available with respect to the attainment of applicable performance factors, or where no current year information is available, using information from the full preceding year.

     Since all long-term incentive award payments under the incentive plans will be made on future dates, and because such payments will be based on the closing prices of Exxon Mobil stock and the number of performance shares and notional dividends in a participant's account on these future dates, it is impossible to calculate what payments, if any, an employee, including a Mobil named executive officer, with one or more outstanding conditional long-term incentive awards may become entitled to receive.

     If the closing had occurred on March 1, 1999, each Mobil named executive officer would have become entitled to a payment upon the closing of the merger of a short-term incentive cash award for 1998, estimated to equal the following amounts: $256,283 to Mr. Noto; $145,750 to Mr. Renna; $70,417 to Mr. DeLoach; $56,250 to Mr. Cramer; and $56,250 to Mr. Pryor.

Management Retention Plan

     The management retention plan provides for conditional retention awards to selected executives of Mobil, including all of the Mobil named executive officers and eight other executive officers. Generally, payment under the management retention plan is only made after normal retirement, an approved early retirement, or the death or disability of a participant, provided that the participant's performance was at a level satisfactory to Mobil over the period the award remained conditional. Before the merger, the MCOC determined that all current management retention plan participants had rendered long-term service to Mobil at a level satisfactory to Mobil. In the merger agreement, Exxon acknowledged that the MCOC had determined that all participants covered by the management retention plan had performed at a level satisfactory to Mobil over the period that the conditional retention awards were outstanding and, accordingly, that all participants would be entitled to full payment under the management retention plan were they to retire or otherwise terminate their employment with Mobil. Exxon agreed to give considerable weight to such determination in administering the management retention plan after the merger, given the significant length of time that has elapsed since the award grants.

     If the closing had occurred on March 1, 1999, and if the employment of each Mobil named executive officer had terminated immediately following that time, the amount payable under the management retention plan in respect of retention awards, based upon the per share closing price of Mobil stock on March 1, 1999 of $81 would have been $2,185,704 to Mr. Noto; $1,985,553 to Mr. Renna; $1,385,019 to Mr. DeLoach; $923,238 to Mr. Cramer; and $461,538 to Mr. Pryor.

Rabbi Trust

     Mobil maintains an irrevocable "rabbi trust" which secures Mobil's obligations under certain employee benefit and executive compensation programs, including the management retention plan and the obligations under the severance plan relating to employees, including all executive officers, in salary group 20 or higher. As of December 31, 1998, the rabbi trust held assets valued at approximately $692,951,000. The rabbi trust will continue to hold assets following the merger.

Application of Past Practices

     Exxon has agreed that the incentive plans, the management retention plan, the supplemental pension annuity program of Mobil Oil Corporation, the executive life insurance program of Mobil Oil Corporation and the severance plan, as well as any award made under any of these executive arrangements, will be administered in accordance with the past practices and interpretations of the Mobil Board and the MCOC with respect to eligibility,

                                                      Chapter One - The Merger


vesting, term and payment, among other matters. Any question regarding the past practices and interpretations of the Mobil Board and the MCOC and the application of these past practices and interpretations to the type of facts and circumstances in a given case will be referred to Mr. Noto or his designee for a final decision. This decision shall not be inconsistent with the intention of the merger agreement and the merger.

Chapter One - The Merger

                              THE MERGER AGREEMENT

     The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A.

Structure of the Merger

     Under the merger agreement, an Exxon subsidiary will merge into Mobil so that Mobil becomes a wholly-owned subsidiary of Exxon Mobil.

Timing of Closing

     The closing will occur within three business days after the day on which the last of the conditions set forth in the merger agreement has been satisfied or waived, unless Exxon and Mobil agree to a different date. We expect that, immediately upon the closing of the merger, we will file a merger certificate with the Secretary of State of the State of Delaware, at which time the merger will be effective.

Merger Consideration

     The merger agreement provides that each share of Mobil common stock outstanding immediately prior to the effective time will, at the effective time, be converted into the right to receive 1.32015 shares of Exxon Mobil common stock. However, any shares of Mobil common stock held by Mobil as treasury stock or owned by Exxon or any subsidiary of Exxon will be canceled without any payment for those shares. Shares held in Mobil's rabbi trust will not be treated as treasury stock for this purpose.

     In addition, each outstanding share of Mobil ESOP preferred stock held in the leveraged ESOP portion of the Employees Savings Plan of Mobil Oil Corporation will, at the effective time, be converted into the right to receive one share of a new series of Exxon preferred stock (the "Exxon Mobil ESOP preferred stock") having, to the extent possible, terms identical to those of the Mobil ESOP preferred stock.

Treatment of Mobil Stock Options; Other Mobil Stock-Based Awards

     At the effective time, each outstanding option granted by Mobil to purchase shares of Mobil common stock will be converted into an option to acquire Exxon Mobil common stock having the same terms and conditions as the Mobil stock option had before the effective time. The number of shares that the new Exxon Mobil option will be exercisable for and the exercise price of the new Exxon Mobil option will reflect the exchange ratio in the merger.

     Each other stock-based award granted by Mobil under its employee or director plans or arrangements maintained as of December 1, 1998 will be converted, as of the effective time, into a similar Exxon Mobil stock-based award, adjusted as appropriate to preserve the award's inherent value. For additional information on Mobil stock-based awards, see "Interests of Certain Persons in the Merger" on page I-49.

Exchange of Shares

     We will appoint an exchange agent to handle the exchange of Mobil stock certificates in the merger for Exxon Mobil stock and the payment of cash for fractional shares of Mobil stock. Soon after the closing, the exchange agent will send to each holder of Mobil stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Mobil stock certificates to the exchange agent. Holders of Mobil stock that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged shares of Mobil stock will not be entitled to receive any dividends or other distributions payable by Exxon Mobil after the closing until their certificates are surrendered.

                                                      Chapter One - The Merger


     Exxon Mobil will not issue any fractional shares in the merger. Holders of Mobil common stock will receive a cash payment in the amount of the proceeds from the sale of their fractional shares in the market.

Exxon Mobil Board and Related Matters

     Exxon has agreed to take the necessary corporate action so that, as of the closing:

        o  The Exxon Mobil Board size will be increased from 13 to 19.

        o Two employee directors of Mobil will become directors of Exxon Mobil. They are expected to be Lucio A. Noto and Eugene A. Renna.

        o Four non-employee directors of Mobil will become directors of Exxon Mobil. They are expected to be Donald V. Fites, Charles A. Heimbold, Jr., Helene L. Kaplan and J. Richard Munro.

        o  Mr. Noto will become Vice-Chairman of the Exxon Mobil Board.

        o At least one Mobil designee will become a member of each of the Exxon Mobil Audit Committee and the Exxon Mobil Compensation Committee.

     If the closing is within nine months of the next regularly scheduled annual meeting of shareholders of Exxon Mobil, Exxon has agreed, in each case as of such next annual meeting, * to nominate the Mobil designees to the Exxon Mobil Board, * to elect Mr. Noto as Vice Chairman, and * to have at least one Mobil designee on each of the Compensation Committee and Audit Committee of Exxon Mobil.

Certain Covenants

     Each of Exxon and Mobil has undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants.

     No Solicitation by Mobil. Mobil has agreed that it and its subsidiaries and their officers, directors, employees and advisers will not take action to solicit or encourage an offer for an alternative acquisition transaction involving Mobil of a nature defined in the merger agreement.

     Restricted actions include engaging in discussions or negotiations with any potential bidder, or disclosing non-public information relating to Mobil or its subsidiaries or affording access to their properties, books or records to a potential bidder. These actions are permitted in response to an unsolicited bona fide offer so long as prior to doing so: * the Mobil
Board by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duty to shareholders, after receiving the advice of outside legal counsel, and * Mobil receives from such person an executed confidentiality agreement with terms no less favorable to Mobil than those contained in the existing confidentiality agreement between Exxon and Mobil.

     Mobil must keep Exxon informed of the identity of any potential bidder and the terms and status of any offer. If its Board reaches the fiduciary duty determination described in the previous paragraph that it is necessary to do so, Mobil can withhold that information.

     Mobil Board's Covenant to Recommend. The Mobil Board has agreed to recommend the approval and adoption of the merger agreement to Mobil's shareholders. However, the Mobil Board is permitted not to make, to withdraw or to modify in a manner adverse to Exxon this recommendation if
* the Mobil Board by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of outside legal counsel, and * Mobil and the senior officers and directors of Mobil have substantially complied with their obligations under the no-solicitation covenant described above under "--No Solicitation by Mobil."

Chapter One - The Merger


     Exxon Board's Covenant to Recommend. The Exxon Board has agreed to recommend the approval of the Exxon Merger Proposals to Exxon's shareholders. However, the Exxon Board is permitted not to make, to withdraw or to modify in a manner adverse to Mobil this recommendation if the Exxon Board by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of outside legal counsel.

     Interim Operations of Exxon and Mobil. Each of Exxon and Mobil has undertaken a separate covenant that places restrictions on it and its subsidiaries until either the effective time or the merger agreement is terminated. In general, Exxon and its subsidiaries and Mobil and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. The companies have also agreed to some specific restrictions which are subject to exceptions described in the merger agreement. The following table summarizes the more significant of these restrictions undertaken by each company:

                          Restriction                                Exxon        Mobil
 ................................................................  ...........  .............
amending its organizational documents                                  o            *
 ................................................................  ...........  .............
entering into any merger, liquidation or other significant
   transaction                                                         o            *
 ................................................................  ...........  .............
issuing or disposing of equity securities, options or other
   securities convertible into or exercisable for equity
   securities, except to a limited extent to employees or
   directors                                                           o            *
 ................................................................  ...........  .............
splitting, combining or reclassifying its capital stock                o            *
 ................................................................  ...........  .............
declaring dividends, except for regular quarterly cash
   dividends as they may periodically be increased
   consistent with past practice and required dividends on
   preferred stock                                                     o            *
 ................................................................  ...........  .............
redeeming or repurchasing its capital stock, except in
   limited instances to prevent dilution                               o            *
 ................................................................  ...........  .............
amending the terms of any outstanding stock options                                 *
 ................................................................  ...........  .............
making capital expenditures, subject to certain ordinary
   course exceptions                                                                *
 ................................................................  ...........  .............
increasing employee compensation or benefits except for
   normal ordinary course increases consistent with past
   practice                                                                         *
 ................................................................  ...........  .............
acquiring or disposing of material assets, except for
   disposing of assets pursuant to existing commitments                             *
 ................................................................  ...........  .............
changing its accounting policies                                                    *
 ................................................................  ...........  .............
entering into any material joint venture or partnership                             *
 ................................................................  ...........  .............
taking any other action that would make any representation
   or warranty by it inaccurate in any material respect                o            *
 ................................................................  ...........  .............

     Best Efforts Covenant. Exxon and Mobil have agreed to cooperate with each other and use their best efforts to take all actions and do all things necessary or advisable under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement. However, neither Exxon

                                                      Chapter One - The Merger


nor Mobil is required to take any action if the result would give Exxon the right to decline to close the merger because such action could reasonably be expected to result in a substantial detriment to Exxon, Mobil and their subsidiaries, taken as a whole.

     Certain Employee Benefits Matters. The merger agreement provides that Exxon Mobil will cause Mobil to honor in accordance with their terms all obligations under Mobil's executive benefit arrangements and under all other existing Mobil employee and retiree arrangements and plans to the extent entitlements or rights exist under those arrangements or plans as of the closing.

     Exxon has also agreed, following the closing, to provide Mobil employees who were employed by Mobil or its subsidiaries at the closing and who continue as employees of Exxon Mobil or its subsidiaries, for so long as they remain so employed, employee benefits, other than salary or incentive compensation,
* pursuant to benefit plans and arrangements as provided to those employees immediately prior to the closing, or * pursuant to benefit plans and arrangements maintained by Exxon Mobil providing coverage and benefits which, in the aggregate, are no less favorable than those provided to employees of Exxon Mobil in positions comparable to the positions held by the continuing Mobil employees.

     In addition, Exxon has agreed that, following the closing, Exxon Mobil will continue to provide former employees of Mobil and its subsidiaries (and to Mobil employees whose employment terminates prior to the closing) post retirement benefits, other than pensions, * pursuant to benefit plans and arrangements applicable to those retirees as in effect as of December 1, 1998, or * pursuant to benefit plans or arrangements maintained by Exxon Mobil or its subsidiaries providing post-retirement coverage and benefits, other than pensions, which, in the aggregate, are no less favorable than those provided to former employees of Exxon.

     Please see "Interests of Certain Persons in the Merger," beginning on page I-49, for additional information on employee benefits matters covered in the merger agreement.

     Indemnification and Insurance of Mobil Directors and Officers. Exxon has agreed that:

        o For seven years after closing, it will indemnify former Mobil directors, officers and employees for liabilities from their acts or omissions in those capacities occurring prior to closing to the extent provided under Mobil's charter and by-laws as in effect on December 1, 1998.

        o It will cause Mobil to honor all indemnification agreements with its former directors, officers and employees in effect as of December 1, 1998.

        o For seven years after closing, it will provide officers' and directors' liability insurance covering acts or omissions occurring prior to closing by each person currently covered by Mobil's officers' and directors' liability insurance policy. This Exxon Mobil policy must be no less favorable than the Mobil policy in effect on December 1, 1998, except that Exxon Mobil will only be obligated to pay up to 300% of the annual premium paid by Mobil for such insurance as of December 1, 1998. Exxon may provide this coverage through a policy underwritten by a wholly-owned Exxon subsidiary.

     Certain Other Covenants. The merger agreement contains mutual covenants of the parties, the most significant of which are that each party agrees:

        o not to jeopardize the intended tax or accounting treatment of the merger, and

        o to establish a transition committee to plan the integration of Exxon and Mobil after the closing.

Chapter One - The Merger


Representations and Warranties

     The merger agreement contains substantially reciprocal representations and warranties made by Exxon and Mobil to each other. The most significant of these relate to:

     * corporate authorization to enter into the contemplated transaction
     * the shareholder votes required to approve the contemplated transaction * governmental approvals required in connection with the contemplated transaction * absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transaction * capitalization * ownership of subsidiaries * filings with the SEC * information provided by it for inclusion in this joint proxy statement/prospectus * financial statements * absence of certain material changes since a specified balance sheet date * absence of undisclosed material liabilities * litigation * tax matters * employee benefits matters * compliance with laws * finders' or advisors' fees * environmental matters * absence of circumstances inconsistent with the intended accounting treatment of the merger and * the receipt of accountant's letters regarding accounting treatment of the merger.

     In addition, Mobil represents and warrants to Exxon as to certain other matters, including the inapplicability of the Delaware anti-takeover statute and Mobil's shareholder rights plan to the merger and the Mobil stock option. For information about the anti-takeover statute and the rights plan, see "Chapter Three--Certain Legal Information--Comparison of Shareholder Rights--Shareholder Rights Plan" and "Certain Business Combinations" on pages III-4 and III-6.

     The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.

Conditions to the Completion of the Merger

     Mutual Closing Conditions. The obligations of Exxon and Mobil to complete the merger are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

        o  approval by the Exxon and Mobil shareholders

        o  expiration of the HSR Act waiting period

        o  approval by the European Commission of the contemplated transactions

        o  absence of legal prohibition on completion of the merger

        o Exxon's registration statement on Form S-4, which includes this proxy statement/prospectus, being effective and not subject to any stop order by the SEC

        o approval for the listing on the NYSE of the shares of Exxon Mobil common stock to be issued in the merger

        o receipt of letters from the independent public accountants of Exxon and Mobil reconfirming their concurrence with Exxon's and Mobil's managements, respectively, that "pooling of interests" accounting treatment for the merger is appropriate

        o receipt of opinions of Exxon's and Mobil's counsel that the merger will qualify as a tax-free reorganization

        o absence of a material adverse effect or any reasonable expectation of a material adverse effect on Exxon or Mobil during the period from December 1, 1998 until closing

                                                      Chapter One - The Merger


        o accuracy as of closing of the representations and warranties made by the other party to the extent specified in the merger agreement

        o performance in all material respects by the other party of the obligations required to be performed by it at or prior to closing

     Additional Closing Conditions for Exxon's Benefit. Exxon's obligation to complete the merger is subject to the following additional conditions:

        o there being no proceeding seeking to limit Exxon's ownership of Mobil or to compel divestiture of assets, in either case to an extent that could reasonably be expected to result in a substantial detriment to Exxon and Mobil taken as a whole

        o all regulatory approvals for the merger being obtained on terms that are not reasonably likely to result in such a substantial detriment

Termination of the Merger Agreement

     Right to Terminate. The merger agreement may be terminated at any time prior to the closing in any of the following ways:

      (a) The merger agreement may be terminated by mutual written consent of Exxon and Mobil.

      (b) The merger agreement may be terminated by either Exxon or Mobil if:

                    o the merger has not been completed by December 1, 1999. However, that date becomes June 30, 2000 if the reason for not closing by December 1, 1999 is that the regulatory conditions specified in the merger agreement have not been satisfied by that date,

                    o Exxon or Mobil shareholders fail to give the necessary approval at a duly held meeting, or

                    o there is a permanent legal prohibition to closing the merger.

      (c) The merger agreement may be terminated by Exxon if the Mobil Board fails to recommend the merger or withdraws or modifies in a manner adverse to Exxon its approval or recommendation of the merger, breaches its agreement to call the Mobil meeting or recommends a superior offer.

      (d) The merger agreement may be terminated by Mobil if:

                    o the Mobil Board authorizes Mobil, subject to complying with the merger agreement, to enter into a binding written agreement concerning an acquisition proposal for at least a majority of the Mobil stock on terms the Mobil Board determines, in good faith after consultation with its financial advisors, are more favorable to Mobil shareholders than the merger, and Mobil notifies Exxon in writing that it intends to enter into such an agreement, attaching the most current version of the agreement or a description of all its material terms and conditions,

                    o Exxon does not make an offer, within three business days after receiving the notice, that the Mobil Board determines, in good faith after consultation

Chapter One - The Merger


                         with its financial advisors, is at least as favorable to the Mobil shareholders as the superior proposal, and

                    o Mobil has paid Exxon the cash termination fee described under "--Termination Fees Payable by Mobil" below.

      (e) The merger agreement may be terminated by Mobil if the Exxon Board fails to recommend the merger or withdraws or modifies in a manner adverse to Mobil its approval or recommendation of the merger or breaches its agreement to call the Exxon meeting.

     Neither Exxon nor Mobil can terminate the merger agreement for the reasons described in the first bullet under paragraph (b) above if its failure to fulfill in any material respect its obligations under the merger agreement has resulted in the failure to complete the merger.

     If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless such party is in willful breach thereof. However, the provisions of the merger agreement relating to expenses and termination fees, as well as the confidentiality agreement and the stock option agreement entered into between Exxon and Mobil, will continue in effect notwithstanding termination of the merger agreement.

     Termination Fees Payable by Mobil. Mobil has agreed to pay Exxon a cash amount equal to $1.5 billion in any of the following circumstances:

        o Mobil terminates the merger agreement as described in paragraph (d) under "--Right to Terminate" above

        o Exxon terminates the merger agreement as described in paragraph (c) under "--Right to Terminate" above, unless at the relevant time Exxon is in material breach in the manner described in the merger agreement

        o either Exxon or Mobil terminates the merger agreement in circumstances where the following three conditions are met:

           o  Mobil's shareholders do not vote in favor of the merger,

           o a third party has made a proposal for an alternative transaction, and

           o within twelve months of the termination of the merger agreement Mobil enters into an agreement for an alternative transaction with that third party, or with another third party at a value per Mobil share higher than $95.96.

     Termination Fees Payable by Exxon. Exxon has agreed to pay Mobil a cash amount equal to $1.5 billion if Mobil terminates the merger agreement as described in paragraph (e) under "--Right to Terminate" above, unless at the relevant time Mobil is in material breach in the manner described in the merger agreement.

Other Expenses

     Except as described above and subject to an exception relating to the payment of transfer taxes, all costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring such costs or expenses. We estimate that merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges, will total approximately $90 million assuming the merger is completed.

                                                      Chapter One - The Merger


Amendments; Waivers

     Any provision of the merger agreement may be amended or waived prior to closing if the amendment or waiver is in writing and signed, in the case of an amendment, by Mobil, Exxon and the merger subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective. After the approval of the merger agreement by the shareholders of Mobil, no amendment or waiver that by law requires further approval by shareholders may be made without the further approval of such shareholders.

Stock Option Agreement

     The following summary of the stock option agreement is qualified by reference to the complete text of the agreement, which is incorporated by reference and attached as Annex B.

     General. At the same time that Exxon and Mobil entered into the merger agreement, they also entered into a stock option agreement. Under the stock option agreement, Mobil granted Exxon an irrevocable option to purchase up to
136.5 million shares of Mobil common stock at a price per share of $95.96. The option is exercisable in the circumstances described below.

     Exercise of the Stock Option. Exxon can exercise the option in whole or in part at any time after the occurrence of any event, which we call a trigger event in this section, entitling Exxon to receive the cash termination fee payable by Mobil pursuant to the merger agreement (see "--Termination of the Merger Agreement--Termination Fees Payable by Mobil") and prior to termination of the option.

     The option terminates upon the earliest to occur of

      (1)  the closing of the merger,

      (2)  90 days after Mobil has paid the cash termination fee in full, or

      (3) one day after termination of the merger agreement so long as, in the case of this clause (3), no trigger event has occurred or could still occur.

     If a third party makes an offer to acquire Mobil at a value per share of Mobil common stock which is lower than the $95.96 exercise price specified above, the exercise price with respect to 1,000 option shares will be adjusted to be 90% of the per share value offered by the third party. The exercise price and number of option shares are also subject to certain anti-dilution and other adjustments specified in the stock option agreement.

     Any purchase of option shares is subject to specified closing conditions, including receipt of applicable regulatory approvals. The closing of any purchase of option shares may be postponed for up to nine months beyond the termination of the option pending satisfaction of the conditions to purchase.

     Cash Election. The stock option agreement further provides that, so long as the option is exercisable, Exxon may, instead of exercising the option, elect to require Mobil to pay to Exxon in exchange for the cancellation of the relevant portion of the option an amount in cash equal to the "spread" (as defined below) multiplied by the number of option shares as to which this cash election is made.

     "Spread" means the excess, if any, over the exercise price of the higher of
(1) the highest price per share of Mobil common stock paid or proposed to be paid by any third party pursuant to an alternative acquisition proposal and (2) the average of the closing price of the Mobil common stock on the NYSE at the end of its regular session, as reported on the Consolidated Tape, for the five consecutive trading days ending on and including the date immediately preceding the date on which Exxon notifies Mobil of this cash election.

Chapter One - The Merger


     Listing and Registration Rights. Mobil has agreed to list the option shares on the NYSE and to grant Exxon customary rights to require registration by Mobil of option shares for sale by Exxon under the securities laws.

     Limitation on Total Profit. The stock option agreement provides that, notwithstanding any other provision of that agreement or the merger agreement, Exxon's Total Profit (as defined below) will not exceed $2 billion in the aggregate. If Exxon's Total Profit otherwise would exceed such amount, Exxon, at its sole election, may (a) pay cash to Mobil, (b) deliver to Mobil for cancellation Option Shares previously acquired by Exxon or (c) any combination thereof, so that Exxon's actually realized Total Profit does not exceed $2 billion after taking into account the foregoing actions.

     For purposes of the stock option agreement, "Total Profit" means the aggregate amount, before taxes, of the following: (1) (x) the cash amount actually received by Exxon in payment by Mobil of the termination fee under the merger agreement, less (y) any repayment by Exxon as described in the preceding paragraph; (2) the net cash amounts received by Exxon pursuant to the sale of option shares (or of any other securities into or for which such option shares are converted or exchanged), less Exxon's purchase price for such option shares (or other securities), plus (3) the aggregate amount received by Exxon pursuant to exercise of the cash election described under "--Cash Election" above.

     The stock option agreement also provides that, notwithstanding any other provision of the agreement, the option may not be exercised for a number of option shares that would, as of the date of exercise, result in a Notional Total Profit (as described below) exceeding $2 billion. For purposes of the stock option agreement, the "Notional Total Profit" with respect to the option shares for which Exxon may propose to exercise the option means the Total Profit determined as of the date Exxon notifies Mobil of its intent to exercise the option and assuming that the applicable option shares, together with all other option shares previously acquired upon exercise of the option and held by Exxon or its affiliates as of such date, were sold for cash at the NYSE closing price on the preceding trading day.

     Effect of Option. The option is intended to make it more likely that the merger will be completed on the agreed terms and to compensate Exxon for its efforts and costs in case the merger is not completed under circumstances generally involving a third party proposal for a business combination with Mobil. Among other effects, the option could prevent an alternative business combination with Mobil from being accounted for as a "pooling of interests". The option may therefore discourage proposals for alternative business combinations with Mobil, even if a third party were prepared to offer Mobil shareholders consideration with a higher market value than the value of the Exxon Mobil stock to be exchanged for Mobil stock in the merger.

                                   CHAPTER TWO
                    INFORMATION ABOUT THE MEETINGS AND VOTING

     Exxon's Board is using this joint proxy statement/prospectus to solicit proxies from the holders of Exxon common stock and Exxon Class A preferred stock for use at the Exxon meeting. Mobil's Board is also using this document to solicit proxies from the holders of Mobil common stock and Mobil ESOP preferred stock for use at the Mobil meeting. We are first mailing this joint proxy statement/prospectus and accompanying form of proxy to Exxon and Mobil shareholders on or about April 9, 1999.

Matters Relating to the Meetings

                                      Exxon Meeting                                   Mobil Meeting
                                      -------------                                   -------------

     Time and Place:       May 27, 1999                                     May 27, 1999
                           10:00 a.m., Central Time                         10:00 a.m., Central Time
                           Trinity Conference Center                        Regency Ballroom
                           Wyndham Anatole Hotel                            Fairmont Hotel
                           2201 Stemmons Freeway                            1717 North Akard Street
                           Dallas, Texas                                    Dallas, Texas

          Purpose of   1.  the merger, including the related            1.  the merger agreement and the merger,
  Meeting is to Vote       issuance of Exxon Mobil common stock,            as described under "The Merger
    on the Following       described under "The Merger                      Transaction--General" on page I-14;
               Items       Transaction--General" on page I-14;*
                                                                        2.  the election of directors to the Mobil
                       2.  the amendments to the Exxon charter              Board, as described under "Chapter
                           described under "Chapter                         Five--Other Mobil Annual Meeting
                           Three--Description of Exxon Capital              Proposals" beginning on page V-1;
                           Stock--Amendment of Exxon Charter"
                           beginning on page III-10;*                   3.  the ratification of the appointment of
                                                                            Mobil's independent auditors, as
                       3.  the election of directors to the Exxon           described under "Chapter Five--Other
                           Board, as described under "Chapter               Mobil Annual Meeting Proposals" on
                           Four--Other Exxon Annual Meeting                 page V-4;
                           Proposals" beginning on page IV-1;
                                                                        4.  two Mobil shareholder proposals, as
                       4.  the ratification of the appointment of           described under "Chapter Five--Other
                           Exxon's independent accountants, as              Mobil Annual Meeting Proposals"
                           described under "Chapter Four--Other             beginning on page V-5; and
                           Exxon Annual Meeting Proposals"
                           beginning on page IV-19;                     5.  such other matters as may properly
                                                                            come before the Mobil meeting,
                       5.  four Exxon shareholder proposals, as             including the approval of any
                           described under "Chapter Four--Other             adjournment of the meeting.
                           Exxon Annual Meeting Proposals"
                           beginning on page IV-19; and

                       6.  such other matters as may properly come
                           before the Exxon meeting, including the
                           approval of any adjournment of the meeting.

                     -------------------

                     * The merger will not be completed and the Exxon charter amendments will not be effected unless each is approved by Exxon shareholders.

Chapter Two - Information about the Meetings and Voting

                                      Exxon Meeting                                   Mobil Meeting
                                      -------------                                   -------------

        Record Date:   The record date for shares entitled to vote is   The record date for shares entitled to vote is
                       March 29, 1999.                                  March 29, 1999.

        Outstanding    As of March 1, 1999, there were                  As of March 1, 1999, there were
      Shares Held on   2,427,925,038 shares of Exxon common stock       781,227,938 shares of Mobil common stock
        Record Date:   and 1,593,644 shares of Exxon Class A            and 163,383 shares of Mobil ESOP
                       preferred stock outstanding.  All Exxon Class    preferred stock outstanding.  All Mobil
                       A preferred stock is held of record by the       ESOP preferred stock is held of record by
                       trustee under Exxon's Thrift Plan (the "Exxon    the trustee under Appendix A to the
                       ESOP").                                          Employees Savings Plan of Mobil Oil
                                                                        Corporation (the "Mobil ESOP").

  Shares Entitled to   Shares entitled to vote are Exxon common         Shares entitled to vote are Mobil common
               Vote:   stock and Exxon Class A preferred stock held     stock and Mobil ESOP preferred stock held
                       at the close of business on the record date,     at the close of business on the record date,
                       March 29, 1999.                                  March 29, 1999.

                       Each share of Exxon common stock that you        Each share of Mobil common stock that you
                       own entitles you to one vote. The Exxon Class    own entitles you to one vote. The Mobil
                       A preferred stock is entitled to vote on all     ESOP preferred stock is entitled to vote on
                       matters submitted to a vote of holders of        all matters submitted to a vote of holders of
                       common stock, voting with the common stock       common stock, voting with the common
                       as a single class.                               stock as a single class.

                       Each share of Exxon Class A preferred stock is   Each share of Mobil ESOP preferred stock is
                       entitled to the number of votes equal to the     entitled to the number of votes equal to the
                       number of shares of common stock into which      number of shares of common stock into
                       the share of Class A preferred stock could be    which the share of ESOP preferred stock
                       converted on the record date.  Each share        could be converted on the record date.  Each
                       currently has two votes, subject to adjustment   share currently has 100 votes, subject to
                       if certain dilutive events occur before the      adjustment if certain dilutive events occur
                       record date.                                     before the record date.

                       Each participant in the Exxon ESOP instructs     Each participant in the Mobil ESOP
                       the trustee of the ESOP how to vote his or       instructs the trustee of the ESOP how to
                       shares. As to unallocated shares and shares      vote his or her shares. As to unallocated
                       with respect to which the trustee receives no    shares and shares with respect to which the
                       timely voting instructions, the trustee,         trustee receives no timely voting
                       pursuant to the ESOP Trust Agreement, votes      instructions, the trustee, pursuant to the
                       these shares in the same proportion as it votes  ESOP Trust Agreement, votes these shares
                       all the shares as to which it has received       in the same proportion as it votes all the
                       timely voting instructions.                      shares allocated to the accounts of regular
                                                                        Mobil employees as to which it has received
                                                                        timely voting instructions.

                       Shares held by Exxon in its treasury are not     Shares held by Mobil in its treasury are not
                       voted.                                           voted. This does not include shares held in
                                                                        its rabbi trust, which are treated in a manner
                                                                        similar to treasury shares for accounting
                                                                        purposes only.

                       Chapter Two - Information about the Meetings and Voting



                                      Exxon Meeting                                   Mobil Meeting

             Quorum    A quorum of shareholders is necessary to hold    A quorum of shareholders is necessary to
        Requirement:   a valid meeting.                                 hold a valid meeting.

                       The presence in person or by proxy at the        The presence in person or by proxy at the
                       meeting of holders of shares representing a      meeting of holders of shares representing at
                       majority of the votes of the Exxon common        least one-third of the votes of the Mobil
                       stock and Class A preferred stock entitled to    common stock and ESOP preferred stock
                       vote at the Meeting is a quorum.  Abstentions    entitled to vote at the meeting is a quorum.
                       and broker "non-votes" count as present for      Abstentions and broker "non-votes" count as
                       establishing a quorum.  Shares held by Exxon     present for establishing a quorum.  Shares
                       in its treasury do not count toward a quorum.    held by Mobil in its treasury do not count
                                                                        toward a quorum, except for shares held in
                                                                        its rabbi trust, which are treated in a manner
                                                                        similar to treasury shares for accounting
                                                                        purposes only.

                       A broker non-vote occurs on an item when a       A broker non-vote occurs on an item when a
                       broker is not permitted to vote on that item     broker is not permitted to vote on that item
                       without instruction from the beneficial owner    without instruction from the beneficial
                       of the shares and no instruction is given.       owner of the shares and no instruction is
                                                                        given.

              Shares   10,547,225 shares of Exxon common stock,         722,979 shares of Mobil common stock,
        Beneficially   including exercisable options.  These shares     including exercisable options and 74.49
      Owned by Exxon   represent in total approximately 0.43% of the    shares of Mobil ESOP preferred stock.
           and Mobil   voting power of Exxon's voting securities,       These shares represent in total
       Directors and   voting together as a single class.               approximately .09% of the voting power of
  Executive Officers                                                    Mobil's voting securities, voting together as
               as of   These individuals have indicated that they will  a single class.
      March 1, 1999:   vote in favor of the merger and the other
                       proposals recommended by the Exxon Board,        These individuals have indicated that they
                       and against the shareholder proposals to be      will vote in favor of the merger and the
                       presented at the Exxon meeting.                  other proposals recommended by the Mobil Board
                                                                        and against the shareholder proposals,
                                                                        except one director as to the merger.

Chapter Two - Information about the Meetings and Voting



Vote Necessary to Approve Exxon and Mobil Proposals

             Item                                   Vote Necessary*

  I.  Merger Proposals                Exxon:  Approval of the merger and related
                                              matters described on page I-14
                                              requires a majority of the votes
                                              cast by holders of the Exxon
                                              common stock and Exxon Class A
                                              preferred stock, voting as a
                                              single class. Abstentions have
                                              no effect on the vote.

                                      Mobil:  Approval of the merger and the
                                              merger agreement requires the
                                              affirmative vote of a majority
                                              of the votes of the outstanding
                                              shares of Mobil common stock and
                                              Mobil ESOP preferred stock,
                                              voting as a single class.
                                              Withheld votes and abstentions
                                              have the same effect as a vote
                                              against.

 II.  Election of Directors           Exxon:  Directors are elected by a
                                              plurality of the votes represented
                                              by the shares of Exxon common
                                              stock and Exxon Class A preferred
                                              stock present at the meeting in
                                              person or by proxy, voting as a
                                              single class.

                                              This means that the director
                                              nominees with the most affirmative
                                              votes are elected to fill the
                                              available seats. Only the number
                                              of votes "FOR" affect the outcome.
                                              Withheld votes and abstentions
                                              have no effect on the vote.

                                      Mobil:  Election of the director nominees
                                              requires the affirmative vote of a
                                              majority of the votes of the
                                              shares of Mobil common stock and
                                              Mobil ESOP preferred stock, voting
                                              as a single class, present or
                                              represented at the meeting.
                                              Withheld votes and abstentions
                                              have the same effect as a vote
                                              against.

III.  Ratification of Appointment of  Exxon:  Same as for Exxon Merger Proposals.
      Independent
      Accountants/Auditors            Mobil:  Same as for election of Mobil directors.

 IV.  Shareholder Proposals           Exxon:  Same as for Exxon Merger Proposals.

                                      Mobil:  Same as for election of Mobil directors.

-------------------
* Under New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on Items II and III even if it does not receive voting instructions from you. Your broker may not vote your shares on Items I or IV absent instructions from you. Without your voting instructions, a broker non-vote will occur on Items I and IV and will as to Items I and IV (1) have no effect on the vote in the case of Exxon and (2) have the effect of a vote against in the case of Mobil.

                       Chapter Two - Information about the Meetings and Voting


Proxies

     Voting Your Proxy.  You may vote in person at your meeting or by proxy.
We recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for all, some or none of your company's director candidates. You may also vote for or against the other proposals or abstain from voting.

     How to Vote by Proxy

                                     Exxon                                        Mobil
                                     -----                                        -----

   By Telephone*: Call toll-free 1-877-779-8683 and follow       Call toll-free 1-800-840-1208 and follow
                  the instructions. You will need to give the    the instructions.  You will need to give the
                  personal identification number contained       personal identification number contained
                  on your proxy card.                            on your proxy card.

    By Internet*: Go to www.eproxyvote.com/xon and               Go to www.mobil.com and follow the
                  follow the instructions.  You will need to     instructions.  You will need to give the
                  give the personal identification number        personal identification number contained
                  contained on your proxy card.                  on your proxy card.

      In Writing: Complete, sign, date and return your           Complete, sign, date and return your
                  proxy card in the enclosed envelope.           proxy card in the enclosed envelope.

-------------------
* If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone or internet voting.


     Proxies for Participants in Exxon Plans. You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name and shares held in your Shareholder Investment Program (SIP) account are covered by one card. Exxon employees receive a separate card for any shares they hold in Exxon's Thrift Plan.

     Proxies for Participants in Mobil Plans. If you are a participant in Mobil's Stock Purchase and Dividend Reinvestment Plan, Employees Savings Plan and/or Employee Stock Ownership Plan, you will receive a single proxy card which covers shares credited to your plan accounts plus shares held of record in the same name. If your account in any such plan is not carried in the same name as the shares, if any, you hold of record, you will receive separate proxy cards for your individual and plan holdings. If you are a participant in Mobil's Employees Savings Plan and you do not vote the shares credited to your plan account, such shares will be voted by the plan's trustee FOR approval and adoption of the merger agreement, FOR the election of the nominees for director, FOR the ratification of the appointment of Mobil's independent auditors and AGAINST the three proposals submitted by shareholders of Mobil. If you are a participant in Mobil's Employee Stock Ownership Plan and you do not vote the shares credited to your plan account, such shares will be voted by the plan's trustee in the same proportion that the trustee votes all the shares allocated to the accounts of regular Mobil employees as to which it has received timely voting instructions.

Chapter Two - Information about the Meetings and Voting



     If you submit your proxy but do not make specific choices, your proxy will follow the Board's recommendations and vote your shares:

                      Exxon                                            Mobil
 ..................................................................................................
o    "FOR" the Exxon Merger Proposals             o   "FOR" the Mobil merger proposal

o    "FOR" the election of all 13 nominees for    o   "FOR" the election of all four nominees
     director (as described beginning on page         for director, such persons to serve until
     IV-1)                                            the 2002 annual meeting of shareholders
                                                      (as described beginning on page V-1)*

o    "FOR" the ratification of the appointment    o   "FOR" the ratification of the
     of PricewaterhouseCoopers LLP as                 appointment of Ernst & Young LLP as
     Exxon's independent accountants for              Mobil's independent auditors for 1999
     1999 (as described on page IV-19)                (as described on page V-4)*

o    "AGAINST" the four shareholder               o   "AGAINST" the two shareholder
     proposals to be presented (as described          proposals to be presented (as described
     beginning on page IV-19)                         beginning on page V-5)*

o    "FOR" any proposal by the Exxon Board        o   "FOR" any proposal by the Mobil Board
     to adjourn the Exxon meeting                     to adjourn the Mobil meeting

o    In its discretion as to any other business   o   In its discretion as to any other business
     as may properly come before the Exxon            as may properly come before the Mobil meeting
     meeting

                                                  -------------------
                                                  *  The indicated proposals, if
                                                     approved, will be superseded
                                                     upon completion of the merger.

     Revoking Your Proxy.  You may revoke your proxy before it is voted by:

        o submitting a new proxy with a later date, including a proxy given by telephone or internet,

        o notifying your company's Secretary in writing before the meeting that you have revoked your proxy, or

        o   voting in person at the meeting.

     Voting in person. If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on March 29, 1999, the record date for voting.

     People with disabilities. We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend. Please call or write the Secretary of your company at least two weeks before your meeting at the number or address under "The Companies" on page I-2.

     Confidential voting. Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

     Proxy solicitation.  We will pay our own costs of soliciting proxies.

     In addition to this mailing, Exxon and Mobil employees may solicit proxies personally, electronically or by telephone. Exxon is paying D. F. King & Co. a fee of $25,000 plus expenses to help with the solicitation. Mobil is paying Morrow & Co., Inc. a fee of $25,000 plus expenses to help with the solicitation.

                       Chapter Two - Information about the Meetings and Voting


     The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy by mail, telephone or internet without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

     Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Mobil common stock and Mobil ESOP preferred stock to former Mobil shareholders as soon as practicable after the completion of the merger.

Other Business; Adjournments

     We are not currently aware of any other business to be acted upon at either meeting. Under the laws of New Jersey, where Exxon is incorporated, no business other than procedural matters may be raised at the Exxon meeting unless proper notice to the shareholders has been given. If, however, other matters are properly brought before either meeting, or any adjourned meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the meeting.

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither of us currently intends to seek an adjournment of our meeting.

                               CHAPTER THREE
                         CERTAIN LEGAL INFORMATION

                     COMPARISON OF SHAREHOLDER RIGHTS

               The rights of Mobil shareholders under Delaware law, the Mobil charter and the Mobil by-laws prior to the merger are substantially the same as the rights Exxon Mobil shareholders will have following the merger under New Jersey law, the Exxon Mobil charter and the Exxon Mobil by-laws, with certain principal exceptions summarized in the chart below. Copies of the Mobil charter, the Mobil by-laws, the Exxon charter and the Exxon by-laws are incorporated by reference and will be sent to holders of shares of Mobil common stock and Mobil ESOP preferred stock upon request. See "Where You Can Find More Information" on page VI-1. The summary contained in the following chart is not intended to be complete and is qualified by reference to Delaware law, New Jersey law, the Mobil charter, the Mobil by-laws, the Exxon charter and the Exxon by-laws.

Summary of Material Differences Between Current Rights of Mobil Shareholders and Rights Those Shareholders Will Have as Exxon Mobil Shareholders Following the Merger


                                                                                              Exxon Mobil
                                  Mobil Shareholder Rights                                Shareholder Rights
            Corporate    The rights of Mobil shareholders are                  The rights of Exxon shareholders are
          Governance:    currently governed by Delaware law and the            currently governed by New Jersey law and
                         charter and by-laws of Mobil.                         the charter and by-laws of Exxon.

                         Upon completion of the merger, the rights of          Upon completion of the merger, the rights
                         Mobil shareholders who become Exxon                   of Exxon Mobil shareholders will be
                         Mobil shareholders in the merger will be              governed by New Jersey law, the Exxon
                         governed by New Jersey law, the Exxon                 Mobil charter and the Exxon Mobil by-
                         Mobil charter and the Exxon Mobil by-laws.            laws.  The charter and by-laws of Exxon
                         The charter and by-laws of Exxon Mobil will           Mobil will be identical in all respects to
                         be identical in all respects to those of Exxon        those of Exxon after giving effect to the
                         after giving effect to the Exxon charter              Exxon charter amendments adopted at the
                         amendments adopted at the Exxon meeting               Exxon meeting and the changes
                         and the changes contemplated by the merger            contemplated by the merger agreement.
                         agreement.

           Authorized    The authorized capital stock of Mobil                 The authorized capital stock of Exxon is
       Capital Stock:    consists of 1.2 billion shares of common              set forth under "Description of Exxon
                         stock and 30 million shares of preferred              Capital Stock--Authorized Capital Stock"
                         stock.                                                below.

            Number of    Mobil's by-laws provide that the number of            Exxon's charter provides that the number
           Directors:    directors will be as determined by the Mobil          of directors may be determined by the
                         Board but shall not be less than three.  The          Exxon Board.  Exxon's by-laws provide
                         Mobil Board currently consists of 13                  that Exxon's Board consist of not less than
                         directors.                                            10 and not more than 15 directors.
                                                                               Exxon's Board currently consists of 13
                                                                               directors.

                                                                               If the merger is completed, the Exxon
                                                                               Mobil by-laws will be amended to provide
                                                                               that the number of directors will be not less
                                                                               than 10 nor more than 19, as determined by

                                   III-1


Chapter Three - Certain Legal Information


                                                                                              Exxon Mobil
                                  Mobil Shareholder Rights                                Shareholder Rights

            Number of                                                          the Exxon Mobil Board, and the size of the
            Directors                                                          Exxon Mobil Board will be increased from
         (continued):                                                          13 to 19.

    Classification of    Mobil's Board is divided into three classes as        Exxon does not have a classified board.
             Board of    nearly equal in number as possible, with each         The Exxon by-laws require that all
           Directors:    class serving a staggered three-year term.            directors be elected at each annual meeting
                                                                               of shareholders for a term of one year.

           Removal of    Delaware law provides that a company with a           New Jersey law allows removal for cause
           Directors:    classified board may remove a director only           or, unless otherwise provided in the
                         for cause, unless its charter provides                charter, without cause by the affirmative
                         otherwise.  The Mobil charter and the Mobil           vote of the majority of shareholders
                         by-laws provide that Mobil directors may be           entitled to vote in the election of directors.
                         removed from office without cause only by             In addition, the Exxon charter allows the
                         the affirmative vote of the holders of 80% of         removal of an Exxon director for cause by
                         the voting power of the then outstanding              a majority of the Exxon directors in office
                         shares entitled to vote generally in the              if, in the judgment of such majority, the
                         election of directors, voting as a single class.      director's continuation in office would be
                                                                               harmful to the corporation.  The Exxon
                                                                               Board may suspend a director pending a
                                                                               final determination that cause for removal
                                                                               exists.

              Quorum:    The Mobil by-laws provide that the presence           The Exxon by-laws provide that the
                         in person or by proxy at a meeting of the             presence in person or by proxy at a meeting
                         holders of shares representing at least one-          of the holders of shares representing a
                         third of the votes of the Mobil common stock          majority of the votes of the Exxon common
                         and ESOP preferred stock entitled to vote at          stock and  ESOP preferred stock entitled to
                         the meeting is a quorum.                              vote at the meeting is a quorum.

    Vote Required for    The Mobil by-laws provide that, unless                New Jersey law requires that shareholder
              Certain    otherwise required by law, the Mobil charter          action, including for approval of a merger
          Shareholder    or the Mobil by-laws, the affirmative vote of         or consolidation but not for the election of
   Actions; Effect of    a majority of the votes of the shares present         directors, be taken by the affirmative vote
         Abstentions:    or represented at the meeting and entitled to         of a majority of the votes cast by
                         vote on such matter shall be deemed the act           shareholders entitled to vote thereon,
                         of the shareholders.                                  unless the charter provides for a greater
                                                                               approval requirement.  Exxon's charter
                         Under Delaware law, the approval of any               does not provide otherwise.  Abstentions
                         merger or consolidation or a sale of all or           have no effect on the vote.
                         substantially all of a corporation's assets
                         requires the affirmative vote of a majority of
                         the total votes represented by the outstanding
                         stock of the corporation entitled to vote on
                         such matter.

                         Abstentions have the effect of a vote against.

                                   III-2

                                     Chapter Three - Certain Legal Information


                                                                                              Exxon Mobil
                                  Mobil Shareholder Rights                                Shareholder Rights

          Shareholder    Under Delaware law, unless otherwise                  Except as otherwise provided by a
    Action by Written    provided in a corporation's charter,                  corporation's charter, New Jersey law
             Consent:    shareholders may act by written consent.              permits shareholder approval to be
                         However, the Mobil charter and the Mobil              obtained by written consent without a
                         by-laws provide that any action required or           meeting except for the annual election of
                         permitted to be taken by the shareholders             directors which may be by written consent
                         must be effected at a duly called annual or           only if unanimous.  The required written
                         special meeting of shareholders and not by            consent is that of shareholders representing
                         written consent.                                      a majority of the voting power of the
                                                                               outstanding common stock and ESOP
                                                                               preferred stock, voting as a single class.
                                                                               Exxon's charter does not otherwise
                                                                               provide.

         Amendment of    Generally, the Mobil by-laws may be                   Exxon's charter may be amended by the
         Charter and     amended by shares representing a majority of          affirmative vote of the majority of the votes
             By-laws:    votes present in person or by proxy and               cast by the holders of Exxon shares entitled
                         entitled to vote at the meeting.  A majority of       to vote thereon.
                         the Mobil Board may also amend the by-laws
                         or enact new by-laws.                                 The affirmative vote of a majority of
                                                                               Exxon's Board is necessary to make or
                         However, the Mobil charter provides that the          amend Exxon's by-laws and the affirmative
                         amendment of certain specified by-laws (and           vote of a majority of the votes cast by
                         provisions of its charter) requires the               Exxon's shareholders entitled to vote
                         affirmative vote of at least 80% of the voting        thereon is necessary to alter or repeal by-
                         power of Mobil's outstanding voting stock.            laws made by the Exxon Board or to enact
                         These include by-law and charter provisions           new by-laws.
                         relating to * shareholder action, * business
                         combinations, * by-law and charter
                         amendments, * the number and election of
                         directors and * procedures for annual meeting
                         proposals.

                         Under Delaware law, the Mobil charter may be amended by the affirmative vote of a majority of the outstanding stock entitled to vote thereon at the shareholders meeting and a majority of the outstanding stock of each class entitled to vote thereon as a class.

        Voting Stock:    The outstanding voting securities of Mobil            The outstanding voting securities of Exxon
                         are the shares of Mobil common stock and              are the shares of Exxon common stock and
                         the shares of Mobil ESOP preferred stock.             the shares of Exxon Class A preferred
                                                                               stock.  After completion of the merger,
                                                                               Exxon Mobil ESOP preferred stock will
                                                                               also be voting securities of Exxon Mobil.

                                   III-3

Chapter Three - Certain Legal Information


                                                                                              Exxon Mobil
                                  Mobil Shareholder Rights                                Shareholder Rights

        Repurchase of    Under Delaware law, a corporation may                 Under New Jersey law, a corporation may
              Shares:    generally redeem or repurchase shares of its          generally acquire its own shares subject to
                         stock unless the capital of the corporation is        restrictions imposed by its charter.  The
                         impaired or such redemption or repurchase             Exxon charter does not impose any such
                         would impair the capital of the corporation.          restrictions.

       Exculpation of    The Mobil charter provides that no director           The Exxon charter limits the liability of the
        Directors and    shall be personally liable to the corporation or      directors and officers of Exxon to the
            Officers:    any of its shareholders for monetary damages          fullest extent permitted by law.  New
                         for breaches of fiduciary duty except as              Jersey law prohibits exculpation
                         follows.
                                                                                  o for a breach of such person's duty of
                         A director would be liable under Section 174               loyalty to the corporation or its
                         of the Delaware General Corporation Law,                   shareholders,
                         which creates liability for unlawful payment
                         of dividends and unlawful stock purchases or             o for acts or omissions not in good
                         redemptions.                                               faith or that involve intentional
                                                                                    misconduct or a knowing violation of
                         A director would also be liable under any                  law, or
                         other applicable provision of law by reason
                         that such director                                       o for any act or omission from which
                                                                                    the director derived an improper
                           o breached the director's duty of loyalty                personal benefit.
                             to the corporation or its shareholders,

                           o acted in bad faith, failed to act in good
                             faith or acted in a manner that involved intentional misconduct or a knowing violation of law, or

                           o derived an improper personal benefit.

                         The Mobil charter does not contain
                         provisions limiting the liability of officers in this manner.

          Shareholder    Mobil has entered into a Rights Agreement,            Exxon does not have a shareholder rights
         Rights Plan:    dated as of December 15, 1995, between                plan.  While Exxon has no present
                         Mobil and Mellon Bank, N.A., as Rights                intention to adopt a shareholder rights plan,
                         Agent, as amended, pursuant to which Mobil            the Exxon Board, pursuant to its authority
                         has issued rights to purchase its Series A            to issue preferred stock, could do so
                         Junior Participating Preferred Stock.  Mobil          without shareholder approval at any future
                         has taken all action necessary to render the          time.  See "Description of Exxon Capital
                         rights issued pursuant to the terms of the            Stock--Exxon Preferred Stock--Blank
                         Rights Agreement inapplicable to the merger           Check Preferred Stock" on page III-8.
                         and the related agreements and transactions.

                                   III-4

                                     Chapter Three - Certain Legal Information


                                                                                              Exxon Mobil
                                  Mobil Shareholder Rights                                Shareholder Rights

    Appraisal Rights:    Under Delaware law, the rights of dissenting          Under New Jersey law, appraisal rights are
                         shareholders to obtain the fair value for their       available in connection with a merger or
                         shares (so-called "appraisal rights") may be          consolidation or any sale, lease or
                         available in connection with a statutory              exchange or other disposition of all or
                         merger or consolidation in certain specific           substantially all of a corporation's assets
                         situations.  Appraisal rights are not available       other than in the usual and regular course
                         to a corporation's shareholders under                 of business, unless an exception applies or
                         Delaware law when the corporation is to be            the corporation's charter provides
                         the surviving corporation and no vote of its          otherwise.  Exxon's charter does not
                         shareholders is required to approve the               provide otherwise.
                         merger.
                                                                               Appraisal rights are not available under
                         In addition, unless otherwise provided in the         New Jersey law to shareholders of a
                         charter, no appraisal rights are available            surviving corporation with respect to a
                         under Delaware law to holders of shares of            merger if the merger did not require
                         any class of stock which is either * listed on        shareholder approval.
                         a national securities exchange or designated as
                         a national market system security on an               In addition, unless provided for in the
                         interdealer quotation system by the NASD or           corporation's charter, no appraisal rights
                         * held of record by more than 2,000                   are available in a merger or consolidation
                         shareholders, unless such shareholders are            with respect to shares
                         required by the terms of the merger to accept
                         anything other than:                                     o which are listed on a national
                                                                                    securities exchange or are held of
                           o shares of stock of the surviving                       record by at least 1,000 holders or
                             corporation;
                                                                                  o for which, pursuant to the merger or
                           o shares of stock of another corporation                 consolidation, the shareholder will
                             which, as of the effective date of the                 receive * cash, * shares, obligations
                             merger or consolidation, are of the kind               or other securities of the kind
                             described in the two *s above;                         described in the previous bullet or
                                                                                    * cash and such securities.
                           o cash instead of fractional shares of such
                             stock; or                                         Furthermore, unless provided in the
                                                                               corporation's charter, no appraisal rights
                           o any combination of the above three                are available in a sale, lease, exchange or
                             bullets.                                          other disposition of all or substantially all
                                                                               of a corporation's assets
                         Appraisal rights are not available under
                         Delaware law in the event of the sale of all or          o with respect to shares which are
                         substantially all of a corporation's assets or             listed on a national securities
                         the adoption of an amendment to its charter,               exchange or are held of record by at
                         unless such rights are granted in the                      least 1,000 holders, or
                         corporation's charter.  The Mobil charter
                         does not grant such rights.                              o from a dissolution transaction in
                                                                                    which substantially all of a
                                                                                    corporation's net assets are to be
                                                                                    distributed to its shareholders within
                                                                                    one year after the date of the
                                                                                    transaction, so long as the transaction

                                   III-5

Chapter Three - Certain Legal Information


                                                                                              Exxon Mobil
                                  Mobil Shareholder Rights                                Shareholder Rights

     Appraisal Rights                                                               is wholly for * cash, * shares,
         (continued):                                                               obligations or other securities which
                                                                                    will be listed on a national securities
                                                                                    exchange or held of record by not
                                                                                    less than 1,000 holders or * cash and
                                                                                    such securities.

     Certain Business    Section 203 of the Delaware General                   New Jersey law restricts the ability of
        Combinations:    Corporation Law provides that, if a person            certain persons to acquire control of a New
                         acquires 15% or more of the stock of a                Jersey corporation.
                         Delaware corporation without the approval of
                         the board of directors of that corporation,           In general, a New Jersey corporation with
                         thereby becoming an "interested                       its principal executive offices or significant
                         shareholder", that person may not engage in           operations in New Jersey may not engage
                         certain transactions with the corporation for a       in a "business combination" with an
                         period of three years unless one of the               "interested shareholder" for a period of
                         following three exceptions applies:                   five years following the interested
                                                                               shareholder's becoming such.  The
                            o the board of directors approved the              business combination is permitted where it
                              acquisition of stock or the transaction          is approved by the Board of Directors prior
                              prior to the time that the person became         to the stock acquisition.
                              an interested shareholder,
                                                                               Covered business combinations include,
                            o the person became an interested                  certain mergers, dispositions of assets or
                              shareholder and 85% owner of the                 shares and recapitalizations.  An interested
                              voting stock of the corporation in the           shareholder is generally a shareholder
                              transaction, excluding voting stock              owning at least 10% of the voting power of
                              owned by directors who are also                  a corporation's outstanding shares.
                              officers and certain employee stock
                              plans, or                                        In addition, New Jersey corporations may
                                                                               not engage at any time in a business
                            o the transaction is approved by the board         combination with any interested
                              of directors and by the affirmative vote         shareholder other than:
                              of two-thirds of the outstanding voting
                              stock which is not owned by the                     o a business combination approved by
                              interested shareholder.                               the Board of Directors of such
                                                                                    corporation prior to the stock
                         A Delaware corporation may elect not to be                 acquisition,
                         governed by Section 203.  Mobil has not so
                         elected and the Mobil Board has taken the                o a business combination approved by
                         necessary action to make Section 203                       the affirmative vote of the holders of
                         inapplicable to the merger and the related                 two-thirds of the voting stock not
                         transactions (including the option).                       beneficially owned by such interested
                                                                                    shareholder at a meeting for such
                         The Mobil charter provides that any Business               purpose, or
                         Combination with an interested shareholder
                         of Mobil requires, in addition to any vote               o a business combination in which the
                         required by law, the affirmative approval of               interested shareholder pays a formula
                         at least 80% of the voting power of the                    price designed to ensure that all other

                                   III-6

                                     Chapter Three - Certain Legal Information


                                                                                              Exxon Mobil
                                  Mobil Shareholder Rights                                Shareholder Rights

     Certain Business    outstanding shares of voting stock, voting                 shareholders receive at least the
         Combinations    together as a single class, unless either (i) a            highest price per share paid by such
         (continued):    majority of disinterested directors, as defined            interested shareholder.
                         in Mobil's charter, have expressly approved
                         the Business Combination or (ii) certain fair         A New Jersey corporation may not opt out
                         price criteria and disclosure obligations are         of the foregoing provisions.
                         satisfied.
                                                                               There is no super-majority voting, fair
                         "Business Combination" is defined in                  price or similar provision in the Exxon
                         Mobil's charter, and generally includes a             charter.
                         merger, significant asset sales, significant
                         stock issuances, and certain other significant
                         transactions.  "Interested shareholder" is also
                         defined in the Mobil charter and generally
                         means a 5% shareholder of Mobil.

                         The Mobil Board has taken the necessary
                         action to make the foregoing provisions of the Mobil charter inapplicable to the merger and the related transactions (including the option).

       Annual Meeting    Delaware law requires that the written notice         New Jersey law requires that the written
           Proposals:    of an annual meeting of shareholders specify          notice of any shareholder meeting specify
                         the place, date and hour of the meeting.              the time, place and purpose or purposes of
                         Notices of special meetings must also state           the meeting.  Therefore, business
                         the purpose or purposes of the meeting.               conducted at shareholder meetings is
                                                                               limited to the business specified in the
                                                                               meeting notice.

                                   III-7

Chapter Three - Certain Legal Information


                    DESCRIPTION OF EXXON CAPITAL STOCK

               The following summary of the current terms of the capital stock of Exxon and the terms of the capital stock of Exxon Mobil to be in effect after completion of the merger is not meant to be complete and is qualified by reference to the Exxon charter and Exxon by-laws. Copies of the Exxon charter and Exxon by-laws are incorporated by reference and will be sent to holders of shares of Exxon common stock, Exxon Class A preferred stock, Mobil common stock and Mobil ESOP preferred stock upon request. See "Where You Can Find More Information" on page VI-1.

Authorized Capital Stock

               Prior to Completion of the Merger. Under the Exxon charter, Exxon's authorized capital stock consists of three billion shares of Exxon common stock, without par value, and 200 million shares of preferred stock, without par value, of which 16.5 million shares are designated as Exxon Class A preferred stock and 100 million are designated as Exxon Class B preferred stock, each without par value.

               Following Completion of the Merger. If the merger is completed, the Exxon Mobil charter will be amended to increase the authorized number of shares of Exxon Mobil common stock to 4.5 billion and to eliminate the Exxon Class B preferred stock, none of which is outstanding. See "Amendment of Exxon Charter" beginning on page III-10. In connection with the merger, the Exxon Board has agreed to create the Exxon Mobil ESOP preferred stock. The Exxon Mobil ESOP preferred stock will have, to the extent possible, terms that are identical to those of the Mobil ESOP preferred stock.

Exxon Common Stock

               Exxon Common Stock Outstanding.  The outstanding shares of
Exxon common stock are, and the shares of Exxon Mobil common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable.

               Voting Rights. Each holder of Exxon common stock is entitled to one vote for each share of Exxon common stock held of record on the applicable record date on all matters submitted to a vote of shareholders. See page II-2 for additional information on Exxon voting rights.

               Dividend Rights; Rights upon Liquidation. The holders of Exxon common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Exxon Board, subject to any preferential dividend rights granted to the holders of any outstanding Exxon preferred stock. In the event of liquidation, each share of Exxon common stock is entitled to share pro rata in any distribution of Exxon's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Exxon preferred stock.

               Preemptive Rights. Holders of Exxon common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Exxon Preferred Stock

               Exxon Preferred Stock Outstanding. As of March 1, 1999, (1) 1,593,644 shares of Exxon Class A preferred stock were issued and outstanding and (2) no other shares of preferred stock were issued or outstanding.

               As of March 1, 1999, approximately 163,383 shares of Mobil ESOP preferred stock were issued and outstanding.

               Blank Check Preferred Stock. Under the Exxon charter, the Exxon Board has the authority, without shareholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of

                                   III-8

                                     Chapter Three - Certain Legal Information

preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, the Exxon Board could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a shareholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such shareholder beneficially owning or commencing a tender offer for a substantial amount of Exxon common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Exxon by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Exxon's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Exxon without any further action by the shareholders of Exxon. Exxon has no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time.

               Voting Rights of Exxon Class A Preferred Stock and Exxon Mobil ESOP Preferred Stock. Each holder of Exxon Class A preferred stock is entitled to vote on all matters submitted to a vote of Exxon common stock, voting together with the Exxon common stock as a single class. Each share of Exxon Class A preferred stock is entitled to the number of votes equal to the number of shares of Exxon common stock into which such share of Exxon Class
A preferred stock could be converted on the record date for the applicable meeting, subject to adjustment in the case of certain dilutive events.

               Upon completion of the merger, holders of Exxon Mobil ESOP preferred stock will be entitled to vote on all matters submitted to a vote of holders of Exxon Mobil common stock, voting together with the Exxon Mobil common stock and the Exxon Class A preferred stock, as a single class. Each share of Exxon Mobil ESOP preferred stock will be entitled to the number of votes equal to the number of shares of Exxon Mobil common stock into which such share of Exxon Mobil ESOP preferred stock could be converted on the record date for the applicable meeting, subject to adjustment in the case of certain dilutive events.

               Dividend Rights and Rights Upon Liquidation of Exxon Class A Preferred Stock and Exxon Mobil ESOP Preferred Stock. The holders of Exxon Class A preferred stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Exxon Board at a per share rate of $4.68 per annum, subject to adjustment in the case of certain dilutive events. In the event of liquidation or dissolution, after payment or providing for the payment of liabilities and the liquidation preference of any class of stock ranking senior to the Exxon Class A preferred stock, each share of Exxon Class A preferred stock will be entitled to receive $61.50 per share of Exxon Class A preferred stock, subject to adjustment, plus accrued and unpaid dividends.

               Upon completion of the merger, holders of Exxon Mobil ESOP preferred stock will be entitled to dividends and liquidation preference on terms that, to the extent possible, are identical to the terms of the Mobil ESOP preferred stock. Holders of Mobil ESOP preferred stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Mobil Board at a per share rate of $300 per annum, subject to adjustment in the case of certain dilutive events. In the event of liquidation or dissolution, after payment or providing for the payment of liabilities and the liquidation preference of any class of stock ranking senior to the Mobil ESOP preferred stock, each share of Mobil ESOP preferred stock is entitled to receive $3,887.50 per share of Mobil ESOP preferred stock, subject to adjustment, plus accrued and unpaid dividends.

               Redemption Rights. Shares of Exxon Class A preferred stock are redeemable at the option of Exxon at any time for $61.50 plus accrued and unpaid dividends. Shares of Exxon Mobil ESOP preferred stock will be redeemable at the option of Exxon Mobil at any time after November 22, 1999 at the liquidation price plus accrued and unpaid dividends. These shares are redeemable before November 22, 1999 for 100.775% of the liquidation price plus accrued and unpaid dividends.

                                   III-9

Chapter Three - Certain Legal Information

               Preemptive Rights. Holders of Exxon Class A preferred stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

               Upon completion of the merger, the holders of Exxon Mobil ESOP preferred stock will have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Amendment of Exxon Charter (Item 2 on Exxon's proxy card)

               At the Exxon meeting, holders of Exxon stock will be asked to approve the amendment of Exxon's Restated Certificate of Incorporation. The amendment will increase the number of authorized shares of Exxon common stock to 4.5 billion, change Exxon's name to "Exxon Mobil Corporation" and eliminate Exxon's Class B preferred stock, none of which is outstanding. Approval by Exxon shareholders of the merger, including the related issuance of Exxon Mobil common stock, as described under "The Merger Transaction--General" on page I-14, is a condition to effecting the Exxon charter amendment, and approval of the Exxon charter amendment is a condition to completing the merger.

               Increase of Authorized Common Stock. Exxon's charter currently authorizes three billion shares of common stock and 200 million shares of preferred stock. On March 1, 1999, 2,427,925,038 shares of Exxon common stock were issued and outstanding, not counting shares held in Exxon's treasury.

               To complete the merger, Exxon expects that approximately 1.03 billion Exxon Mobil shares will be required to be issued to holders of Mobil common stock and that approximately 67.5 million Exxon Mobil shares will be required to be reserved for issuance under Mobil employee stock options and other stock-based awards and for similar purposes.

               As these numbers show, the three billion shares of common stock currently authorized under Exxon's charter will not be sufficient to complete the merger. We therefore ask Exxon shareholders to approve the amendment, which will change Article FOURTH of Exxon's charter to increase the number of authorized shares of Exxon common stock from 3 billion to 4.5 billion.

               The increased number of authorized shares will give Exxon sufficient shares to complete the merger. At present, Exxon has no plans to issue shares for any other purpose. However, we believe it is desirable to have additional shares available for other corporate purposes that might arise in the future. For example, although Exxon currently meets its obligations to deliver shares under employee stock options and similar arrangements with treasury shares (meaning previously issued shares that have been reacquired by Exxon), it may become desirable in the future to use newly issued shares for this purpose. Shares could also be used for acquisitions or to raise capital. Under some circumstances, it is also possible for a company to use unissued shares for antitakeover purposes, but Exxon has no present intention to take any such action.

               Whether or not any future issuance of shares unrelated to the merger would be submitted for shareholder vote depends upon the nature of the issuance, legal and stock exchange requirements, and the judgment of Exxon's Board at the time.

               Name change. The merger agreement provides that, when the merger takes effect, Exxon's name will be changed from "Exxon Corporation" to "Exxon Mobil Corporation". The proposed amendment implements this change to Article FIRST of Exxon's charter.

               Elimination of Class B Preferred Stock. Exxon's charter currently authorizes the issuance of 100 million shares of Class B preferred stock. This class of stock was created in connection with Exxon's ESOP but has never been issued and is no longer useful. The proposed amendment of Exxon's charter will eliminate the Class B preferred stock.

                                  III-10

                                     Chapter Three - Certain Legal Information



Transfer Agent and Registrar

               BankBoston, N.A. is the transfer agent and registrar for the Exxon common stock.

Stock Exchange Listing; Delisting and Deregistration of Mobil Common Stock

               It is a condition to the merger that the shares of Exxon Mobil common stock issuable in the merger be approved for listing on the NYSE at or prior to the closing, subject to official notice of issuance. If the merger is completed, Mobil common stock will cease to be listed. The Exxon Mobil ESOP preferred stock will not be listed on any stock exchange.


                               LEGAL MATTERS

               The validity of the Exxon Mobil common stock to be issued to Mobil shareholders pursuant to the merger will be passed upon by Charles W. Matthews, Jr., General Counsel of Exxon. It is a condition to the completion of the merger that Exxon and Mobil receive opinions from Davis Polk & Wardwell and Skadden, Arps, Slate, Meagher & Flom LLP, respectively, with respect to the tax treatment of the merger. See "The Merger Agreement--Conditions to the Merger" and "The Merger--Material Federal Income Tax Consequences of the Merger."


                                  EXPERTS

               The consolidated financial statements of Exxon incorporated in this joint proxy statement/prospectus by reference to the Form 10-K for Exxon for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               Ernst & Young LLP, independent auditors, have audited Mobil's consolidated financial statements included in Mobil's Annual Report on Form 10-K for the year ended December 31, 1998 as set forth in their report, which is incorporated in this joint proxy statement/prospectus by reference. Mobil's consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.





                                  III-11

                               CHAPTER FOUR
                   OTHER EXXON ANNUAL MEETING PROPOSALS


BOARD OF DIRECTORS PROPOSAL: ELECTION OF DIRECTORS (Item 3 on Exxon's Proxy
Card)

     The Exxon Board has nominated the director candidates named below. Personal information on each of our nominees is given below. All of our nominees currently serve as Exxon directors. Each current director was elected by shareholders at the last annual meeting except for Mr. Esrey, who was elected by the Board in July 1998.

     The Board of Directors performs a number of services for Exxon and its shareholders including:

       o overseeing the management of the company on your behalf,
       o reviewing Exxon's long-term strategic plans,
       o exercising direct decision-making authority in key areas, such as declaring dividends,
       o choosing the CEO, setting the scope of his authority to manage the company's business day to day and evaluating his performance, and
       o reviewing development and succession plans for Exxon's top executives.

     Most Exxon directors -- including nine of our 13 nominees -- are not Exxon employees. Only nonemployee directors serve on Exxon's Audit, Board Compensation, and Board Affairs committees. All Exxon directors are elected for one-year terms. Nonemployee directors may not stand for election after age 70. Employee directors usually leave the Board when they retire from Exxon.

     The Board was saddened by the death on July 8, 1998 of Mr. D. Wayne Calloway, who served as a director since 1988. His wise counsel will be missed.

     The Board met 10 times during 1998. All of Exxon's current directors attended 100% of Board and committee meetings during the period they were directors.

     If a director nominee becomes unavailable before the election, your proxy authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following candidates:

Biographies of our Board Nominees

Michael J. Boskin              T. M. Friedman Professor of Economics, and
                               Senior Fellow, Hoover Institution, Stanford
                               University. Holds bachelor's, master's, and
                               Ph.D. degrees in economics. Joined Stanford
                               University in 1970. Adjunct Scholar, American
                               Enterprise Institute; Research Associate,
[Graphic Omitted]              National Bureau of Economic Research. Director,
[Photograph of                 AirTouch Communications, Inc.; First Health
Michael J. Boskin]             Group Corporation; Oracle Corporation. Chairman,
                               Congressional Advisory Commission on the
                               Consumer Price Index 1995-96; Council of
                               Economic Advisors, 1989-93. Member, Advisory
                               Committee of the Joint Committee on Taxation of
                               the U.S. Congress; Panel of Advisors to the
Age 53                         Congressional Budget Office. Dr. Boskin is the
Director since 1996            recipient of numerous professional awards.

                    ........................................

Chapter Four - Other Exxon Annual Meeting Proposals


Rene Dahan                     Senior Vice President. Holds a degree in
                               nautical science. Principal responsibilities
                               include Exxon's worldwide refining, marketing
                               and transportation activities; middle east
                               operations; Exxon Chemical Company; Exxon
                               Research and Engineering Company; environment
[Graphic Omitted]              and safety; medicine and occupational health.
[Photograph of                 Since joining the Exxon organization in 1963,
Rene Dahan]                    Mr. Dahan has held a variety of management
                               positions in domestic and foreign operations,
                               including President and Chief Executive Officer
                               of our Benelux affiliate; President, Exxon
                               Company, International. Elected Senior Vice
                               President of Exxon in 1995 and Director in 1998.
                               Member, International Advisory Board of
Age 57                         Instituto de Empresa; Board of Directors, Junior
Director since 1998            Achievement International.

                    ........................................

William T. Esrey               Chairman and Chief Executive Officer, Sprint
                               Corporation. Holds bachelor's degree in
                               economics and master of business administration
                               degree. Joined Sprint Corporation, then known as
                               United Telecommunications, Inc., a domestic and
                               international long distance and local exchange
                               telecommunications, product distribution, and
[Graphic Omitted]              directory publishing company, in 1980. Held a
[Photograph of                 variety of management positions. Elected chief
William T. Esrey]              executive officer in 1985 and chairman in 1990.
                               Prior to joining Sprint Corporation, Mr. Esrey
                               held management positions with Dillon, Read and
                               Company, AT&T, New York Telephone Company, and
                               Empire City Subway Co., Ltd. Director, Duke
                               Energy Corporation; Earthlink; Everen Capital
                               Corporation; General Mills, Inc. Member, The
Age 59                         Business Council; The Business Roundtable;
Director since 1998            Trilateral Commission.

                    ........................................

Jess Hay                       Chairman, Texas Foundation for Higher Education;
                               HCB Enterprises Inc, a private investment firm.
                               Holds bachelor of business administration and
                               law degrees. Prior to his retirement in December
                               1994, Mr. Hay served for 29 years as Chief
                               Executive Officer of The Lomas Financial Group,
[Graphic Omitted]              a diversified financial services group of
[Photograph                    companies engaged principally in mortgage
of Jess Hay]                   banking and real estate lending. Practiced law
                               in Dallas, Texas prior to joining Lomas in 1965.
                               Director, The Viad Corporation; SBC
                               Communications Inc.; Trinity Industries, Inc.
                               Member of the Board, Greater Dallas Planning
                               Council; Southwestern Medical Foundation; Texas
                               Research League; Zale-Lipshy Hospital of Dallas;
                               World War II Memorial Advisory Board; State Fair
Age 68                         of Texas. Member, American, Dallas, and Texas
Director since 1981            Bar Associations.

                    ........................................

                           Chapter Four - Other Exxon Annual Meeting Proposals


James R. Houghton              Chairman of the Board Emeritus, Corning
                               Incorporated. Holds bachelor of arts and master
                               of business administration degrees. Joined
                               Corning Incorporated, a communications, advanced
                               materials and display products company, in 1962.
[Graphic Omitted]              Elected Chairman of the Board and Chief
[Photograph of                 Executive Officer of Corning Incorporated in
James R. Houghton]             1983. Retired in 1996. Director, Corning
                               Incorporated; J.P. Morgan & Co. Incorporated;
                               Metropolitan Life Insurance Company. Trustee,
                               Corning Museum of Glass; The Metropolitan Museum
                               of Art; The Pierpont Morgan Library. Member, The
Age 63                         Business Council; Council on Foreign Relations;
Director since 1994            Harvard Corporation.

                    ........................................

William R. Howell              Chairman Emeritus, J.C. Penney Company, Inc.
                               Holds bachelor of business administration
                               degree. Joined J.C. Penney Company, Inc., a
                               department store and catalog chain, in 1958.
[Graphic Omitted]              Elected Chairman of the Board and Chief
[Photograph of                 Executive Officer in 1983. Retired as Chairman
William R. Howell]             of the Board in 1997. Director, Bankers Trust
                               New York Corporation and Bankers Trust Company;
                               Central and South West Corporation; Halliburton
                               Co.; Warner-Lambert Company; The Williams
Age 63                         Companies. Chairman, Board of Trustees, Southern
Director since 1982            Methodist University.

                    ........................................

Reatha Clark King              President and Executive Director, General Mills
                               Foundation; Vice President, General Mills, Inc.,
                               a manufacturer and marketer of consumer food
                               products. Holds bachelor of science degree in
                               chemistry and mathematics, master of science
                               degree in chemistry, master of business
                               administration degree in finance and management,
                               and Ph.D. degree in thermochemistry. Prior to
                               joining the General Mills Foundation in 1988,
[Graphic Omitted]              Dr. King held a variety of scientific and
[Photograph of                 educational positions, including Research
Reatha Clark King]             Chemist, National Bureau of Standards; Chemistry
                               Professor, Associate Dean for Division of
                               Natural Science & Mathematics, and Associate
                               Dean for Academic Affairs, York College, City
                               University of New York; President, Metropolitan
                               State University. Director, H.B. Fuller Company;
                               Minnesota Mutual Companies, Inc.; Wells Fargo
                               and Company. Trustee, H.B. Fuller Foundation;
                               University of Chicago. Dr. King is the recipient
Age 61                         of numerous awards, including 13 honorary
Director since 1997            doctorate degrees.

                    ........................................

Chapter Four - Other Exxon Annual Meeting Proposals


Philip E. Lippincott           Retired Chairman and Chief Executive Officer,
                               Scott Paper Company. Holds bachelor of arts
                               degree and master of business administration
                               degree in food distribution. Joined Scott Paper
                               Company, a company involved in sanitary paper,
                               printing and publishing papers, and forestry
                               operations, in 1959. Held a variety of
[Graphic Omitted]              management positions. Elected Chief Executive
[Photograph of                 Officer in 1982 and Chairman in 1983. Retired in
Philip E. Lippincott]          1994. Director, Campbell Soup Company. Chairman
                               of the Board and Director, Fox Chase Cancer
                               Center. Trustee, The Penn Mutual Life Insurance
                               Company. Board of Overseers, The Huntsman Center
                               for Competition and Innovation, The Wharton
Age 63                         School, University of Pennsylvania. Member, The
Director since 1986            Business Council.

                    ........................................

Harry J. Longwell              Senior Vice President. Holds bachelor's degree
                               in petroleum engineering. Principal
                               responsibilities include Exxon's oil, gas, coal
                               and minerals exploration and production
                               activities; venture operations in the
                               Commonwealth of Independent States and China;
                               Exxon Coal and Minerals Company; Exxon
                               Exploration Company; Exxon Production Research
                               Company; human resources. Since joining the
                               Exxon organization in 1963, Mr. Longwell has
                               held a variety of management positions in
[Graphic Omitted]              domestic and foreign operations, including Vice
[Photograph of                 President-Production and President, Exxon
Harry J. Longwell]             Company, U.S.A.; Vice President, Esso Europe
                               Inc.; Vice President-Exploration and Production,
                               Senior Vice President-Exploration, Production,
                               and Gas, and Executive Vice President, Exxon
                               Company, International. Elected Senior Vice
                               President and Director of Exxon in 1995.
                               Director, U.S.-China Business Council; Louisiana
                               State University Foundation; National Action
                               Council or Minorities in Engineering; United Way
                               of Dallas. Member, Board of Visitors, University
                               of Texas, M.D. Anderson Cancer Center; Advisory
                               Board, Dallas Area Habitat for Humanity;
Age 57                         American Petroleum Institute; Society of
Director since 1995            Petroleum Engineers.

                    ........................................

Marilyn Carlson Nelson         Chief Executive Officer, President and Chief
                               Operating Officer, Carlson Companies, Inc.;
                               Co-Chair, Carlson Wagonlit Travel. Holds
                               bachelor's degree in international economics.
                               Since joining Carlson Companies, Inc., a travel,
                               hotel, restaurant and marketing services
                               company, in 1989, Mrs. Nelson has held a number
[Graphic Omitted]              of management positions, including Director,
[Photograph of                 Senior Vice President and Vice Chair, Carlson
Marilyn Carlson Nelson]        Holdings, Inc. Director, Carlson Companies,
                               Inc.; U.S. West Inc. President-elect, Travel
                               Industry of America. Member, Center for
                               International Leadership; Committee of 200;
                               International Advisory Council; United States
                               National Tourism Organization; World Travel and
                               Tourism Council. Mrs. Nelson is the recipient of
Age 59                         numerous awards, including three honorary
Director since 1991            doctorate degrees.

                    ........................................

                           Chapter Four - Other Exxon Annual Meeting Proposals


Lee R. Raymond                 Chairman of the Board and Chief Executive
                               Officer. Holds bachelor's and Ph.D. degrees in
                               chemical engineering. Since joining the Exxon
                               organization in 1963, Mr. Raymond held a variety
                               of management positions in domestic and foreign
                               operations, including Exxon Company, U.S.A.;
                               Creole Petroleum Corporation; Exxon
                               International Company; Exxon Enterprises; Esso
                               Inter-America Inc. Elected Senior Vice President
[Graphic Omitted]              and Director of Exxon in 1984, President in
[Photograph of                 1987, Chairman and Chief Executive Officer in
Lee R. Raymond]                1993, and added title of President in 1996.
                               Director, J.P. Morgan & Co. Incorporated; Morgan
                               Guaranty Trust Company of New York; American
                               Petroleum Institute; United Negro College Fund.
                               Trustee, Southern Methodist University;
                               Wisconsin Alumni Research Foundation. Member,
                               The Business Council; The Business Roundtable;
                               Council on Foreign Relations; Emergency
                               Committee for American Trade; National Petroleum
                               Council; Singapore-U.S. Business Council;
Age 60                         Trilateral Commission; University of Wisconsin
Director since 1984            Foundation.

                    ........................................

Walter V. Shipley              Chairman of the Board and Chief Executive
                               Officer, The Chase Manhattan Corporation and The
                               Chase Manhattan Bank, a banking and finance
                               company. Holds bachelor of science degree.
                               Joined Chase Bank in 1956. Held a variety of
                               management positions. Director, Bell Atlantic
[Graphic Omitted]              Corporation; Champion International Corporation;
[Photograph of                 Federal Reserve Bank of New York; Lincoln Center
Walter V. Shipley]             for the Performing Arts, Inc.; New York City
                               Partnership and Chamber of Commerce; United Way
                               of Tri-State; United Cerebral Palsy Research and
                               Educational Foundation, Inc. President and
                               Director, Goodwill Industries of Greater New
                               York, Inc. Member, The Bankers Roundtable; The
                               Business Council; The Business Roundtable;
Age 63                         U.S.-Japan Business Council, Inc. Board of
Director since 1998            Trustees, American Museum of Natural History.

                    ........................................

Robert E. Wilhelm              Senior Vice President. Holds bachelor of science
                               and master of business administration degrees.
                               Principal responsibilities include Exxon
                               Company, U.S.A.; Imperial Oil Limited;
                               accounting and financial control; corporate
                               planning; public affairs; treasurer's. Since
                               joining the Exxon organization in 1963, Mr.
                               Wilhelm has held a variety of management
[Graphic Omitted]              positions in domestic and foreign operations,
[Photograph of                 including Vice President-Petroleum Products,
Robert E. Wilhelm]             Esso Europe Inc.; President, Esso Inter-America
                               Inc.; Executive Vice President, Exxon Company,
                               International. Elected Senior Vice President of
                               Exxon in 1990 and Director in 1992. Vice
                               Chairman, Council of the Americas. Board of
                               Governors, Foreign Policy Association. Member,
                               Coal Industry Advisory Board of the
                               International Energy Agency; Council on Foreign
                               Relations; Massachusetts Institute of Technology
                               Corporation. Vice President, Circle 10 Council,
Age 58                         Boy Scouts of America. Trustee, Greenhill
Director since 1992            School, Dallas, Texas.

                    ........................................

Chapter Four - Other Exxon Annual Meeting Proposals


Director Compensation

      Exxon employees receive no extra pay for serving as directors. Nonemployee directors receive a base fee of $40,000 a year; $1,500 per Board and committee meeting attended; and reimbursement of meeting expenses. Except for the Executive Committee, nonemployee directors also receive $3,000 per committee membership and $5,000 per committee chairmanship. Nonemployee directors may elect to defer all or part of these fees. Deferred fees are payable after the director leaves the Board in one to five annual installments. We credit deferred fees with interest at Citibank's prime rate.

      We also pay a portion of director compensation in stock. Each nonemployee director receives 4,000 shares of restricted stock when first elected to the Board and, if the director remains in office, an additional 600 restricted shares each following year. While on the Board, the nonemployee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the director is not allowed to sell the shares.

Board Committees

      The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board.

   Audit Committee

      Mr. Houghton (Chairperson)
      Mr. Esrey
      Mr. Howell
      Dr. King
      Mrs. Nelson

      The Audit Committee met three times during 1998. The committee is responsible for accounting and internal control matters. Subject to shareholder approval, the committee chooses the independent public accountants to audit Exxon's financial statements. The committee consults with the independent accountants and reviews their audit and other work. The committee also consults with Exxon's Controller and General Auditor and reviews Exxon's internal controls and compliance with policies. In addition to its regular activities, the committee is available to meet on call of the independent accountants, Controller, or General Auditor whenever a special situation arises.

   Board Advisory Committee on Contributions

      Mr. Hay (Chairperson)
      Mr. Esrey
      Dr. King
      Mr. Lippincott
      Mrs. Nelson
      Mr. Wilhelm

      The Board Advisory Committee on Contributions met two times during 1998. The committee reviews the level of Exxon's support for education and other public service programs, including the company's contributions to the Exxon Education Foundation. The Foundation works to improve the quality of education in America at all levels, with special emphasis on math and science.

                           Chapter Four - Other Exxon Annual Meeting Proposals


   Board Affairs Committee

      Mrs. Nelson (Chairperson)
      Mr. Hay
      Mr. Howell
      Mr. Lippincott
      Mr. Shipley

      The Board Affairs Committee met two times during 1998. The committee recommends director candidates; reviews nonemployee director compensation; and reviews other corporate governance practices. The committee will consider your suggestions for possible director candidates if you submit the name and biographical information in writing to Exxon's Secretary at the address under "The Companies" on page I-2. On request, the Secretary will also provide a description of the qualifications we look for in director candidates.

   Board Compensation Committee

      Mr. Howell (Chairperson)
      Dr. Boskin
      Mr. Hay
      Mr. Shipley

      The Board Compensation Committee, which we also call the BCC, met five times during 1998. The committee oversees compensation for Exxon's senior executives, including salary, bonus, and incentive awards. The committee also reviews succession plans for key executive positions. The committee's report on executive compensation starts on page IV-10.

   Finance Committee

      Mr. Raymond (Chairperson)
      Dr. Boskin
      Mr. Esrey
      Mr. Houghton
      Mr. Shipley

      The Finance Committee met two times during 1998. The committee reviews Exxon's financial policies and strategies, including our capital structure, and authorizes corporate debt within limits set by the Board.

   Public Issues Committee

      Mr. Lippincott (Chairperson)
      Dr. Boskin
      Mr. Dahan
      Mr. Houghton
      Dr. King
      Mr. Longwell

      The Public Issues Committee met two times during 1998. The committee reviews Exxon's policies and practices on relevant public issues, including their effects on the environment, safety, and health. The committee hears reports from operating units on environmental and safety activities. The committee also visits operating sites to observe and comment on current practices, including spill and hazard prevention.

Chapter Four - Other Exxon Annual Meeting Proposals


   Executive Committee

      Mr. Raymond (Chairperson)
      Mr. Hay
      Mr. Howell
      Mr. Lippincott
      Mrs. Nelson

      Other directors serve as alternate members on a rotational basis.

      The Executive Committee did not meet during 1998. The committee has broad power to act on behalf of the Board. In practice, the committee only meets when it is impractical to call a meeting of the full Board.

                           Chapter Four - Other Exxon Annual Meeting Proposals


Director and Executive Officer Stock Ownership

      These tables show how much Exxon common stock each executive named in the Summary Compensation Table on page IV-14 and each nonemployee director and nominee owned on March 1, 1999. None of these individuals owns more than 0.14 percent of the outstanding shares.

                                                           Shares Covered by
     Named Executive Officer         Shares Owned         Exercisable Options
     -----------------------         ------------         -------------------
     Lee R. Raymond............       459,747 (1)               2,848,980
     Rene Dahan................        98,311 (2)                 710,570
     Harry J. Longwell.........       163,230 (3)               1,063,980
     Robert E. Wilhelm.........       198,878 (4)               1,176,658
     Ray B. Nesbitt............       113,105                     435,344

     ------------
     (1) Includes 1,200 shares held as estate representative
     (2) Includes 44,014 shares owned jointly with spouse
     (3) Includes 48 shares owned by spouse and 19,852 shares owned jointly with spouse
     (4) Includes 3,070 shares owned jointly with spouse and 8,567 shares in trust for children.


     Nonemployee Director/Nominee                           Shares Owned*
     ----------------------------                           -------------
     Michael J. Boskin..................................        5,800
     W. T. Esrey........................................        5,120 (1)
     Jess Hay...........................................       21,600 (2)
     James R. Houghton..................................        8,800 (3)
     William R. Howell..................................        9,000 (4)
     Reatha Clark King..................................        5,573
     Philip E. Lippincott...............................       10,600
     Marilyn Carlson Nelson.............................       16,800 (5)
     Walter V. Shipley..................................        5,600

     ------------
     *  The nonemployee directors are not granted Exxon stock options.

     (1) Includes 520 shares owned jointly with spouse
     (2) Includes 12,400 shares in a defined benefit plan
     (3) Includes 1,200 shares owned by spouse
     (4) Includes 2,700 shares held as constructive trustee for former spouse
     (5) Includes 9,000 shares in trust


      On March 1, 1999, Exxon's directors and executive officers (23 people) together owned 1,775,415 shares of Exxon stock and 8,771,810 shares covered by exercisable options, representing about 0.43 percent of the outstanding shares.

      The trustee of Exxon's Thrift Plan holds and votes all the outstanding shares of Exxon's Class A preferred stock. See page II-2 for more details. The trustee is a committee of five Exxon executives, none of whom is a director or nominee.

Chapter Four - Other Exxon Annual Meeting Proposals


Board Compensation Committee Report on Executive Compensation

   Overview

      Exxon's executive compensation program is designed to motivate, reward, and retain the management talent our company needs to achieve its business goals and maintain its leadership. Our program makes a significant portion of senior executives' potential compensation dependent upon increases in shareholder value.

      Exxon's success depends on retaining and motivating executives who have developed the skills and expertise required to lead a global organization. We do this with:

       o Competitive base salaries in keeping with a philosophy of career continuity
       o   Rewards for exceptional performance and accomplishments
       o   Incentives to meet short-term and long-term objectives

      The nature of the petroleum business requires long-term and capital-intensive investments. These investments often take years to generate a return to shareholders. Accordingly, we grant incentive awards with a view toward long-term corporate performance. These awards may not fluctuate as much as year-to-year financial results.

      Exxon pays for performance based on an individual's level of responsibility. For this purpose, performance means both individual and corporate performance. We motivate performance by recognizing the past year's results and by providing incentives for further improvement in the future.

      Individual performance includes the ability to put Exxon's business plans into effect and to react to unanticipated events. We base compensation decisions for all executives, including the Chief Executive Officer (CEO) and the other executives named in the Summary Compensation Table on page IV-14 on these criteria.

      The three major components of Exxon's compensation program are base salary, short term incentive awards, and long term incentive awards.

   Base Salary

      In keeping with the long-term and highly technical nature of Exxon's business, we take a long-term approach to management development. This career-oriented philosophy requires a competitive base salary.

      Each year, we adjust Exxon's salary structure based on competitive positioning (comparing Exxon's salary structure with salaries paid by other companies); Exxon's own business performance; and general economic factors. Specific weights are not given to these factors, but competitive positioning is the most important factor. Business and other economic factors, such as net income and estimates of inflation, are secondary considerations.

      We use a number of surveys to determine Exxon's competitive salary position. Primarily, we compare our salary structure with the U.S.-based oil companies in the industry group used for comparing stock performance on page IV-18. We do not consider salary data from the foreign-based oil companies in that group. Their executive compensation structures are not considered comparable.

      Exxon's business, and the competition for executives, extend beyond the oil industry. Therefore, we also compare our salary structure with other major U.S.-based corporations.

                           Chapter Four - Other Exxon Annual Meeting Proposals


      Exxon is larger and more diverse than the other surveyed companies. Therefore, Exxon targets its salary ranges between the median and high end of the survey data. Within these ranges, we determine individual executive salaries based on individual performance, level of responsibility, and experience. The BCC recommends the CEO's salary to the Board of Directors, sets the salaries for Exxon's other elected officers, and reviews the salaries of other senior executives.

   Short Term Incentive Awards

      Short term incentive awards consist of cash bonuses and Earnings Bonus Units (EBUs). See page IV-16 for a description of the terms of EBUs. We grant short term awards to executives to reward their contributions to the business during the past year. We also grant EBUs as incentives for strong, mid-term corporate performance. EBUs help stress that decisions and contributions in any one year affect future years. In 1998,
   approximately one half of executive bonuses were in the form of EBUs.   The
   cumulative earnings required for maximum payout of each EBU granted this year was the same as that for last year.

      Each year, the BCC establishes a ceiling for cash bonuses and EBUs. The ceiling for 1998 was $60 million. Almost all of that amount was granted in awards to approximately 1,000 employees. The ceiling is based on Exxon's business performance, progress towards long-term goals, and competitive position. No particular formula is used. Some of the measures of performance considered by the BCC include net income, earnings per share, return on capital employed, return on equity, and dividends. The BCC does not give specific weights to these measures. The 1998 ceiling was reduced from the 1997 ceiling. In reaching this decision, no formula was used.
   The BCC considered several factors, including Exxon's financial performance (which, while strong relative to its major competitors in a difficult business environment, was still down relative to last year's record level), its continued strengthening of its worldwide competitive position and its progress towards long-range strategic goals.

      The bonus an executive receives depends on the executive's individual performance and level of responsibility. Each year, we assess relative performance based on factors including initiative, business judgment, technical expertise, and management skills.

   Long Term Incentive Awards

      Long term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance. Stock options were the primary long term incentive granted to executive officers and over 3,500 other key employees in 1998. The parameters, guidelines, and administration of the 1998 grants were the same as those used for the 1997 grants. The BCC believes that a significant portion of senior executives' compensation should depend on value created for the shareholders. Options are an excellent way to accomplish this because they tie the executives' interests directly to the shareholders' interests. See page IV-15 for a description of the terms of options.

      The number of options granted to executive officers is based on individual performance and level of responsibility. For this purpose, the Committee measures performance the same way as described above for short term awards. Option grants must be sufficient in size to provide a strong incentive for executives to work for long-term business interests and become significant owners of the business. The number of options held by an executive is not a factor in determining subsequent grants. Granting options on that basis could create an incentive for executives to exercise options and sell their shares.

      The Company does not have required levels for equity holdings by senior management, but long-term awards are designed to encourage share ownership. The five officers named in the Summary Compensation Table on page IV-14 have, on average, equity holdings of approximately 14 times salary as of year-end 1998. In addition, other elected officers have holdings which exceed typical ownership guidelines used by some companies in industry.

Chapter Four - Other Exxon Annual Meeting Proposals


      Last year, the BCC granted Career Shares to a limited number of senior executives. Career Shares are shares of Exxon common stock that normally may not be sold until after an executive reaches normal retirement age.
   The shares may be forfeited if an executive leaves before that time. Given the size, complexity, and global scope of Exxon's business, it is essential to retain an experienced senior management team. Career Shares help Exxon retain key strategic and operating executives for the long term. These awards also provide an additional incentive for superior long-term corporate performance. The number of Career Shares granted to senior executives also reflects the increased responsibility and complexity of senior positions.

      The Committee bases individual Career Share grants on the executive's personal contribution and level of responsibility. The number of shares held by an executive is not a factor in determining individual grants since Career Shares are primarily designed to promote long-term retention.

   U.S. Income Tax Limits on Deductibility

      U.S. income tax law limits the amount Exxon can deduct for compensation paid to the CEO and the other four most highly paid executives. Performance-based compensation that meets IRS requirements is not subject to this limit. The short term awards and stock option grants described above are designed to meet these requirements so that Exxon can continue to deduct the related expenses. Specifically, the shareholders have approved broad performance measures for short term awards to the top executives.
   The shareholders also set limits on short term awards to these executives (0.2% of operating net income) and on individual option grants (0.2% of outstanding shares at year-end 1996, adjusted for stock splits). These are not targets, only maximums established for deductibility purposes. Actual award levels have been significantly less based on the factors and judgments described in the preceding sections of this report.

   CEO Compensation

      Within the framework described above, the BCC determines the CEO's compensation by judging his individual contributions to Exxon's business, level of responsibility, and career experience. The BCC does not think narrow quantitative measures or formulas are sufficient for determining Mr. Raymond's compensation. The Committee does not give specific weights to the factors considered, but the primary factor is the CEO's individual contributions to the business.

      The Committee also considers Exxon's size, complexity, and business results as compared to its competitors in the industry and other major U.S.-based corporations outside the industry. The BCC believes the combination of Mr. Raymond's base salary and short-term awards is appropriate compared to CEOs of Exxon's competitors.

      Mr. Raymond's long-term incentive awards reflect his level of responsibility, his leadership, and the BCC's judgment of his overall contribution as CEO. In making this determination, the BCC considered the complex, highly technical, and long-term nature of Exxon's business. The Career Share award granted to Mr. Raymond recognizes his outstanding contributions to Exxon's business performance, continued strengthening of the Corporation's worldwide competitive position, and its progress toward long-range strategic goals. The restrictions on the award are designed to retain his leadership for the remainder of his career.

                           Chapter Four - Other Exxon Annual Meeting Proposals


   Summary

      The BCC is made up of nonemployee directors who do not participate in any of the compensation plans they administer. The BCC approves or endorses all the programs that involve compensation paid or awarded to senior executives.

      The BCC is responsible for seeing that Exxon's compensation program serves the best interest of its shareholders. To help meet this responsibility, the BCC is guided by an independent analysis of the competitiveness of Exxon's executive compensation. This analysis is prepared each year by a leading public accounting firm. The BCC also considers the results of the salary surveys described above.

      In the opinion of the Committee, Exxon has an appropriate and competitive compensation program. The combination of sound base salary, competitive short term bonuses, and emphasis on long term incentives provides a balanced and stable foundation for effective executive leadership.

       William R. Howell, Chairman        Jess Hay
       Michael J. Boskin                  Walter V. Shipley

Chapter Four - Other Exxon Annual Meeting Proposals


Executive Compensation Tables

      These tables show the compensation of Exxon's Chairman and the four other most highly paid executives. See the Board Compensation Committee report beginning on page IV-10 for an explanation of our compensation philosophy.

      Summary Compensation Table


                                     Annual Compensation                             Long Term Compensation
                            --------------------------------------        -----------------------------------------
                                                                                    Awards               Payouts
                                                                          ------------------------   --------------
                                                      Other Annual          Restricted                                 All Other
Name and                      Salary        Bonus     Compensation            Stock        Options        LTIP        Compensation
Principal Position   Year       ($)          ($)          ($)             Award(s)($)(1)     (#)     Payouts ($)(2)      ($)(3)
------------------   ----   ---------     ---------   ------------        --------------   -------   --------------   ------------
L.R. Raymond         1998   1,900,000     1,400,000      55,849 (4)         7,162,500      425,000      1,275,000        114,000
Chairman and         1997   1,750,000     1,500,000      26,472             6,087,500      425,000        850,000        105,000
CEO                  1996   1,550,000     1,250,000      19,977               943,125      450,000        525,000         93,000

R. Dahan             1998     860,000       440,000     244,935 (5)           716,250      200,000        382,500         65,686
Senior Vice          1997     780,001       500,000       4,488               608,750      200,000        297,500         60,173
  President          1996     685,000       385,000       3,590               330,094      220,000        150,000         53,019
  and
  Director

H.J. Longwell        1998     860,000       440,000       5,660               716,250      200,000        382,500         65,686
Senior Vice          1997     780,001       500,000       5,725               608,750      200,000        297,500         60,173
  President          1996     685,000       385,000       6,129               330,094      220,000        150,000         53,019
  and
  Director

R.E. Wilhelm         1998     860,000       440,000      14,152               716,250      200,000        408,000         65,664
Senior Vice          1997     807,001       500,000       7,192               608,750      200,000        348,500         62,174
  President          1996     745,000       415,000       6,461               330,094      220,000        210,000         57,497
  and
  Director

R.B. Nesbitt         1998     769,615 (6)   290,000       9,719                   -0-          -0-        263,500         62,134
Vice President;      1997     648,000       300,000       8,411                   -0-      130,000        217,600         55,820
  President,         1996     595,000       265,000      10,170               235,781      140,000        132,000         51,366
  Exxon
  Chemical
  Company

  ---------
  (1) Number of restricted shares times the market price of Exxon stock on the day of grant.  As of December 31, 1998, the total number and value of restricted shares held by these executives were:  Mr.
      Raymond: 280,000 shares ($20,475,000);  Mr. Dahan: 46,000 shares
      ($3,363,750);  Mr. Longwell: 46,000 shares ($3,363,750);  Mr.
      Wilhelm: 48,000 shares ($3,510,000); and Mr. Nesbitt: 18,000 shares
      ($1,316,250).  The values given do not reflect the fact that the shares are restricted.  The executives receive the same cash dividends on restricted shares as holders of regular common stock, but cannot sell the shares during the restricted period.  See page
      IV-12 for more information on these shares, which we call Career
      Shares.

  (2) Settlements of Earnings Bonus Units. See page IV-16 for more details.

  (3) 1998 values represent matching credits under Exxon's thrift plans
      (Mr. Raymond: $114,000;  Mr. Dahan: $52,683;  Mr. Longwell:
      $52,683; Mr. Wilhelm: $52,661; and Mr. Nesbitt: $42,593) and costs of supplemental life insurance (Mr. Dahan: $13,003; Mr. Longwell:
      $13,003;  Mr. Wilhelm: $13,003; and Mr. Nesbitt: $19,541).

  (4) Represents certain perquisites, including membership fees of $20,860 and tax assistance of $20,624.

  (5) Represents certain perquisites, including relocation expenses of $141,502 and tax assistance of $80,597.

   (6) Includes $79,615 representing cash for unused vacation.

                           Chapter Four - Other Exxon Annual Meeting Proposals


   Option Grants in Last Fiscal Year


                                                                                                Potential Realizable Value at
                                                                                             Assumed Annual Rates of Stock Price
                                                   Individual Grants (1)                        Appreciation for Option Term (2)
                                 -------------------------------------------------------     -----------------------------------
                                                                                              If Stock At           If Stock At
                                                                                                $117.89               $187.72
                                                                                             -------------         -------------
                                 Number of
                                 Securities     % of Total
                                 Underlying      Options
                                  Options       Granted to     Exercise or
                                  Granted      Employees in    Base Price     Expiration          5%                    10%
     Name                           (#)        Fiscal Year      ($/Share)        Date            ($)                    ($)
     ----                        ----------    ------------    -----------    ----------     -------------         -------------
     All Shareholders' Stock            N/A             N/A            N/A           N/A     110.5 Billion         280.1 Billion
     Appreciation

     L. R. Raymond                  425,000            3.9%          72.38      11/24/08        19,344,406            49,022,522

     R. Dahan                       200,000            1.9%          72.38      11/24/08         9,103,250            23,069,422

     H. J. Longwell                 200,000            1.9%          72.38      11/24/08         9,103,250            23,069,422

     R. E. Wilhelm                  200,000            1.9%          72.38      11/24/08         9,103,250            23,069,422

     R. B. Nesbitt                      -0-             N/A            N/A           N/A               N/A                   N/A

      -----------
      (1) The exercise price of options is the market price of Exxon stock on the grant date. Options granted to senior executives become exercisable after one year of continuous employment or on death. The maximum option term is 10 years after grant or five years after death, if earlier. Options may be forfeited in cases of detrimental activity or early termination of employment. We did not grant any stock appreciation rights to senior executives last year.

      (2) These columns show the gains option holders and all shareholders could realize if Exxon stock appreciates at a 5% or 10% rate. These growth rates are arbitrary assumptions specified by the SEC, not Exxon's predictions.

Chapter Four - Other Exxon Annual Meeting Proposals


Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                          Number of Securities              Value of Unexercised, In-The-
                     Number of                           Underlying Unexercised               Money Options/SARs at FY-
                      Shares                           Options/SARs at FY-End (#)                      End ($)*
                    Underlying                       -------------------------------       -------------------------------
                   Options/SARs        Value
Name                 Exercised      Realized($)      Exercisable       Unexercisable       Exercisable       Unexercisable
----               ------------     -----------      -----------       -------------       -----------       -------------
L. R. Raymond          204,232       8,719,565         2,848,980           425,000          97,119,946           318,750

R. Dahan               136,696       4,545,765           716,854           200,000          18,966,808           150,000

H. J. Longwell          60,252       2,617,312         1,063,980           200,000          33,990,728           150,000

R. E. Wilhelm          236,572       8,120,526         1,176,658           200,000          38,231,813           150,000

R. B. Nesbitt          174,656       7,298,378           435,344             - 0 -          11,214,113             - 0 -

-----------
* The difference between the option exercise price and the market price of Exxon stock at year-end. The actual gain, if any, an executive realizes will depend on the market price of Exxon stock at the time of exercise. "In-the-money" means the market price of the stock is greater than the exercise price of the option on the date specified.


   Long Term Incentive Plans - Awards in Last Fiscal Year


                                                                                                       Estimated Future
                                                                                                      Payouts Under Non-
                                                                                                      Stock Price-Based
                                                                                                           Plans
                                                                                                      -----------------
                        Number of Shares, Units, or Other      Performance or Other Period Until
Name                                 Rights*                         Maturation or Payout                 Maximum ($)
----                    ---------------------------------      ---------------------------------      -----------------
L. R. Raymond                        301,140                          5 years maximum                       1,355,130

R. Dahan                              98,560                          5 years maximum                         443,520

H. J. Longwell                        98,560                          5 years maximum                         443,520

R. E. Wilhelm                         98,560                          5 years maximum                         443,520

R. B. Nesbitt                         62,650                          5 years maximum                         281,925

-----------
* These are Earnings Bonus Units or EBUs. Each EBU entitles the executive to receive an amount equal to Exxon's cumulative net income per common share announced each quarter beginning after the grant. Payout occurs on the fifth anniversary of grant or when the maximum settlement value of $4.50 per unit is reached, if earlier. SEC rules classify EBUs as long-term incentives, but because of the nature of Exxon's business we view EBUs as short-term awards. See page IV-11 for more details.

                           Chapter Four - Other Exxon Annual Meeting Proposals


   Pension Plan Table

                                      Years of Service
                   -------------------------------------------------------
Remuneration*          30             35             40             45
-------------      ----------     ----------     ----------     ----------

 $  1,000,000      $  480,000     $  560,000     $  640,000     $  720,000
    1,500,000         720,000        840,000        960,000      1,080,000
    2,000,000         960,000      1,120,000      1,280,000      1,440,000
    2,500,000       1,200,000      1,400,000      1,600,000      1,800,000
    3,000,000       1,440,000      1,680,000      1,920,000      2,160,000
    3,500,000       1,680,000      1,960,000      2,240,000      2,520,000
    4,000,000       1,920,000      2,240,000      2,560,000      2,880,000
    4,500,000       2,160,000      2,520,000      2,880,000      3,240,000
    5,000,000       2,400,000      2,800,000      3,200,000      3,600,000
    5,500,000       2,640,000      3,080,000      3,520,000      3,960,000

-----------
* For plan purposes, this means (1) average annual salary over the highest paid 36-month period during the employee's last 10 years of employment, plus (2) the average of the three highest cash bonus and EBU awards during the employee's last five years of employment.

      Employees who meet the age, service, and other requirements of Exxon's annuity plans are eligible for an annuity (or pension) after retirement. The table shows the approximate yearly annuity that would be paid to an Exxon employee in the top compensation (salary and bonus) and period of service categories. The annuity is calculated on a straight life basis with a five year minimum. The actual annuity would be reduced by a portion of the employee's Social Security benefits.

      For annuity purposes, covered compensation for the executives named in the Summary Compensation Table on page IV-14 includes amounts shown in the "Salary" and "Bonus" columns of that table, plus EBU awards shown in the Long Term Incentive Plans table on page IV-16.

      At January 31, 1999*, the covered compensation and credited years of service for these executives were:

                                              Covered         Years of
               Executive                    Compensation       Service
               ---------                    ------------      --------
               Mr. Raymond                  $  4,495,460         36
               Mr. Dahan                       1,649,090         37
               Mr. Longwell                    1,649,090         36
               Mr. Wilhelm                     1,694,368         38
               Mr. Nesbitt                     1,216,142         45


               * Figures given at Mr. Nesbitt's retirement effective
                 January 1, 1999.

Chapter Four - Other Exxon Annual Meeting Proposals


Stock Performance Graphs

      Annual total returns to Exxon shareholders were 22% in 1998, 28% in 1997, and 26% in 1996. Total returns mean share price increase plus dividends paid, with dividends reinvested. The graphs below show the relative investment performance of Exxon common stock, the S&P 500, and an industry peer group over the last five- and 10-year periods. The peer group consists of seven other international integrated oil companies: Amoco, British Petroleum, Chevron, Mobil, Royal Dutch, "Shell" Transport and Trading, and Texaco.

[Graphic Omitted]
[Five-Year Cumulative Total Returns]



                               Fiscal Years Ended December 31
                    ---------------------------------------------------
                     1993     1994     1995     1996     1997     1998
                    ------   ------   ------   ------   ------   ------
EXXON CORPORATION     100      101      139      176      226      276
S&P 500               100      101      139      171      229      294
INDUSTRY GROUP        100      111      146      186      228      245



[Graphic Omitted]
[Ten-Year Cumulative Total Returns]



                                                   Fiscal Years Ended December 31
                        ------------------------------------------------------------------------------------
                        1988    1989    1990    1991    1992    1993    1994    1995    1996    1997    1998
                        ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
EXXON CORPORATION       100     119     130     160     169     182     184     253     320     411     503
S&P 500                 100     132     128     166     179     197     200     275     338     451     580
INDUSTRY GROUP          100     143     156     166     161     209     231     305     387     476     511

                           Chapter Four - Other Exxon Annual Meeting Proposals


BOARD OF DIRECTORS PROPOSAL: RATIFICATION OF INDEPENDENT ACCOUNTANTS (Item 4 on Exxon's proxy card)

      The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (PwC) to audit our financial statements for 1999. We are asking you to ratify that appointment.

      PwC (as successor to Price Waterhouse LLP) has been Exxon's independent accounting firm for many years, and we believe they are well qualified for the job. A PwC representative will be at the annual meeting to answer appropriate questions and to make a statement if he desires.

      The Board recommends you vote FOR this proposal.

SHAREHOLDER PROPOSALS (Items 5 through 8 on Exxon's proxy card)

      We expect the following proposals to be presented by shareholders at the annual meeting. Following SEC rules, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. On request to the address under "The Companies" on page I-2, the Secretary will provide information about the shareholdings of the proposal sponsors.

      The Board recommends you vote AGAINST these proposals for the reasons we give after each one.

Shareholder Proposal: Term Limit for Nonemployee Directors (Item 5 on Exxon's proxy card)

      This proposal was submitted by Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037.

      "RESOLVED, That the stockholders of Exxon recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years."

      REASONS: "The President of the U.S.A. has a term limit, so do Governors of many states.

                Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders.

                No director should be able to feel that his or her directorship is until retirement.

                If you AGREE, please mark your proxy FOR this resolution."

      The Board recommends you vote AGAINST this proposal for the following reasons:

      The Board believes that its current practices and those of the Board Affairs Committee concerning the nomination and service of directors ensure a balanced Board where individuals with diverse backgrounds, knowledge, and experience function well as a unit.

      The Board Affairs Committee, which is comprised only of nonemployee directors, recommends candidates for Board membership to the full Board of Directors. The Committee annually develops a proposed slate of nominees which the Board must approve to be voted on by all shareholders. Shareholders vote every year on each of the directors. Historically, over 99% of the shareholders voting have voted in favor of each of the directors standing for election for any given year. In developing and recommending candidates, the Committee considers the overall needs of the Board, such as continuity and depth of knowledge and experience, as well as an individual's ability to contribute.

Chapter Four - Other Exxon Annual Meeting Proposals


      Arbitrarily imposing a maximum of six years service for future nonemployee directors could result in the premature loss of directors who have acquired a great deal of knowledge and perspective about the company's operations and who may be in a position to make their most valuable contributions to Exxon's business.

      A similar proposal was submitted by this proponent for the 1985 Annual Meeting, and almost 97% of shareholders voting, voted AGAINST it.

Shareholder Proposal: Limitation on Shareholder Voting (Item 6 on Exxon's proxy card)

      This proposal was submitted by Mr. J. F. Quilter, 500 Westridge Drive, Portola Valley, CA 94028-7721.

      "WHEREAS it is the usual practice for annual stockholders' meeting announcements to include a statement to the effect that if no direction is made the proxy will be voted for the nominations made or positions held by management.

      This clouds the voting results as to votes for directors and auditors, does not accurately reflect the desires of voting stockholders and skews the results. In a political election it would be tantamount to counting votes of those who do not vote as being in favor of the incumbent.

      THEREFORE IT IS RESOLVED, That the shareholders recommend that the Board of Directors take the necessary action to cause proxy balloting on nominees and items contained in the notice of the annual meeting to be tabulated for each nominee and proposal as in favor, opposed, abstain and returned unmarked. The decision shall be determined by the number of those voted in favor and opposed.

      Unmarked ballots shall be considered only for the demonstration of a quorum.

      For each nominee and proposal, stockholders shall be advised of the official results in the normal course of communication with stockholders."

      The Board recommends you vote AGAINST this proposal for the following reasons:

      Exxon uses the same proxy voting procedure as the vast majority of other public corporations. For Exxon to use a different procedure could result in unnecessary confusion.

      The proposal would deprive shareholders of a simple, easily understood way to vote for all of the Board of Directors' recommendations. It is based on the assumption that shareholders do not read or understand the clearly explained voting instructions.

      Exxon's proxy card provides shareholders the option to vote for, against, or to abstain on all items of business except the election of directors. In the case of directors, the shareholders may vote for or against each director. The proponent of this proposal assumes that shareholders who sign and return their proxy cards without marking specific items do not intend to cast their votes. It seems more likely that individuals who wish to be counted for quorum purposes, but do not want to vote on specific items, would simply mark "abstain".

      The proxy card states in boldface letters that "If no other indication is made, the proxies shall vote (a) for the election of the director nominees and (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side." The Board believes that shareholders read proxy card instructions, understand this long-time practice, and fully intend to cast their votes in accordance with the instructions by simply and conveniently signing and returning the card.

                           Chapter Four - Other Exxon Annual Meeting Proposals


Shareholder Proposal: Additional Report on Climate Change (Item 7 on Exxon's proxy card)

      This proposal was submitted by The Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, WI 53233 and twenty co-proponents.

      "WHEREAS, this resolution's proponents are convinced overwhelming scientific evidence demonstrates that fossil fuel burning contributes to global warming.

          -- Despite this evidence, Exxon's management has led efforts which, we believe, undermine national and international responses addressing the problem:

          1. At last year's annual meeting shareholders had the opportunity to vote on the same resolution contained on these pages. However Lee R. Raymond stated (in regard to climate change): "What is perfectly clear is that 'nothing is clear.' There needs to be continuing public debate." On the one hand, management says it wants a debate; on the other, it has gone to the Securities and Exchange Commission trying to keep shareholders from voting on this resolution.

          2. The proponents of this resolution believe management's position is inaccurate, short-sighted and potentially damaging to the long-term financial interests of this company.

          3. Last year, management urged shareholders to vote against the resolution, claiming without substantiation that "cuts in fossil fuel use ... would severely damage economies, industry and jobs." Yet 2000 economists have stated "the United States would be able to reduce its emissions to slow global warming without damaging the economy" (WP 2/14/97).

          4. We believe that management is part of a large-scale and highly-funded effort which is attempting to undermine existing public policy attempts to address the issue of human causation of global warming.

          5. The top two U.S. automobile companies have begun to make changes in their products which recognize the need to have less emissions from the burning of fossil fuels.

          6. Two of the largest European fossil fuel companies, Royal Dutch Shell and British Petroleum, have already begun making decisions for their long-term growth which factor in the conclusions of the scientific community warning about the effect of fossil fuel combustion on climate change. John Browne, Group Chief Executive of BP America has stated: "The time to consider the policy dimensions of climate change is
             ... when the possibility cannot be discounted. ...  We in BP have reached that point."

          -- Such an admission from an executive of a major competitor in the fossil fuel industry should have led Exxon's management to seriously re-examine the issue. Despite this, management continues to share with concerned shareholders and others only those opinions of scientists that agree with management's position. Many of these studies and/or scientists have been funded by management. We know of no case where such "evidence" regarding the burning of fossil fuels and climate change being proffered by such scientists has been subject to peer review.

      RESOLVED, Shareholders request the Board to create a committee of outside directors to independently review and issue (at reasonable cost and omitting proprietary information) a full report to shareholders by August, 1999 regarding the impact of climate change on our company's policies and practices. We recommend the following issues to be included: 1) any anticipated liabilities Exxon may incur from its possible contribution to the problem; 2) what Exxon can do to reduce carbon dioxide emissions from our fossil fuels.

      If you agree, please vote 'yes' for this resolution."

Chapter Four - Other Exxon Annual Meeting Proposals


      The Board recommends you vote AGAINST this proposal for the following reasons:

      A similar proposal was presented by this same proponent at Exxon's 1998 annual meeting and was rejected by shareholders owning more than 95 percent of the shares voted.

      The proposal calls for a new Board committee to study global climate change. The Board believes such a committee would be an unwarranted duplication of effort since it is already kept well informed about this issue. The proposal also calls for a special report despite extensive, ongoing communications on this subject. Exxon already provides information to shareholders, employees, and the public through publications such as the annual report, The Lamp, Perspectives, special information booklets such as Global Climate Change:

   Everyone's Debate, and Exxon Initiatives Related to Global Climate, and executive speeches. These and other sources of information are available on Exxon's website (www.exxon.com).

      Regrettably, in attempting to justify this proposal, the proponent has chosen to engage in personal allegations rather than address the major scientific, technical, economic, and social issues involved in the global climate change debate. The fact that Exxon's views are different from the proponent's is not an appropriate basis to characterize Exxon as "undermining public policy."

      Contrary to the proponent's claim, there is a broad range of interested and informed parties such as business, labor, consumer, agriculture, and other groups that, along with Exxon, are participating in legitimate public debate on this issue. This does not undermine public policy. It is an important component of the democratic process. Indeed, the views of most participants are similar to those of the U.S. Senate as expressed in Senate Resolution 98. The Senate passed (by a vote of 95-0) a resolution that the United States should not agree to a treaty that does not include specific mandated commitments by all nations or that would result in serious harm to the economy of the United States.

      Similarly, statements by the proponent that scientific studies cited by Exxon are only those "funded by management" and have not been "subject to peer review" are incorrect. This is particularly disappointing since we have offered the proponent an opportunity to talk with numerous technical and economic experts. Had the proponent done so, it would have found that, contrary to the above assertion, the company has indeed cited numerous peer-reviewed studies in its communications regarding climate change.

      Earth's climate is affected by many complex variables. Throughout history, climate has fluctuated between periods of cooling and periods of warming. Some of those changes lasted hundreds of years, others hundreds of thousands. Over the past century, there has been a slight warming trend of one-half degree Celsius (about one degree Fahrenheit). This recent warming trend falls well within the range of the natural changes in the Earth's temperature over the past 250,000 years. The debate about climate change concerns whether this recent warming is primarily connected with our use of fossil fuels - coal, oil, and natural gas.

      Scientists concerned about global warming point to the greenhouse effect, a proven natural phenomenon. Water vapor and carbon dioxide (CO(2)) and other gases trap some of the sun's energy, creating a warming, or greenhouse effect. Nearly all CO(2) emissions come from natural sources. Only a small amount comes from burning fossil fuels. Does the tiny portion of greenhouse gases caused by burning fossil fuels have a measurable effect on worldwide climate? That is the crux of the debate.

      In December 1997, representatives from many governments attended meetings in Kyoto, Japan. The outcome of the meetings was a treaty which, if ratified, would commit certain countries to reduce CO(2) and other greenhouse gas emissions. The agreement would commit 38 developed countries, including the United States, to reduce their combined emissions an average of five percent below 1990 levels in the next 10 to 14 years. But the treaty excludes more than 130 developing countries from any commitments. It also left many implementation questions unanswered and little progress has been made since then in resolving these questions or in meeting the standards established by the Senate resolution.

                           Chapter Four - Other Exxon Annual Meeting Proposals


      The published, peer-reviewed economic literature shows that the financial and social impact of these substantial, mandated fossil fuel reductions (through taxes, rationing, or other measures) would severely damage economies, industry, and jobs. Independent economists project that the targeted reductions in fossil-fuel would require price increases such as 40 percent for gasoline, 50 percent for home heating oil, 25 percent for electricity, and 50 percent for natural gas. These and other price hikes could cost the average American family of four about $2,700 a year. This work was confirmed by a government analysis (U.S. Department of Energy's Energy Information Administration-October
   1998) which projects that meeting this target could increase U.S. energy prices by up to 83 percent and cost the economy over $300 billion annually.

      Excluding developing nations from such reductions, which renders the Kyoto targets largely ineffective, will not prevent those countries from being hurt. Their exports will suffer as the economic growth of industrialized nations is impaired. In developing nations, reducing economic growth would mean fewer financial resources available for meeting real and immediate social needs, such as reduced poverty, clean drinking water, health care, and education.

      The potential for climate change caused by elevated levels of CO(2) in the atmosphere is a legitimate concern, and reducing the scientific uncertainties is important. The public should support additional research on this issue. Industries should continue voluntary market-driven efforts to identify cost-effective ways to reduce energy use and emissions. Exxon and others are already working in areas such as energy efficiency and fuel switching-which means, for example, changing from coal to cleaner-burning natural gas. At Exxon, our refineries and chemical plants are 35 percent more energy-efficient today than they were 25 years ago. In addition, we operate or have an interest in 26 cogeneration plants around the world. Cogeneration makes steam and electricity simultaneously, using 30 percent less energy than making them separately.

      Advanced technology is one of the main tools industry is applying to reduce energy use and, with it, CO(2) emissions. Long-term research should continue to render substantial improvements - 50 percent to 100 percent--in energy efficiency. For example, Exxon is involved in several partnerships to develop advanced technology for greatly improved efficiency in transportation.

      Fortunately, all indications are that climate change is a very long-term phenomenon. The U.S. Congressional Office of Technology Assessment concluded, "Delaying the implementation of emissions controls for 10 to 20 years will have little effect on atmospheric concentrations of greenhouse gas emissions." We can make good use of that time. Researchers will be able to gain a better understanding of climate science. And there is a lot of research going on - about $2 billion worth a year in the U.S. alone. Exxon itself has funded studies by several major research organizations.

      Exxon believes that sound science and sound economics should light the way as society addresses climate change. Patience is important as we allow facts to guide our course of action. With such an approach, the world can resolve global climate change in a way that also keeps economies healthy and growing. But the first step is an open and honest debate on the issue. Creating another Board committee and adding another special report are unnecessary, duplicative, and wasteful since the issue of global climate change is reviewed frequently with the full Board of Directors, the company has already produced extensive communications, and is committed to continue speaking out on this important matter.

Chapter Four - Other Exxon Annual Meeting Proposals


Shareholder Proposal: Sexual Orientation Principles (Item 8 on Exxon's proxy card)

      This proposal was submitted by Ms. Marianne Weil, Box 341, Orient, New York 11957 and three co-proponents.

      "WHEREAS, our Company has pledged its commitment to principles of non-discrimination, but has not in written form explicitly barred discrimination based on sexual orientation;

      WHEREAS, employment discrimination and the denial of equal benefits on the basis of sexual orientation diminishes employee morale and productivity;

      WHEREAS, a National Gay and Lesbian Task Force study revealed that between 16% and 44% of gay men and lesbians in twenty cities nationwide have experienced some form of workplace harassment or discrimination related to their sexual orientation;

      WHEREAS, San Francisco, Atlanta and New York have adopted and other jurisdictions are considering adopting legislation restricting business with companies which do not guarantee equal treatment for lesbian and gay employees;

      WHEREAS, our company has operations in and makes sales to public institutions in states and cities which prohibit discrimination on the basis of sexual orientation;

      WHEREAS, stakeholders in our company have an interest in preventing discrimination and resolving complaints internally to avoid costly litigation or damage to our reputation as an equal opportunity employer;

      WHEREAS, numerous major companies in the petroleum and energy industries have written policy barring sexual orientation discrimination;

      WHEREAS, the hundreds of corporations that have adopted sexual orientation non-discrimination policies - including over 100 publicly-traded companies also providing spousal benefits to same-sex partners of employees - place themselves in a more competitive position to recruit and retain employees from the widest available pool of talent;

      WHEREAS, national polls have consistently found more than three-quarters of Americans support equal rights in the workplace for gay men, lesbians and bisexuals;

      WHEREAS, prominent gay and lesbian political and community leaders have proposed "The Equality Principles on Sexual Orientation" to serve as guidelines for corporate policies:

   1. Explicit prohibitions against discrimination based on sexual orientation will be included in the company's written employment policy statement.

   2. Discrimination against HIV-positive employees or those with AIDS will be strictly prohibited.

   3. Employee groups, regardless of sexual orientation, will be given equal standing with other employee associations.

   4. Diversity training will include sexual orientation issues.

   5. Spousal benefits will be offered to domestic partners of employees, regardless of sexual orientation, on an equal basis with those granted to married employees.

                           Chapter Four - Other Exxon Annual Meeting Proposals


   6. Company advertising policy will bar negative sexual orientation stereotypes and will not discriminate against advertising in publications on the basis of sexual orientation.

   7. The Company will not discriminate in the sale of goods or services on the basis of sexual orientation.

   8. Written non-discrimination policies on sexual orientation must be disseminated throughout the company. A senior company official will be appointed to monitor compliance corporate wide.

      RESOLVED, The Shareholders request the Board of Directors adopt and implement a written policy barring sexual orientation discrimination.

      SUPPORTING STATEMENT: Sexual orientation discrimination is a morally wrong and self-defeating business practice. By implementing an equitable policy, our Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of energy companies guaranteeing equal opportunity for all employees.

      The Board recommends you vote AGAINST this proposal for the following reasons:

      Exxon believes that its current policies on "Equal Employment Opportunity" and "Harassment in the Workplace" already meet the proponent's stated objective that the Corporation adopt a written policy barring discrimination based on the grounds of sexual orientation.

      When this issue was raised at last year's Annual Meeting of Shareholders, Mr. Lee Raymond, Chairman and Chief Executive Officer of the Corporation, stated that ". . . we have a policy to not discriminate against anybody for any reason, period."

      It has been Exxon's long-standing policy and practice to not tolerate discrimination or harassment of any kind in the workplace. Earlier this year, an updated "Harassment in the Workplace Policy" was issued to confirm and strengthen those underlying objectives. It provides in part:

         "It is the policy of Exxon Corporation to prohibit any form of unlawful harassment based on race, color, sex, religion, national origin, citizenship status, age, physical or mental disability or veteran status. In addition, the Corporation's harassment policy prohibits any other form of harassment. Such conduct, while perhaps not unlawful is considered unacceptable in Exxon's workplace."

      It is Exxon's practice to list as forms of harassment in its policies only those which are specifically prohibited by federal law. To name all possible examples of harassment could provide a long list which would only divert attention from the basic need for a harassment-free workplace. The revised language in the Harassment Policy makes it clear that "any other form of harassment" is prohibited. The Harassment Policy goes on to broadly define harassment as follows:

      "Harassment is any inappropriate conduct which has the purpose or effect of:

      o   Creating an intimidating, hostile, or offensive work environment;
      o   Unreasonably interfering with an individual's work performance; or
      o   Affecting an individual's employment opportunity."

      This definition of "harassment" and the language prohibiting harassment of any kind provide for a broad anti-discrimination policy that clearly encompasses discrimination on the basis of sexual orientation in the workplace. The Harassment Policy also sets forth the procedures for individuals to follow in the event they believe that they have been subjected to harassment. The Harassment Policy thus comprises a comprehensive

Chapter Four - Other Exxon Annual Meeting Proposals


   anti-harassment policy that is applicable to individuals who have been subjected to harassment or discrimination on the basis of sexual orientation.

      In summary, the revised Harassment Policy makes it unequivocally clear that Exxon does not tolerate discrimination on any grounds, including sexual orientation. Thus, the Corporation has already implemented a written policy barring sexual orientation discrimination, and there is no need to make the changes recommended by the proponent.


                               OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of Exxon stock on Forms 3, 4 and 5 with the SEC and the NYSE. In 1998, Mr. Esrey's initial filing on Form 3 inadvertently failed to report ownership of 380 shares of Exxon common stock. The error was corrected in a subsequent filing.

                                  CHAPTER FIVE
                      OTHER MOBIL ANNUAL MEETING PROPOSALS

BOARD OF DIRECTORS PROPOSAL: ELECTION OF DIRECTORS
(Item 2 on Mobil's proxy card)

      The Mobil Board is classified into three classes, as nearly equal in number as possible. The members of the Board serve for three years. The terms of office of the members of one class of directors expire each year in rotation so that the members of one class are elected at each annual meeting for full three-year terms. The terms of office of four of the present directors will expire at this annual meeting.

      We wish to advise you that Robert O. Swanson, a director since 1991 and an Executive Vice President, retired on August 1, 1998, after more than 39 years of service to Mobil. We also wish to advise you that Lewis M. Branscomb, a director since 1978, and Allen F. Jacobson, a director since 1988, will each resign effective May 1, 1999, in accordance with our retirement policies. We deeply appreciate Messrs. Swanson's, Brancomb's and Jacobson's contributions to Mobil.

      Four directors have been nominated for election to three-year terms expiring at the annual meeting in 2002 or until completion of the merger, if earlier. The terms of the other directors will continue as indicated below.

      The ages of directors are as of March 1, 1999.

      The Mobil Board recommends you vote FOR each of the nominees listed below.

NOMINEES FOR TERMS EXPIRING IN 2002
(OR UNTIL COMPLETION OF THE MERGER, IF EARLIER)


Charles A. Heimbold, Jr.      Since 1995, Mr. Heimbold has been chairman and
                              chief executive officer of Bristol-Myers Squibb
                              Company, a manufacturer of consumer products
[Graphic Omitted]             and pharmaceuticals.  He served as president
[Photograph of                of Bristol-Myers Squibb Company from 1992 to
Charles A. Heimbold, Jr.]     1994 and president and chief executive
                              officer from 1994 to 1995.  Mr. Heimbold is
                              a member of Mobil's Audit Committee,
Age 65                        Committee on Directors and Board Affairs and
Director since 1995           Finance Committee.

                    ........................................

Samuel C. Johnson             Mr. Johnson is chairman of the board of S. C.
                              Johnson & Son, Inc., a manufacturer of chemical
                              specialty products.  He is also a director of
[Graphic Omitted]             Deere and Company, H.  J.  Heinz Company, a
[Photograph of                Director and chairman of Johnson International
Samuel C. Johnson]            Inc., and a director and chairman of Johnson
                              Worldwide Associates, Inc.  Mr. Johnson is
                              chairman of Mobil's Public Issues Committee
Age 70                        and a member of Mobil's Management
Director since 1981           Compensation and Organization Committee.

                    ........................................

Chapter Five - Other Mobil Annual Meeting Proposals


Helene L. Kaplan              Mrs. Kaplan is Of Counsel to Skadden, Arps,
                              Slate, Meagher & Flom LLP, a law firm which
                              Mobil and/or affiliates of Mobil retained during
[Graphic Omitted]             1998 and 1999.  Mrs.  Kaplan is also a
[Photograph of                director of Bell Atlantic Corporation, Chase
Helene L. Kaplan]             Manhattan Corporation, the May Department
                              Stores Company and Metropolitan Life
                              Insurance Company.  Mrs.  Kaplan is a member
                              of Mobil's Audit Committee, Committee on
Age 65                        Directors and Board Affairs and Finance
Director since 1989           Committee.

                    ........................................

Aulana L. Peters              Mrs. Peters is a partner in Gibson, Dunn &
                              Crutcher, a law firm which Mobil and/or
                              affiliates of Mobil retained during 1998 and may
[Graphic Omitted]             retain in 1999.  She is also a director of
[Photograph of                the Minnesota Mining and Manufacturing
Aulana L. Peters]             Company, Callaway Golf Company, Merrill Lynch
                              & Co. and Northrop Grumman Corporation.  Mrs.
                              Peters is a member of Mobil's Audit
Age 57                        Committee, Finance Committee and Public
Director since 1992           Issues Committee.

                    ........................................

DIRECTORS WHOSE TERMS EXPIRE IN 2000
(OR UPON COMPLETION OF THE MERGER, IF EARLIER)

Eugene A. Renna               Mr. Renna joined Mobil in 1968 and has been
                              President and Chief Operating Officer since
                              March 1, 1998.  From 1996 until March 1,
[Graphic Omitted]             1998, Mr. Renna was an executive vice
[Photograph of                president with responsibility for the North
Eugene A. Renna]              America Marketing and Refining, Europe/Former
                              Soviet Union, South America and Supply,
                              Trading and Transportation business groups
                              and, from September 1, 1997, with
                              responsibility also for the North America
                              Exploration and Producing business group.
                              From 1986 to 1996, he was an executive vice
                              president of Mobil Oil Corporation and
                              president of its Marketing and Refining
                              Division.  He has been a director of
                              Mobil Oil Corporation since 1985.  Mr. Renna
Age 54                        is a director of Brands, Inc. and is a
Director since 1986           member of Mobil's Executive Committee.

                    ........................................

                           Chapter Five - Other Mobil Annual Meeting Proposals


Donald V. Fites               Mr. Fites is the former chairman and chief
                              executive officer of Caterpillar Inc., a
                              manufacturer of heavy machinery.  He is also
[Graphic Omitted]             a director of Caterpillar Inc., AT&T Corp.,
[Photograph of                Georgia-Pacific Corporation and Wolverine
Donald V. Fites]              World Wide, Inc.  Mr. Fites is a member of
                              Mobil's Committee on Directors and Board
Age 65                        Affairs, Finance Committee and Management
Director since 1990           Compensation and Organization Committee.

                    ........................................

Charles S. Sanford, Jr.       Mr. Sanford is the retired chairman and chief
[Graphic Omitted]             executive officer of Bankers Trust Corporation
[Photograph of                and its principal subsidiary, Bankers Trust
Charles S. Sanford, Jr.       Company.  He is also a director of J. C. Penney
                              Company, Inc. Mr. Sanford is chairman of
Age 62                        Mobil's Finance Committee and a member of its
Director since 1990           Committee on Directors and Board Affairs.

                    ........................................

Robert G. Schwartz            Mr. Schwartz is the former chairman of the
                              board, president and chief executive officer of
                              Metropolitan Life Insurance Company.  He is a
[Graphic Omitted]             director of Metropolitan Life Insurance Company,
[Photograph of                COMSAT Corporation, Lone Star Industries, Inc.,
Robert G. Schwartz]           Lowe's Companies, Inc. and Potlatch Corporation
                              and is a member of the board of trustees of
                              Consolidated Edison Company of New York.  Mr.
                              Schwartz is Chairman of Mobil's Management
Age 70                        Compensation and Organization Committee and a
Director since 1987           member of its Public Issues Committee.

                    ........................................

Iain D. T. Vallance           Mr. Vallance is chairman of British
[Graphic Omitted]             Telecommunications plc.  He also serves as
[Photograph of                vice-chairman of The Royal Bank of Scotland.
Iain D. T. Vallance]          Mr. Vallance is a member of Mobil's Audit
Age 55                        Committee, Finance Committee and Public Issues
Director since 1996           Committee.

                    ........................................

Chapter Five - Other Mobil Annual Meeting Proposals


DIRECTORS WHOSE TERMS EXPIRE IN 2001
(OR UPON COMPLETION OF THE MERGER, IF EARLIER)

J. Richard Munro              Since 1997, Mr. Munro has been chairman of the
                              board of Genentech, Inc., a manufacturer of
                              pharmaceuticals.  He is the former chairman
[Graphic Omitted]             of the executive committee of the board of
[Photograph of                directors, co-chairman of the board and co-
J. Richard Munro]             chief executive officer of Time-Warner Inc.,
                              a publishing and communications company.  He
                              is also a director of Kmart Corporation, The
                              Kellogg Company and Sensormatic Company.  Mr.
                              Munro is a member of Mobil's Management
Age 68                        Compensation and Organization Committee and
Director since 1989           its Public Issues Committee.

                    ........................................

Lucio A. Noto                 Mr. Noto joined Mobil in 1962 and has been
                              chairman and chief executive officer since
                              1994.  He was president and chief operating
[Graphic Omitted]             officer from 1993 until March 1, 1998.  He
[Photograph of                has been a director of Mobil Oil Corporation
Lucip A. Noto]                since 1986 and chairman of the board and
                              chief executive officer of Mobil Oil
                              Corporation since 1994.  He is also a
                              director of International Business Machines
                              Corporation and Philip Morris Companies Inc.
Age 60                        Mr. Noto is chairman of Mobil's Executive
Director since 1988           Committee.


BOARD OF DIRECTORS PROPOSAL: APPROVAL AND RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS FOR FISCAL YEAR 1999 (Item 3 on Mobil's proxy card)

      The Mobil Board desires, in accordance with its established policy, to obtain from you an indication of your approval or disapproval of the Board's appointment of Ernst & Young LLP, Fairfax Square-Tower II, 8075 Leesburg Pike, Vienna, Virginia 22182-2709, as independent auditors of Mobil and its subsidiaries for 1999.

      Ernst & Young LLP has been serving Mobil and its subsidiaries for many years. It has no direct financial interest or any material indirect financial interest in Mobil or any of its subsidiaries. While serving as independent auditor, Ernst & Young LLP has had no connection with Mobil or any of its subsidiaries as promoter, underwriter, voting trustee, director, officer or employee. During 1998, Ernst & Young LLP rendered audit services amounting to $12.9 million.

      The Audit Committee recommended and the Mobil Board approved the appointment of Ernst & Young LLP as independent auditors. The Audit
Committee reviewed the performance of Ernst & Young LLP in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing, and the status of litigation involving the firm. The Audit Committee is satisfied with Ernst & Young LLP in these respects.

      Representatives of Ernst & Young LLP will be present at the Mobil meeting to respond to appropriate questions from those of you attending the meeting and to make such statements as they may desire.

                           Chapter Five - Other Mobil Annual Meeting Proposals


      The Mobil Board recommends you vote FOR the following resolution which will be presented at the meeting:

            "RESOLVED, that the appointment, by the Board of Directors of the Corporation, of Ernst & Young LLP as independent auditors of the Corporation and its subsidiary companies, for fiscal year 1999, be and hereby is approved and ratified."

      If the resolution is defeated, the adverse vote will be considered a direction to the Mobil Board to select other auditors for the following year. However, because of the difficulty and expense in making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 1999 will be permitted to stand unless the Mobil Board finds other good reasons for making a change.

SHAREHOLDER PROPOSALS  (Items 4 and 5 on Mobil's proxy card)

      We expect the following proposals to be presented by shareholders at the annual meeting. Following SEC rules, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them.

Shareholder Proposal: Voting of Signed but Unmarked Proxies (Item 4 on Mobil's proxy card)

      The following proposal was submitted by J.F. Quilter, 500
Westridge Drive, Portola Valley, California 94028, the owner of 1,352.6814 shares of Mobil common stock:

            WHEREAS, it is the usual practice for annual stockholders' meeting announcements to include a statement to the effect that if no direction is made the proxy will be voted for the nominations made or positions held by management.

            This clouds the voting results as to votes for directors and auditors, does not accurately reflect the desires of voting stockholders and skews the results. In a political election it would be tantamount to counting votes of those who do not vote as being in favor of the incumbent.

            THEREFORE, it is RESOLVED that the shareholders recommend that the Board of Directors take the necessary action to cause proxy balloting on nominees and items contained in the notice of the annual meeting to be tabulated for each nominee and proposal as in favor, opposed, abstain and returned unmarked. The decision shall be determined by the number of those voted in favor and opposed.

            Unmarked ballots shall be considered only for the demonstration of a quorum.

            For each nominee and proposal, stockholders shall be advised of the official results in the normal course of communication with stockholders.

      The Mobil Board recommends you vote AGAINST the adoption of this proposal.

      As permitted by applicable laws and regulations, and consistent with the practice of virtually all public corporations, Mobil advises shareholders that if they sign, date and return their proxy cards without indicating how they wish to vote, their proxies will be voted in accordance with the Board's recommendations. This entirely lawful and customary procedure serves as a convenience to those shareholders who wish to vote on all matters as management recommends. The proponent asserts that the procedure "clouds the voting results. . . , does not accurately reflect the desires of voting stockholders and skews the results." However, it in no way affects the rights of any shareholder to vote in opposition to management's recommendations on any or all matters or to abstain from voting: a shareholder need only mark the appropriate boxes on the proxy card to record his or her votes. Accordingly, the Mobil Board strongly disagrees with the proponent's assertion.

Chapter Five - Other Mobil Annual Meeting Proposals


      For the foregoing reasons, the Mobil Board recommends you vote AGAINST the adoption of the proposal.

Shareholder Proposal: Global Warming  (Item 5 on Mobil's proxy card)

      The following proposal was submitted by Friends of the Earth
Action, 1025 Vermont Avenue, NW #300, Washington, DC 20005-6303 and the National Council of the Churches of Christ in the USA, 475 Riverside Drive, New York, New York 10115-0050, which state that they are the holders of a total of 5,858 shares of Mobil common stock, and six other shareholders who state that they hold 60,900 shares of Mobil common stock in the aggregate and whose names and addresses will be furnished on request:

            WHEREAS:

            The overwhelming majority of independent, peer-reviewed atmospheric scientists agree that global warming is not hypothetical but a real, existing problem posing serious challenges for modern civilization;

            The impacts of global warming on our public health and welfare include increased occurrence of extreme weather events, sea-level rise, increased spread of infectious diseases, and more frequent and deadly heat waves like the summer of 1998 which was linked to more than 150 deaths in Texas alone.

            British Petroleum and Royal Dutch Shell have already begun making decisions for their long-term growth which factor in the conclusions of the scientific community warning about the effect of fossil fuel combustion on climate change. John Browne, Group Chief Executive of BP America has stated: "The time to consider the policy dimensions of climate change is...when the possibility cannot be discounted....  We in BP have reached that point."

            WE BELIEVE:

            It will cost U.S. taxpayers billions of dollars to combat the impacts of global warming. So far, our company has not lived up to its responsibility as a producer of the pollution which causes global warming. In order to leave the children of the world a safe and healthy environment, and protect threatened plants and animals, it is time for Mobil to catch up with other companies who are preparing for the future now by taking the concrete steps necessary to assess their opportunities for reducing the amount of carbon pollution they produce. Failing to rise to the challenge set by industry leaders will hurt our company's competitiveness and cost our shareholders increasing amounts of money.

            RESOLVED: that the shareholders of Mobil request that the Board of Directors report (at reasonable costs and omitting proprietary information), to shareholders by August 1999, on the greenhouse gas emissions from our company's own operations and products, including (with dollar amounts where relevant) (i) what our company is doing in research and/or action to reduce those emissions and ameliorate the problem, (ii) the financial exposure of our company and its shareholders due to the likely costs of reducing those emissions and potential liability for damages associated with climate change, and
      (iii) actions by our company, or by the industry associations to which it pays dues, promoting the view that the issue of climate change is exaggerated, not real, or that global warming may be beneficial.

      SUPPORTING STATEMENT

            We believe that Mobil is exposing its shareholders to financial risk by continuing to produce unnecessary amounts of the pollution which causes global warming, even as the problem of climate change becomes more severe, more widely understood, and more likely to lead to legislation that will penalize excessive carbon polluters. Furthermore, we believe that our company is incurring costs for advertising and lobbying to suggest that the problem of global warming is exaggerated, not real, or too costly to deal with; and thus using our prestige and influence to delay any lessening of climate change.

                           Chapter Five - Other Mobil Annual Meeting Proposals


      The Mobil Board recommends you vote AGAINST the adoption of this proposal.

      Mobil has consistently communicated its view that all energy resources, including our products, should be used wisely. Furthermore, Mobil has undertaken numerous energy-saving initiatives in the interest of maximizing the efficiency of its operations. Information on these measures, as well as Mobil's position on global climate change, is already widely available in publications such as Mobil's opinion-editorials appearing in major newspapers and magazines worldwide, in Mobil's climate primer entitled, "Global Climate
Change: Issues, Impacts and Solutions," in Mobil World, and in the special global climate section of Mobil's web site which can be found at www.mobil.com.

      In addition, Mobil's Annual Environmental, Health and Safety Report will include this year, for the first time, an inventory of carbon emissions from Mobil's global operations in 1998. These figures will also be available on Mobil's web site. Thus, the Mobil Board believes that Mobil is fulfilling its obligations to the public and its shareholders by sharing information on its views about, and its extensive activities relating to, global warming. Therefore, the Board recommends that you vote against this proposal.

      Mobil has stated that it is concerned about the possible impacts of human emissions of greenhouse gases on the world's climate. However, Mobil believes that a system of mandated emission targets as embodied in the Kyoto Protocol is the wrong approach to addressing this issue. The magnitude and timing of potential climate change or the effectiveness of proposed solutions and their impacts on the quality of life are not understood. Yet there are many voluntary steps that are being taken to use our energy resources more wisely. And there are promising technologies that can make a sizeable difference in the future.

      We have also stated, "The choice at this time is not between action and inaction, but between responsible actions and actions that put our economy and business at risk." Mobil supports prudent voluntary cost-effective actions now while learning more about climate change and the possible responses to its effects.

      To enhance its learning about these issues, Mobil actively supports climate change research programs at universities and leading institutions. Mobil supports two efforts at the Massachusetts Institute of Technology: the Joint Program on Science and Policy of Global Changes, and the Energy Choices for a Greenhouse Constrained World. Mobil also supports the Battelle Northwest Study: A Global Energy Technology Strategy to Address Climate Change. These are independent groups that share our desire to find some common-sense answers to the questions asked in the climate change debate.

      Contrary to the assertions in this resolution, Mobil is taking "concrete steps" to assess opportunities for reducing greenhouse gases from its operations. While we seek to learn more about the science of climate change, Mobil remains committed to research and development efforts that assess technologies that reduce emissions of greenhouse gases. In addition to tracking emissions from Mobil facilities, we are implementing projects to reduce flaring and venting in our operations in the North Sea and offshore Nigeria. Mobil is also supporting projects to counter emissions through initiatives such as our reforestation projects with American Forest. Mobil's joint venture with Ford Motor Company, called "Let's Drive for a Better Future," will develop new energy-efficient fuel and power-train technologies as well as assess opportunities involving direct-injection diesel, hydrocarbon processors for fuel-cell systems, and alternative fuels. These efforts will result in significant contributions toward the efficient and low emissions use of Mobil products.

      Mobil also participates in the International Energy Agency's Greenhouse Gas Research and Development Program, which includes technology assessment, and research and development target-setting for the oil and petrochemical industry. Mobil has installed energy saving technologies at refineries, undertaken energy management audits and worked to reduce gas flaring in our offshore producing fields. Mobil participates in government programs to promote energy efficiency in office buildings and has been recognized by the U.S. EPA for a host of awards. In addition, use of Mobil's industry-leading synthetic lubricants has measurable energy efficiency benefits in many applications.

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Chapter Five - Other Mobil Annual Meeting Proposals


      Mobil has cut its carbon emissions by more than one million metric tons in the past three years. In addition to being effective, our emissions reduction programs are economically logical and justified.

      With its continued support for scientific research, Mobil is taking a leadership role in the effort to achieve an understanding of how man-made emissions affect climate. Mobil believes that while such an understanding is being pursued, reasonable companies should take actions to reduce greenhouse emissions within the framework of good economic sense. Mobil is doing just that.

      For the foregoing reasons, the Mobil Board recommends you vote AGAINST the adoption of the proposal.

                           Chapter Five - Other Mobil Annual Meeting Proposals


                              THE MOBIL BOARD

Directors' Meetings

            During 1998, the Mobil Board met 11 times and all current directors attended more than 75 percent of the meetings of the Mobil Board and their respective Board committees.

Directors' Compensation

            Mobil employees receive no extra pay for serving on the Mobil Board or its committees. Each non-employee director receives an annual retainer comprised of $36,000 and 600 shares of Mobil common stock in the form of deferred common share equivalents. Non-employee directors also receive a fee of $1,250 for each Board meeting and committee meeting attended, plus travel allowances where appropriate. Directors who chair committees receive additional annual fees of $8,000. Non-employee directors may not participate in Mobil's incentive compensation or other employee benefit programs. However, Mobil provides $100,000 of non-contributory group life insurance and $500,000 of accidental death insurance for accidents occurring while on Mobil business.

            Under the deferred fee plan, non-employee directors may defer, until retirement, receipt of all or a part of their fees and the cash portion of their annual retainers. Deferred amounts may either be credited with notional interest or be represented by common share equivalents which earn notional dividends equal to dividends declared on Mobil common stock. Notional interest on deferred cash accounts is credited at the average rate for 10-year U.S. Treasury bonds over a six-month period, plus 1%, currently 6.08% per year.

Committees of the Mobil Board

            The Mobil Board appoints standing committees to help carry out its duties. The functions and current membership of the five standing committees established by the Mobil Board are described below. Each committee meets regularly during the year and promptly following each meeting advises the full Board of its actions and recommendations. Each committee is composed entirely of non-employee directors.

            The Audit Committee, established in 1969, reviews with the independent auditors and Mobil's General Auditor the general scope of their respective audit coverages. Such reviews include consideration of Mobil's accounting practices, procedures and system of internal accounting controls and any significant problems encountered. The committee also recommends to the Board the appointment of Mobil's principal independent auditors.

            At least annually, the committee reviews the services performed and the fees charged by Mobil's independent auditors and determines that the non-audit services rendered by the independent auditors do not compromise their independence.

            The independent auditors and Mobil's General Auditor have direct access to the committee and may discuss with it any matters which may arise in connection with audits, the maintenance of internal accounting controls or any other matters relating to Mobil's financial affairs. Furthermore, the committee may authorize the independent auditors to investigate any matters which the committee deems appropriate and may present its recommendations and conclusions to the Board.

Chapter Five - Other Mobil Annual Meeting Proposals


      The committee members are:

            Lewis M. Branscomb (Chairman)
            Charles A. Heimbold, Jr.
            Helene L. Kaplan
            Aulana L. Peters
            Iain D. T. Vallance

            Meetings last year: four.

            The Committee on Directors and Board Affairs, established in 1977, reviews and makes recommendations to the Board regarding: corporate governance matters, including effectiveness of the Board, its committees and individual directors; procedures of the Board and its committees; and the composition, duties and responsibilities of the committees. The committee also reviews and makes recommendations to the Board regarding compensation and meeting fees of non-employee directors.

            In addition, the committee proposes to the Board a slate of directors for election by the shareholders at the annual meeting and identifies and proposes to the Board candidates to fill Board vacancies. The committee considers suggestions from many sources, including shareholders, regarding possible candidates for director.

            The committee will consider your suggestions for possible director candidates if you follow the procedure described below:

            You should send your nomination(s) to the Secretary of the Committee on Directors and Board Affairs, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001. Your nomination(s) should describe the qualifications of the candidate and should be accompanied by a written statement that the candidate is willing to serve and is committed to representing the interests of all the shareholders. Candidates must be endorsed by a member of the Committee on Directors and Board Affairs or be supported by the holders of not less than 200 shares of common stock. This number is subject to periodic review by the Committee on Directors and Board Affairs.

            You may also make your nomination(s) at an annual shareholders' meeting in the manner provided in the Mobil by-laws. The Mobil by-laws require, among other things, that you provide written notice of your nomination(s) to Mobil at least 90 days before the anniversary date of the preceding annual meeting. For a description of the full procedure governing these nominations, you should read the Mobil by-laws. You may obtain a copy of the Mobil by-laws from the Secretary of Mobil. At any meeting of shareholders, the presiding officer may refuse to acknowledge the nomination of any person not made in compliance with the procedure specified in the Mobil by-laws.

      The committee members are:

            Allen F. Jacobson (Chairman)
            Donald V. Fites
            Charles A. Heimbold, Jr.
            Helene L. Kaplan
            Charles S. Sanford, Jr.

            Meetings last year: two.

            The Management Compensation and Organization Committee, established in 1960, reviews, approves and recommends to the Mobil Board: (1) Mobil's employee and management compensation and benefit policies; (2) management incentive compensation plans, including stock option plans; (3) the amount

                           Chapter Five - Other Mobil Annual Meeting Proposals


      and form of compensation of employee directors and senior managers of Mobil; and (4) all senior management appointments and any significant structural changes in the management and organization of Mobil. The committee also administers the Mobil incentive compensation and stock option plans.

      The committee members are:

            Robert G. Schwartz (Chairman)
            Donald V. Fites
            Allen F. Jacobson
            Samuel C. Johnson
            J. Richard Munro

            Meetings last year: six.

            The report of the committee on executive compensation starts on page V-12.

            The Public Issues Committee, established in 1973, reviews and makes recommendations regarding: (1) Mobil's domestic and international policies, programs, position and strategies involving political, social and environmental trends and issues; (2) shareholder proposals; (3) support of business, charitable and educational organizations; (4) Mobil's employment and workplace policies and practices, including those relating to equal employment opportunity, non-discrimination and diversity in the workplace; and
      (5) Mobil's environmental, health and safety policies, programs, practices and performance.

      The committee members are:

            Samuel C. Johnson (Chairman)
            Lewis M. Branscomb
            J. Richard Munro
            Aulana L. Peters
            Robert G. Schwartz
            Iain D. T. Vallance

            Meetings last year: three.

            The Finance Committee, established in February 1998, reviews and makes recommendations to the Mobil Board regarding: Mobil's financial structure, condition and major policies; Mobil's policies and programs for the management of risk, including its insurance program; and the funding, performance and administration of pension benefit plans.

      The committee members are:

            Charles S. Sanford, Jr. (Chairman)
            Donald V. Fites
            Charles A. Heimbold
            Helene L. Kaplan
            Aulana L. Peters
            Iain D.T. Vallance.

            Meetings last year: two.

Chapter Five - Other Mobil Annual Meeting Proposals


                          EXECUTIVE COMPENSATION

Management Compensation and Organization Committee Report

            The Management Compensation and Organization Committee of the Mobil Board consists of directors who are neither employees nor officers of Mobil. The committee regularly reviews Mobil's executive compensation policies and programs and determines the compensation of the senior executive officers. Mobil's decisions on compensation of the chairman and chief executive officer and other employee directors are reviewed with and approved by all of the non-employee directors, who constitute a majority of the Board.

            The executive compensation program includes four elements which, in the committee's view, constitute a flexible and balanced method of establishing total compensation for senior management. The four compensation elements, further discussed below, are base salary, short-term incentive awards, long-term incentive awards, and stock options.

            The committee's overall philosophy regarding the compensation of Mobil's executive officers is that these officers should receive total compensation that is equal to the average for comparable positions paid by the seven petroleum comparator or peer companies referred to in the following section when Mobil's performance is average compared to those companies; total compensation that is below the average for comparable positions when Mobil's comparative performance is below average; and total compensation that is above the average for comparable positions when Mobil's comparative performance is above average.

Base Salaries

            The committee annually reviews salary ranges for senior positions and approves adjustments necessary to align these ranges with the competitive rates of pay reported by seven major petroleum companies for similar positions. These companies constitute Mobil's petroleum comparator group, and are named in the Performance Graph on page V-16, except that the salary data for the U.S. subsidiaries of British Petroleum Company p.l.c. and Royal Dutch Petroleum Company/ "Shell" Transport and Trading Company p.l.c. are used because parent company data are not available. The committee chose these seven companies as comparators because they are the major companies in direct competition with Mobil in most of its areas of business.

            The committee annually adopts guidelines for executive salary increases which are consistent with guidelines for all U.S. salaried employees. These guidelines are generally based on the average salary increase budget within the comparator group. Actual salaries within the established salary ranges are determined based on the individual executive's performance, position in the salary range and experience level.

            The committee's guidelines apply to annual periods beginning on July 1. The guidelines adopted by the committee for the year beginning July 1, 1998 provided for base pay increases for employees whose salaries were below the competitive rate for their jobs, and lump sum payments instead of base pay increases for employees whose salaries were above the competitive rate for their jobs. Mr. Noto's performance in 1998 was excellent. Faced with deteriorating industry fundamentals and economic problems in some key markets, Mobil fared better than the average of the petroleum comparator group in several important performance measures, such as return on capital employed, earnings per share growth and total return to shareholders. Benefits from expense reduction programs and other self-help initiatives offset significantly lower crude prices. For this reason, and in view of the fact that Mr. Noto's salary is below the competitive rate for the job, the committee approved an increase in Mr. Noto's base salary to $980,000.

            Mr. Noto's salary continues to be below the average and median base salary paid for a comparable position by the companies in the petroleum comparator group.

                           Chapter Five - Other Mobil Annual Meeting Proposals


Short-Term Incentive Program

            The goal of the short-term incentive program is to place a portion of executives' annual compensation at risk to encourage and reward sustained high performance each year.

            Under guidelines adopted by the committee for administering the 1995 Mobil incentive compensation and stock ownership plan, under which short-term incentive awards for 1998 were made, a short-term incentive award target has been set for each eligible employee. This target is the difference between the estimated total cash compensation (base salary plus short-term incentive award) for comparable positions at the petroleum comparator companies and the midpoint of the salary range for the employee's salary grade. This target is then multiplied by a performance factor which, in the case of the chairman and chief executive officer and the other four executive officers identified in the Summary Compensation Table on page V-17, can range from 0 to 1.75 depending equally on Mobil's rankings in return on capital employed and earnings per share growth during the preceding year, in each case relative to that of the peer companies during the same year.

            Based on Mobil's performance during 1998, Mobil's ranking among its peers was third in return on capital employed and second in earnings per share growth, indicating an above average performance factor of 1.40. Accordingly, the committee approved an award of $1,537,700 for Mr. Noto, which was the amount determined by multiplying Mr. Noto's incentive award target by the 1998 performance factor. The Committee notes that this award does not exceed the maximum award payable to Mr. Noto under the terms of the plan as approved by shareholders.

Long-Term Incentive Program

            The long-term incentive program links executive rewards to growth in long-term shareholder value. The program is intended to focus executives' attention on Mobil's performance over a period of longer than one year. The committee believes this program is a key tool in building value for Mobil shareholders, because it rewards the strategic decisions on capital investments which are necessary for success in the petroleum industry. It is structured in four-year performance cycles during which achievement of longer-term financial, strategic and operational objectives is measured.

            The committee allots contingent stock equivalents, also known as performance shares, to key executives annually, at the beginning of each four-year performance cycle. The committee allots a number of performance shares to each executive based on a dollar amount, calculated by multiplying the midpoint of the executive's salary grade by a percentage which varies with position level. The committee then converts the amount determined in this manner into performance shares at the average market price of Mobil common stock over the 30 trading days immediately before the date of allotment. Over the four-year performance cycle, dividend equivalents are credited with respect to these allotments. These dividend equivalents are immediately converted into additional performance shares.

            At the end of the four-year cycle, the committee determines the amount of the long-term award by multiplying the number of performance shares then-credited to an executive's account by (1) the average market price of Mobil common stock over the 30 trading days immediately before the end of the cycle and (2) a performance factor. The performance factor can range from between 0 and 150% depending on Mobil's performance over the cycle relative to its petroleum comparator group as measured by three criteria: return to shareholders (weighted 50%), earnings per share growth (weighted 25%), and return on capital employed (weighted 25%). The design of the plan provides for a performance factor of 100% when Mobil achieves average performance within the comparator group, with a higher or lower factor for higher than average or lower than average performance.

            For the 1995-1998 performance cycle, a special incentive was provided. Prior to the start of the cycle, Mobil's chairman set three challenging goals for Mobil to achieve by the end of 1998: annual net income of $3.0 billion; annual return on capital employed of 12%; and a stock price of $125 prior to the two-for-one

Chapter Five - Other Mobil Annual Meeting Proposals


      stock split effective May 20, 1997. When the committee made the allotments of performance shares at the start of the 1995-1998 cycle, it determined that the awards otherwise payable at the end of the cycle would be increased by 5% if one of these goals was achieved by the end of 1998, 15% if two of these goals were achieved within that time or 30% if all three of these goals were achieved within that time.

            At the end of the 1995-1998 cycle, the committee compared Mobil's performance for the cycle with the performance of its petroleum comparator companies as measured by the three criteria described above. Relative to the comparator group, Mobil's total return to shareholders ranked third, at 23.8%, its earnings per share growth ranked sixth, and its return on capital employed ranked fourth. Taking all of these factors and their relative weightings into account, the committee determined that the performance factor for the cycle was 100%.

            Mr. Noto was allotted 23,320 performance shares at the start of the 1995-1998 cycle. Based on the market price of Mobil common stock at the time of the allotment, $43.16 per share, the shares allotted to him had a nominal value at the time of grant equal to the midpoint of his salary group at Mobil at that time. At the end of the 1995-1998 cycle, through the crediting of dividend equivalents to his account, there were 26,532 performance shares credited to his account. The market price of Mobil common stock at the end of the cycle was $86.55. Accordingly, applying the formula described above, his actual long-term incentive award was $2,296,234. This reflected in part an increase in the price of Mobil common stock over the cycle of $43.39 per share. In addition, because Mobil had, well before 1998, achieved the three performance goals described above, each long-term incentive award otherwise payable was increased by 30%. As a result, Mr. Noto's total award for the 1995-1998 cycle was $2,985,052. Mr. Noto elected to defer 90% of this award and received 31,041 common share equivalents as a result of such deferral.

Stock Options

            Stock options are granted to emphasize the importance of increasing shareholder value over the long term, and to encourage and facilitate executives' personal ownership of Mobil stock. The committee's policy is to grant options annually, at fair market value, to sustain executives' long-term perspective. The committee has established stock ownership guidelines which provide a strong incentive for executives to strive for long-term results and to become significant Mobil shareholders. These guidelines call for executives to own Mobil stock equal in value to a specified multiple of their respective annual salaries, with the multiple increasing with increases in executives' salary grades. Executives moving to positions requiring higher levels of stock ownership are given five years to comply with these guidelines.

            The size of the stock option grant is related to the level of responsibility and individual performance of the executive and is intended, in conjunction with the long-term incentive program, to provide executives with the opportunity for total average long-term incentive compensation comparable to that afforded for similar positions by the petroleum comparator companies over time. Because a number of Mobil's competitors have just one form of long-term compensation, generally stock options, the grant size is not targeted to the number of options granted by other companies.

            In 1998, the committee awarded Mr. Noto 200,000 stock options. The committee believes the 1998 stock option grant level is competitively justified for the reasons described above.

Summary

            Each year, the Committee reviews the compensation program, giving particular attention to the program's linkage to increasing shareholder value while maintaining competitive total compensation within the petroleum comparator group. Since the competitive market for executive talent extends beyond the petroleum industry, the committee also makes cross checks each year against a broader comparator group. In 1997 and 1998, an outside consultant reviewed for the committee the total compensation of the chairman and chief executive

                           Chapter Five - Other Mobil Annual Meeting Proposals


      officer and other senior executives. This review was based on a survey of comparable positions at 18 other major corporations of similar size, complexity and quality from both the oil and other industries.

            The committee believes that the compensation program described above effectively links executive and shareholder interests and provides incentives that are consistent with the long-term strategies required for success in the petroleum industry. Generally, a majority share of a senior executive's total compensation is structured in the form of incentives which reward the executive depending on corporate and individual performance. Within the program's mix of performance-based incentives, an executive has an opportunity to earn above average total compensation for above average corporate and individual performance.

Executive Compensation Tax Deductibility

            U.S. income tax law limits the amount Mobil can deduct for compensation paid to named executive officers. Performance-based compensation that meets IRS requirements is not subject to this limit.

            All awards made to the named executive officers under the 1995 Mobil incentive compensation and stock ownership plan are designed to meet these requirements so that Mobil can deduct the related expenses. Awards made under prior plans are deductible for Federal income tax purposes to the extent permitted by transitional rules provided by IRS regulations.

            The committee recognizes the possibility that at times, the amount of the base salary of a named executive officer, and other compensation not described in the preceding paragraph, may exceed the $1 million deduction limit allowed by the IRS and so may not be fully deductible for Federal income tax purposes. The committee's policy is to make a determination at any such time whether to authorize the payment of these amounts without regard to deductibility or whether the terms of the payment should be modified so as to preserve any deduction otherwise available.

      Management Compensation and Organization Committee

            Robert G. Schwartz, Chairman
            Donald V. Fites
            Allen F. Jacobson
            Samuel C. Johnson
            J. Richard Munro

Chapter Five - Other Mobil Annual Meeting Proposals


Performance Graph

            The following graph compares the five-year cumulative total shareholder return, including reinvested dividends, on Mobil common stock, with two other indexes:


                  FIVE-YEAR CUMMULATIVE TOTAL RETURNS(1)
                  VALUE OF $100 INVESTED AT YEAR-END 1993

                               [Graphic Omitted]


                            Fiscal Years ended December 31
                    ------------------------------------------------
                    1993     1994     1995     1996     1997    1998
                    ----     ----     ----     ----     ----    ----

Mobil               100      111      153      173      211      262
S&P 500             100      101      139      171      228      293
Industry Group      100      107      141      181      224      244

Assumes $100 invested on December 31, 1993, in Mobil common stock, S&P 500 Index, and a composite index, weighted by market capitalization each year, of the following seven major petroleum companies: Exxon Corporation, Chevron Corporation, Amoco Corporation, Royal Dutch Petroleum Company/ "Shell" Transport and Trading Company p.l.c., Atlantic Richfield Company, British Petroleum Company p.l.c., and Texaco Inc.

---------------
(1) Total return assumes reinvestment of dividends.

                           Chapter Five - Other Mobil Annual Meeting Proposals


            The following table presents information for the past three years for the chief executive officer and the other four most highly compensated executive officers of Mobil. See the Management Compensation and Organization Committee report beginning on page V-12 for an explanation of our compensation philosophy.



              Summary Compensation Table

                                                                                       Long-term Compensation
                                                                                     --------------------------
                                                  Annual Compensation                  Awards        Payouts
                                        ------------------------------------------   -----------   ------------
                                                                                     Securities
                                                                                     Underlying
Name and Principal Position                                        Other Annual      Optional                       All Other
As of December 31, 1998          Year     Salary        Bonus      Compensation(1)     SARs(2)     LTIP Payouts   Compensation(3)
---------------------------      ----   ----------   ----------   ----------------   -----------   ------------   ---------------
Lucio A. Noto.................   1998   $  955,000   $1,537,700              $  0       200,000     $2,985,052          $102,016
 chairman of the board           1997      890,000    1,130,400            43,142       280,000      1,417,335            61,833
  and chief executive officer,   1996      850,000      650,000            72,883       140,000      1,089,086           113,000
   Mobil Corporation
Eugene A. Renna...............   1998      754,167      874,500                 0       115,000      1,657,785            80,396
 president and chief             1997      670,000      473,900            32,355        70,000      1,062,967            84,349
   operating officer,            1996      670,000      350,000            64,468        70,000      1,140,984            76,860
   Mobil Corporation
Thomas C. DeLoach, Jr.........   1998      495,000      422,500                 0        55,000      1,027,472            70,053
 executive vice president,       1997      482,500      352,000            15,569        55,000        511,494            28,825
   Mobil Oil Corporation         1996      470,000      225,000            32,530        55,000        598,906            49,400

Harold R. Cramer..............   1998      391,500      337,500                 0        45,000        578,905           332,399
 executive vice president
  and chief financial officer,
   Mobil Corporation
Stephen D. Pryor..............   1998      383,500      337,500                 0        45,000        375,955            33,484
 executive vice president,
   Mobil Oil Corporation

---------------
(1) Dividend equivalent payments in respect of allotments of contingent share equivalents under the long-term incentive program.

(2) Number of shares covered by grants may be exercised as stock options only.

(3) 1998 values represent: (1) Company allocations to Mobil's supplemental employees savings plan (Mr. Noto: $99,108; Mr. Renna: $78,371; Mr. DeLoach:
    $45,930; Mr. Cramer: $33,500; and Mr. Pryor: $33,230); (2) premiums paid by the Company under the executive life insurance plan (Mr. Noto: $2,908; Mr.
    Renna: $2,025; Mr. DeLoach: $1,123; Mr. Cramer: $1,276; and Mr. Pryor:
    $254); (3) lump sum payment of $23,000 to Mr. DeLoach instead of salary increase; and (4) payments of $247,623 to Mr. Cramer in respect of an overseas assignment and $50,000 as a special award for outstanding contribution during the merger negotiations.

Chapter Five - Other Mobil Annual Meeting Proposals


                                 OPTION TABLES

            The following two tables present further details on stock options.

          Option/SAR Grants in 1998


                                                                                  Potential Realizable Value at
                                                                                     Assumed Annual Rates of
                                                                                    Stock Price Appreciation
                                          Individual Grants                              for Option Term(2)
                          -------------------------------------------------   -------------------------------------
                          Number of    % of Total
                          Securities    Options
                          Underlying   Granted to    Exercise                                                        Grant Date
                           Options     Employees     or Base     Expiration                                           Present
Name                      Granted(1)    in 1998       Price         Date          0%            5%          10%       Value(3)
-----------------------   ----------   ----------    --------    ----------   -----------   ----------   ----------  ------------
                                                                                $71.22(4)   $116.01(4)   $184.72(4)
Lucio A. Noto..........      200,000      4.5%      $ 71.21875    2/26/2008            $0    8,958,250   22,700,250     $2,610,000
Eugene A. Renna........      115,000      2.6%      $ 71.21875    2/26/2008            $0    5,150,994   13,052,644     $1,500,750
Thomas C. DeLoach, Jr..       55,000      1.2%      $ 71.21875    2/26/2008            $0    2,463,519    6,242,569       $717,750
Harold R. Cramer.......       45,000      1.0%      $ 71.21875    2/26/2008            $0    2,015,606    5,107,556       $587,250
Stephen D. Pryor.......       45,000      1.0%      $ 71.21875    2/26/2008            $0    2,015,606    5,107,556       $587,250

---------------
(1) Number of shares covered by grants which may be exercised as stock options. Options may be granted to employees as qualified stock options, which are defined as incentive stock options in the Internal Revenue Code, or options which are not qualified. All options are granted at an option price equal to the fair market value of a share of Mobil common stock on the date of grant (but not less than the par value) for up to ten years after grant as determined by the Management Compensation and Organization Committee. All options are 100% exercisable after three years. Options are not transferable by the employee. If the employee dies before exercising an option, it may be exercised on behalf of his or her estate or distributed to an heir or legatee.

(2) The figures shown are potential future undiscounted values and are unrelated to the grant date present values shown in the next column.

(3) Value based on modified Black-Scholes option pricing model which includes assumptions for variables such as interest rates, stock price volatility and future dividend yield. Mobil's use of this model should not be construed as an endorsement of its accuracy. Whether the model assumptions used will prove to be accurate cannot be known at the date of grant. The Black-Scholes model produces a value based on freely tradeable securities. Mobil employee stock options are not transferable, so the "present value" shown cannot be realized by the holder. Recognizing the limitations of the model as described, the following assumptions were used to estimate the grant date present value: dividend yield of 3.20%, five-year zero-coupon risk-free interest rate of 5.66%, estimated volatility of 18% and estimated average expected option term of five years. Mobil stock options are issued at the fair market value of its stock on the date of grant, and terminate if unexercised after ten years. The holder can derive a benefit only to the extent the market value of Mobil common stock is higher than the exercise price at the date of the actual exercise.

(4) If the assumed annual rate of stock price appreciation of 0%, 5% or 10% per year should occur, the market value per share of Mobil common stock at the end of the ten-year option term would be $71.22, $116.01 or $184.72, as the case may be.

                           Chapter Five - Other Mobil Annual Meeting Proposals


        Aggregated Option/SAR Exercises in 1998 and Year-End Option/SAR Values


                                                                            Number of
                                                                            Securities             Value of
                                                                            Underlying           Unexercised
                                                                           Unexercised           In-the-Money
                                                                           Options/SARs         Options/SARs (4)
                                                                            at FY-end             at FY-end
                                                                          ----------------      ----------------
                                  Shares Acquired         Value            Exercisable/          Exercisable/
Name                                on Exercise(1)       Realized(2)      Unexercisable(3)      Unexercisable(3)
-----------------------------     ----------------      ------------      ----------------      ----------------
Lucio A. Noto................            28,582         $  1,148,290            355,000            $  16,799,844
                                                                                620,000               14,433,750
Eugene A. Renna..............            20,000         $  1,023,125            166,522            $   7,811,982
                                                                                255,000                5,679,219
Thomas C. DeLoach, Jr........             2,290         $     81,438            247,454            $  12,727,028
                                                                                165,000                3,899,844
Harold R. Cramer.............             7,628         $    351,961            108,388            $   5,602,682
                                                                                117,000                2,695,781
Stephen D. Pryor.............             2,266         $    143,365             90,334            $   4,638,317
                                                                                103,000                2,281,031

---------------
(1) Represents number of shares covered by stock options or SARs exercised.

(2) Difference between exercise price and market value on date of exercise.

(3) Qualified options granted prior to 1995 were 100% exercisable after one year. Non-qualified options granted prior to 1995 were 50% exercisable after one year and 100% exercisable after two years. All options granted in 1995 and thereafter are 100% exercisable after three years.

(4) Value of unexercised in-the-money options is based on the December 31, 1998 stock price of $87.125.


           Long-term Incentive Program Contingent Allotments in 1998

                                                        Performance
                                        Number of         or Other               Estimated Future Payouts
                                        Contingent      Period Until      -------------------------------------------
                                          Stock        Maturation or
Name                                   Equivalents        Payouts         Threshold        Target          Maximum
---------------------------            -----------    ---------------     ---------     ------------     ------------
Lucio A. Noto..............               16,906         1998-2001         $   0         $1,472,935      $2,209,403
Eugene A. Renna............               12,535         1998-2001             0          1,092,112       1,638,168
Thomas C. DeLoach, Jr......                5,711         1998-2001             0            497,571         746,356
Harold R. Cramer...........                5,168         1998-2001             0            450,262         675,393
Stephen D. Pryor...........                5,168         1998-2001             0            450,262         675,393


            Under this program, we determine allotments of contingent stock equivalents, also known as performance shares, for participants annually, at the start of a four-year performance period. We base these allotments on dollar amounts, determined by reference to the participants' level within Mobil and the midpoint of the participants' salary grade at the beginning of each period, which we then convert into performance shares at the average market price for Mobil common stock over the 30 trading days immediately preceding the allotment. Over the four-year cycle, we will credit dividend equivalents with respect to these allotments, which we will immediately convert into additional performance shares. After the end of the period, the Management

Chapter Five - Other Mobil Annual Meeting Proposals


      Compensation and Organization Committee of the Mobil Board determines the extent to which the contingent allotments should be converted into actual awards. The committee's policy in granting actual awards is based on Mobil's performance relative to its petroleum comparator group using three criteria: earnings per share growth, return on capital employed, and total shareholder return.

            Payouts under the program are based in part on the price of the Mobil common stock. The price used for the estimates provided is $87.125 per share, which was the closing price of Mobil common stock on the New York Stock Exchange on December 31, 1998. Actual payouts, if any, will be based on the mean of the high and low sales prices of Mobil common stock on the Exchange for a period of 30 trading days immediately before the determination of the committee referred to in the preceding paragraph.

Pension Table

            Mobil employees in the higher salary classifications receive pension benefits under two non-contributory plans: a retirement plan qualified under U.S. tax law, which is non-discriminatory, and a supplemental plan that provides benefits that cannot be provided under the qualified plan, due to the limitations imposed by U.S. tax law, plus certain additional benefits. Employees who retire or terminate as vested participants are entitled to receive retirement benefits under these plans computed under a final average pay formula. Benefits under the qualified plan are provided, at an employee's election, either in the form of a life annuity or in one of several alternative forms having an equivalent actuarial value. Benefits under the supplemental plan, which will constitute the majority of the benefits payable to Messrs. Noto, Renna, DeLoach, Cramer and Pryor, are provided only in the form of an annuity for a fixed number of years equal to one-half the employee's life expectancy. The table below shows the annual annuity amount that would be payable for life to employees in the higher salary classifications, commencing at age 60 or older, if they were to elect a life annuity under the qualified plan and if the benefits provided under the supplemental plan for one-half the employee's life expectancy were converted to a life annuity having an equivalent actuarial value.

Additional Retirement Compensation

            Under Mobil Oil Corporation's executive life insurance program, executives, including Mobil named executive officers, who retire after reaching age 55, or after age 50 with Mobil's consent, are entitled, in addition to term coverage to age 65, to a series of cash payments. These payments commence once the executive attains age 65 and continue for three to 15 years, according to the executive's advance election, and may be used to continue the policy or taken in cash. The amounts of these payments are the amounts determined to be necessary, based on the insurance company's applicable mortality tables and an interest rate of 7.5%, to provide a fully paid up policy with a death benefit equal to two times the sum of the executive's final base pay and bonus.

                           Chapter Five - Other Mobil Annual Meeting Proposals


               Estimated Annual Benefits under Final Average Pay Formula


 Earnings Credited
   For Retirement
   Plan Benefits*                                         Years of Service at Retirement
--------------------    ---------------------------------------------------------------------------------------------------
                            15            20            25             30             35             40             45
                        ----------    ----------    -----------    -----------    -----------    -----------    -----------
          $  400,000    $  104,000    $  138,000    $   172,000    $   206,000    $   241,000    $   276,000     $  311,000
             600,000       160,000       213,000        266,000        319,000        372,000        426,000        480,000
             800,000       216,000       288,000        359,000        431,000        503,000        576,000        649,000
           1,000,000       273,000       363,000        453,000        544,000        634,000        726,000        817,000
           1,200,000       329,000       438,000        547,000        656,000        766,000        876,000        986,000
           1,400,000       385,000       513,000        641,000        769,000        897,000      1,026,000      1,155,000
           1,600,000       441,000       588,000        735,000        881,000      1,028,000      1,176,000      1,324,000
           1,800,000       498,000       663,000        828,000        994,000      1,159,000      1,326,000      1,492,000
           2,000,000       554,000       738,000        922,000      1,106,000      1,291,000      1,476,000      1,661,000
           2,200,000       610,000       813,000      1,016,000      1,219,000      1,422,000      1,626,000      1,830,000
           2,400,000       666,000       888,000      1,110,000      1,331,000      1,553,000      1,776,000      1,999,000
           2,600,000       723,000       963,000      1,203,000      1,444,000      1,684,000      1,926,000      2,168,000

-------------
* Earnings credited for retirement plan benefits represent one-third of the highest consecutive 36 months of base salary (the salary column in the table on page V-17) out of the last 120 months before retirement plus one-third of 100% of the highest three consecutive completed calendar years of short-term incentive compensation (the bonus column in the table on page V-17) awarded out of the last 10 completed calendar years before retirement. The amounts shown reflect the estimated amount of the offset under the plan for Social Security benefits. Estimated credited years of service are as follows for Mr. Noto, 38 years; Mr. Renna, 30 years; Mr. DeLoach, 30 years; Mr. Cramer, 25 years; and Mr. Pryor, 25 years.

Chapter Five - Other Mobil Annual Meeting Proposals


       STOCK-BASED HOLDINGS OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

      The following table shows the shares of Mobil common stock, the shares of such stock acquirable within 60 days pursuant to the exercise of employee stock options, the units of interest in shares of Mobil's ESOP preferred stock, the deferred common share equivalents, and the total Mobil stock-based holdings, which are beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table on page V-17 who is not a director, and all directors and executive officers as a group. The table indicates the alignment of these individuals' personal financial interests with the interests of Mobil's shareholders because the value of their total holdings is dependent upon the price of Mobil common stock.


                                                                                Units of
                                                                 Common        Interest in
                                                                 Shares           Mobil          Deferred
                                                  Common       Acquirable         ESOP            Common            Total
                                                  Shares         Within         Preferred          Share         Stock-Based
Directors, Nominees and Executive Officers         Owned        60 Days          Shares         Equivalents       Holdings
---------------------------------------------    ---------    -----------      -----------      -----------      -----------
Lewis M. Branscomb...........................       2,000              0              0             1,680             3,680
Harold R. Cramer.............................      54,026        144,388            200             3,997           202,611
Thomas C. DeLoach, Jr........................     101,430        302,454            111             7,760           411,755
Donald V. Fites..............................       3,966              0              0             6,008             9,974
Charles A. Heimbold, Jr......................       2,000              0              0             2,568             4,568
Allen F. Jacobson............................       2,316              0              0            25,277            27,593
Samuel C. Johnson............................      40,000              0              0             1,680            41,680
Helene L. Kaplan.............................       8,000              0              0            14,594            22,594
J. Richard Munro.............................       2,000              0              0             6,945             8,945
Lucio A. Noto................................     134,611        495,000            139            84,781           714,531
Aulana L. Peters.............................         200              0              0            10,669            10,869
Stephen D. Pryor.............................      22,501        112,334            860             6,701           142,396
Eugene A. Renna..............................     117,357        236,522            128             8,982           362,989
Charles S. Sanford, Jr.......................       4,002              0              0             5,569             9,571
Robert G. Schwartz...........................       2,000              0              0            21,030            23,030
Iain D.T. Vallance...........................           0              0              0             1,244             1,244
All directors and executive officers as a
 group, including those named above..........     722,979      2,073,915          7,449           263,043         3,067,386


      The information in the table is as of March 1, 1999. Shares of Mobil common stock owned by directors and executive officers include 14,199 shares held by family members or family trusts of certain directors and officers, as to which shares these persons disclaim beneficial ownership.
Shares of Mobil common stock owned by directors and executive officers also include 62,000 shares of restricted stock held by certain officers as to which shares these officers possess sole voting power, but no investment power, during the restricted period. The directors and executive officers have sole discretion as to voting and investment power as to all remaining shares of Mobil common stock which they presently hold. Owners of units of Mobil ESOP preferred stock possess sole voting power, but no investment power, with respect to these units. Deferred common share equivalents are stock equivalents equal in value to common stock which earn dividend equivalents equal to dividends declared on common stock. Executive officers are credited with deferred common share equivalents under the supplemental employees savings plan of Mobil Oil Corporation, and incentive awards to these officers may be deferred and paid in equivalents under the 1995 Mobil incentive compensation and stock ownership plan and its predecessors. Non-employee directors receive a portion of their annual retainers in equivalents and may elect to receive all or part of their fees and the cash portion of their annual retainers in equivalents under the deferred fee plan referred to on

                           Chapter Five - Other Mobil Annual Meeting Proposals


page V-9. In addition, when the retirement plan for non-employee directors was terminated in January 1997, some directors elected to receive the actuarial present values of their accrued benefits under that plan in such equivalents. Individuals credited with deferred common share equivalents do not have voting power and may only exercise investment power in very limited circumstances, in respect of these equivalents.

     No individual named above owns beneficially more than 1% of the outstanding shares of either of Mobil's classes of voting securities, nor do all directors and current executive officers as a group, including those named above. As of March 1, 1999, the trustee under the employees savings plan of Mobil Oil Corporation held 28,015,387 shares of the common stock of Mobil in the plan, which is approximately 3.59% of the total number of shares of Mobil common stock outstanding at that date. As of the same date, the trustee under the Mobil ESOP, which is incorporated in the employees savings plan of Mobil Oil Corporation, held all 163,469 outstanding shares of the Mobil ESOP preferred stock. The shares of common stock and preferred stock held by the trustees together represented 5.57% of the votes which may be cast by the voting securities of Mobil outstanding as of March 1, 1999. All these shares of common stock are beneficially owned by participants in the employees savings plan of Mobil Oil Corporation; all these shares of Mobil ESOP preferred stock which have been allocated to participants in the Mobil ESOP, numbering 90,260, are beneficially owned by these participants, the balance being held for allocation over the life of the plan.

Special Arrangements Relating to Possible Change of Control

           For a discussion of special arrangements affecting executive management which would result from a change of control, see "Interests of Certain Persons in the Merger" on page I-49.


                               OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

           Pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Mobil's directors and officers are required to file reports with the SEC and the NYSE, within specified monthly and annual due dates, relating to their ownership of and transactions in Mobil's equity securities. Robert F. Amrhein, an officer of Mobil, inadvertently filed one monthly report relating to one transaction after the date by which it should have been filed.

                                   CHAPTER SIX
                     ADDITIONAL INFORMATION FOR SHAREHOLDERS

                          FUTURE SHAREHOLDER PROPOSALS

Exxon

     Any shareholder proposal for Exxon's annual meeting in 2000 must be sent to the Secretary at the address of Exxon's principal executive office given under "The Companies" on page I-2. The deadline for receipt of a proposal to be considered for inclusion in Exxon's proxy statement is December 11, 1999. The deadline for notice of a proposal for which a shareholder will conduct his or her own solicitation is February 23, 2000. On request, the Secretary will provide detailed instructions for submitting proposals.

Mobil

     Mobil will hold an annual meeting in the year 2000 only if the merger has not already been completed. If such meeting is held, shareholders' proposals will be eligible for consideration for inclusion in the proxy statement for the 2000 annual meeting pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, if such proposals are received by Mobil before the close of business on December 10, 1999. Notices of shareholders' proposals submitted outside the processes of Rule 14a-8 will be considered timely, pursuant to the advance notice requirement set forth in Article II, Section 1 of Mobil's by-laws, if such notices are delivered to or mailed and received by Mobil during the period beginning on February 25, 2000 and ending at the close of business on March 27, 2000. Any such proposal or notice should be directed to the attention of the Secretary, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001.

     SEC rules set forth standards for the exclusion of some shareholder proposals from a proxy statement for an annual meeting.


                       WHERE YOU CAN FIND MORE INFORMATION

     Exxon and Mobil file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Exxon filed a registration statement on Form S-4 to register with the SEC the Exxon common stock to be issued to Mobil shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Exxon in addition to being a proxy statement of Exxon and Mobil for the meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/ prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

Chapter Six - Additional Information for Shareholders


Exxon SEC Filings (File No. 1-2256)                    Period
 ...............................................................................
 Annual Report on Form 10-K                 Fiscal Year ended December 31, 1998
 Current Report on Form 8-K                 Filed on December 1, 1998
 The description of Exxon common stock
   set forth in the Registration
   Statement on Form 10 filed April 9,
   1935, as amended by Current Report
   on Form 8-K for the month of May 1970
   and Quarterly Report on Form 10-Q for
   the quarter ended June 30, 1993

Mobil SEC Filings (File No. 001-07555)                  Period
 ...............................................................................
Annual Report on Form 10-K                  Fiscal Year ended December 31, 1998
Current Report on Form 8-K                  Filed on January 27, 1999
Current Report on Form 8-K                  Filed on December 2, 1998

     We are also incorporating by reference additional documents that we file with the SEC between the date of this joint proxy statement/prospectus and the date of the meetings.

     Exxon has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Exxon, and Mobil has supplied all such information relating to Mobil.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

        Exxon Shareholder Services         Mobil Corporation
        P.O. Box 8033                      3225 Gallows Road
        Boston, MA 02266-8033              Fairfax, VA 22307-0001
        Tel: (800) 252-1800                Tel: (703) 846-3893

     If you would like to request documents from us, please do so by May 20, 1999 to receive them before the Meetings.

     You can also get more information by visiting Exxon's web site at www.exxon.com and Mobil's web site at www.mobil.com. Web site materials are not part of this joint proxy statement/prospectus.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the Exxon proposals and the Mobil proposals. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/ prospectus. This joint proxy statement/prospectus is dated April 5, 1999. You should not assume that the information contained in the joint proxy statement/ prospectus is accurate as of any date other than such date, an neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of Exxon common stock in the merger shall create any implication to the contrary.

                                                                       Annex A







                       AGREEMENT AND PLAN OF MERGER

                                dated as of

                             December 1, 1998

                                   among

                             MOBIL CORPORATION

                             EXXON CORPORATION

                                    and

                  LION ACQUISITION SUBSIDIARY CORPORATION

                            TABLE OF CONTENTS*

                             ----------------

                                                                          PAGE
                                                                          ----
                                 ARTICLE 1
                                THE MERGER
    SECTION 1.01.  The Merger..............................................A-1
    SECTION 1.02.  Conversion of Shares....................................A-2
    SECTION 1.03.  Surrender and Payment...................................A-3
    SECTION 1.04.  Stock Options...........................................A-4
    SECTION 1.05.  Adjustments.............................................A-5
    SECTION 1.06.  Fractional Shares.......................................A-5
    SECTION 1.07.  Withholding Rights......................................A-6
    SECTION 1.08.  Lost Certificates.......................................A-6
    SECTION 1.09.  Shares Held by Company Affiliates.......................A-6
    SECTION 1.10.  Dissenter's Rights......................................A-6

                                 ARTICLE 2
                        CERTAIN GOVERNANCE MATTERS
    SECTION 2.01.  Acquiror Name...........................................A-6
    SECTION 2.02.  Acquiror Board of Directors.............................A-6
    SECTION 2.03.  Transition Committee....................................A-7
    SECTION 2.04.  Certificate of Incorporation of the Surviving
                   Corporation.............................................A-7
    SECTION 2.05.  By-laws of the Surviving Corporation....................A-7
    SECTION 2.06.  Directors and Officers of the Surviving Corporation.....A-7

                                 ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY
    SECTION 3.01.  Corporate Existence and Power...........................A-7
    SECTION 3.02.  Corporate Authorization.................................A-8
    SECTION 3.03.  Governmental Authorization..............................A-8
    SECTION 3.04.  Non-Contravention.......................................A-8
    SECTION 3.05.  Capitalization of the Company...........................A-9
    SECTION 3.06.  Subsidiaries............................................A-9
    SECTION 3.07.  SEC Filings............................................A-10
    SECTION 3.08.  Financial Statements...................................A-10
    SECTION 3.09.  Disclosure Documents...................................A-11
    SECTION 3.10.  Absence of Certain Changes.............................A-11
    SECTION 3.11.  No Undisclosed Material Liabilities....................A-12
    SECTION 3.12.  Litigation.............................................A-12
    SECTION 3.13.  Taxes..................................................A-12
    SECTION 3.14.  Employee Benefit Plans.................................A-13
    SECTION 3.15.  Compliance with Laws...................................A-14
    SECTION 3.16.  Finders' or Advisors' Fees.............................A-14
    SECTION 3.17.  Environmental Matters..................................A-14
    SECTION 3.18.  Opinion of Financial Advisor...........................A-14
    SECTION 3.19.  Pooling; Tax Treatment.................................A-14

---------------
*Table of Contents is not a part of this Agreement.

                                                                          PAGE
                                                                          ----

    SECTION 3.20.  Pooling Letter.........................................A-15
    SECTION 3.21.  Takeover Statutes......................................A-15
    SECTION 3.22.  Rights Agreement.......................................A-15

                                 ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF ACQUIROR
    SECTION 4.01.  Corporate Existence and Power..........................A-15
    SECTION 4.02.  Corporate Authorization................................A-15
    SECTION 4.03.  Governmental Authorization.............................A-16
    SECTION 4.04.  Non-Contravention......................................A-16
    SECTION 4.05.  Capitalization.........................................A-16
    SECTION 4.06.  Subsidiaries...........................................A-17
    SECTION 4.07.  SEC Filings............................................A-17
    SECTION 4.08.  Financial Statements...................................A-18
    SECTION 4.09.  Disclosure Documents...................................A-18
    SECTION 4.10.  Absence of Certain Changes.............................A-18
    SECTION 4.11.  No Undisclosed Material Liabilities....................A-19
    SECTION 4.12.  Litigation.............................................A-19
    SECTION 4.13.  Taxes..................................................A-19
    SECTION 4.14.  Employee Benefit Plans.................................A-20
    SECTION 4.15.  Compliance with Laws...................................A-20
    SECTION 4.16.  Finders' or Advisors' Fees.............................A-21
    SECTION 4.17.  Environmental Matters..................................A-21
    SECTION 4.18.  Opinion of Financial Advisor...........................A-21
    SECTION 4.19.  Pooling; Tax Treatment.................................A-21
    SECTION 4.20.  Pooling Letter.........................................A-21

                                 ARTICLE 5
                         COVENANTS OF THE COMPANY
    SECTION 5.01.  Conduct of the Company.................................A-21
    SECTION 5.02.  Company Stockholder Meeting; Proxy Material............A-23
    SECTION 5.03.  Other Offers...........................................A-23

                                 ARTICLE 6
                           COVENANTS OF ACQUIROR
    SECTION 6.01.  Conduct of Acquiror....................................A-25
    SECTION 6.02.  Obligations of Merger Subsidiary.......................A-26
    SECTION 6.03.  Director and Officer Liability.........................A-26
    SECTION 6.04.  Acquiror Stockholder Meeting; Form S-4.................A-26
    SECTION 6.05.  Stock Exchange Listing.................................A-27
    SECTION 6.06.  Employee Benefits......................................A-27

                                 ARTICLE 7
                   COVENANTS OF ACQUIROR AND THE COMPANY
    SECTION 7.01.  Best Efforts...........................................A-28
    SECTION 7.02.  Certain Filings........................................A-29
    SECTION 7.03.  Access to Information..................................A-29
    SECTION 7.04.  Tax and Accounting Treatment...........................A-29

                                                                          PAGE
                                                                          ----

    SECTION 7.05.  Public Announcements...................................A-29
    SECTION 7.06.  Further Assurances.....................................A-29
    SECTION 7.07.  Notices of Certain Events..............................A-30
    SECTION 7.08.  Affiliates.............................................A-30
    SECTION 7.09.  Payment of Dividends...................................A-30

                                 ARTICLE 8
                         CONDITIONS TO THE MERGER
    SECTION 8.01.  Conditions to the Obligations of Each Party............A-30
    SECTION 8.02.  Conditions to the Obligations of Acquiror and
                   Merger Subsidiary......................................A-31
    SECTION 8.03.  Conditions to the Obligations of the Company...........A-32

                                 ARTICLE 9
                                TERMINATION
    SECTION 9.01.  Termination............................................A-33
    SECTION 9.02.  Effect of Termination..................................A-34

                                ARTICLE 10
                               MISCELLANEOUS
    SECTION 10.01.  Notices...............................................A-34
    SECTION 10.02.  Non-Survival of Representations and Warranties........A-35
    SECTION 10.03.  Amendments; No Waivers................................A-35
    SECTION 10.04.  Expenses..............................................A-35
    SECTION 10.05.  Successors and Assigns................................A-36
    SECTION 10.06.  Governing Law.........................................A-36
    SECTION 10.07.  Jurisdiction..........................................A-36
    SECTION 10.08.  Waiver of Jury Trial..................................A-37
    SECTION 10.09.  Counterparts; Effectiveness...........................A-37
    SECTION 10.10.  Entire Agreement......................................A-37
    SECTION 10.11.  Captions..............................................A-37
    SECTION 10.12.  Severability..........................................A-37

                          EXHIBITS AND SCHEDULES

Exhibit A      -    Stock Option Agreement
Exhibit B-1    -    Letter Relating to Pooling (Company)
Exhibit B-2    -    Letter Relating to Pooling (Acquiror)
Exhibit B-3    -    Affiliate's Letter (Company)
Exhibit C-1    -    Tax Certificate (Acquiror)
Exhibit C-2    -    Tax Certificate (Company)

Schedule 1.04
Schedule 3.01
Schedule 3.04
Schedule 3.06(a)
Schedule 3.06(b)
Schedule 3.10
Schedule 3.11(c)
Schedule 3.13
Schedule 3.14
Schedule 4.11(c)
Schedule 4.13
Schedule 4.14
Schedule 7.08(a)
Schedule 7.08(b)
Schedule 8.01(e)

                       AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of December 1, 1998 among Mobil Corporation, a Delaware corporation (the "Company"), Exxon Corporation, a New Jersey corporation ("Acquiror"), and Lion Acquisition Subsidiary Corporation, a newly-formed Delaware corporation and a wholly-owned first-tier subsidiary of Acquiror ("Merger Subsidiary").

     WHEREAS, the respective Boards of Directors of Acquiror, Merger Subsidiary and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into the Company on the terms and conditions set forth herein;

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger contemplated by this Agreement qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder;

     WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP"); and

     WHEREAS, as a condition and inducement to Acquiror entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Acquiror and the Company are entering into a Stock Option Agreement in the form of Exhibit A hereto (the "Option Agreement") pursuant to which the Company has granted Acquiror an option, exercisable under the circumstances specified therein, to purchase shares of common stock, par value $1.00 per share, of the Company (the "Shares").

     NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:


                                 ARTICLE 1
                                THE MERGER

     SECTION 1.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with the requirements of the General Corporation Law of the State of Delaware (the "Delaware Law"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

      (d) The closing of the Merger (the "Closing") shall take place (i) at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY, as soon as practicable, but in any event within three business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the Company and Acquiror may agree in writing (the "Closing Date").

Annex A -- Agreement and Plan of Merger


     SECTION 1.02. Conversion of Shares. (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

          (i) each Share held by the Company as treasury stock or owned by Acquiror or any subsidiary of Acquiror (excluding Shares, if any, held in any "Rabbi trust" identified on Schedule 3.14, which may be accounted for as treasury stock ("Rabbi Trust Shares")) immediately prior to the Effective Time (together with the associated Company Right (as defined in
     Section 3.05), if any) shall be canceled, and no payment shall be made with respect thereto;

         (ii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

        (iii) each Share (including each Rabbi Trust Share) (together with the associated Company Right) outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a)(i), be converted into the right to receive 1.32015 (the "Exchange Ratio") shares of fully paid and nonassessable common stock, without par value, of Acquiror ("Acquiror Common Stock"); and

         (iv) Each issued and outstanding share of Series B ESOP Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series B Preferred Stock") held in the leveraged ESOP portion of the Company's Employee Savings Plan (the "Leveraged ESOP"), other than Dissenting Shares, shall be converted into the right to receive one validly issued, fully paid and nonassessable share of a new series of preferred stock to be issued by Acquiror (as a successor under Section 8(A) of the Certificate of Designation, Preferences and Rights establishing the Series B Preferred Stock) at the Effective Time (the "Acquiror Preferred Stock"). Each share of Acquiror Preferred Stock shall, to the extent possible, have terms that are identical to those of the Series B Preferred Stock immediately prior to the Effective Time, except that, (a) as a result of the Merger the issuer thereof shall be Acquiror rather than the Company, and (b) upon conversion thereof (at the same times and subject to the same terms and conditions under which Series B Preferred Stock is convertible into Shares) each share of Acquiror Preferred Stock shall be converted into that Merger Consideration (as defined below) which the holder thereof would have received had the Series B Preferred Stock of such holder been converted into Shares immediately prior to the Effective Time.

     (b) All Acquiror Common Stock issued as provided in this Section 1.02 shall be of the same class and shall have the same terms as the currently outstanding Acquiror Common Stock. Acquiror shall, following the Closing, except as provided in Section 1.03(c), pay all stamp duties and stamp duty reserve tax, if any, imposed in connection with the issuance or creation of the Acquiror Common Stock and Acquiror Preferred Stock in connection with the Merger. The Company shall have the right to approve the Certificate of Designations establishing the Acquiror Preferred Stock, such approval not to be unreasonably withheld.

     (c) From and after the Effective Time, all Shares (together with the associated Company Rights) converted in accordance with Section 1.02(a)(iii) and all Series B Preferred Stock (other than Dissenting Shares) converted in accordance with Section 1.02(a)(iv) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares or Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or Preferred Merger Consideration (each as defined below), as applicable, and any dividends payable pursuant to Section 1.03(f). From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 1.02(a)(ii).

                                       Annex A -- Agreement and Plan of Merger


     (d) The Acquiror Common Stock to be received as consideration pursuant to the Merger by each holder of Shares (together with cash in lieu of fractional shares of Acquiror Common Stock as specified below) is referred to herein as the "Merger Consideration". The Acquiror Preferred Stock to be received as consideration pursuant to the Merger by each holder of Series B Preferred Stock is referred to herein as the "Preferred Merger Consideration."

     (e) For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     SECTION 1.03. Surrender and Payment. (a) Prior to the Effective Time, Acquiror shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing Shares or Series B Preferred Stock (the "Certificates") for the Merger Consideration or Preferred Merger Consideration, as applicable. Acquiror will make available to the Exchange Agent, as needed, the Merger Consideration and Preferred Merger Consideration to be paid in respect of the Shares and the Series B Preferred Stock, respectively. Promptly after the Effective Time, Acquiror will send, or will cause the Exchange Agent to send, to each holder of record at the Effective Time of Shares and Series B Preferred Stock a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Acquiror may reasonably agree, for use in effecting delivery of Shares and Series B Preferred Stock to the Exchange Agent.

     (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive the Merger Consideration in respect of the Shares represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. Each holder of Series B Preferred Stock that has been converted into a right to receive the Preferred Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive the Preferred Merger Consideration in respect of the Series B Preferred Stock represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Preferred Merger Consideration.

     (c) If any portion of the Merger Consideration or the Preferred Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of Shares or Series B Preferred Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

     (e) Any portion of the Merger Consideration or the Preferred Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Shares or Series B Preferred Stock one year after the Effective Time shall be returned to Acquiror, upon demand, and any such holder who has not

Annex A -- Agreement and Plan of Merger


exchanged his Shares for the Merger Consideration or the Series B Preferred Stock for the Preferred Merger Consideration, as applicable, in accordance with this Section prior to that time shall thereafter look only to Acquiror for payment of the Merger Consideration in respect of his Shares or the Preferred Merger Consideration in respect of the Series B Preferred Stock. Notwithstanding the foregoing, Acquiror shall not be liable to any holder of Shares or Series B Preferred Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares or Series B Preferred Stock three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

     (f) No dividends or other distributions with respect to Acquiror Common Stock or Acquiror Preferred Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the Acquiror Common Stock or Acquiror Preferred Stock, as appropriate, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such Acquiror Common Stock or Acquiror Preferred Stock, as the case may be, with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Acquiror Common Stock or Acquiror Preferred Stock, as the case may be, with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Acquiror Common Stock and Acquiror Preferred Stock, all Acquiror Common Stock and Acquiror Preferred Stock to be issued pursuant to the Merger (but not options therefor issued pursuant to Section 1.04 unless actually exercised at the Effective Time) shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

     SECTION 1.04. Stock Options. (a) At the Effective Time, each outstanding option to purchase Shares (a "Company Stock Option") granted under the Company's plans identified in Schedule 1.04 as being the only compensation or benefit plans or agreements pursuant to which Shares may be issued (collectively, the "Company Stock Option Plans"), whether vested or not vested, shall be deemed assumed by Acquiror and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option prior to the Effective Time (in accordance with the past practice of the Company with respect to interpretation and application of such terms and conditions), the number (rounded down to the nearest whole number) of shares of Acquiror Common Stock determined by multiplying (x) the number of Shares subject to such Company Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, at a price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per Share otherwise purchasable pursuant to such Company Stock Option divided by (B) the Exchange Ratio. In addition, prior to the Effective Time, the Company will make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section. The Company represents that no consents are necessary to give effect to the transactions contemplated by this Section.

     (b) Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock and Acquiror Preferred Stock for delivery pursuant to the terms set forth in this Section 1.04.

     (c) At the Effective Time, each award or account (including restricted stock, stock equivalents and stock units, but excluding Company Stock Options) outstanding as of the date hereof ("Company Award") that has been established, made or granted under any employee incentive or benefit plans, programs or arrangements and non-employee director plans maintained by the Company on or prior to the date hereof which provide for grants of equity-based awards or equity-based accounts shall be amended or converted into a similar instrument of Acquiror, in each case with such adjustments to the terms and conditions of such Company Awards as are appropriate to preserve the value inherent in such Company Awards with no detrimental effects on the holders thereof. The other terms and conditions of each Company Award, and the plans or agreements under which they were issued, shall continue to apply

                                       Annex A -- Agreement and Plan of Merger


in accordance with their terms and conditions, including any provisions for acceleration (as such terms and conditions have been interpreted and applied by the Company in accordance with its past practice). The Company represents that (i) there are no Company Awards or Company Stock Options other than those reflected in Section 3.05 and (ii) all employee incentive or benefit plans, programs or arrangements and non-employee director plans under which any Company Award has been established, made or granted and all Company Stock Option Plans are disclosed in Schedule 1.04.

     (d) At the Effective Time, Acquiror shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Acquiror Common Stock subject to options and other equity-based awards issued pursuant to this Section 1.04, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options or other equity-based awards remain outstanding.

     SECTION 1.05. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Acquiror or the Company (other than as contemplated in Section 3.05 or Section 4.05 or permitted under this Agreement) shall occur, including, without limitation, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and Preferred Merger Consideration shall be appropriately adjusted.

     SECTION 1.06. Fractional Shares. (a) No fractional shares of Acquiror Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of Acquiror Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.06, a cash payment in lieu of such fractional shares of Acquiror Common Stock representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of the number of shares of Acquiror Common Stock delivered to the Exchange Agent by Acquiror pursuant to Section 1.03(a) over the aggregate number of whole shares of Acquiror Common Stock to be distributed to the holders of the certificates representing Shares pursuant to Section 1.03(b) (such excess being herein called the "Excess Shares"). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing Shares, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (the "NYSE") in the manner provided in the following paragraph.

     (b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, and all related commissions, transfer taxes and other out-of-pocket transaction costs, will be paid by the Surviving Corporation out of its own funds and will not be paid directly or indirectly by Acquiror. Until the proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such proceeds in trust for the holders of Shares (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

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Annex A -- Agreement and Plan of Merger


     (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Acquiror Common Stock, the Exchange Agent shall make available such amounts to such holders of Shares without interest.

     SECTION 1.07. Withholding Rights. Each of the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Acquiror, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Acquiror, as the case may be.

     SECTION 1.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or Preferred Merger Consideration to be paid in respect of the Shares or Series B Preferred Stock, as applicable, represented by such Certificates as contemplated by this Article.

     SECTION 1.09. Shares Held by Company Affiliates. Anything to the contrary herein notwithstanding, any shares of Acquiror Common Stock (or certificates therefor) issued to affiliates of the Company pursuant to Section 1.03 shall be subject to the restrictions described in Exhibit B-1 and Exhibit B-3, and such shares (or certificates therefor) shall bear a legend describing such restrictions.

     SECTION 1.10. Dissenter's Rights. Notwithstanding anything in this Agreement to the contrary, any shares of Series B Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the Delaware Law, if such Section 262 provides for appraisal rights for such shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Preferred Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the Delaware Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Preferred Merger Consideration to which such holder is entitled, without interest or dividends thereon. Any amounts paid to holders of Dissenting Shares in an appraisal proceeding will be paid by the Surviving Corporation out of its own funds and will not be paid, directly or indirectly, by Acquiror.


                                 ARTICLE 2
                        CERTAIN GOVERNANCE MATTERS

      SECTION 2.01. Acquiror Name. Acquiror shall take all such action as is necessary to change its name to "Exxon Mobil Corporation" effective as of the Effective Time, which action shall include, without limitation, seeking stockholder approval to amend Acquiror's certificate of incorporation as provided in Section 6.04.

      SECTION 2.02. Acquiror Board of Directors. (a) At the Effective Time, Acquiror shall cause the Board of Directors of Acquiror to consist of not more than 19 directors, up to 13 of whom shall be the directors of Acquiror prior to the Effective Time and six of whom shall be directors designated prior to the Effective Time by the Company

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                                       Annex A -- Agreement and Plan of Merger


reasonably acceptable to Acquiror (of whom two shall be Persons who immediately prior to the Effective Time were directors and executive officers of the Company and four shall be Persons who immediately prior to the Effective Time were directors but not executive officers of the Company) (the "Company Board Designees"). Prior to the Effective Time, the Board of Directors of Acquiror shall take all action necessary to amend the by-laws of Acquiror to increase the size of the Board of Directors of Acquiror to not more than 19 and to elect the Company Board Designees to the Board of Directors of Acquiror, in each case as of the Effective Time.

     (b) The Board of Directors of Acquiror shall take all action necessary to cause Mr. Lucio A. Noto to be elected as Vice Chairman of the Board of Directors of Acquiror as of the Effective Time.

     (c) Acquiror shall cause there to be at least one Company Board Designee on each of the Audit Committee and Compensation Committee of the Board of Directors of Acquiror as of the Effective Time.

     (d) If the Effective Time occurs on a date which is less than nine months before the next regularly scheduled annual meeting of stockholders of Acquiror, Acquiror further agrees to use all reasonable efforts necessary to (i) nominate the Company Board Designees for election as directors, (ii) elect Mr. Lucio A. Noto as Vice Chairman of the Board of Directors of Acquiror, and (iii) cause at least one Company Board Designee to be on each of the Audit Committee and Compensation Committee of the Board of Directors of Acquiror, in each case in connection with and as of such next regularly scheduled annual meeting.

      SECTION 2.03. Transition Committee. The parties agree to establish a Transition Committee which will have a consultative role and which will be in effect from the date hereof until the earlier of the termination hereof and the Effective Time. The Transition Committee shall be comprised of Mr. Lee R. Raymond and Mr. Lucio A. Noto. The Transition Committee will be concerned with matters relating to planning the integration after the Effective Time of Acquiror and the Company, including organization and staffing. The Transition Committee will draw upon the resources of Acquiror and the Company as necessary or appropriate.

      SECTION 2.04. Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

      SECTION 2.05. By-laws of the Surviving Corporation. The by-laws of Merger Subsidiary in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

      SECTION 2.06. Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                 ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Acquiror that:

     SECTION 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The

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Annex A -- Agreement and Plan of Merger


Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" with respect to any Person means a material adverse effect on the financial condition, business, liabilities, properties, assets or results of operations, taken as a whole, of such Person and its Subsidiaries, taken as a whole, except to the extent resulting from (w) any changes in general United States or global economic conditions, (x) any changes affecting the oil and gas industry in general,
(y) matters whose significance or impact would reasonably be expected to be primarily short term (i.e., under 18 months) or (z) matters disclosed on
Schedule 3.01. The Company has heretofore delivered to Acquiror true and complete copies of the Company's certificate of incorporation and by-laws as currently in effect.

      SECTION 3.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the Option Agreement and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of holders of the outstanding Shares and outstanding shares of Series B Preferred Stock having votes representing a majority of the votes of all such outstanding capital stock, voting together as a single class, is the only vote of the holders of any of the Company's capital stock necessary in connection with consummation of the Merger. Assuming due authorization, execution and delivery of this Agreement and the Option Agreement by Acquiror and Merger Subsidiary, as applicable, each of this Agreement and the Option Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) The Company's Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the Option Agreement and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of the Company's stockholders, (ii) approved and adopted this Agreement and the Option Agreement and the transactions contemplated hereby and thereby (including the Merger), and (iii) resolved (subject to Section 5.02) to recommend approval and adoption of this Agreement by its stockholders.

      SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Option Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than
(a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (c) compliance with any applicable requirements of Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation"), (d) compliance with any applicable requirements of Part IX of the Canadian Competition Act (the "Canadian Act"),
(e) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (f) compliance with any applicable requirements of the 1933 Act and (g) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      SECTION 3.04. Non-Contravention. Except as set forth in Schedule 3.04, the execution, delivery and performance by the Company of this Agreement and the Option Agreement and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (a) assuming compliance with the matters referred to in Section 3.02, contravene or conflict with the certificate of incorporation or by-laws of the Company, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company

                                       Annex A -- Agreement and Plan of Merger


or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 3.13) not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Acquiror Balance Sheet or the Company Balance Sheet, as the case may be) or (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business. Except as disclosed in Schedule 3.04, neither the Company nor any Subsidiary of the Company is a party to any agreement that expressly limits the ability of the Company or any Subsidiary of the Company, or would limit Acquiror or any Subsidiary of Acquiror after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Acquiror after the Effective Time.

      SECTION 3.05. Capitalization of the Company. The authorized capital stock of the Company consists of 1,200,000,000 Shares and 30,000,000 shares of preferred stock, par value $1.00 per share (of which 6,000,000 shares are designated Series A Junior Participating Preferred Stock and 191,062 are designated Series B Preferred Stock). As of the close of business on November 27, 1998, there were outstanding 779,934,096 Shares, no shares of Series A Junior Participating Preferred Stock (all of which are reserved for issuance in accordance with the Rights Agreement (the "Company Rights Agreement"), dated as of December 15, 1995, between the Company and Mellon Bank, N.A., as Rights Agent, pursuant to which the Company has issued rights ("Company Rights") to purchase the Series A Junior Participating Preferred Stock) and 165,791.77 shares of Series B Preferred Stock, and employee stock options to purchase an aggregate of 31,337,561 Shares (of which options to purchase an aggregate of 19,313,161 Shares were exercisable) and Company Awards (other than outstanding restricted stock) with respect to an aggregate of 1,257,513.9444 Shares. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since the close of business on November 27, 1998 resulting from the exercise of employee stock options outstanding on such date or options or stock-based awards granted as permitted by Section 5.01, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) except for the Series B Preferred Stock, no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) except for the Series B Preferred Stock, and except for the Option Agreement, no options, warrants or other rights to acquire from the Company, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses 3.05(a), 3.05(b) and 3.05(c) being referred to collectively as the "Company Securities").
Except for the Series B Preferred Stock, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

      SECTION 3.06. Subsidiaries. (a) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except

Annex A -- Agreement and Plan of Merger


for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All "significant subsidiaries", as such term is defined in
Section 1-02 of Regulation S-X under the Exchange Act (each, a "Significant Subsidiary") of the Company and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company 10-K") or in
Schedule 3.06(a).

     (b) Except for directors' qualifying shares and except as set forth in the Company 10-K, all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of the Company or (ii) options, warrants or other rights to acquire from the Company or any of its Significant Subsidiaries, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Significant Subsidiary of the Company, obligating the Company or any of its Significant Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company or obligating the Company or any Significant Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment except, in any such case under clause (i) or (ii), to the extent relating to an insignificant equity interest in any Significant Subsidiary (the items in clauses 3.06(b)(i) and 3.06(b)(ii) being referred to collectively as the "Company Subsidiary Securities"). Except as set forth on Schedule 3.06(b), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

      SECTION 3.07. SEC Filings. (a) The Company has delivered to Acquiror (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1995, 1996 and 1997, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1997, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1997, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1997 (the documents referred to in this Section 3.07(a) being referred to collectively as the "Company SEC Documents"). The Company's quarterly report on Form 10-Q for its fiscal quarter ended September 30, 1998 is referred to herein as the "Company 10-Q".

     (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the 1933 Act.

     (c) As of its filing date, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in
Section 3.07 fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates

                                       Annex A -- Agreement and Plan of Merger


thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements). For purposes of this Agreement, "Company Balance Sheet" means the consolidated balance sheet of the Company as of September 30, 1998 set forth in the Company 10-Q and "Company Balance Sheet Date" means September 30, 1998.

      SECTION 3.09. Disclosure Documents. (a) Neither the proxy statement of the Company (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger, nor any amendment or supplement thereto, will, at the date the Company Proxy Statement or any such amendment or supplement is first mailed to shareholders of the Company or at the time such shareholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company in this Section 3.09 with respect to statements made or incorporated by reference therein based on information supplied by Acquiror or Merger Subsidiary for inclusion or incorporation by reference in the Company Proxy Statement.

     (b) None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Acquiror Proxy Statement (as defined in Section 4.09) or in the Form S-4 (as defined in Section 4.09) or any amendment or supplement thereto will, at the time the Acquiror Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of Acquiror or at the time such stockholders vote on the matters constituting the Acquiror Stockholder Approval (as defined in Section 4.02) or at the time the Form S-4 or any such amendment or supplement becomes effective under the 1933 Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 3.10. Absence of Certain Changes. Except as set forth in Schedule 3.10, since the Company Balance Sheet Date, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than (i) quarterly cash dividends payable by the Company consistent with past practice (including periodic dividend increases consistent with past practice), but which for the sake of clarity shall not include any special dividends) or (ii) required dividends on the Series B Preferred Stock) or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (other than any such repurchases prior to the date hereof pursuant to the Company's publicly announced stock buyback program or, after the date hereof, as permitted under Section 5.01(e));

          (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

          (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation

Annex A -- Agreement and Plan of Merger


      settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice, those contemplated by this Agreement, or as agreed to in writing by Acquiror;

          (e) any change in any method of accounting or accounting practice (other than any change for tax purposes) by the Company or any of its Subsidiaries, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP; or

          (f) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in (or amendments to the terms of) compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, as permitted by this Agreement, or as agreed to in writing by Acquiror.

      SECTION 3.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

           (a) liabilities disclosed or provided for in the Company Balance Sheet or in the notes thereto;

          (b) liabilities which in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company;

          (c) liabilities disclosed in the Company SEC Documents filed prior to the date hereof or set forth in Schedule 3.11(c); and

          (d) liabilities under this Agreement.

      SECTION 3.12. Litigation. Except as disclosed in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a Material Adverse Effect on the Company.

      SECTION 3.13. Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto) or as otherwise set forth in Schedule
3.13 and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) all Company Tax Returns required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Company Tax Returns that have been so filed, and, as of the time of filing, the Company Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); (iii) the Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for which no Company Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of the Company's knowledge and belief, neither the

                                       Annex A -- Agreement and Plan of Merger


Company nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. Section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which the Company is the common parent. For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "Tax Returns" shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

      SECTION 3.14. Employee Benefit Plans. (a) Prior to the date hereof, the Company has provided Acquiror with a list (set forth on Schedule 3.14) identifying each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each material employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of the Company and each material plan or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company and covers any employee or director or former employee or director of the Company, or under which the Company has any liability. Such material plans (excluding any such plan that is a "multiemployer plan", as defined in Section 3(37) of ERISA) are referred to collectively herein as the "Company Employee Plans".

     (b) Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (c) Neither the Company nor any affiliate of the Company has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any affiliate of the Company of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

     (d) Each Company Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to Section 501(a) of the Code.

     (e) Except as set forth in Schedule 3.14, no director or officer or other employee of the Company or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of the Company) solely as a result of the transactions contemplated hereby.

     (f) Except as reflected in the Company SEC Documents filed prior to the date hereof, no Company Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Company or any of its Subsidiaries.

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Annex A -- Agreement and Plan of Merger


     (g) Except as set forth on Schedule 3.14, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Company Balance Sheet Date.

      SECTION 3.15. Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation of, or has since January 1, 1997 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      SECTION 3.16. Finders' or Advisors' Fees. Except for Goldman, Sachs & Co., a copy of whose engagement agreement has been provided to Acquiror, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

      SECTION 3.17. Environmental Matters. (a) Except as set forth in the Company SEC Documents filed prior to the date hereof and with such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened by any Person against, the Company or any of its Subsidiaries, and no penalty has been assessed against the Company or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws; (iii) there are no liabilities of or relating to the Company or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability; and (iv) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been delivered to Acquiror at least five days prior to the date hereof.

     (b) For purposes of this Section 3.17 and Section 4.17, the term "Environmental Laws" means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals.

      SECTION 3.18. Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to the holders of Shares (other than Acquiror or any of its Subsidiaries or affiliates), and, as of the date hereof, such opinion has not been withdrawn.

      SECTION 3.19. Pooling; Tax Treatment. (a) The Company intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

     (b) Neither the Company nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as

                                       Annex A -- Agreement and Plan of Merger


described in (a) above or (ii) as a reorganization within the meaning of
Section 368 of the Code (a "368 Reorganization").

      SECTION 3.20. Pooling Letter. The Company has received a letter from Ernst & Young LLP dated as of November 22, 1998 and addressed to the Company, a copy of which has been delivered to Acquiror, in which Ernst & Young LLP concurs with the Company management's conclusion that, as of November 22, 1998, no conditions exist related to the Company that would preclude the Acquiror from accounting for the Merger as a pooling of interests, and such letter has not been withdrawn or modified in any material respect as of the date hereof.

      SECTION 3.21. Takeover Statutes. The Board of Directors of the Company has taken the necessary action to make inapplicable the application of Section 203 of the Delaware Law, any other applicable antitakeover or similar statute or regulation and the supermajority voting provisions of Article 6 of the Company's certificate of incorporation to this Agreement and the Option Agreement and the transactions contemplated hereby and thereby.

      SECTION 3.22. Rights Agreement. The Board of Directors of the Company has resolved to, and the Company promptly after the execution hereof will, take all action necessary to render the rights issued pursuant to the terms of the Company Rights Agreement inapplicable to the Merger, this Agreement, the Option Agreement and the other transactions contemplated hereby and thereby.


                                 ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF ACQUIROR

      Acquiror represents and warrants to the Company that:

      SECTION 4.01. Corporate Existence and Power. Each of Acquiror and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Acquiror is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Acquiror has heretofore delivered to the Company true and complete copies of Acquiror's and Merger Subsidiary's certificate of incorporation and by-laws as currently in effect.

      SECTION 4.02. Corporate Authorization. (a) The execution, delivery and performance by Acquiror and Merger Subsidiary of this Agreement, and by Acquiror of the Option Agreement, and the consummation by Acquiror and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Acquiror and Merger Subsidiary and have been duly authorized by all necessary corporate action, except for any required approval by Acquiror's stockholders of (i) the Merger, (ii) the amendment of Acquiror's certificate of incorporation to increase the authorized shares of Acquiror Common Stock and to change Acquiror's name in accordance with Section 2.01 and (iii) the issuance of Acquiror Common Stock in connection with the Merger (clauses (i), (ii) and (iii) being the "Acquiror Stockholder Approval") and except for the designation by the Board of Directors of shares of the Acquiror's authorized preferred stock as Acquiror Preferred Stock. The affirmative vote of the holders of shares of Acquiror Common Stock and shares of Class A Preferred Stock having votes representing a majority of the votes cast by all such shares, voting together as a single class, is the only vote of the holders of any of Acquiror's capital stock necessary in connection with obtaining the Acquiror Stockholder Approval. Assuming due authorization, execution

Annex A -- Agreement and Plan of Merger


and delivery of this Agreement and the Option Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Acquiror and Merger Subsidiary and the Option Agreement constitutes a valid and binding agreement of Acquiror, in each case enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The shares of Acquiror Common Stock and Acquiror Preferred Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

     (b) Acquiror's Board of Directors, at a meeting duly called and held, has
(i) approved this Agreement and the Option Agreement and the transactions contemplated hereby and thereby (including the Merger), and (ii) resolved (subject to Section 6.04) to recommend approval by its stockholders of the matters constituting the Acquiror Stockholder Approval.

      SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Acquiror and Merger Subsidiary of this Agreement, and by Acquiror of the Option Agreement, and the consummation by Acquiror and Merger Subsidiary of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the EC Merger Regulation, (d) compliance with any applicable requirements of the Canadian Act, (e) compliance with any applicable requirements of the Exchange Act, (f) compliance with any applicable requirements of the 1933 Act and (g) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

      SECTION 4.04. Non-Contravention. The execution, delivery and performance by Acquiror and Merger Subsidiary of this Agreement, and by Acquiror of the Option Agreement, and the consummation by Acquiror and Merger Subsidiary of the transactions contemplated hereby and thereby do not and will not (a) assuming compliance with the matters referred to in Section 4.02, contravene or conflict with the certificate of incorporation or by-laws of Acquiror or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Acquiror or any of its Subsidiaries, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Acquiror or any of its Subsidiaries or to a loss of any benefit to which Acquiror or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Acquiror or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Acquiror or any of its Subsidiaries or
(d) result in the creation or imposition of any Lien on any asset of Acquiror or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Neither Acquiror nor any Subsidiary of Acquiror is a party to any agreement that expressly limits the ability of Acquiror or any Subsidiary of Acquiror to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Acquiror after the Effective Time.

      SECTION 4.05. Capitalization. The authorized capital stock of Acquiror consists of 3,000,000,000 shares of Acquiror Common Stock and 200,000,000 shares of preferred stock, without par value (of which 16,500,000 are designated Class A Preferred Stock and 100,000,000 are designated Class B Preferred Stock). As of the close of business on November 27, 1998, there were outstanding 2,427,693,787 shares of Acquiror Common Stock, 1,884,638 shares of Class A Preferred Stock and no shares of Class B Preferred Stock, and employee stock options to purchase an aggregate of 70,537,194 shares of Acquiror Common Stock (of which options to purchase an aggregate of 59,117,944 shares of Acquiror Common Stock were exercisable). All outstanding shares of capital stock of Acquiror have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section

                                       Annex A -- Agreement and Plan of Merger


and except for changes since the close of business on November 27, 1998 resulting from the exercise of employee stock options outstanding on such date or options or other stock-based awards granted as permitted by Section
6.01 and except for the shares to be issued in connection with the Merger, there are outstanding (a) no shares of capital stock or other voting securities of Acquiror, (b) no securities of Acquiror convertible into or exchangeable for shares of capital stock or voting securities of Acquiror, and (c) no options, warrants or other rights to acquire from Acquiror, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements, or commitments of any character, relating to the capital stock of Acquiror, obligating Acquiror to issue, transfer or sell any capital stock, voting security or securities convertible into or exchangeable for capital stock or voting securities of Acquiror or obligating Acquiror to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses 4.05(a), 4.05(b) and 4.05(c) being referred to collectively as the "Acquiror Securities"). There are no outstanding obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Acquiror Securities.

      SECTION 4.06. Subsidiaries. (a) Each Subsidiary of Acquiror is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualifications necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. All Significant Subsidiaries of Acquiror and their respective jurisdictions of incorporation are identified in Acquiror's annual report on Form 10-K for the fiscal year ended December 31, 1997 ("Acquiror 10-K").

     (b) Except for directors' qualifying shares and except as set forth in the Acquiror 10-K, all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of Acquiror is owned by Acquiror, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Acquiror or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of Acquiror, and (ii) options, warrants or other rights to acquire from Acquiror or any of its Significant Subsidiaries, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Significant Subsidiary of Acquiror, obligating Acquiror or any of its Significant Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of Acquiror or obligating Acquiror or any Significant Subsidiary of Acquiror to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment except, in any such case under clause (i) or (ii), to the extent relating to an insignificant equity interest in any Significant Subsidiary (items in clauses 4.06(b)(i) and 4.06(b)(ii) being referred to collectively as the "Acquiror Subsidiary Securities"). There are no outstanding obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Acquiror Subsidiary Securities.

      SECTION 4.07. SEC Filings. (a) Acquiror has delivered to the Company (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1995, 1996 and 1997, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1997, (iii) its proxy or information statements relating to meetings, of, or actions taken without a meeting by, the stockholders of Acquiror held since December 31, 1997, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1997 (the documents referred to in this Section 4.07(a) being referred to collectively as the "Acquiror SEC Documents"). The Acquiror's quarterly report on Form 10-Q for its fiscal quarter ended September 30, 1998 is referred to herein as the "Acquiror 10-Q".

Annex A -- Agreement and Plan of Merger


     (b) As of its filing date, each Acquiror SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the 1933 Act.

     (c) As of its filing date, each Acquiror SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each such registration statement as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Acquiror (including any related notes and schedules) included in the annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 4.07 fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Acquiror and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements). For purposes of this Agreement, "Acquiror Balance Sheet" means the consolidated balance sheet of Acquiror as of September 30, 1998 set forth in the Acquiror 10-Q and "Acquiror Balance Sheet Date" means September 30, 1998.

      SECTION 4.09. Disclosure Documents. (a) The proxy statement of Acquiror (the "Acquiror Proxy Statement") to be filed with the SEC in connection with the Merger and the Registration Statement on Form S-4 of Acquiror (the "Form S-4") to be filed under the 1933 Act relating to the issuance of Acquiror Common Stock in the Merger, that may be required to be filed with the SEC in connection with the issuance of shares of Acquiror Common Stock pursuant to the Merger and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.09(b), comply as to form in all material respects with the applicable requirements of the 1933 Act.

     (b) Neither the Acquiror Proxy Statement nor any amendment or supplement thereto, will, at the date the Acquiror Proxy Statement or any such amendment or supplement is first mailed to shareholders of Acquiror or at the time such shareholders vote on the matters constituting the Acquiror Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by Acquiror in this Section 4.09 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Acquiror Proxy Statement or the Form S-4.

     (c) None of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 4.10. Absence of Certain Changes. Since the Acquiror Balance Sheet Date, Acquiror and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

                                       Annex A -- Agreement and Plan of Merger


          (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Acquiror (other than (i) quarterly cash dividends payable by Acquiror consistent with past practice (including periodic dividend increases consistent with past practice), but which for the sake of clarity shall not include any special dividends), or (ii) required dividends on preferred stock outstanding on the date hereof) or any repurchase, redemption or other acquisition by Acquiror or any of its Subsidiaries of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Acquiror (other than any such repurchases prior to the date hereof pursuant to Acquiror's publicly announced stock buyback program or, after the date hereof, as permitted under Section 6.01(e)); or

          (c) any change prior to the date hereof in any method of accounting or accounting practice (other than any change for tax purposes) by Acquiror or any of its Subsidiaries, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP.

      SECTION 4.11. No Undisclosed Material Liabilities. There are no liabilities of the Acquiror or any Subsidiary of the Acquiror of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities disclosed or provided for in the Acquiror Balance Sheet or in the notes thereto;

          (b) liabilities which in the aggregate would not reasonably be expected to have a Material Adverse Effect on Acquiror;

          (c) liabilities disclosed in the Acquiror SEC Documents filed prior to the date hereof or set forth in Schedule 4.11(c); and

          (d) liabilities under this Agreement.

      SECTION 4.12. Litigation. Except as disclosed in the Acquiror SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Acquiror threatened against or affecting, Acquiror or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a Material Adverse Effect on Acquiror.

      SECTION 4.13. Taxes. Except as set forth in the Acquiror Balance Sheet (including the notes thereto) or as otherwise set forth on Schedule
4.13 and except as would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror, (i) all Acquiror Tax Returns required to be filed with any taxing authority by, or with respect to, Acquiror and its Subsidiaries have been filed in accordance with all applicable laws;
(ii) Acquiror and its Subsidiaries have timely paid all Taxes shown as due and payable on Acquiror Tax Returns that have been so filed, and, as of the time of filing, Acquiror Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Acquiror and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Acquiror Balance Sheet); (iii) Acquiror and its Subsidiaries have made provision for all Taxes payable by Acquiror and its Subsidiaries for which no Acquiror Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to Acquiror and its Subsidiaries reflected on the Acquiror Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Acquiror or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of Acquiror's knowledge and belief, neither Acquiror nor any of its Subsidiaries is liable for any Tax imposed on

Annex A -- Agreement and Plan of Merger


any entity other than such Person, except as the result of the application of Treas. Reg. Section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which Acquiror is the common parent.

      SECTION 4.14. Employee Benefit Plans. (a) Prior to the date hereof, Acquiror has provided the Company with a list (set forth on Schedule 4.14) identifying each material "employee benefit plan," as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of Acquiror and each material plan or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Acquiror and covers any employee or director or former employee or director of Acquiror, or under which Acquiror has any liability. Such material plans (excluding any such plan that is a "multiemployer plan", as defined in Section 3(37) of ERISA) are referred to collectively herein as the "Acquiror Employee Plans".

     (b) Each Acquiror Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

     (c) Neither Acquiror nor any affiliate of Acquiror has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Acquiror or any affiliate of Acquiror of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

     (d) Each Acquiror Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to Section 501(a) of the Code.

     (e) No director or officer or other employee of Acquiror or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby.

     (f) Except as reflected in the Acquiror SEC Documents filed prior to the date hereof, no Acquiror Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of Acquiror or any of its Subsidiaries.

     (g) There has been no amendment to, written interpretation or announcement (whether or not written) by Acquiror or any of its affiliates relating to, or change in employee participation or coverage under, any Acquiror Employee Plan which would increase materially the expense of maintaining such Acquiror Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Acquiror Balance Sheet Date.

      SECTION 4.15. Compliance with Laws. Neither Acquiror nor any of its Subsidiaries is in violation of, or has since January 1, 1997 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror.

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                                       Annex A -- Agreement and Plan of Merger


      SECTION 4.16. Finders' or Advisors' Fees. Except for J.P. Morgan Securities Inc., whose fees will be paid by Acquiror, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Acquiror or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

      SECTION 4.17. Environmental Matters. Except as set forth in the Acquiror SEC Documents filed prior to the date hereof and with such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Acquiror, (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Acquiror or any of its Subsidiaries, threatened by any Person against, Acquiror or any of its Subsidiaries, and no penalty has been assessed against Acquiror or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) Acquiror and its Subsidiaries are and have been in compliance with all Environmental Laws; (iii) there are no liabilities of or relating to Acquiror or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability; and (iv) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Acquiror has knowledge in relation to the current or prior business of Acquiror or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by Acquiror or any of its Subsidiaries which has not been delivered to the Company at least five days prior to the date hereof.

      SECTION 4.18. Opinion of Financial Advisor. Acquiror has received the opinion of J.P. Morgan Securities Inc. to the effect that, as of the date of such opinion, the consideration to be paid by Acquiror in the Merger is fair, from a financial point of view, to Acquiror, and, as of the date hereof, such opinion has not been withdrawn.

      SECTION 4.19. Pooling; Tax Treatment. (a) Acquiror intends that the Merger be accounted for as a "pooling of interests" as described in
Section 3.19(a).

     (b) Neither Acquiror nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in Section 3.19(a) or (ii) as a 368 Reorganization.

      SECTION 4.20. Pooling Letter. Acquiror has received a letter from PricewaterhouseCoopers LLP dated as of November 25, 1998 and addressed to Acquiror, a copy of which has been delivered to the Company, stating that based on the information furnished to PricewaterhouseCoopers LLP in the related certificate of Acquiror's management and based on the letter from Ernst & Young LLP referenced in Section 3.20, PricewaterhouseCoopers LLP concurs with Acquiror management's conclusion that, as of November 25, 1998, no conditions exist that would preclude Acquiror's accounting for the Merger as a pooling of interests, and such letter has not been withdrawn or modified in any material respect as of the date hereof.


                                 ARTICLE 5
                         COVENANTS OF THE COMPANY

      The Company agrees that:

      SECTION 5.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without

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Annex A -- Agreement and Plan of Merger


limiting the generality of the foregoing, except with the prior written consent of Acquiror or as contemplated by this Agreement, and, in the case of clauses (g), (i), (j) and (l) below, except in the ordinary course of business not representing a new strategic direction of the Company, from the date hereof until the Effective Time:

          (a) the Company will not, and will not permit any of its Significant Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws;

          (b) the Company will not, and will not permit any Significant Subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Significant Subsidiaries (other than a merger or consolidation between its wholly-owned Subsidiaries);

          (c) the Company will not, and will not permit any material Subsidiary of the Company to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its material Subsidiaries other than (i) issuances pursuant to the exercise of convertible securities outstanding on the date hereof or issuances pursuant to stock based awards or options that are outstanding on the date hereof and are reflected in Section 3.05 or are granted in accordance with clause
      (ii) below and (ii) additional options or stock-based awards to acquire Shares granted under the terms of any Company Stock Option Plan as in effect on the date hereof in the ordinary course consistent with past practice;

          (d) the Company will not, and will not permit any material Subsidiary of the Company to, (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than, subject to Section 7.09, (x) regular quarterly cash dividends payable by the Company or such material Subsidiary consistent with past practice (including periodic dividend increases consistent with past practice), but which for the sake of clarity shall not include any special dividend, (y) any required dividends on the Series B Preferred Stock or (z) dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;

          (e) the Company will not, and will not permit any Subsidiary of the Company to, redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock, except for repurchases, redemptions or acquisitions (x) required by the terms of its capital stock or any securities outstanding on the date hereof,
      (y) required by or in connection with the respective terms, as of the date hereof, of any Company Stock Option Plan or any dividend reinvestment plan as in effect on the date hereof in the ordinary course of the operations of such plan consistent with past practice and only to the extent consistent with Section 7.04 or (z) effected in the ordinary course consistent with past practice and only to the extent consistent with Section 7.04;

          (f) the Company will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any outstanding options to purchase Shares (which, it is understood, will not limit the administration of the relevant plans in accordance with past practices and interpretations of the Company's Board and the MCOC (as defined in Section 6.06(e)) to the extent consistent with Section 7.04) or amend the terms of or terminate the Leveraged ESOP;

          (g) the Company will not, and will not permit any Subsidiary of the Company to, make or commit to make any capital expenditure;

          (h) the Company will not, and will not permit any Subsidiary of the Company to, increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or any existing agreement or commitment;

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                                       Annex A -- Agreement and Plan of Merger


          (i) the Company will not, and will not permit any of its Subsidiaries to, acquire a material amount of assets (as measured with respect to the consolidated assets of the Company and its Subsidiaries taken as a whole) of any other Person;

          (j) the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material assets or property except pursuant to existing contracts or commitments;

          (k) except for any such change which is not significant or which is required by reason of a concurrent change in GAAP, the Company will not, and will not permit any Subsidiary of the Company to, change any method of accounting or accounting practice (other than any change for tax purposes) used by it;

          (l) the Company will not, and will not permit any Subsidiary of the Company to, enter into any material joint venture, partnership or other similar arrangement;

          (m) the Company will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

          (n) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

      SECTION 5.02. Company Stockholder Meeting; Proxy Material. Unless the Board of Directors of Acquiror shall take any action permitted by the third sentence of Section 6.04, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable, on a date reasonably acceptable to Acquiror, for the purpose of voting on the approval and adoption of this Agreement and the Merger (the "Company Stockholder Approval"). Except as provided in the next sentence, the Board of Directors of the Company shall recommend approval and adoption of this Agreement by the Company's stockholders. The Board of Directors of the Company shall be permitted to (i) not recommend to the Company's shareholders that they give the Company Stockholder Approval or (ii) withdraw or modify in a manner adverse to Acquiror its recommendation to the Company's shareholders that they give the Company Stockholder Approval, only (x) if the Board of Directors of the Company by a majority vote determines in its good faith judgment that it is necessary to so withdraw or modify its recommendation to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of outside legal counsel, and (y) if the Company and the senior officers and directors of the Company have substantially complied with their obligations set forth in Section 5.03. In connection with the Company Stockholder Meeting, the Company (x) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for the Company Stockholder Meeting, (y) will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Company Stockholder Approval and (z) will otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

      SECTION 5.03. Other Offers. The Company and its Subsidiaries will not, and the Company will use its reasonable best efforts to cause the officers, directors, employees, investment bankers, consultants and other agents of the Company and its Subsidiaries not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal (including without limitation by amending, or granting any waiver under, the Company Rights Agreement) or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any non-public information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company to, any Person that has made, or to the Company's knowledge, is considering making, any Acquisition Proposal; provided that nothing contained in this Section 5.03 shall prevent the Company from furnishing non-public information to, or entering into

                                   A-23
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Annex A -- Agreement and Plan of Merger


discussions or negotiations with, or affording access to the properties, books or records of the Company or its Subsidiaries to, any Person in connection with an unsolicited bona fide Acquisition Proposal received from such Person so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, (i) the Board of Directors of the Company by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of outside legal counsel, and (ii) the Company receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (as defined in Section 7.03). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; provided that the Board of Directors of the Company shall not recommend that the shareholders of the Company tender their shares in connection with a tender offer except to the extent the Board of Directors of the Company by a majority vote determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to shareholders under applicable law, after receiving the advice of outside legal counsel. Unless the Board of Directors of the Company by a majority vote determines in its good faith judgment that it is necessary not to do so to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of outside legal counsel, the Company will (a) promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal and set forth the material terms thereof) Acquiror after receipt of any Acquisition Proposal, any indication of which the Company has knowledge that any Person is considering making an Acquisition Proposal or any request for non-public information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that has made, or to the Company's knowledge may be considering making, an Acquisition Proposal, and (b) will keep Acquiror informed of the status and material terms of any such Acquisition Proposal or request. The Company and its Subsidiaries will, and the Company will use its reasonable best efforts to cause the officers, directors, employees, investment bankers, consultants and other agents of the Company and its Subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal.

      For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, any (i) direct or indirect acquisition or purchase of a business or assets that constitute 20% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior Proposal" means any bona fide Acquisition Proposal for or in respect of at least a majority of the outstanding Shares on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable to all of the Company's stockholders than the Merger.

                                   A-24
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                                       Annex A -- Agreement and Plan of Merger



                                 ARTICLE 6
                           COVENANTS OF ACQUIROR

      Acquiror agrees that:

      SECTION 6.01. Conduct of Acquiror. From the date hereof until the Effective Time, Acquiror and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, and except with the prior written consent of the Company or as contemplated by this Agreement, from the date hereof until the Effective Time:

          (a) Acquiror will not adopt or propose any change in its certificate of incorporation or by-laws, except as contemplated in
      Section 4.02(a) or 2.02(a);

          (b) Acquiror will not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Acquiror;

          (c) Acquiror will not issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Acquiror, other than (i) issuances pursuant to the exercise of convertible securities outstanding on the date hereof or issuances pursuant to stock-based awards or options outstanding on the date hereof or that are granted in accordance with clause (ii) below and
      (ii) additional options or stock-based awards to acquire Acquiror Common Stock granted under the terms of any employee or director stock option or compensation plan or arrangement of Acquiror as in effect as of the date hereof in the ordinary course consistent with past practice;

          (d) Acquiror will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than, subject to Section 7.09, (x) regular quarterly cash dividends payable by Acquiror on Acquiror Common Stock consistent with past practice (including periodic dividend increases consistent with past practice), but which for the sake of clarity shall not include any special dividend or (y) any required dividends on preferred stock outstanding on the date hereof;

          (e) Acquiror will not, and will not permit any Subsidiary of Acquiror to, redeem, purchase or otherwise acquire directly or indirectly any of Acquiror's capital stock, except for repurchases, redemptions or acquisitions (x) required by the terms of capital stock or any securities outstanding on the date hereof, (y) required by or in connection with the respective terms, as of the date hereof, of any employee stock option plan or compensation plan or arrangement of Acquiror or any dividend reinvestment plan as in effect as of the date hereof in the ordinary course of operations of such plan consistent with past practice and only to the extent consistent with
      Section 7.04 or (z) effected in the ordinary course consistent with past practice and only to the extent consistent with Section 7.04;

          (f) Acquiror will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of Acquiror hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

          (g) Acquiror will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

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Annex A -- Agreement and Plan of Merger


      SECTION 6.02. Obligations of Merger Subsidiary. Acquiror will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

      SECTION 6.03. Director and Officer Liability. (a) For seven years after the Effective Time, Acquiror shall indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors and employees of the Company or its Subsidiaries (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time prior to the Effective Time to the extent provided under the Company's certificate of incorporation and by-laws in effect on the date hereof. Acquiror shall cause the Surviving Corporation to honor all indemnification agreements with Indemnitees (including under the Company's by-laws) in effect as of the date hereof in accordance with the terms thereof. To the best knowledge of the Company, the Company has disclosed to Acquiror all such indemnification agreements prior to the date hereof.

     (b) For seven years after the Effective Time, Acquiror shall procure the provision of officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof (it being understood that Acquiror may discharge its obligations pursuant to this paragraph by providing an insurance policy underwritten by Ancon Insurance Company, Inc., a wholly-owned Subsidiary of Acquiror); provided, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 300% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then Acquiror shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 300% of such rate.

     (c) The obligations of Acquiror under this Section 6.03 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.03 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.03 applies shall be third party beneficiaries of this Section 6.03).

      SECTION 6.04. Acquiror Stockholder Meeting; Form S-4. Unless the Board of Directors of the Company shall take any action permitted by the third sentence of Section 5.02, Acquiror shall cause a meeting of its stockholders (the "Acquiror Stockholder Meeting") to be duly called and held as soon as reasonably practicable, on a date reasonably acceptable to the Company, for the purpose of approving the matters constituting the Acquiror Stockholder Approval. Except as provided in the next sentence, the Board of Directors of Acquiror shall recommend approval of the matters constituting the Acquiror Stockholder Approval. The Board of Directors of Acquiror shall be permitted to (i) not recommend to Acquiror's shareholders that they give the Acquiror Stockholder Approval or (ii) withdraw or modify in a manner adverse to the Company its recommendation to the Acquiror's shareholders that they give the Acquiror Stockholder Approval, only if the Board of Directors of Acquiror by a majority vote determines in its good faith judgment that it is necessary to so withdraw or modify its recommendation to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of outside legal counsel. In connection with the Acquiror Stockholder Meeting, Acquiror (x) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC, and will thereafter mail to its stockholders as promptly as practicable, the Acquiror Proxy Statement and all other proxy materials for such meeting, (y) will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Acquiror Stockholder Approval, and (z) will otherwise comply with all legal requirements applicable to the Acquiror Stockholder Meeting. Subject to the terms and conditions of this Agreement and unless the Board of Directors of the Company shall take any action permitted by the third sentence of Section 5.02, Acquiror shall prepare and file with the SEC under the 1933 Act the Form S-4, and shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable. Acquiror shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Acquiror Common Stock in connection with the Merger. The parties acknowledge and agree that

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                                       Annex A -- Agreement and Plan of Merger


Acquiror may include in such proxy statement to be mailed to its stockholders a proposal to amend Acquiror's certificate of incorporation to eliminate the Class B Preferred Stock.

      SECTION 6.05. Stock Exchange Listing. Acquiror shall use its reasonable best efforts to cause the shares of Acquiror Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance.

      SECTION 6.06. Employee Benefits. (a) From and after the Effective Time, Acquiror shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations under the Executive Arrangements (as defined in Section 6.06(f)) and, subject to Section 6.06(b), the other Company Employee Plans, each as in effect on the date hereof (or as amended with the prior written consent of Acquiror), to the extent that entitlements or rights, actual or contingent (whether such entitlements or rights are vested as of the Effective Time or become vested or payable only upon the occurrence of a further event, including a discretionary determination) exist in respect thereof as of the Effective Time. Acquiror and the Company hereby agree that the consummation of the Merger shall constitute a "Change in Control" for purpose of any employee arrangement and all other Company Employee Plans, pursuant to the terms of such plans in effect on the date hereof. No provision of this Section 6.06(a) shall be construed as a limitation on the right of Acquiror to amend or terminate any Company Employee Plans which the Company would otherwise have under the terms of such Company Employee Plan, and no provision of this Section 6.06(a) shall be construed to create a right in any employee or beneficiary of such employee under a Company Employee Plan that such employee or beneficiary would not otherwise have under the terms of such Company Employee Plan.

     (b) Following the Effective Time, Acquiror shall continue to provide to individuals who are employed by the Company and its Subsidiaries as of the Effective Time who remain employed with Acquiror or any Subsidiary of Acquiror ("Affected Employees"), for so long as such Affected Employees remain employed by Acquiror or any Subsidiary of Acquiror, employee benefits (other than salary or incentive compensation) (i) pursuant to the Company's or its Subsidiaries' employee benefit plans, programs, policies and arrangements as provided to such employees immediately prior to the Effective Time or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Acquiror or any Subsidiary of Acquiror providing coverage and benefits which, in the aggregate, are no less favorable than those provided to employees of Acquiror in positions comparable to positions held by Affected Employees with Acquiror or its Subsidiaries from time to time after the Effective Time. Following the Effective Time, Acquiror shall continue to provide to former employees of the Company or its Subsidiaries (and to employees of the Company or its Subsidiaries whose employment terminates prior to the Effective Time) ("Affected Retirees") post retirement benefits (other than pensions) (i) pursuant to the Company Employee Plans applicable to such Affected Retirees, each as in effect on the date hereof, or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Acquiror or any Subsidiary of Acquiror providing post retirement coverage and benefits (other than pensions) which, in the aggregate, are no less favorable than those provided to former employees of Acquiror.

     (c) Acquiror will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting, benefit accrual (including benefit accrual under any defined benefit pension plans, provided that a participant's benefit under any such defined benefit pension plan may be offset by such participant's accrued benefit under the Company defined benefit pension plan) and determination of the level of benefits under any employee benefit plans or arrangements maintained by Acquiror or any Subsidiary of Acquiror for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time.

     (d) Acquiror will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and

Annex A -- Agreement and Plan of Merger


that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     (e) Acquiror (i) acknowledges that the Company's Board and the Management Compensation and Organization Committee (the "MCOC") of the Company's Board has determined that all officers and employees covered by the Company Management Retention Plan have performed at a level satisfactory to the Company over the period that the conditional retention awards granted thereunder have been outstanding and, accordingly, that all such individuals would be entitled to full payment under the Company Management Retention Plan were they to retire or otherwise terminate their employment with the Company or any of its Subsidiaries and (ii) agrees to give considerable weight to such determination in administering the Company Management Retention Plan after the Effective Time, given the significant length of time that has elapsed since the award grants.

     (f) Acquiror agrees that the 1986, 1991 and 1995 Company Incentive Compensation and Stock Ownership Plans, the Company Management Retention Plan, the Supplemental Pension Annuity Program of Mobil Corporation, the Executive Life Insurance Program of Mobil Corporation and the Company Employee Severance Plan (collectively, the "Executive Arrangements"), as well as any award made under any Executive Arrangement (including Company Stock Options and Company Awards), shall be administered in accordance with the past practices and interpretations of the Company's Board and the MCOC (including those past practices and interpretations previously disclosed by the Company to Acquiror) with respect to eligibility, vesting, term and payment, among other matters. Any question regarding the past practices and interpretations of the Company's Board and the MCOC and the application thereof to the type of facts and circumstances in a given case shall be referred to Mr. Lucio A. Noto or his designee for a final decision with respect thereto, which decision shall not be inconsistent with the intention of this Agreement and the Merger.


                                 ARTICLE 7
                   COVENANTS OF ACQUIROR AND THE COMPANY

      The parties hereto agree that:

      SECTION 7.01. Best Efforts. (a) The Company and Acquiror shall each cooperate with the other and use (and shall use best efforts to cause their respective Subsidiaries to use) their respective best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, the Company and Acquiror shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and its Subsidiaries or Acquiror and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement.

     (b) Notwithstanding anything else contained herein, the provisions of this
Section 7.01 shall not be construed to require either party to undertake any efforts or to take any action if the result thereof would give Acquiror the right

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                                       Annex A -- Agreement and Plan of Merger


to decline to consummate the transactions contemplated by this Agreement pursuant to Section 8.02 by reason of giving rise to a Substantial Detriment.

      SECTION 7.02. Certain Filings. The Company and Acquiror shall cooperate with one another (a) in connection with the preparation of the Company Proxy Statement, the Acquiror Proxy Statement and the Form S-4, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement, the Acquiror Proxy Statement or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

      SECTION 7.03. Access to Information. From the date hereof until the Effective Time, to the extent permitted by applicable law, the Company and Acquiror will give the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party and its Subsidiaries, furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its own employees, counsel and financial advisors to cooperate with the other party in its investigation of the business of the Company or Acquiror, as the case may be; provided that no investigation of the other party's business shall affect any representation or warranty given by either party hereunder. All information obtained by Acquiror or the Company pursuant to this Section shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated November 12, 1998 between Acquiror and the Company (the "Confidentiality Agreement").

      SECTION 7.04. Tax and Accounting Treatment. (a) Each of Acquiror and the Company shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying (a) for "pooling of interests" accounting treatment as described in Section 3.19(a) or (b) as a 368 Reorganization.

     (b) Acquiror shall use its reasonable best efforts to provide to Davis Polk & Wardwell and Skadden, Arps, Slate, Meagher & Flom LLP a certificate substantially in the form attached hereto as Exhibit C-1. The Company shall use its reasonable best efforts to provide to Davis Polk & Wardwell and Skadden, Arps, Slate, Meagher & Flom LLP a certificate substantially in the form attached hereto as Exhibit C-2.

      SECTION 7.05. Public Announcements. Acquiror and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange may be issued prior to such consultation, if the party making such release or statement has used its reasonable efforts to consult with the other party.

      SECTION 7.06. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

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Annex A -- Agreement and Plan of Merger


      SECTION 7.07. Notices of Certain Events. (a) Each of the Company and Acquiror shall promptly notify the other party of:

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

         (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

     (b) The Company and Acquiror shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

      SECTION 7.08. Affiliates. (a) The Company shall use its reasonable best efforts to deliver to Acquiror, within 15 days of the date hereof, a letter agreement substantially in the form of Exhibit B-1 hereto executed by each Person listed on Schedule 7.08(a).

     (b) Acquiror shall use its reasonable best efforts to obtain, within 15 days of the date hereof, a letter agreement substantially in the form of Exhibit B-2 hereto executed by each Person listed on Schedule 7.08(b).

     (c) Prior to the Effective Time, the Company shall cause to be delivered to Acquiror a letter identifying, to the best of the Company's knowledge, all Persons who are, at the time of the Company Stockholder Meeting, "affiliates" of the Company for purposes of Rule 145 under the 1933 Act. The Company shall furnish such information and documents as Acquiror may reasonably request for the purpose of reviewing such list. The Company shall use its reasonable best efforts to cause each Person who is so identified as an affiliate to deliver to Acquiror on or prior to the Effective Time a letter agreement substantially in the form of Exhibit B-3 to this Agreement.

      SECTION 7.09. Payment of Dividends. From the date hereof until the Effective Time, Acquiror and the Company will coordinate with each other regarding the declaration of dividends in respect of the shares of Acquiror Common Stock and the Shares and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Shares will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Shares and the shares of Acquiror Common Stock any holder of Shares receives in exchange therefor in connection with the Merger.


                                 ARTICLE 8
                         CONDITIONS TO THE MERGER

      SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Acquiror and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

          (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with Delaware Law;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

          (c) the approval by the European Commission of the transactions contemplated by this Agreement shall have been obtained pursuant to the EC Merger Regulation;

                                       Annex A -- Agreement and Plan of Merger


          (d) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

          (e) the parties shall have received all required approvals and third party consents listed on Schedule 8.01(e);

          (f) the matters constituting the Acquiror Stockholder Approval shall have been approved by the stockholders of Acquiror in accordance with applicable law or regulation;

          (g) the Form S-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

          (h) the shares of Acquiror Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

          (i) (i) Acquiror shall have received a letter from PricewaterhouseCoopers LLP dated as of the Closing Date and addressed to Acquiror (a copy of which shall have been furnished to the Company), stating that based on the information furnished to PricewaterhouseCoopers LLP in the related certificate of Acquiror's management and based on the letter from Ernst & Young LLP referenced in clause (ii) below, PricewaterhouseCoopers LLP concurs with Acquiror management's conclusion that, as of the Closing Date, no conditions exist that would preclude Acquiror's accounting for the Merger as a pooling of interests and such letter shall not have been withdrawn or modified in any material respect and (ii) the Company shall have received a letter from Ernst & Young LLP dated as of the Closing Date and addressed to the Company (a copy of which shall have been furnished to Acquiror), in which Ernst & Young LLP concurs with the Company management's conclusion that no conditions exist relating to the Company that would preclude the Acquiror from accounting for the Merger as a pooling of interests, and such letter shall not have been withdrawn or modified in any material respect.

      SECTION 8.02. Conditions to the Obligations of Acquiror and Merger Subsidiary. The obligations of Acquiror and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

          (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except to the extent expressly permitted under this Agreement, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto
      (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time, and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (iii) Acquiror shall have received a certificate signed by a vice-president of the Company to the foregoing effect;

          (b) there shall not be instituted or pending any action or proceeding by any governmental authority (whether domestic, foreign or supranational) before any court or governmental authority or agency, domestic, foreign or supranational, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Acquiror or any Subsidiary of Acquiror of all or any portion of the business of the Company or any of its Subsidiaries or of Acquiror or any of its Subsidiaries or to compel Acquiror or any Subsidiary of Acquiror to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of Acquiror or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Acquiror or any Subsidiary of Acquiror effectively to exercise full rights of ownership of the Shares (or shares of stock of

Annex A -- Agreement and Plan of Merger


      the Surviving Corporation) including, without limitation, the right to vote any Shares (or shares of stock of the Surviving Corporation) on any matters properly presented to stockholders or (iii) seeking to require divestiture by Acquiror or any Subsidiary of Acquiror of any Shares (or shares of stock of the Surviving Corporation) if any such matter referred to in clause (i), (ii) or (iii) hereof could reasonably be expected to result in a substantial detriment to the Acquiror and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole (any such substantial detriment being referred to in this Agreement as a "Substantial Detriment");

          (c) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that is reasonably likely, directly or indirectly, to result in a Substantial Detriment;

          (d) (i) all required approvals or consents of any governmental authority (whether domestic, foreign or supranational) in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired) unless the failure to receive any such approval or consent would not be reasonably likely, directly or indirectly, to result in a Substantial Detriment and (ii) all such approvals and consents which have been obtained shall be on terms that are not reasonably likely, directly or indirectly, to result in a Substantial Detriment;

          (e) Acquiror shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to Acquiror, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Acquiror, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon certain representations of officers of Acquiror and the Company reasonably requested by counsel, including without limitation those contained in certificates substantially in the form attached as Exhibits C-1 and C-2; and

          (f) since the date of this Agreement, there shall not have been any event, occurrence, development or state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

      SECTION 8.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

          (a) (i) Acquiror shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except to the extent expressly permitted under this Agreement, the representations and warranties of Acquiror contained in this Agreement and in any certificate or other writing delivered by Acquiror pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time, and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (iii) the Company shall have received a certificate signed by a vice-president of Acquiror to the foregoing effect;

          (b) the Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for

                                       Annex A -- Agreement and Plan of Merger


      federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Acquiror, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon certain representations of officers of Acquiror and the Company reasonably requested by counsel, including without limitation those contained in certificates substantially in the form attached as Exhibits C-1 and C-2; and

          (c) since the date of this Agreement, there shall not have been any event, occurrence, development or state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.


                                 ARTICLE 9
                                TERMINATION

      SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company or any approval of the matters constituting the Acquiror Stockholder Approval by the stockholders of Acquiror):

          (a) by mutual written consent of the Company and Acquiror;

          (b) by either the Company or Acquiror,

                       (i) if the Merger has not been consummated by the first anniversary of the date hereof (the "End Date"); provided that if (x) the Effective Time has not occurred by such first anniversary by reason of non- satisfaction of any of the conditions set forth in Sections 8.01(b), 8.01(c), 8.01(e), 8.02(b), 8.02(c) or 8.02(d) and (y) all other conditions in
          Article 8 have theretofore been satisfied or (to the extent legally permissible) waived or are then capable of being satisfied, the End Date will be June 30, 2000; provided further that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date;

                      (ii) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof; or

                     (iii) if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

          (c) by either the Company or Acquiror, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Acquiror or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (d) by Acquiror, if the Board of Directors of the Company shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Acquiror its approval or recommendation of this Agreement or the Merger, or shall have failed to call the Company Stockholder Meeting in accordance with Section 5.02, or shall have recommended a Superior Proposal (or the Board of Directors of the Company resolves to do any of the foregoing);

Annex A -- Agreement and Plan of Merger

          (e) by the Company, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Acquiror in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (ii) Acquiror does not make, within three business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the shareholders of the Company as the Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such three day period and (iii) the Company prior to such termination pursuant to this clause (e) pays to Acquiror in immediately available funds the fees required to be paid pursuant to
      Section 10.04. The Company agrees to notify Acquiror promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

          (f) by the Company, if the Board of Directors of Acquiror shall have failed to recommend or withdrawn or modified or changed in a manner adverse to the Company its approval and recommendation of the matters constituting the Acquiror Stockholder Approval, or shall have failed to call the Acquiror Stockholder Meeting in accordance with
      Section 6.04 (or the Board of Directors of Acquiror resolves to do any of the foregoing).

      The party desiring to terminate this Agreement pursuant to clause (b),
(c), (d), (e), or (f) of this Section 9.01 shall give written notice of such termination to the other party in accordance with Section 10.01, specifying the provision hereof pursuant to which such termination is effected.

      SECTION 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 9.02, in Section 10.04, in the Option Agreement and in the Confidentiality Agreement shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any willful breach by that party of this Agreement.


                                ARTICLE 10
                               MISCELLANEOUS

      SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

      if to Acquiror or Merger Subsidiary, to:

          Charles W. Matthews
          Exxon Corporation
          5959 Las Colinas Boulevard
          Irving, Texas 75039-2298
          Facsimile No.: (972) 444-1438

          with a copy to:

          George R. Bason, Jr.
          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Facsimile No.: (212) 450-4800

                                       Annex A -- Agreement and Plan of Merger


     if to the Company, to:

          Samuel H. Gillespie III
          Mobil Corporation
          3225 Gallows Road
          Fairfax, Virginia 22307-0001
          Facsimile No.: (703) 846-4674

          with a copy to:

          Roger S. Aaron
          Skadden, Arps, Slate, Meagher & Flom LLP
          919 Third Avenue
          New York, New York 10022
          Facsimile No.: (212) 735-2000

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     SECTION 10.02. Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

     SECTION 10.03. Amendments; No Waivers. (a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Acquiror and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 10.04. Expenses. (a) Except as otherwise specified in this Section
10.04 or the Option Agreement or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense; provided that all liability for transfer taxes (other than transfer taxes to be paid by Acquiror in connection with the issuance and creation of Acquiror Common Stock and Acquiror Preferred Stock in the Merger, as provided in
Section 1.02(b)) incurred by the Company or the Company's stockholders in connection with the transactions contemplated hereby shall be paid by the Surviving Corporation out of its own funds and will not be paid, directly or indirectly, by Acquiror.

Annex A -- Agreement and Plan of Merger


     (b)  If:

          (i) the Company shall terminate this Agreement pursuant to
     Section 9.01(e);

         (ii) Acquiror shall terminate this Agreement pursuant to Section 9.01(d), unless at the time of such failure to recommend, withdrawal or adverse modification or change, failure to call the Company Stockholder Meeting or recommendation of a Superior Proposal, any of the conditions set forth in Section 8.03(a) or 8.03(c) would not have been satisfied as of such date and would not be reasonably capable of being satisfied; or

        (iii) either the Company or Acquiror shall terminate this Agreement pursuant to Section 9.01(b)(ii) in circumstances where the Company Stockholder Approval has not been obtained and prior to the Company Stockholder Meeting an Acquisition Proposal is made by any Person and the Company enters into a definitive agreement within twelve months after termination of this Agreement either (1) in respect of any Acquisition Proposal with such Person or its affiliate or (2) in respect of any Acquisition Proposal with any other Person (other than Acquiror or any affiliate of Acquiror) providing, in the case of this clause (2), greater value per Share than the Exercise Price (as defined in the Option Agreement), then in any case as described in clause (i), (ii) or (iii) (each such case of termination being referred to as a "Trigger Event") the Company shall pay to Acquiror (by wire transfer of immediately available funds not later than the date of termination of this Agreement or, in the case of clause (iii), the date of such definitive agreement) an amount equal to $1,500,000,000. Acceptance by Acquiror of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement (but without limiting the Company's obligations under the Option Agreement).

     (c) If the Company shall terminate this Agreement pursuant to Section 9.01(f) unless at the time of such failure to recommend, withdrawal or adverse modification or change or failure to call the Acquiror Stockholder Meeting any of the conditions set forth in Section 8.02(a) or 8.02(f) would not have been satisfied as of such date and would not be reasonably capable of being satisfied, then Acquiror shall pay to the Company (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to $1,500,000,000. Acceptance by the Company of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount the Acquiror shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

     SECTION 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

     SECTION 10.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law.

     SECTION 10.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is

                                       Annex A -- Agreement and Plan of Merger


brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

     SECTION 10.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 10.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 10.10. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Option Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Except as provided in Section 6.03(c), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

     SECTION 10.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 10.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Annex A -- Agreement and Plan of Merger


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   MOBIL CORPORATION



                                   By: /s/ Lucio A. Noto
                                       --------------------------------
                                       Name:  Lucio A. Noto
                                       Title: Chairman and
                                               Chief Executive Officer

                                   EXXON CORPORATION



                                   By: /s/ Lee R. Raymond
                                       --------------------------------
                                       Name:  Lee R. Raymond
                                       Title: Chairman of the Board

                                   LION ACQUISITION SUBSIDIARY
                                       CORPORATION



                                   By: /s/ T. Peter Townsend
                                       --------------------------------
                                       Name:  T. Peter Townsend
                                       Title: President

                                       Annex A -- Agreement and Plan of Merger


                                                          EXHIBIT A TO ANNEX A



                          STOCK OPTION AGREEMENT

                               [See Annex B]

Annex A -- Agreement and Plan of Merger


                                                        EXHIBIT B-1 TO ANNEX A


                        LETTER RELATING TO POOLING
                            (Mobil Corporation)


                                  [Date]

Exxon Corporation
5959 Las Colinas Boulevard
Irving, Texas 75039-2298

Mobil Corporation
3225 Gallows Road
Fairfax, Virginia 22307-0001

Ladies and Gentlemen:

     Pursuant to the terms of the Agreement and Plan of Merger dated as of December 1, 1998 (the "Agreement") among Exxon Corporation, a New Jersey corporation ("Exxon"), Mobil Corporation, a Delaware corporation (the "Company"), and Lion Acquisition Subsidiary Corporation, a Delaware corporation and a wholly-owned subsidiary of Exxon ("Merger Subsidiary"), Merger Subsidiary will be merged with and into the Company with the Company to be the surviving corporation in the Merger (the "Merger").

     The undersigned represents, warrants and covenants with and to Exxon and the Company that:

     A. The undersigned understands that the Merger is intended to be accounted for using the "pooling-of-interests" method and that such treatment for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and the undersigned's compliance with certain of the covenants and agreements, set forth herein. Accordingly, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interests in, or acquire or sell any options or other securities relating to securities of Exxon or the Company that would be intended to reduce the undersigned's risk relative to, any shares of common stock of either Exxon or the Company beneficially owned by the undersigned, during the period commencing on the 30th day prior to the effectiveness of the Merger and ending at such time as Exxon publicly releases a report (the "Combined Financial Results Report") covering at least 30 days of combined operations of Exxon and the Company after the Merger. Exxon shall notify the undersigned of the publication of such results.

     B. The undersigned also understands that stop transfer instructions will be given to the transfer agents of Exxon and the Company in order to prevent any breach of the covenants and agreements made by the undersigned in paragraph A, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Results Report.

                                       Annex A -- Agreement and Plan of Merger


     C. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Exxon and the Company that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.


                                        Very truly yours,



                                        By:
                                            -------------------------------
                                            Name:


Accepted this ____ day of
__________, 19__.

EXXON CORPORATION


By:
    -------------------------------
    Name:
    Title:




                                  A-B-1-2

Annex A -- Agreement and Plan of Merger


                                                        EXHIBIT B-2 TO ANNEX A



                        LETTER RELATING TO POOLING
                            (Exxon Corporation)


                                  [Date]

Exxon Corporation
5959 Las Colinas Boulevard
Irving, Texas 75039-2298

Mobil Corporation
3225 Gallows Road
Fairfax, Virginia 22307-0001

Ladies and Gentlemen:

     Pursuant to the terms of the Agreement and Plan of Merger dated as of December 1, 1998 (the "Agreement") among Exxon Corporation, a New Jersey corporation ("Exxon"), Mobil Corporation, a Delaware corporation (the "Company"), and Lion Acquisition Subsidiary Corporation, a Delaware corporation and a wholly-owned subsidiary of Exxon ("Merger Subsidiary"), Merger Subsidiary will be merged with and into the Company with the Company to be the surviving corporation in the Merger (the "Merger").

     The undersigned represents, warrants and covenants with and to Exxon and the Company that:

     A. The undersigned understands that the Merger is intended to be accounted for using the "pooling-of-interests" method and that such treatment for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and the undersigned's compliance with certain of the covenants and agreements, set forth herein. Accordingly, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interests in, or acquire or sell any options or other securities relating to securities of Exxon or the Company that would be intended to reduce the undersigned's risk relative to, any shares of common stock of either Exxon or the Company beneficially owned by the undersigned, during the period commencing on the 30th day prior to the effectiveness of the Merger and ending at such time as Exxon publicly releases a report (the "Combined Financial Results Report") covering at least 30 days of combined operations of Exxon and the Company after the Merger. Exxon shall notify the undersigned of the publication of such results.

     B. The undersigned also understands that stop transfer instructions will be given to the transfer agents of Exxon and the Company in order to prevent any breach of the covenants and agreements made by the undersigned in paragraph A, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Results Report.

                                       Annex A -- Agreement and Plan of Merger


     C. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Exxon and the Company that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.


                                        Very truly yours,


                                        ----------------------------------
                                        Name:


Accepted this ____ day of
___________, 19__.

EXXON CORPORATION


By:
    -------------------------------
    Name:
    Title:






                                  A-B-2-2

Annex A -- Agreement and Plan of Merger


                                                        EXHIBIT B-3 TO ANNEX A



                            AFFILIATE'S LETTER
                            (Mobil Corporation)


                                  [Date]

Exxon Corporation
5959 Las Colinas Boulevard
Irving, Texas 750039-2298

Mobil Corporation
3225 Gallows Road
Fairfax, Virginia 22307-0001

Ladies and Gentlemen:

     The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of Mobil Corporation, a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of December 1, 1998 (the "Agreement") among the Company, Exxon Corporation, a New Jersey corporation ("Exxon"), and Lion Acquisition Subsidiary Corporation, a Delaware corporation and a wholly-owned subsidiary of Exxon ("Merger Subsidiary"), Merger Subsidiary will be merged with and into the Company with the Company to be the surviving corporation in the merger (the "Merger").

     As a result of the Merger, the undersigned will receive shares of common stock, no par value, of Exxon (the "Exxon Common Stock") in exchange for shares owned by the undersigned of common stock, par value $1.00 per share, of the Company (the "Company Common Stock").

     The undersigned represents, warrants and covenants to Exxon and the Company that as of the date the undersigned receives any Exxon Common Stock as a result of the Merger:

     A. The undersigned shall not make any sale, transfer or other disposition of the Exxon Common Stock in violation of the Act or the Rules and Regulations.

     B. The undersigned has carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the Exxon Common Stock to the extent the undersigned felt necessary with the undersigned's counsel or counsel for the Company.

     C. The undersigned has been advised that the issuance of Exxon Common Stock to the undersigned pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, the undersigned may be deemed to be an affiliate of the Company, the undersigned may not sell, transfer or otherwise dispose of the Exxon Common Stock issued to the undersigned in

                                       Annex A -- Agreement and Plan of Merger


the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Exxon, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     D. The undersigned understands that Exxon is under no obligation to register the sale, transfer or other disposition of the Exxon Common Stock by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to enable such sale, transfer or other disposition by the undersigned to be made in compliance with an exemption from such registration.

     E. The undersigned also understands that there will be placed on any certificates for the Exxon Common Stock issued to the undersigned a legend stating in substance:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND EXXON CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF EXXON CORPORATION."

     F. The undersigned also understands that unless a sale or transfer by the undersigned of the undersigned's Exxon Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 under the Act, Exxon reserves the right to put the following legend on the certificates issued to the undersigned's transferee:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale by the undersigned under the Act or (ii) Exxon has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Exxon, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

     G. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Exxon, the Company and the Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such entities and their respective counsel and accountants.






                                  A-B-3-2

Annex A -- Agreement and Plan of Merger


      H. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Exxon and the Company that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

     Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.


                                        Very truly yours,


                                        By:
                                            -------------------------------
                                            Name:





Accepted this ____ day of
____________, 19__.


EXXON CORPORATION



By:
    -------------------------------
    Name:
    Title:






                                  A-B-3-3

                                       Annex A -- Agreement and Plan of Merger


                                                        EXHIBIT C-1 TO ANNEX A
                                                    (as amended April 2, 1999)


                           EXXON CORPORATION AND
                  LION ACQUISITION SUBSIDIARY CORPORATION
                           REPRESENTATION LETTER


                                                       [Date]

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017

Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, New York 10022

Ladies and Gentlemen:

     In connection with the opinions to be delivered pursuant to Sections 8.02(e) and 8.03(b) of the Agreement and Plan of Merger (the "Agreement")* dated as of December 1, 1998, among Mobil, a Delaware corporation ("Company"), Exxon, a New Jersey corporation ("Parent"), and Lion Acquisition Subsidiary Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), and the opinions which, pursuant to the requirements of
Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended, will be included in the Registration Statement on Form S-4, the undersigned officers of Parent and Merger Subsidiary hereby certify and represent as to Parent and Merger Subsidiary that the facts relating to the merger (the "Merger") of Merger Subsidiary with and into Company pursuant to the Agreement, and as described in the Joint Proxy Statement/Prospectus of Parent and Company relating to the Merger (the "Proxy Statement") are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects at the Effective Time and that:

       1. The Merger Consideration and Preferred Merger Consideration to be received in the Merger by holders of common stock of Company ("Company Stock") and Series B Preferred Stock of Company ("Series B Preferred Stock"), respectively, was determined by arm's length negotiations between the managements of Parent and Company and will be approximately equal to the fair market value of the Company Stock and Series B Preferred Stock, respectively, surrendered in exchange. In connection with the Merger, no holder of Company Stock will receive in exchange for such stock, directly or indirectly, any consideration other than common stock of Parent ("Parent Stock") and, in lieu of fractional shares of Parent Stock, cash. In connection with the Merger, no holder of Series B Preferred Stock, other than any such holders who dissent in the merger and perfect their right to appraisal and payment, will receive in exchange for such stock, directly or indirectly, any consideration other than preferred stock to be issued by Parent ("Parent Preferred Stock") at the Effective Time.

       2. Other than cash paid in lieu of fractional shares of Parent Stock, none of

-----------------
     *References contained in this Certificate to the Agreement include, unless the context otherwise requires, each document attached as an exhibit or annex. All defined terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement.

Annex A -- Agreement and Plan of Merger


          (i)  Parent (or any successor corporation),

         (ii) a corporation that, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, is a member of an Affiliated Group (as defined herein) of which Parent (or any successor corporation) is a member, or

        (iii) a corporation in which Parent (or any successor corporation) owns, or which owns with respect to Parent (or any successor corporation), directly or indirectly, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock, taking into account for purposes of this clause (iii)

               o any stock owned by 5% or greater stockholders of Parent
                 (or any successor) or such corporation,

               o a proportionate share of the stock owned by entities in
                 which Parent (or any successor) or such corporation owns an interest, and

               o any stock which may be acquired pursuant to the exercise of options

(a "Parent Related Person") has any current plan or intention to redeem, purchase, exchange or otherwise reacquire any of the Parent Stock or Parent Preferred Stock to be issued in the Merger. Parent will implement its stock repurchase plan consistent with the resolution adopted by the Board of Parent on November 25, 1998. Parent intends that all stock repurchases made pursuant to this stock repurchase plan, or any other stock repurchase plan adopted by Parent,

          (a)  shall be undertaken for a corporate business purpose,

          (b) shall be made in the open market for stock of the Parent which is widely held and publicly traded, except that Parent may acquire stock in block trades made directly with an entity that is not known to Parent to have acquired such stock in the Merger, and any redemptions or repurchases of stock issued in the Merger that occur shall be incidental to the operation of such stock repurchase plan, and

           (c) shall be limited to, in the aggregate, a small percentage of each class of stock of Parent outstanding at the time of the redemption or repurchase.

     In addition, Parent will cause all Parent Related Persons and any person acting as an agent of Parent not to redeem, purchase, exchange or otherwise acquire (including by derivative transactions such as an equity swap which would have the economic effect of an acquisition), directly or indirectly (including through partnerships or through third parties in connection with a plan to so acquire), a number of shares of Parent Stock and Parent Preferred Stock to be received by Company shareholders in connection with the Merger that would reduce the Company shareholders' ownership of Parent Stock and Parent Preferred Stock to a number of shares having a value, as of the Effective Time, of less than 50% of the total value of Company Stock and Series B Preferred Stock immediately prior to the Effective Time.

     For purposes of this representation, shares of Company Stock exchanged for cash in lieu of fractional shares of Parent Stock are treated as outstanding shares of Company Stock at the Effective Time. Moreover, shares of Company Stock and Series B Preferred Stock that are redeemed or sold or otherwise transferred to Company,






                                  A-C-1-2

                                       Annex A -- Agreement and Plan of Merger


Parent, or any person related to Company or Parent prior to the Merger and in contemplation or as part of the Merger will be taken into account for purposes of this representation.

     For purposes of this Certificate, "Affiliated Group" shall mean one or more chains of corporations connected through stock ownership with a common parent corporation, but only if

           (x) the common parent owns directly stock that possesses at least 80% of the total voting power, and has a value at least equal to 80% of the total value, of the stock in at least one of the other corporations, and

           (y) stock possessing at least 80% of the total voting power, and having a value at least equal to 80% of the total value, of the stock in each corporation (except the common parent) is owned directly by one or more of the other corporations.

     For purposes of the preceding sentence, "stock" does not include any stock which

           (a) is not entitled to vote,

           (b) is limited and preferred as to dividends and does not participate in corporate growth to any significant extent,

           (c) has redemption and liquidation rights which do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium), and

           (d) is not convertible into another class of stock.

       3. After the Merger, Company will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Merger Subsidiary immediately prior to the Merger, and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Company immediately prior to the Merger. For purposes of this representation, assets of Merger Subsidiary or Company held immediately prior to the Merger include amounts paid or incurred by Merger Subsidiary or Company in connection with the Merger, including amounts used to pay reorganization expenses or dissenting shareholders or to make payments to shareholders who receive cash or other property (including cash in lieu of fractional shares) and all payments, redemptions and distributions (except for regular, normal dividends) made in contemplation or as part of the Merger.

       4. Prior to and at the Effective Time of the Merger, Parent will be in Control of Merger Subsidiary. Merger Subsidiary is wholly and directly owned by Parent and has been newly formed solely in order to consummate the Merger, and at no time has or will Merger Subsidiary conduct any business activities or other operations of any kind other than the issuance of its stock to Parent prior to the Effective Time. For purposes of this Certificate, "Control" with respect to a corporation shall mean ownership of at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of each other class of stock of the corporation.

       5. Following the Merger, Parent has no plan or intention to cause Company to issue additional shares of stock, or any plan or intention to take any action, that could result in Parent losing Control of Company.

       6. Parent has no plan or intention to liquidate Company, to merge Company with or into another corporation, to sell, exchange, transfer or otherwise dispose of any stock of Company or to cause Company to sell, exchange, transfer or otherwise dispose of any of its assets or of any assets acquired from Merger Subsidiary in the Merger, except for (i) dispositions made in the ordinary course of business, (ii) transfers or successive transfers if






                                  A-C-1-3

Annex A -- Agreement and Plan of Merger


in each case the transferor is in Control of the transferee, or (iii) arm's length dispositions to unrelated persons other than dispositions which would result in Parent ceasing to use a significant portion of the Company's historic business assets in a business.

       7. In the Merger, Merger Subsidiary will have no liabilities assumed by Company and will not transfer to Company any assets subject to liabilities.

       8. Following the Merger, Parent will cause Company to continue its historic business or use a significant portion of its historic business assets in a business. For this purpose, Parent will be treated as holding all of the businesses and assets of its Qualified Group and Parent will be treated as owning its proportionate share of the Company business assets used in a business of any partnership in which members of Parent's Qualified Group either own a significant interest or have active and substantial management functions as a partner with respect to that partnership business. A Qualified Group is one or more chains of corporations connected through stock ownership with Parent but only if Parent is in Control of at least one other corporation and each of the corporations (other than Parent) is Controlled directly by one of the other corporations.

       9. Except as provided below, Parent, Merger Subsidiary, Company and the Company shareholders each will bear its or their own expenses, if any, incurred in connection with or as part of the Merger or related transactions. However, to the extent any expenses related to the Merger are to be funded directly or indirectly by a party other than the incurring party, such expenses are solely and directly related to the Merger, and do not include expenses incurred for investment or estate planning advice, or expenses incurred by an individual shareholder or group of shareholders for legal, accounting or investment advice or counsel relating to the merger. Neither Parent nor Merger Subsidiary has paid or will pay, directly or indirectly, any expenses (including transfer taxes) incurred or to be incurred by any holder of Company Stock or Series B Preferred Stock in connection with or as part of the Merger or any related transactions; provided that any stamp duties and stamp duty reserve taxes in connection with the issuance and creation of Parent Stock or Series B Preferred Stock of Parent in the Merger will be paid by Parent. Neither Parent nor Merger Subsidiary has agreed to assume, nor will it directly or indirectly assume, any other expense or other liability, whether fixed or contingent, of any holder of Company Stock or Series B Preferred Stock. To the extent that any transfer tax or other expense is a liability of a shareholder of Company, such liability will be paid by Company or such shareholder, but in no event by Parent.

      10. There is no intercorporate indebtedness existing between Parent and Company or between Merger Subsidiary and Company that was issued, acquired or will be settled at a discount.

      11. All shares of Parent Stock into which shares of Company Stock will be converted pursuant to the Merger will be newly issued or treasury shares, and will be issued by Parent directly to record holders of Company Stock pursuant to the Merger. All shares of Parent Preferred Stock into which Series B Preferred Stock will be converted will be newly issued and will be issued by Parent directly to record holders of Series B Preferred Stock pursuant to the Merger.

      12. In the Merger, shares of Company Stock and Series B Preferred Stock representing Control of Company will be exchanged solely for voting stock of Parent and cash in lieu of fractional shares. Under the Agreement, all shares of Company Stock and Series B Preferred Stock as to which dissenters' rights are not perfected will be exchanged in the Merger for voting stock of Parent and cash in lieu of fractional shares. For purposes of this representation, if any stock of Company is exchanged for cash or other property originating with Parent, such stock will be treated as outstanding stock of Company acquired by Parent at the Effective Time. The payment of cash in lieu of fractional shares of Parent Stock to holders of Company Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. To the best knowledge of the management of Parent, the total cash consideration that will be paid in






                                  A-C-1-4

                                       Annex A -- Agreement and Plan of Merger


the Merger to holders of Company Stock instead of issuing fractional shares of Parent Stock will not exceed one percent of the total consideration that will be issued to the holders of Company Stock in the Merger.

      13. In the Merger, no liabilities of shareholders of Company will be assumed by Parent, and Parent will not assume any liabilities relating to any Company Stock or Series B Preferred Stock acquired by Parent in the Merger. Furthermore, there is no plan or intention for Parent to assume any liabilities of Company.

      14. The Series B Preferred Stock is the only class of stock of Company that grants its holders dissenters' rights. In the event that any holders of Series B Preferred Stock of Company do not vote in favor of the Merger and perfect their right to appraisal and payment, any amounts paid to such holders in an appraisal proceeding will be paid by Company out of its own funds. No funds will be supplied for such payments, directly or indirectly, by Parent, nor will Parent directly or indirectly reimburse Company for any such payments.

      15. Neither Parent nor Merger Subsidiary is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment (each, an "Investment Company"). For purposes of this representation, in making the 50% and 80% determinations under the preceding sentence, (i) stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and (ii) a corporation shall be considered a subsidiary if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote or 50% or more of the total value of shares of all classes of stock outstanding. In determining total assets there shall be excluded cash and cash items (including receivables), government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes of ceasing to be an Investment Company.

      16. None of the employee compensation received or to be received by any shareholder-employees of Company is or will be separate consideration for, or allocable to, any of their shares of Company Stock or Series B Preferred Stock to be surrendered in the Merger. None of the shares of Parent Stock or Parent Preferred Stock to be received by any shareholder-employee of Company in the Merger is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. Any compensation paid or to be paid to any shareholder of Company, who will be an employee of or perform advisory services for Parent, Company, or any affiliate thereof after the Merger, will be determined by bargaining at arm's length.

      17. At the Effective Time, neither Parent nor any Parent Related Person will own any class of stock of Company or any securities of Company or any instrument giving the holder the right to acquire any such stock or securities except for the Option Agreement that appears as Exhibit A to the Agreement.

      18. The Merger is being effected for bona fide business reasons and will be carried out strictly in accordance with the Agreement, and as described in the Proxy Statement, and none of the material terms and conditions therein have been or will be waived or modified.

      19. The Agreement and the documents described in the Agreement, the Proxy Statement and the Form S-4 represent the entire understanding between or among
(i) Parent and its subsidiaries and (ii) Company and its subsidiaries and, to the best knowledge of the management of Parent, between or among such entities and the affiliates and shareholders of Parent and Company with respect to the Merger and there are no written or oral agreements regarding the Merger other than those expressly referred to in the Agreement, the Proxy Statement and the Form S-4.

      20. None of Parent, Merger Subsidiary or, after the Merger, Company will take any position on any Federal, state, or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a tax-free reorganization or any of the foregoing representations, unless otherwise






                                  A-C-1-5

Annex A -- Agreement and Plan of Merger


required by a decision by the Tax Court or a judgment, decree, or other order by any court of competent jurisdiction, which has become final, or by applicable state or local income or franchise tax law.

      21. Except for cash in lieu of fractional shares, Parent will acquire the Company Stock and the Series B Preferred Stock solely in exchange for voting shares of Parent Stock and Parent Preferred Stock. For purposes of this representation, stock of Company redeemed for cash or other property furnished by Parent will be considered as acquired by Parent. Further, no liabilities of Company or the Company shareholders will be assumed by Parent, and Parent will not assume any liabilities relating to any Company Stock or Series B Preferred Stock acquired by Parent in the Merger.

     We understand that Davis Polk & Wardwell and Skadden, Arps, Slate, Meagher & Flom LLP will rely, without further inquiry, on this Certificate in rendering their opinions as to certain United States Federal income tax consequences of the Merger, and we will promptly and timely inform them if, after signing this Certificate, we have reason to believe that any of the facts described herein or in the Proxy Statement or any of the representations made in this Certificate are or have become untrue, incorrect or incomplete in any respect.

                                   Very truly yours,

                                   EXXON CORPORATION

                                   By:
                                       ---------------------------------

                                   Title:
                                          ------------------------------



                                   LION ACQUISITION SUBSIDIARY CORPORATION

                                   By:
                                       ---------------------------------

                                   Title:
                                          ------------------------------






                                  A-C-1-6

                                       Annex A -- Agreement and Plan of Merger


                                                        EXHIBIT C-2 TO ANNEX A
                                                    (as amended April 2, 1999)


                  MOBIL CORPORATION REPRESENTATION LETTER

                                                  [Date]


Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017

Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, New York 10022

Ladies and Gentlemen:

     In connection with the opinions to be delivered pursuant to Sections 8.02(e) and 8.03(b) of the Agreement and Plan of Merger (the "Agreement")* dated as of December 1, 1998, among Mobil, a Delaware corporation ("Company"), Exxon, a New Jersey corporation ("Parent"), and Lion Acquisition Subsidiary Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), and the opinions which, pursuant to the requirements of
Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended, will be included in the Registration Statement on Form S-4, the undersigned officer of Company hereby certifies and represents as to Company that the facts relating to the merger (the "Merger") of Merger Subsidiary with and into Company pursuant to the Agreement and as described in the Joint Proxy Statement/Prospectus of Parent and Company relating to the Merger (the "Proxy Statement") are true, correct and complete in all respects as of the date hereof and will be true correct and complete in all respects at the Effective Time and that:

       1. The Merger Consideration and Preferred Merger Consideration to be received in the Merger by holders of common stock of the Company ("Company Stock") and Series B Preferred Stock of Company ("Series B Preferred Stock"), respectively, was determined by arm's length negotiations between the managements of Parent and Company and will be approximately equal to the fair market value of the Company Stock and Series B Preferred Stock, respectively, surrendered in exchange. In connection with the Merger, no holder of Company Stock will receive in exchange for such stock, directly or indirectly, any consideration other than common stock of Parent ("Parent Stock") and, in lieu of fractional shares of Parent Stock, cash. In connection with the Merger, no holder of Series B Preferred Stock of Company, other than any such holders who dissent in the Merger and perfect their right to appraisal and payment, will receive in exchange for such stock, directly or indirectly, any consideration other than preferred stock to be issued by Parent ("Parent Preferred Stock") at the Effective Time.

       2. To the best knowledge of the management of Company, there is no plan or intention on the part of holders of Company Stock or Series B Preferred Stock to sell, exchange or otherwise transfer ownership (including by derivative transactions such as a an equity swap which would have the economic effect of a transfer of ownership) to Parent, Company or any Related Person with respect to either of them, directly or indirectly

------------
     *References contained in this Certificate to the Agreement include, unless the context otherwise requires, each document attached as an exhibit or annex. All defined terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement.

Annex A -- Agreement and Plan of Merger


(including through partnerships or through third parties in connection with a plan to so transfer ownership), of a number of shares of Parent Stock or Parent Preferred Stock to be received by Company shareholders in connection with the Merger that would reduce the Company shareholders' ownership of Parent Stock and Parent Preferred Stock to a number of shares having a value, as of the Effective Time, of less than 50% of the total value of all of the formerly outstanding stock of Company immediately prior to the Effective Time. For purposes of this representation, shares of Company Stock exchanged for cash in lieu of fractional shares of Parent Stock and Series B Preferred Stock redeemed pursuant to the perfection of the holder's appraisal rights are treated as outstanding shares of Company Stock or Series B Preferred Stock at the Effective Time. Moreover, shares of Company Stock and Parent Stock and Parent Preferred Stock held by shareholders of Company that are redeemed or sold or otherwise transferred to Company, Parent, or any person related to Company or Parent prior or subsequent to the Merger and in contemplation or as part of the Merger will be taken into account for purposes of this representation.

     For purposes of this Certificate, a Related Person with respect to either Parent or Company shall mean

          (i) a corporation that, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, is a member of an Affiliated Group (as defined herein) of which Parent or Company, as the case may be, (or any successor corporation) is a member, or

         (ii) a corporation in which Parent or Company, as the case may be, (or any successor corporation), owns, or which owns with respect to Parent or Company, as the case may be, (or any successor corporation) directly or indirectly, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock, taking into account for purposes of this clause (ii) any stock owned by 5% or greater stockholders of Parent or Company, as the case may be, (or any successor) or such corporation, a proportionate share of the stock owned by entities in which Parent or Company, as the case may be, (or any successor) or such corporation owns an interest, and any stock which may be acquired pursuant to the exercise of options.

     For purposes of this Certificate, "Affiliated Group" shall mean one or more chains of corporations connected through stock ownership with a common parent corporation, but only if

          (x) the common parent owns directly stock that possesses at least 80% of the total voting power, and has a value at least equal to 80% of the total value, of the stock in at least one of the other corporations, and

          (y) stock possessing at least 80% of the total voting power, and having a value at least equal to 80% of the total value, of the stock in each corporation (except the common parent) is owned directly by one or more of the other corporations.

For purposes of the preceding sentence, "stock" does not include any stock which
(a) is not entitled to vote, (b) is limited and preferred as to dividends and does not participate in corporate growth to any significant extent, (c) has redemption and liquidation rights which do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium), and (d) is not convertible into another class of stock.

       3. After the Merger, to the knowledge of the management of Company, Company will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Merger Subsidiary immediately prior to the Merger and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Company immediately prior to the Merger. For purposes of this representation, assets of Merger Subsidiary or Company held immediately prior to the Merger include amounts paid or incurred by Merger Subsidiary or Company in connection with the Merger, including amounts used to pay Company's reorganization expenses or dissenting shareholders or to make payments to shareholders who receive





                                  A-C-2-2

                                       Annex A -- Agreement and Plan of Merger


cash or other property (including cash in lieu of fractional shares) and all payments, redemptions and distributions (except for regular, normal dividends, if any) made in contemplation or as part of the Merger. Any dispositions in contemplation or as part of the Merger of assets held by Company prior to the Merger will be for fair market value, and the proceeds thereof will be retained by the Company.

       4. The Company has no plan or intention to issue additional shares of its stock that would result in Parent losing Control of the Company. For purposes of this Certificate, "Control" with respect to a corporation shall mean ownership of at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of each other class of stock of the corporation.

       5. In the Merger, to the knowledge of the management of Company, Merger Subsidiary will have no liabilities assumed by the Company and will not transfer to Company any assets subject to liabilities.

       6. No assets of Company have been sold, transferred or otherwise disposed of which would prevent Parent from continuing the historic business of Company or from using a significant portion of Company's historic business assets in a business following the merger, and Company intends to continue its historic business or use a significant portion of its historic business assets in a business.

       7. Except as specified below, Parent, Merger Subsidiary, Company and the Company shareholders each will bear its or their own expenses, if any, incurred in connection with or as part of the Merger or related transactions. However, to the extent any expenses related to the Merger are to be funded directly or indirectly by a party other than the incurring party, such expenses are solely and directly related to the Merger, and do not include expenses incurred for investment or estate planning advice, or expenses incurred by an individual shareholder or group of shareholders for legal, accounting or investment advice or counsel relating to the merger. Company has not paid or will not pay, directly or indirectly, any expenses incurred by any shareholder of Company in connection with or as part of the Merger or any related transactions; provided that all liability for transfer taxes (except for stamp duties and stamp duty reserve taxes to be paid by Parent in connection with the issuance and creation of Parent Stock or Parent Preferred Stock in the Merger) incurred by the holders of Company Stock or Series B Preferred Stock will be paid by Company or the Company shareholders and in no event by Parent. Company has not agreed to assume, nor will it directly or indirectly assume, any other expense or other liability, whether fixed or contingent, of any holder of Company Stock or Series B Preferred Stock.

       8. There is no intercorporate indebtedness existing between Parent and Company or between Merger Subsidiary and Company that was issued, acquired or will be settled at a discount.

       9. Company has no authorized stock other than common stock par value $1.00 per share, and preferred stock, par value $1.00 per share. At the date hereof, the only capital stock of Company issued and outstanding is Company Stock and Series B Preferred Stock.

      10. In the Merger, Company Stock and Series B Preferred Stock representing Control of Company will be exchanged solely for voting stock of Parent other than cash in lieu of fractional shares. For purposes of this representation, stock of Company exchanged for cash or other property originating with Parent, if any, will be treated as outstanding stock of Company acquired by Parent at the Effective Time. The payment of cash in lieu of fractional shares of Parent stock to holders of Company Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. To the best knowledge of the management of Company, the total cash consideration that will be paid in the Merger to holders of Company Stock instead of issuing fractional shares of Parent Stock will not exceed one percent of the total consideration that will be issued to the holders of Company Stock in the Merger. To the best knowledge of the management of Company, the fractional share interest of each Company shareholder will be aggregated, and no






                                  A-C-2-3

Annex A -- Agreement and Plan of Merger


Company shareholder is intended to receive cash in an amount greater than the value of one full share of Parent Stock.

      11. There exist no options, warrants, convertible securities, equity-linked securities or other rights to acquire Company Stock or Series B Preferred Stock (whether settled in stock or cash) other than rights pursuant to the Company Rights, the Series B Preferred Stock, the Option Agreement, the Company Awards and employee stock options and employee stock purchase plans in existence as of the date of the Agreement (all as referred to in Section 3.05 of the Agreement), and even if such rights were exercised or converted, it would not affect the acquisition or retention of Control of Company. All such rights will terminate at the Effective Time.

      12. To the knowledge of the management of Company, in the Merger, no liabilities of shareholders of Company will be assumed by Parent, and Parent will not assume any liabilities relating to any Company Stock or Series B Preferred Stock acquired by Parent in the Merger. Furthermore, to the knowledge of the management of Company, there is no plan or intention for Parent to assume any liabilities of Company.

      13. The Series B Preferred Stock is the only class of stock of Company that grants its holders dissenters' rights. In the event that any holders of Series B Preferred Stock of Company do not vote in favor of the Merger and perfect their right to appraisal and payment, any amounts paid to such holders in an appraisal proceeding will be paid by Company out of its own funds. No funds will be supplied for such payments, directly or indirectly, by Parent, nor will Parent directly or indirectly reimburse Company for any such payments.

      14. Company is not a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment (each, an "Investment Company"). For purposes of this representation, in making the 50% and 80% determinations under the preceding sentence, (i) stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and (ii) a corporation shall be considered a subsidiary if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote or 50% or more of the total value of shares of all classes of stock outstanding. In determining total assets there shall be excluded cash and cash items (including receivables), government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes of ceasing to be an Investment Company.

      15. None of the employee compensation received or to be received by any shareholder-employees of Company is or will be separate consideration for, or allocable to, any of their shares of Company Stock or Series B Preferred Stock to be surrendered in the Merger. None of the shares of Parent Stock or Parent Preferred Stock to be received by any shareholder-employee of Company in the Merger is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. Any compensation paid or to be paid to any shareholder of Company who will be an employee of or perform advisory services for Parent, Company, or any affiliate thereof after the Merger, will be determined by bargaining at arm's length.

      16. Since the date of the Agreement, except for the issuance of Company Stock pursuant to the rights described in paragraph 11 hereof, Company has not issued any additional shares of Company Stock.

      17. No holders of Company Stock have dissenters' rights with respect to the Merger under applicable laws.

      18. Prior to and in connection with the Merger no Company Stock or Series B Preferred Stock has been (i) redeemed by Company, (ii) acquired by a Related Person with respect to Company (except that for the purposes of this representation, clause (i) of the definition of Related Person shall not apply) with consideration other than stock of Company or Parent or (iii) the subject of any extraordinary distribution by Company.






                                  A-C-2-4

                                       Annex A -- Agreement and Plan of Merger


     19. Except as disclosed in the Company's Schedule of Exceptions, Company has not redeemed any of its stock, made any distributions with respect to its stock, or disposed of any of its assets in contemplation or as part of the Merger, excluding for purposes of this representation regular, normal dividends and Company Stock acquired in the ordinary course of business in connection with employee incentive and benefit programs, or other programs or arrangements in existence on the date hereof.

      20. The Merger is being effected for bona fide business reasons and will be carried out strictly in accordance with the Agreement, and as described in the Proxy Statement, and none of the material terms and conditions therein has been or will be waived or modified.

      21. The Agreement and the documents described in the Agreement, the Proxy Statement and the Form S-4 represent the entire understanding between or among
(i) Parent and its subsidiaries and (ii) Company and its subsidiaries and, to the best knowledge of the management of Company, between or among such entities and the affiliates and shareholders of Parent and Company with respect to the Merger and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Agreement, the Proxy Statement and the Form S-4.

      22. The fair market value of the assets of Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which those assets are subject.

      23. Company will not be under the jurisdiction of a federal or state court in a Title 11 case or in a receivership, foreclosure or similar proceeding.

      24. Except for cash in lieu of fractional shares, Parent will acquire the Company Stock and the Series B Preferred Stock solely in exchange for voting shares of Parent Stock and Parent Preferred Stock. For purposes of this representation, stock of Company redeemed for cash or other property furnished by Parent will be considered as acquired by Parent.

      25. None of Parent, Merger Subsidiary or, after the Merger, Company will take any position on any Federal, state, or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a tax-free reorganization or any of the foregoing representations, unless otherwise required by a decision by the Tax Court or a judgment, decree, or other order by any court of competent jurisdiction, which has become final, or by applicable state or local income or franchise tax law.

     We understand that Davis Polk & Wardwell and Skadden, Arps, Slate, Meagher & Flom LLP rely, without further inquiry, on this Certificate in rendering their opinions as to certain United States Federal income tax consequences of the Merger, and we will promptly and timely inform them if, after signing this Certificate, we have reason to believe that any of the facts described herein or in the Proxy Statement or any of the representations made in this Certificate are or have become untrue, incorrect or incomplete in any respect.

                                   Very truly yours,

                                   MOBIL CORPORATION

                                   By:
                                       --------------------------------

                                       Name:
                                             --------------------------
                                       Title:
                                             --------------------------






                                  A-C-2-5

                                                                       Annex B

                          STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT dated as of December 1, 1998 (the "Agreement") between Exxon Corporation, a New Jersey corporation ("Exxon"), and Mobil Corporation, a Delaware corporation ("Mobil").

                           W I T N E S S E T H :

     WHEREAS, Exxon and Mobil are simultaneously with the execution and delivery of this Agreement entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Merger Subsidiary will merge with and into Mobil on the terms and subject to the conditions stated therein; and

     WHEREAS, in order to induce Exxon to enter into the Merger Agreement, Mobil has granted to Exxon the Stock Option (as hereinafter defined), on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

     SECTION 2. Grant of Stock Option. Mobil hereby grants to Exxon an irrevocable option (the "Stock Option") to purchase, on the terms and subject to the conditions hereof, for $95.96 per share (the "Exercise Price") in cash up to 136,500,000 fully paid and non-assessable shares (the "Option Shares") of Mobil's common stock, $1.00 par value per share (the "Common Stock"). The Exercise Price and number of Option Shares shall be subject to adjustment as provided in Section 6 below. Notwithstanding the foregoing, if at any time that this Stock Option is exercisable pursuant to the terms and conditions of this Agreement an Acquisition Proposal has theretofore been made for a per Share value (such value to be determined as of the close of the market on the trading day immediately prior to the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable) below the Exercise Price, then Exxon's Exercise Price as to 1,000 Option Shares (as such 1,000 shares may be adjusted pursuant to Section
6) will be adjusted to be 90% of such per Share value (it being understood that such adjusted Exercise Price will not apply as to any other Option Shares).

     SECTION 3. Exercise of Stock Option. (a) Exxon may, subject to the provisions of this Section, exercise the Stock Option, in whole or in part, at any time or from time to time, after the occurrence of a Trigger Event and prior to the Termination Date. "Termination Date" shall mean the earliest of (i) the Effective Time of the Merger, (ii) 90 days after the date full payment is made by Mobil to Exxon under Section 10.04(b) of the Merger Agreement or (iii) one day after the date of the termination of the Merger Agreement so long as, in the case of this clause (iii), no Trigger Event has occurred or could still occur under Section 10.04(b) of the Merger Agreement. Subject to the proviso in the last sentence of Section 3(c), notwithstanding the occurrence of the Termination Date, Exxon shall be entitled to purchase Option Shares pursuant to any exercise of the Stock Option, on the terms and subject to the conditions hereof, to the extent Exxon exercised the Stock Option prior to the occurrence of the Termination Date.

     (b) Exxon may purchase Option Shares pursuant to the Stock Option only if all of the following conditions are satisfied: (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States shall be in effect prohibiting delivery of the Option Shares, (ii) any applicable waiting period under the HSR Act shall have expired or been terminated, and (iii) any prior notification to or approval of any other regulatory authority in the U.S. or elsewhere required in connection with such purchase shall have been made or obtained other than those which if not made or obtained would not reasonably be expected to result in a significant detriment to Mobil and its Subsidiaries, taken as a whole.

Annex B -- Stock Option Agreement


     (c) If Exxon shall be entitled to and wishes to exercise the Stock Option, it shall do so by giving Mobil written notice (the "Stock Exercise Notice") to such effect, specifying the number of Option Shares to be purchased and a place and closing date not earlier than three business days nor later than 10 business days from the date of such Stock Exercise Notice. If the closing cannot be consummated on such date because any condition to the purchase of Option Shares has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the closing shall occur five days (or such earlier time as Exxon may specify) after satisfaction of all such conditions and the cessation of all such restrictions; provided that in no event shall the closing of the purchase be postponed by more than nine months after the Termination Date as a result of this clause (c).

     (d) So long as the Stock Option is exercisable pursuant to the terms of
Section 3(a) hereof, Exxon may elect, in lieu of exercising the Stock Option as provided in Section 3(c) hereof, to send a written notice to Mobil (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date Mobil shall pay to Exxon in exchange for the cancellation of the relevant portion of the Stock Option an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Option Shares subject to the Stock Option as Exxon shall specify. As used herein "Spread" shall mean the excess, if any, over the Exercise Price of the higher of (x) if applicable, the highest price per share of Common Stock paid or proposed to be paid by any Person pursuant to any Acquisition Proposal (the "Alternative Exercise Price") or (y) the average of the closing price of the shares of Common Stock on the NYSE at the end of the regular session, as reported on the Consolidated Tape, Network A (the "Closing Price") for the five consecutive trading days ending on and including the trading date immediately preceding the date of the Cash Exercise Notice. If the Alternative Exercise Price includes any property other than cash, the Alternative Exercise Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Exercise Price plus
(ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Exercise Price shall be deemed to equal such Closing Price. Upon exercise of its right pursuant to this Section 3(d) and the receipt by Exxon of the applicable cash amount with respect to the Option Shares or the applicable portion thereof, the obligations of Mobil to deliver Option Shares pursuant to Section 3(e) shall be terminated with respect to the number of Option Shares for which Exxon shall have elected to be paid the Spread. The Spread shall be appropriately adjusted, if applicable, to give effect to Section 6.

     (e) (i) At any closing pursuant to Section 3(c) hereof, Exxon shall make payment to Mobil of the aggregate purchase price for the Option Shares to be purchased and Mobil shall deliver to Exxon a certificate representing the purchased Option Shares, registered in the name of Exxon or its designee and
(ii) at any closing pursuant to Section 3(d) hereof, Mobil will deliver to Exxon cash in an amount determined pursuant to Section 3(d) hereof. Any payment made by Exxon to Mobil, or by Mobil to Exxon, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

     (f) Certificates for Common Stock delivered at the closing described in
Section 3(c) hereof shall be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended."

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such reference (i) if Exxon shall have delivered to Mobil a copy of a no-action letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Mobil,

                                             Annex B -- Stock Option Agreement


to the effect that such legend is not required for purposes of, or resale may be effected pursuant to an exemption from registration under, the 1933 Act or (ii) in connection with any sale registered under the 1933 Act. In addition, such certificates shall bear any other legend as may be required by applicable law.

     SECTION 4. Representations and Warranties of Mobil. Mobil hereby represents and warrants to Exxon as follows:

     (a) Mobil is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Mobil of this Agreement and the consummation of the transactions contemplated hereby (i) are within Mobil's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, except for any filings required to be made under the HSR Act, the EC Merger Regulation, the Canadian Act and the Exchange Act, (iv) do not contravene, or constitute a violation of, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of Mobil or of any judgment, injunction, order or decree binding upon Mobil or any of its Subsidiaries, (v) do not and will not constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Mobil or any of its Subsidiaries or to a loss of any benefit to which Mobil or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Mobil or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Mobil or any of its Subsidiaries, and (vi) do not and will not result in the creation or imposition of any Lien on any asset of Mobil or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (iv) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clauses (v) and (vi) that would not, individually or in the aggregate, have a Material Adverse Effect on Mobil. This Agreement has been duly executed and delivered by Mobil and constitutes a valid and binding agreement of Mobil.

     (b) Mobil has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Option Shares upon the exercise of the Stock Option terminates, will have reserved for issuance upon any exercise of the Stock Option, the number of Option Shares subject to the Stock Option (less the number of Option Shares previously issued upon any partial exercise of the Stock Option). All of the Option Shares to be issued pursuant to the Stock Option have been duly authorized and, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those created by this Agreement). Option Shares issued upon exercise of the Stock Option will not be subject to any preemptive or similar rights. The Board of Directors of Mobil has resolved to, and Mobil promptly after the execution hereof will, take all necessary action to render the Company Rights Agreement inapplicable to the grant or exercise of the Stock Option and the transactions contemplated hereby.

     (c) The Board of Directors of Mobil has taken the necessary action to make inapplicable the application of Section 203 of the Delaware Law, or any other applicable antitakeover statute or similar statute or regulation and the supermajority voting provisions of Article 6 of Mobil's certificate of incorporation to the acquisition of the Option Shares pursuant to this Agreement.

     SECTION 5. Representations and Warranties of Exxon. Exxon hereby represents and warrants to Mobil as follows: Exxon is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. The execution, delivery and performance by Exxon of this Agreement and the consummation of the transactions contemplated hereby (i) are within Exxon's corporate powers and (ii) have been duly authorized by all necessary corporate action. The Option Shares acquired by Exxon upon the exercise of the Stock Options will not be, and the Stock Option is not being, acquired by Exxon with the intention of making a public distribution thereof. Neither the Stock Option nor the Option Shares acquired upon exercise of the Stock Option will be sold or otherwise disposed of by Exxon except in compliance with the 1933 Act.
This agreement has been duly executed and delivered by Exxon and constitutes a valid and binding agreement of Exxon.

Annex B -- Stock Option Agreement


     SECTION 6. Adjustment upon Changes in Capitalization or Merger. (a) In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would have the effect of diluting Exxon's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Stock Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Exxon will receive upon exercise of the Stock Option the number and class of shares or other securities or property that Exxon would have received in respect of the Option Shares had the Stock Option been exercised immediately prior to such event or the record date therefor, as applicable. In no event shall the number of shares of Common Stock subject to the Stock Option exceed 14.9% of the number of shares of Common Stock issued and outstanding at the time of exercise (treating as outstanding for this purpose the shares subject to the Stock Option).

     (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Stock Option is adjusted as provided in this
Section 6, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

     (c) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Mobil enters into an agreement (i) to consolidate with or merge into any person, other than Exxon or one of its subsidiaries, and Mobil will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Exxon or one of its subsidiaries, to merge into Mobil and Mobil will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Mobil or any other person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Exxon or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Stock Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Exxon would have received in respect of Option Shares had the Stock Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and will make any other necessary adjustments. Mobil shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Stock Option.

     SECTION 7. Further Assurances; Remedies. (a) Mobil agrees to maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Stock Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Mobil, and to issue the appropriate number of shares of Common Stock pursuant to the terms of this Agreement.

     (b) Mobil agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by Mobil.

     (c) Mobil agrees that promptly after the date hereof it shall take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notification to or approval of any other regulatory authority in the U.S. or elsewhere is necessary before the Stock Option may be exercised, cooperating with Exxon in preparing and processing

                                             Annex B -- Stock Option Agreement


the required notices or applications) in order to permit Exxon to exercise the Stock Option and purchase Option Shares pursuant to such exercise and to take all reasonable action necessary to protect the rights of Exxon against dilution.

     (d) The parties agree that Exxon would be irreparably damaged if for any reason Mobil failed to issue any of the Option Shares (or other securities or property deliverable pursuant to Section 6 hereof) upon exercise of the Stock Option or to perform any of its other obligations under this Agreement, and that Exxon would not have an adequate remedy at law for money damages in such event. Accordingly, Exxon shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Mobil. Accordingly, if Exxon should institute an action or proceeding seeking specific enforcement of the provisions hereof, Mobil hereby waives the claim or defense that Exxon has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Mobil further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Exxon may have against Mobil for any failure to perform its obligations under this Agreement.

     SECTION 8. Listing of Option Shares. Promptly after the date hereof, and from time to time thereafter if necessary, Mobil will apply to list all of the Option Shares subject to the Stock Option on the New York Stock Exchange and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

     SECTION 9. Registration of the Option Shares. (a) If Exxon requests Mobil in writing, within two years of the exercise of the Stock Option, to register under the 1933 Act any of the Option Shares purchased by Exxon hereunder, Mobil will use its reasonable best efforts to cause the offering of the Option Shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by Exxon of the Option Shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith Mobil will prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of Exxon's request) a registration statement under the 1933 Act to effect such registration on an appropriate form, which would permit the sale of the Option Shares by Exxon in accordance with the plan of disposition specified by Exxon in its request. Mobil shall not be obligated to make effective more than two registration statements pursuant to the foregoing sentence; provided, however, that Mobil may postpone the filing of a registration statement relating to a registration request by Exxon under this Section 9 for a period of time (not in excess of 90 days) if in Mobil's reasonable, good faith judgment such filing would require the disclosure of material information that Mobil has a bonafide business purpose for preserving as confidential (but in no event shall Mobil exercise such postponement right more than once in any twelve-month period).

     (b) Mobil shall notify Exxon in writing not less than 10 days prior to filing a registration statement under the 1933 Act (other than a filing on Form S-4 or S-8 or any successor form) with respect to any Common Stock. If Exxon wishes to have any portion of its Option Shares included in such registration statement, it shall advise Mobil in writing to that effect within two business days following receipt of such notice, and Mobil will thereupon include the number of Option Shares indicated by Exxon under such Registration Statement; provided that if the managing underwriter(s) of the offering pursuant to such registration statement advise Mobil that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Mobil shall only include in such registration such number or dollar amount of Option Shares which, in the good faith opinion of the managing underwriter(s), can be sold without materially and adversely affecting such offering.

     (c) All expenses relating to or in connection with any registration contemplated under this Section 9 and the transactions contemplated thereby (including all filing, printing, reasonable professional and other fees and expenses relating thereto) will be at Mobil's expense except for underwriting discounts or commissions and brokers' fees. Mobil and Exxon agree to enter into a customary underwriting agreement with underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions. Mobil shall indemnify Exxon, its officers, directors, agents, other controlling persons and any underwriters retained by Exxon in connection

Annex B -- Stock Option Agreement


with such sale of such Option Shares in the customary way, and shall agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which Exxon, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by Exxon or its underwriters to Mobil. Exxon and its underwriters, respectively, shall indemnify Mobil to the same extent with respect to information furnished in writing to Mobil by Exxon and such underwriters, respectively.

     SECTION 10. Miscellaneous. (a) Extension of Exercise Periods. The periods for exercise of certain rights under Sections 3(d) and 3(e) hereof shall be extended in each such case at the request of Exxon to the extent necessary to avoid liability by Exxon under Section 16(b) of the Exchange Act by reason of such exercise.

     (b) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement, together with the Merger Agreement (including any exhibits and schedules thereto), contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

     (c) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

     if to Exxon, to:

          Charles W. Matthews
          Exxon Corporation
          5959 Las Colinas Boulevard
          Irving, Texas 75039-2298
          Facsimile No.: (972) 444-1438

          with a copy to:

          George R. Bason, Jr.
          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Facsimile No.: (212) 450-4800

     if to Mobil, to:

          Samuel H. Gillespie III
          Mobil Corporation
          3225 Gallows Road
          Fairfax, Virginia 22037-0001
          Facsimile No.: (703) 846-4674

          with a copy to:

          Roger S. Aaron
          Skadden, Arps, Slate, Meagher & Flom LLP
          919 Third Avenue
          New York, New York 10022
          Facsimile No.: (212) 735-2000

                                             Annex B -- Stock Option Agreement


or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

     (d) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein and without limiting anything contained in the Merger Agreement.

     (e) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(c) hereof shall be deemed effective service of process on such party.

     (g) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     (i) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

     (j) Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by Mobil, but may be assigned by Exxon in whole or in part to any direct or indirect wholly-owned subsidiary of Exxon, provided that Exxon shall remain liable for any obligations so assigned.

     (k) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     (l) Time of the Essence. The parties agree that time shall be of the essence in the performance of obligations hereunder.

     (m) Public Announcement. Exxon and Mobil will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be

Annex B -- Stock Option Agreement


required by applicable law or any listing agreement with any national securities exchange, may be issued prior to such consultation, if the party making such release or statement has used its reasonable efforts to consult with the other party.

     SECTION 11. Profit Limitation. (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall Exxon's Total Profit (as defined below) exceed $2,000,000,000 (the "Maximum Amount") and, if it otherwise would exceed such Maximum Amount, Exxon at its sole election may (i) pay cash to Mobil, (ii) deliver to Mobil for cancellation Option Shares previously purchased by Exxon, or (iii) any combination thereof, so that Exxon's actually realized Total Profit (as defined below) shall not exceed the Maximum Amount after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Stock Option may not be exercised for a number of Option Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined below) of more than the Maximum Amount and, if exercise of the Stock Option otherwise would result in the Notional Total Profit exceeding such amount, Exxon, at its discretion, may (in addition to any of the actions specified in Section 11(a) above) increase the Exercise Price for that number of Option Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed the Maximum Amount; provided, that nothing in this sentence shall restrict any exercise of the Stock Option permitted hereby on any subsequent date at the Exercise Price set forth in Section 3(d) hereof.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the cash amount actually received by Exxon pursuant to Section 10.04(b) of the Merger Agreement less any repayment by Exxon to Mobil pursuant to Section 11(a)(i) hereof, (ii) (x) the net cash amounts or the fair market value of any property received by Exxon pursuant to the sale of Option Shares (or of any other securities into or for which such Option Shares are converted or exchanged), less (y) Exxon's purchase price for such Option Shares (or other securities) plus (iii) the aggregate amounts received by Exxon pursuant to Section 3(d).

     (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Exxon may propose to exercise the Stock Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that the Stock Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Stock Option and held by Exxon and its affiliates as of such date, were sold for cash at the Closing Price on the preceding trading day (less customary brokerage commissions).

                                             Annex B -- Stock Option Agreement


     IN WITNESS WHEREOF, Mobil and Exxon have caused this Agreement to be duly executed as of the day and year first above written.

                                   MOBIL CORPORATION



                                   By: /s/ Lucio A. Noto
                                       ------------------------------------
                                       Name:  Lucio A. Noto
                                       Title: Chairman and Chief
                                              Executive Officer

                                   EXXON CORPORATION



                                   By: /s/ Lee R. Raymond
                                       ------------------------------------
                                       Name:  Lee R. Raymond
                                       Title: Chairman of the Board

                                                                       Annex C


                                                                      JPMorgan


J.P. Morgan Securities Inc.

60 Wall Street
New York NY
10260-0060



     April 2, 1999

     The Board of Directors
     Exxon Corporation
     5959 Las Colinas Boulevard
     Irving, Texas  75039-2298

     Ladies and Gentlemen:

          You have requested our opinion as to the fairness, from a financial point of view, to Exxon Corporation (the "Acquiror") of the consideration proposed to be paid by the Acquiror in connection with the proposed merger (the "Merger") of Lion Acquisition Subsidiary Corporation, a wholly-owned subsidiary of the Acquiror ("Merger Subsidiary"), with and into Mobil Corporation (the "Company"). Pursuant to the Agreement and Plan of Merger, dated as of December 1, 1998 (together with its exhibits, the "Agreement"), among the Acquiror, Merger Subsidiary and the Company, Merger Subsidiary will merge with and into the Company, the Company will continue as the surviving corporation and become a wholly-owned subsidiary of the Acquiror, and (i) each share of common stock, par value $1.00 per share, of the Company outstanding immediately prior to the effective time of the Merger (other than shares held by the Company as treasury stock (excluding certain such shares held in "Rabbi trusts") or owned by the Acquiror or any subsidiary of the Acquiror) shall be converted into the right to receive 1.32015 shares of fully-paid and non-assessable common stock, without par value, of the Acquiror (the "Acquiror's Common Stock") and (ii) each share of Series B ESOP Convertible Preferred Stock, par value $1.00 per share, of the Company shall be converted into the right to receive one fully-paid and non-assessable share of a new series of preferred stock to be issued by the Acquiror having terms and conditions that are, to the extent possible, identical to the terms and conditions of the Series B ESOP Convertible Preferred Stock immediately prior to the effective time of the Merger.

          In arriving at our opinion, we have reviewed (i) the Agreement;
     (ii) the Joint Proxy Statement/Prospectus of the Acquiror and the Company relating to the Merger (the "Proxy Statement); (iii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iv) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (v) current and historical market prices of the common stock of the Company and the Acquiror; (vi) the audited financial statements of the Acquiror and the

Annex C -- Opinion of J.P. Morgan Securities Inc.                     JPMORGAN


     Company for the fiscal year ended December 31, 1998; (vii) certain internal financial analyses of potential synergies that may be realized from the Merger prepared by the Acquiror and the Company and their respective managements; (viii) certain presentations made by the Acquiror and the Company in 1998 to equity analysts regarding the performance of their respective businesses; and (ix) the terms of other business combinations that we deemed relevant.

          In addition, we have participated in discussions with certain members of the management of the Acquiror and the Company with respect to certain aspects of the Merger, the past and current business operations of the Acquiror and the Company, the financial condition and future prospects and operations of the Acquiror and the Company, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

          In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Acquiror and the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses provided to us of potential synergies that may be realized from the Merger, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to such potential synergies. We have also assumed that the Merger will have the tax consequences and pooling-of-interests accounting treatment described in the Agreement and the Proxy Statement, and that the transactions contemplated by the Agreement will be consummated as described in the Agreement and the Proxy Statement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

          Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Acquiror's Common Stock will trade at any future time.

          We have acted as financial advisor to the Acquiror with respect to the proposed Merger and will receive a fee from the Acquiror for our services. We will also receive all additional fee if the proposed Merger is consummated. As you are aware, in the past we have provided financial advisory services to a subsidiary of the Acquiror. Please be advised that in the past we have provided financial advisory and other services to the Company. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Acquiror or the Company for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

                             Annex C -- Opinion of J.P. Morgan Securities Inc.
                                                                      JPMORGAN


          On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid by the Acquiror in the proposed Merger is fair, from a financial point of view, to the Acquiror.

          This letter is provided to the Board of Directors of the Acquiror in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Acquiror as to how such stockholder should vote with respect to the Merger.

     Very truly yours,

     J.P. MORGAN SECURITIES INC.



     By: /s/ James R. Elliott III
         --------------------------------
         Name: James R. Elliott III
         Title: Managing Director

                                                                       Annex D

------------------------------------------------------------------------------
Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000


                                                                 Goldman
                                                                 Sachs logo

PERSONAL AND CONFIDENTIAL
------------------------------------------------------------------------------


April 2, 1999


Board of Directors
Mobil Corporation
3225 Gallows Road
Fairfax, Virginia 22037-0001

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Exxon Corporation ("Acquiror") or any of its subsidiaries or affiliates) (the "Holders") of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Mobil Corporation (the "Company") of the exchange ratio of 1.32015 shares of Common Stock, without par value ("Acquiror Shares"), of Acquiror to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of December 1, 1998, among Acquiror, Lion Acquisition Subsidiary Corporation, a wholly-owned subsidiary of Acquiror, and the Company (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as dealer on the Company's commercial paper program; having acted as agent on the Company's stock repurchase program and medium term note program; and having acted as lead-managing underwriter of a public offering of Mobil
Corporation Pass Through Certificates, Series 1997-A in May 1997. We also have provided certain investment banking services to Acquiror from time to time and may provide investment banking services to Acquiror in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Acquiror for its own account and for the accounts of customers. As of March 29, 1999, Goldman, Sachs & Co. accumulated a net short position of 299,546 Shares. As of March 29, 1999, Goldman, Sachs & Co. accumulated a net short position of 71,699 Acquiror Shares, a net short position of options to purchase 150,000 Acquiror Shares and a net long position of warrants to purchase 4,175,795 Acquiror Shares.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Stock Option Agreement dated as of December 1, 1998 between Acquiror and the Company; the Joint Proxy Statement/Prospectus relating to the Annual Meetings of Stockholders of the Company and the

                                     Annex D - Opinion of Goldman, Sachs & Co.

Mobil Corporation
April 2, 1999
Page Two


Acquiror to be held in connection with the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Acquiror for the five years ended December 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Acquiror; certain other communications from the Company and Acquiror to their respective stockholders; certain internal financial analyses and forecasts for the Company prepared by its management; and certain cost savings and operating synergies projected by the managements of the Company and Acquiror to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior management of the Company regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the Company's past and current business operations, financial condition and future prospects. We reviewed forecasts regarding selected measures of future operating and financial performance of Acquiror in summary form prepared by management of the Company based on their discussions with management of Acquiror. Internal financial analyses and forecasts prepared by Acquiror were not otherwise made available for our review. In addition, we have reviewed the reported price and trading activity for the Shares and Acquiror Shares, compared certain financial and stock market information for the Company and Acquiror with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Acquiror. We have assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any meaningful adverse effect on the Company or Acquiror. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Acquiror or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

                                     Annex D - Opinion of Goldman, Sachs & Co.

Mobil Corporation
April 2, 1999
Page Three



Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Holders of Shares.

Very truly yours,


/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Indemnification under Exxon By-Laws and New Jersey Law. Exxon Corporation does not have any provisions for indemnification of directors or officers in its charter. Article Ten of the By-laws of Exxon provides that Exxon shall indemnify to the full extent permitted by law any director or officer made or threatened to be made a party to any legal action by reason of the fact that such person is or was a director, officer, employee or other corporate agent of Exxon or any subsidiary or served any other enterprise at the request of Exxon against expenses, judgments, fines, penalties, excise taxes and amounts paid in settlement. The New Jersey Business Corporation Act provides for the indemnification of directors and officers under certain conditions.

     Exxon D&O Insurance. The directors and officers of Exxon are insured under a policy of directors' and officers' liability insurance issued by a wholly-owned subsidiary of Exxon.

     Merger Agreement Provisions Relating To Mobil Directors and Officers. The merger agreement provides that for seven years after the closing , Exxon will indemnify and hold harmless each person who was a director or officer of Mobil at or prior to the date of the merger agreement from their acts or omissions in those capacities occurring prior to the closing to the extent provided under Mobil's charter and by-laws as in effect on December 1, 1998.

     The merger agreement also provides that for a period of seven years after the closing, Exxon will provide directors' and officers' liability insurance covering acts or omissions occurring prior to closing by each person currently covered by Mobil's officers' and directors' liability insurance policy. This insurance policy must be no less favorable than the Mobil policy in effect on December 1, 1998, except that Exxon will only be obligated to pay up to 300% of the annual premium paid by Mobil for such insurance as of December 1, 1998. Exxon may provide this coverage through a policy underwritten by a wholly-owned subsidiary of Exxon.

Item 21.  Exhibits and Financial Statement Schedules.

     (a)  List of Exhibits

       Exhibit
       Number                              Description
       ------                              -----------

          2 Agreement and Plan of Merger dated as of December 1, 1998 among Mobil Corporation, Exxon Corporation and Lion Acquisition Subsidiary Corporation (with Exhibits
                       C-1 and C-2 thereto amended April 2, 1999)
                       (included as Annex A to the Joint Proxy
                       Statement/Prospectus contained in this Registration Statement).

        3(a) Restated Certificate of Incorporation of Exxon (incorporated herein by reference to Exhibit 3(i) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997).

        3(b) Bylaws of Exxon (incorporated herein by reference to Exhibit 3(ii) to the Registrant's Annual Report on Form 10-K for 1995).

          5 Opinion of Charles W. Matthews, General Counsel of Exxon Corporation, regarding the validity of the securities being registered.

        8(a) Opinion of Davis Polk & Wardwell regarding certain federal income tax consequences relating to the merger.

                                  S4-II-1

       Exhibit
       Number                              Description
       ------                              -----------

        8(b) Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain federal income tax consequences relating to the merger.

         10 Stock Option Agreement dated as of December 1, 1998 between Exxon Corporation and Mobil Corporation (included as Annex B to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

         21 Subsidiaries of the Registrant (incorporated by reference to the Registrant's Annual Report on 10-K for the fiscal year ended December 31, 1998).

        23(a)          Consent of PricewaterhouseCoopers LLP.

        23(b)          Consent of Ernst & Young LLP.

        23(c) Consent of Charles W. Matthews (included in the opinion filed as Exhibit 5 to this Registration Statement).

        23(d) Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8(a) to this Registration Statement).

        23(e) Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 8(b) to this Registration Statement).

        23(f)          Consent of J.P. Morgan Securities Inc.

        23(g)          Consent of Goldman, Sachs & Co.

         24            Power of Attorney.

        99(a)          Form of Exxon Proxy Card.

        99(b)          Form of Mobil Proxy Card.

        99(c) Consent of Lucio A. Noto to be named as a nominee for director of Exxon Mobil Corporation.

        99(d) Consent of Eugene A. Renna to be named as a nominee for director of Exxon Mobil Corporation.

        99(e) Consent of Donald V. Fites to be named as a nominee for director of Exxon Mobil Corporation.

        99(f) Consent of Charles A. Heimbold, Jr. to be named as a nominee for director of Exxon Mobil Corporation.

        99(g) Consent of Helene L. Kaplan to be named as a nominee for director of Exxon Mobil Corporation.

        99(h) Consent of J. Richard Munro to be named as a nominee for director of Exxon Mobil Corporation.

                                  S4-II-2

Item 22.  Undertakings.

      (a)  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
   Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
   Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (7) To respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes


                                  S4-II-3
   information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  S4-II-4

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on April 5, 1999.

                                          EXXON CORPORATION
                                          (Registrant)

                                          By: /s/ Lee R. Raymond
                                              ---------------------------------
                                               Name:  Lee R. Raymond
                                               Title: Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

           Signature                  Title                    Date
           ---------                  -----                    ----

/s/ Lee R. Raymond                  Chairman of the Board    April 5, 1999
-----------------------------
(Lee R. Raymond)

              *                     Director                 April 5, 1999
-----------------------------
(Michael J. Boskin)

              *                     Director                 April 5, 1999
-----------------------------
(Rene Dahan)

              *                     Director                 April 5, 1999
-----------------------------
(William T. Esrey)

              *                     Director                 April 5, 1999
-----------------------------
(Jess Hay)

              *                     Director                 April 5, 1999
-----------------------------
(James R. Houghton)

              *                     Director                 April 5, 1999
-----------------------------
(William R. Howell)

              *                     Director                 April 5, 1999
-----------------------------
(Reatha Clark King)

              *                     Director                 April 5, 1999
-----------------------------
(Philip E. Lippincott)

              *                     Director                 April 5, 1999
-----------------------------
(Harry J. Longwell)

              *                     Director                 April 5, 1999
-----------------------------
(Marilyn Carlson Nelson)

                                  S4-II-5

           Signature                  Title                    Date
           ---------                  -----                    ----

              *                     Director                 April 5, 1999
-----------------------------
(Walter V. Shipley)

              *                     Director                 April 5, 1999
-----------------------------
(Robert E. Wilhelm)

              *                     Treasurer                April 5, 1999
-----------------------------       (Principal Financial
(Frank A. Risch)                     Officer)

              *                     Controller               April 5, 1999
-----------------------------       (Principal Accounting
(Donald D. Humphreys)                Officer)


/s/ Richard E. Gutman
---------------------
(Richard E. Gutman)
Attorney-in-Fact

* An asterisk denotes execution by Richard E. Gutman as Attorney-in-Fact.

                                  S4-II-6

                                  EXHIBIT INDEX

       Exhibit
       Number                           Description
       -------                          -----------

          2 Agreement and Plan of Merger dated as of December 1, 1998 among Mobil Corporation, Exxon Corporation and Lion Acquisition Subsidiary Corporation (with Exhibits
                       C-1 and C-2 thereto amended April 2, 1999)
                       (included as Annex A to the Joint Proxy
                       Statement/Prospectus contained in this Registration Statement).

        3(a) Form of Restated Certificate of Incorporation of Exxon (incorporated herein by reference to Exhibit 3(i) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997).

        3(b) Bylaws of Exxon (incorporated herein by reference to Exhibit 3(ii) to the Registrant's Annual Report on Form 10-K for 1995).

          5 Opinion of Charles W. Matthews, General Counsel of Exxon Corporation, regarding the validity of the securities being registered.

        8(a) Opinion of Davis Polk & Wardwell regarding certain federal income tax consequences relating to the merger.

        8(b) Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain federal income tax consequences relating to the merger.

         10 Stock Option Agreement dated as of December 1, 1998 between Exxon Corporation and Mobil Corporation (included as Annex B to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

         21 Subsidiaries of the Registrant (incorporated by reference to the Registrant's Annual Report on 10-K for the fiscal year ended December 31, 1998).

        23(a)          Consent of PricewaterhouseCoopers LLP.

        23(b)          Consent of Ernst & Young LLP.

        23(c) Consent of Charles W. Matthews (included in the opinion filed as Exhibit 5 to this Registration Statement).

        23(d) Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8(a) to this Registration Statement).

        23(e) Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 8(b) to this Registration Statement).

        23(f)          Consent of J.P. Morgan Securities Inc.

        23(g)          Consent of Goldman, Sachs & Co.

         24            Power of Attorney.

        99(a)          Form of Exxon Proxy Card.

        99(b)          Form of Mobil Proxy Card.

        99(c) Consent of Lucio A. Noto to be named as a nominee for director of Exxon Mobil Corporation.

        99(d) Consent of Eugene A. Renna to be named as a nominee for director of Exxon Mobil Corporation.

        99(e) Consent of Donald V. Fites to be named as a nominee for director of Exxon Mobil Corporation.

        99(f) Consent of Charles A. Heimbold, Jr. to be named as a nominee for director of Exxon Mobil Corporation.

        99(g) Consent of Helene L. Kaplan to be named as a nominee for director of Exxon Mobil Corporation.

        99(h) Consent of J. Richard Munro to be named as a nominee for director of Exxon Mobil Corporation.